                                                                     EXHIBIT 2.1
                     IN THE UNITED STATES BANKRUPTCY COURT
                          FOR THE DISTRICT OF DELAWARE

-----------------------------x
                             :          Chapter 11
In re                        :          Case No. 01-1599 (RSB)
                             :          Jointly Administered
VIATEL, INC., et al.,        :
                             :
            Debtors.         :
                             :
-----------------------------x

        AMENDED DISCLOSURE STATEMENT WITH RESPECT TO FIRST AMENDED JOINT
      CHAPTER 11 PLAN OF REORGANIZATION OF VIATEL, INC. AND CERTAIN OF ITS
                                  SUBSIDIARIES

                                   SKADDEN, ARPS,  SLATE,  MEAGHER &  FLOM  LLP
                                   J. Gregory Milmoe
                                   Cheri L. Hoff
                                   Four Times Square
                                   New York, New York  10036-6522
                                   (212) 735-3000

                                                - and -

                                   Mark S. Chehi (I.D. #2855)
                                   Megan E. Cleghom (I.D. #4080)
                                   One Rodney Square
                                   P.O. Box 636
                                   Wilmington, Delaware 19899-0636
                                   (302) 651-3000

                                   Attorneys for Viatel, Inc., et al.,
                                   Debtors and Debtors-in-Possession

Dated: Wilmington, Delaware
       April 2, 2002

                                   DISCLAIMER

ALL CREDITORS ARE ADVISED AND ENCOURAGED TO READ THIS DISCLOSURE STATEMENT AND THE PLAN IN THEIR ENTIRETY BEFORE VOTING TO ACCEPT OR REJECT THE PLAN. PLAN SUMMARIES AND STATEMENTS MADE IN THIS DISCLOSURE STATEMENT, INCLUDING THE FOLLOWING SUMMARY, ARE QUALIFIED IN THEIR ENTIRETY BY REFERENCE TO THE PLAN, OTHER EXHIBITS ANNEXED TO THE PLAN, AND THIS DISCLOSURE STATEMENT. THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT ARE MADE ONLY AS OF THE DATE HEREOF, AND THERE CAN BE NO ASSURANCE THAT THE STATEMENTS CONTAINED IN THE PLAN WILL BE CORRECT AT ANY TIME AFTER THE DATE HEREOF.

THIS DISCLOSURE STATEMENT HAS BEEN PREPARED IN ACCORDANCE WITH SECTION 1125 OF THE BANKRUPTCY CODE AND RULE 3016 OF THE FEDERAL RULES OF BANKRUPTCY PROCEDURE AND NOT NECESSARILY IN ACCORDANCE WITH FEDERAL OR STATE SECURITIES LAWS OR OTHER APPLICABLE LAW. THIS DISCLOSURE STATEMENT HAS NEITHER BEEN APPROVED NOR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION,NOR HAS THE SECURITIES AND EXCHANGE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THE STATEMENTS CONTAINED HEREIN. PERSONS OR ENTITIES TRADING IN OR OTHERWISE PURCHASING, SELLING OR TRANSFERRING SECURITIES OR CLAIMS OF VIATEL, INC. OR ANY OF ITS AFFILIATED DEBTORS AND DEBTORS-IN-POSSESSION IN THESE CASES SHOULD EVALUATE THIS DISCLOSURE STATEMENT AND THE PLAN IN LIGHT OF THE PURPOSE FOR WHICH THEY WERE PREPARED.

AS TO CONTESTED MATTERS, ADVERSARY PROCEEDINGS, AND OTHER ACTIONS OR THREATENED ACTIONS, THIS DISCLOSURE STATEMENT SHALL NOT CONSTITUTE OR BE CONSTRUED AS AN ADMISSION OF ANY FACT OR LIABILITY, STIPULATION, OR WAIVER, BUT RATHER AS A STATEMENT MADE IN SETTLEMENT NEGOTIATIONS.

THE INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT IS INCLUDED HEREIN FOR PURPOSES OF SOLICITING ACCEPTANCES OF THE PLAN AND MAY NOT BE RELIED UPON FOR ANY PURPOSE OTHER THAN TO DETERMINE HOW TO VOTE ON THE PLAN. NO PERSON MAY GIVE ANY INFORMATION OR MAKE ANY REPRESENTATIONS, OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DISCLOSURE STATEMENT, REGARDING THE PLAN OR THE SOLICITATION OF ACCEPTANCES OF THE PLAN.

THIS DISCLOSURE STATEMENT SHALL NOT BE ADMISSIBLE IN ANY NON-BANKRUPTCY PROCEEDING INVOLVING THE DEBTORS OR ANY OTHER PARTY, NOR SHALL IT BE CONSTRUED TO BE CONCLUSIVE ADVICE ON THE TAX, SECURITIES, OR OTHER LEGAL EFFECTS OF THE PLAN AS TO HOLDERS OF CLAIMS AGAINST, OR EQUITY INTERESTS IN, THE DEBTORS.

                                EXECUTIVE SUMMARY

         The following executive summary is a general overview only, which is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial projections and notes thereto appearing elsewhere in this amended disclosure statement (the "Disclosure Statement") and the First Amended Joint Chapter 11 Plan of Reorganization of Viatel, Inc. and Certain of its Subsidiaries (the "Plan"), a copy of which is attached hereto as Exhibit A.

         This Disclosure Statement contains, among other things, descriptions and summaries of provisions of the Plan being proposed by the Debtors as filed with the United States Bankruptcy Court for the District of Delaware (the "Court") on April 2, 2002. Certain provisions of the Plan, and thus the descriptions and summaries contained herein, are the subject of continuing negotiations among the Debtors and various parties, have not been finally agreed, and may be modified.

         Defined terms used in this Executive Summary shall have the meanings ascribed to them elsewhere in this Disclosure Statement or in the Plan.

A.       BUSINESS OVERVIEW

         At the Petition Date, Viatel, Inc., a Delaware corporation("VInc"), through its domestic and foreign subsidiaries (the "Company"), was the builder, owner and operator of a state-of-the-art pan-European, trans-Atlantic and metropolitan fiber-optic network and a provider of advanced telecommunications products and services, including bandwidth, to corporations, carriers, Internet service providers and applications service providers primarily in Western Europe and North America. The Company had full public telecommunications operator licenses in nine Western European countries, Canada and the United States, as well as interconnection agreements with the incumbent telecommunications provider in each of these countries. As of the Petition Date (as defined below), VInc was the parent corporation of twenty-four U.S. debtor subsidiaries, each of which is named on Exhibit B hereto (collectively, with VInc, the "Debtors") and 61 non-debtor foreign subsidiaries identified on Exhibit C hereto. Of the Debtors, the principal operating companies were VInc, Viatel Communications, Inc. (formerly known as Destia Communications, Inc. and Econophone, Inc.) ("Communications"), Voicenet Corporation, Viatel Services, Inc. (formerly known as Destia Services, Inc.), and Viatel Global Communications, Ltd.

         As discussed more fully in this Disclosure Statement, the Company experienced a liquidity crisis in the first half of 2001, which resulted in (i) the commencement, on May 2, 2001 (the "Petition Date"), of reorganization cases under Chapter 11 of the United States Bankruptcy Code for VInc and each of the other Debtors, (ii) the making of administration orders in the English courts in relation to five of VInc's United Kingdom subsidiaries in early June 2001, and
(iii) the filing for liquidation of two of VInc's German subsidiaries and its only Canadian subsidiary in August 2001.

         Between April 1998 and the Petition Date, the Company dramatically expanded its owned network facilities through the construction of approximately 8,700 route kilometers of fresh-dig fiber optic network transversing the United Kingdom, The Netherlands, Belgium, Germany, France and Switzerland, the acquisition of a thin fiber optic network in the United Kingdom and the acquisition of significant trans-Atlantic capacity on the Yellow Submarine
Cable system. In addition, during such period the Company also completed its acquisition of Communications and each of its subsidiaries in the United States, Canada and Europe and Viatel Global Communications Limited (formerly known as AT&T Communications Limited)("VGC"). These construction and acquisition activities resulted in the incurrence of significant additional costs and commitments, presented considerable integration challenges (both from an infrastructure and personnel point of view) and created a number of operational difficulties. In the midst of this expansion, (i) competition dramatically increased as Wall Street funded numerous additional alternative telecommunications providers in the United States and Western Europe, (ii) pricing for the Company's various products and services deteriorated substantially due to the increased competition, (iii) the Internet "bubble" burst resulting in the insolvency of many Internet-based companies that had been driving demand for the Company's broadband products, and (iv) the capital markets (both debt and equity) closed to all but a few select telecommunications service providers. As a result of these and other factors, the Company's balance sheet was significantly over-leveraged relative to its existing operations, requiring an operational restructuring, which the Debtors concluded could best be achieved through the Chapter 11 reorganization process.

B.       OPERATING AS DEBTORS-IN-POSSESSION

         During the Chapter 11 cases, the Company has pursued two parallel paths in an effort to maximize the value of the Company's businesses and assets for the benefit of its stakeholders. First, the Company has continued to explore opportunities to sell all or part of the Company's business and assets -- a process which had been ongoing for more than a year prior to the Petition Date. Despite concerted efforts to find a buyer, both through an informal process and later through a Court sanctioned section 363 auction process, no viable offers were received for all or substantially all of the Company's assets. However, through its sales efforts, the Company sold certain discrete assets of the Debtors, generating approximately $10.5 million for the Debtors' Estates. Moreover, the court-appointed administrators in the United Kingdom sold the assets and business of four of the five UK operating subsidiaries of VInc which were in administration for anticipated net proceeds to the Debtors' Estates of approximately $ 19.0 million, including approximately $2.5 million generated from the repurchase by VInc and one of its other UK subsidiaries of substantially all of the business and assets of Viatel UK Limited (in administration).

         Second, during the Chapter 11 Cases, the Company continued to refocus its business strategy, further reduced operational and administrative expenses through further staff reductions and the termination of business units, and settled in excess of $120.0 million of liabilities with key vendors. Since the Petition Date, the Company has exited its remaining voice business and its UK enterprise business, further reduced its worldwide workforce (which, at the beginning of 2001, numbered approximately 2,200) from approximately 1,500 to approximately 80 and eliminated approximately 50 of its 87 subsidiaries.

         As a result of the foregoing initiatives, and assuming that the Claims and Interests are restructured in accordance with the Plan, the Company believes that the Viatel Group will be well positioned to compete successfully in its market segments in the future. For certain risks and uncertainties that will face the Viatel Group going forward, see Article IX. hereof.

C.       SUMMARY OF THE PLAN

         The Plan has been developed based upon a business model for the Viatel Group, which model has been prepared by senior management of the Company (the "Business Model"). The Business Model is discussed in further detail in Article IV herein and the accompanying pro forma projections for the Viatel Group through December 31, 2005 are set forth in Exhibit E hereto. Although the Company believes that the Business Model and the associated projections are reasonable and appropriate, these documents have been prepared based upon a number of assumptions. Actual results could differ substantially due to a number of risks and uncertainties, the most significant of which are discussed in
Article IX of this Disclosure Statement.

         The Plan provides for (i) the Pro Rata distribution of newly issued common shares, US $.01 par value (the "New Shares") of Viatel Holding (Bermuda) Limited, a newly formed Bermuda subsidiary of VInc ("Viatel Bermuda") to all holders of Allowed General Unsecured Claims, (ii) the payment of Cash to holders of all Allowed Convenience Claims (which Class consists of holders of Unsecured Claims in an amount equal to or less than $500 but excluding all Intercompany Claims), in an amount sufficient to satisfy their Claims in full, and (iii) the reinstatement of the Allowed Secured Claims or such other treatment as the Debtors and the holders of such Claims shall have agreed in writing. To the extent that the value of the Collateral securing a Secured Claim is less than the total amount of such Claim, the difference, if any, will be treated as a General Unsecured Claim or a Convenience Claim, as applicable. All of the Interests will be cancelled pursuant to the Plan and holders of VInc Common Stock, VInc Preferred Stock and other Interests will receive no distribution under the Plan.

         In addition, the Plan provides for the dissolution of each of the Debtors and the transfer, as of the Effective Date, of all of the outstanding shares of certain subsidiaries of VInc (as set forth in more detail in the diagram attached hereto as Exhibit G) to Viatel Holding (Netherlands) B.V. ("Viatel Netherlands"). Thereafter, VInc will transfer all the shares of Viatel Netherlands to its newly formed subsidiary Viatel Holding (Luxembourg)("Viatel Luxembourg"), in part for a note and the balance as a capital contribution. Finally, VInc will contribute its equity in Viatel Luxembourg, VTL, Inc., a recently created Delaware subsidiary of VInc ("VTL") and VTL-TP (Bermuda) Limited to Viatel Bermuda. On or after the Effective Date, property of the Debtors and their Estates shall vest in VTL, to the extent not otherwise disposed of pursuant to the Plan. VTL will be authorized to operate its businesses and VTL, or any other party designated by VTL, will serve as Disbursing Agent with respect to all distributions required under the Plan.

         In addition to the foregoing, the Plan is premised on the substantive consolidation of the Debtors which shall determine the right to distributions under the Plan. Substantive consolidation is discussed in greater detail in
Article IV. A of the Plan.

D.       SUMMARY OF TREATMENT OF CLAIMS AND INTERESTS UNDER THE PLAN

         Under the Plan, Claims against, and Interests in, the Debtors are divided into Classes. Holders of certain unclassified Claims, including Administrative Claims and Priority Tax Claims, will receive payment in Cash either on the Distribution Date, as such Claims are liquidated, or in installments over time, as permitted by the Bankruptcy Code, or as agreed with the holders of such Claims. All other Claims and all Interests are classified into 6 Classes and will receive the distributions and recoveries (if any) described in the table below. The classification and treatment for all Classes are described in more detail under Article VII.C of this Disclosure Statement entitled "Summary of the Plan -- Classification and Treatment of Claims and Interests." Estimated Claim amounts are based upon the Debtors' books and records. There can be no assurance that the estimated amounts below are correct, and actual Claim amounts may vary significantly from such estimates.

         The Debtors do not expect that they will have reviewed and fully analyzed all Proofs of Claim filed in these cases by the Confirmation Date. Estimated Claim amounts for each Class set forth below are based upon the Debtors' review of their books and records and of certain Proofs of Claim, and include estimates of the number of Claims that are contingent, disputed or unliquidated. There can be no assurance that the amount of Allowed Claims will not materially differ from the Debtors' estimates. With regard to Class 4 Claims, if the aggregate amount of General Unsecured Claims exceeds the Debtors' estimate, the estimated percentage recovery specified for holders of such Class 4 Claims would be reduced. No representation can or is being made with respect to whether the estimated percentage recoveries shown below for Class 4 will actually be realized by the holders of Allowed Claims of such Class.

E.       SUMMARY OF ANTICIPATED DISTRIBUTIONS UNDER THE PLAN

               CLASS DESCRIPTION                                                 TREATMENT UNDER THE PLAN
------------------------------------------------        ----------------------------------------------------------------------------
Class 1 - Other Priority Claims                         -     UNIMPAIRED
Estimated Aggregate Allowed Amount: $1.1 million
                                                        -     On or as soon as reasonably practicable after, the later of (i) the
                                                              Distribution Date if such Other Priority Claim is an Allowed Other
                                                              Priority Claim as of the Effective Date, or (ii) the date such Other
                                                              Priority Claim becomes an Allowed Other Priority Claim , a holder of an Allowed Other Priority Claim shall receive, in full satisfaction, settlement, release, and discharge of, and in exchange for, such
                                                              Allowed Other Priority Claim, (i) Cash equal to the unpaid portion of such Allowed Other Priority Claim or(ii) such other treatment as to which the Debtors and such holder shall have agreed upon in writing.

                                                        -     Estimated Recovery: 100%

Class 2 - Convenience Claims                            -     UNIMPAIRED
Unsecured Claims Face Amount
$500 or less                                            -     On, or as soon as reasonably practicable after, the later of (i) the
Estimated Aggregate Allowed Amount: $0.3 million              Distribution Date if such Convenience Claim is an Allowed Convenience
                                                              Claim as of the Effective Date, or (ii) the date such Convenience
                                                              Claim becomes an Allowed Convenience Claim, the holder of an Allowed
                                                              Convenience Claim shall receive in full satisfaction, settlement, and release of, and in exchange for, such Allowed Convenience Claim, Cash equal to the amount of such Allowed Convenience Claim.

               CLASS DESCRIPTION                                                 TREATMENT UNDER THE PLAN
------------------------------------------------        ----------------------------------------------------------------------------
                                                        -     Estimated Recovery: 100%

Class 3.01 -NTFC Secured Claim                          -     UNIMPAIRED
Estimated Aggregate Allowed Amount: $1.0 million

                                                        -     On the Distribution Date or as soon thereafter as is practicable, the holder of the NTFC Secured Claim shall, in full satisfaction, settlement, release, and discharge of, and in exchange for, such
                                                              Allowed NTFC Secured Claim, in the sole discretion of the Debtors, (x)
                                                              have the Allowed NTFC Secured Claim Reinstated or (y) receive such other treatment as the Debtors and such holder shall have agreed in writing.

                                                        -     Estimated Recovery: 100%

Class 3.02: Other Secured Claims                        -     UNIMPAIRED
Estimated Aggregate Allowed Amount: $5.0 million
                                                        -     On the Distribution Date or as soon there after as is practicable, the holder of an Other Secured Claim shall, in full satisfaction, settlement, release, and discharge of, and in exchange for, such
                                                              Allowed Other Secured Claim, in the sole discretion of the Debtors,
                                                              (x) have its Allowed Other Secured Claim Reinstated or (y) receive such other treatment as the Debtors and such holder shall have agreed in writing.

                                                        -     Estimated Recovery: 100%

Class 4 - General Unsecured Claims                      -     IMPAIRED
Estimated Aggregate Allowed Amount: $2.7 billion
                                                        -     On or as soon as reasonably practicable after the later of (i) the
                                                              Distribution Date if such General Unsecured Claim is an Allowed
                                                              General Unsecured Claim as of the Effective Date or (ii) the first
                                                              Distribution Date after the date such General Unsecured Claim becomes an Allowed General Unsecured Claim, each holder of an Allowed General
                                                              Unsecured Claim shall, in full satisfaction, settlement, release, and discharge of, and in exchange for, such Allowed General Unsecured
                                                              Claim, receive its Pro Rata share of 88% of the New Shares.

                                                        -      Estimated Recovery: 2.9% (1)

-------------------
(1) This valuation is based on the analysis in Article XI.D of this Disclosure Statement.

               CLASS DESCRIPTION                                                 TREATMENT UNDER THE PLAN
------------------------------------------------        ----------------------------------------------------------------------------
Class 5 - Intercompany Claims                           -     IMPAIRED

                                                        -     On the Effective Date, all Intercompany Claims shall be extinguished, and each holder thereof shall not be entitled to, and shall not receive or retain any property or interest in property on account of its Intercompany Claim. Class 5 is deemed to have rejected the Plan and, therefore, holders of Intercompany Claims are not entitled to vote to accept or reject the Plan.

                                                        -     Estimated Recovery: 0%

Class 6 - Interests                                     -     IMPAIRED

                                                        -     On the Effective Date, the Interests in the Debtors shall be canceled and each holder thereof shall not be entitled to, and shall not receive or retain any property or interest in property on account of, such Interests. Class 6 is deemed to have rejected the Plan, and therefore holders of Interests are not entitled to vote to accept or reject the Plan.

                                                        -     Estimated Recovery: 0%

         IN THE VIEW OF THE DEBTORS, THE PLAN PROVIDES THE HOLDERS OF CLAIMS WITH THE BEST RECOVERY POSSIBLE. THE PLAN CONTEMPLATES A GREATER POTENTIAL RECOVERY FOR SUCH HOLDERS THAN WOULD BE AVAILABLE IN A CHAPTER 7 LIQUIDATION. ACCORDINGLY, THE DEBTORS BELIEVE THAT THE PLAN IS IN THE BEST INTERESTS OF SUCH HOLDERS AND STRONGLY RECOMMENDS THAT ALL SUCH HOLDERS ENTITLED TO DO SO VOTE TO ACCEPT THE PLAN. THE CREDITORS' COMMITTEE HAS NEGOTIATED THE TERMS OF THE PLAN TREATMENT FOR THE GENERAL UNSECURED CREDITORS.

                                TABLE OF CONTENTS

                                                                                                      PAGE
                                                                                                      ----
EXECUTIVE. SUMMARY ................................................................................     i
        A.     Business Overview ..................................................................     i
        B.     Operating as Debtors-in-Possession .................................................    ii
        C.     Summary of the Plan ................................................................    ii
        D.     Summary of Treatment of Claims and Interests Under the Plan ........................   iii
        E.     Summary of Anticipated Distributions Under the Plan ................................   iii

I.  INTRODUCTION ..................................................................................     1

II. PLAN VOTING INSTRUCTIONS AND PROCEDURES .......................................................     2
        A.     Definitions ........................................................................     2
        B.     Notice to Holders of Claims and Interests ..........................................     2
        C.     Solicitation Package ...............................................................     3
        D.     Voting Procedures  Ballots  and Voting Deadline ....................................     3
        E.     Confirmation Hearing and Deadline for Objections to Confirmation ...................     3

III. HISTORY AND STRUCTURE OF THE DEBTORS .........................................................     5
        A.     Operations of VInc .................................................................     5
               1.     Overview of the Business at the Commencement of the Bankruptcy Cases ........     5
               2.     History .....................................................................     5
        B.     Capital Structure of the Debtors ...................................................     6
               1.     Prepetition Equity ..........................................................     6
               2.     Material Prepetition Debt Obligations .......................................     7
                      (a)     Senior Notes; Junior Subordinated Notes .............................     7
                      (b)     NTFC Capital Corporation ............................................     7
                      (c)     Nortel ..............................................................     7
                      (d)     Cisco ...............................................................     8
        C.     Corporate Structure and Governance of the Company ..................................     8
               1.     Management of VInc ..........................................................     8
                      (a) Senior Officers .........................................................     8
                      (b) Directors ...............................................................     9
        D.     Events Leading to The Filing of the Chapter 11 Cases ...............................     9
               1.     Liquidity/Highly Leveraged Capital Structure ................................     9

IV.  THE CHAPTER 11 CASES .........................................................................    11
      A.     Commencement of the Cases ............................................................    11
      B.     Appointment of the Creditors' Committee ..............................................    11
      C.     Operating as Debtors-In-Possession ...................................................    11
      D.     Significant Court Orders .............................................................    11
      E.     Other Material Orders During the Chapter 11 Cases ....................................    12
             1.     Extensions of Time ............................................................    12
             2.     Assumption or Rejection of Certain Unexpired Leases and Executory Contracts....    12
                    (a)     General ...............................................................    12
                    (b)     Expedited Rejection Procedures ........................................    13
             3.     Disposition of Interests in Real Property .....................................    13
                    (a)     Sale of Real Property .................................................    13
                    (b)     Leases of Non-Residential Real Property ...............................    13
             4.     De Minimis Asset Sale Procedures ..............................................    13
             5.     Attempted Sale of Substantially all of the Business ...........................    14
                    (a)     IDT Investments, Inc ..................................................    14
                    (b)     Level 3 Communications, Inc. ..........................................    14
             6.     Employee Retention Programs ...................................................    14
             7.     Subordination of Intercompany Debt ............................................    15

               8.     Sale of Intercompany Receivables ..........................................        15
               9.     Motion for Relief From Stay ...............................................        15
        F.     Adversary Proceedings ............................................................        16
               1 .    VC Associates, LLC ........................................................        16
               2.     Orion Telecommunications Corporation ......................................        16
        G.     Motions to Compel ................................................................        16
               1 .    VC Associates, LLC ........................................................        16
               2.     Cignal Global Communications, Inc. ........................................        16
        H.     Settlements With Creditors .......................................................        17
               1.     Sullivan Associates .......................................................        17
               2.     Artemis Electrical Services, Inc. .........................................        17
               3.     Sonic Telecommunications International Limited ............................        17
        I.     Summary of the Claims Process and Bar Date .......................................        17
               1.     Claims Bar Date ...........................................................        17
               2.     Schedules and Statements of Financial Affairs .............................        18

V.   DEVELOPMENT AND SUMMARY OF THE BUSINESS PLAN ...............................................        19
        A.     Proposed Corporate Structure of the Viatel Group .................................        19
        B.     Ongoing Products and Services ....................................................        19
               1.     Clear Channel Broadband ...................................................        19
               2.     IP Transit and Transport Services .........................................        19
        C.     The German Network ...............................................................        19
        D.     Network Footprint ................................................................        20
        E.     Collocation Facilities and Other Properties ......................................        21
        F.     Employees ........................................................................        21
        G.     Competition ......................................................................        21
        H.     Regulation .......................................................................        22
        I.     The Projections ..................................................................        22

VI.  MAJOR EVENTS DURING THE CHAPTER 11 CASES INVOLVING NON-DEBTOR AFFILIATES ...................        23
        A.     Administration/Liquidation Filings and Corporate Striking-Off Activities .........        23
               1.     Sale of Business Assets ...................................................        23
               2.     Settlement Arrangements; Elimination of Rental Obligations ................        24
               3.     Asset Acquisitions ........................................................        24

VII. SUMMARY OF THE PLAN ........................................................................        25
        A.     Overall Structure of the Plan ....................................................        25
        B.     Substantive Consolidation ........................................................        26
        C.     Classification and Treatment of Claims and Interests .............................        26
               1.   Treatment of Unclassified Claims ............................................        27
                    (a)  Administrative Claims ..................................................        27
                    (b)  Priority Tax Claims ....................................................        27
               2.   Unimpaired Classes of Claims ................................................        28
                    (a)  Class 1 :  Other Priority Claims .......................................        28
                    (b)  Class 2 :  Convenience Claims ..........................................        28
                    (c)  Class 3 :  Secured Claims ..............................................        28
               3.   Impaired Classes of Claims ..................................................        29
                    (a)  Class 4 :  General Unsecured Claims ....................................        29
                    (b)  Class 5 :  Intercompany Claims .........................................        29
               4.   Interests ...................................................................        29
                    (a)  Class 6 :  Interests ...................................................        29
        D.     Other Provisions of the Plan .....................................................        29
               1.   No Revesting of Assets ......................................................        29
               2.   Effectuating Documents; Further Transactions ................................        29
               3.   Disbursing Agent ............................................................        29
               4.   Preservation of Rights of Action ............................................        30
               5.   Special Provisions Regarding Claims Covered by Insurance ....................        30

             6.     Exemption from Certain Transfer Taxes .....................................    30
             7.     Settlement Authority ......................................................    30
             8.     Payment of Statutory Fees .................................................    30
             9.     Severability of Plan Provisions ...........................................    30
             10.    Revocation, Withdrawal or Non-Consummation ................................    31
             11.    Plan Supplement(s) ........................................................    31
             12.    Indemnification Obligations ...............................................    31
             13.    Term of Injunctions or Stays ..............................................    32
             14.    Governing Law .............................................................    32
             15.    Retention of Jurisdiction .................................................    32
      E.     Distributions Under the Plan .....................................................    32
             1.     Delivery of Distributions and Undeliverable or Unclaimed Distributions ....    32
                    (a)     Delivery of Distributions in General ..............................    32
                    (b)     Undeliverable and Unclaimed Distributions .........................    33
             2.     Fractional New Shares/Dollars; Minimum Distributions ......................    33
             3.     Means of Cash Payment .....................................................    33
             4.     Interest on Claims ........................................................    34
             5 .    Prepayment ................................................................    34
             6.     Cancellation of Existing Securities and Agreements ........................    34
      F.     Procedures for Resolving Disputed, Contingent, and Unliquidated Claims ...........    34
             1.     Objection Deadline; Prosecution of Objections .............................    34
             2.     No Distributions Pending Allowance ........................................    34
             3.     Disputed Claims Reserves ..................................................    34
             4.     Distributions on Account of Disputed Claims Once They are Allowed and
                    Additional  Distributions on Account of Previously Allowed Claims .........    34
      G.     Post-Consummation Matters ........................................................    35
             1.     Dissolution of Corporate Existence ........................................    35
             2.     Cancellation of Debt Securities ...........................................    35
             3.     Cancellation of Equity Securities .........................................    36
             4.     Transfer of Specified Equity Interests ....................................    36
             5.     Issuance and Delivery of New Shares .......................................    36
             6.     Share Incentive Plan ......................................................    36
             7.     Directors and Officers ....................................................    38
                    (a)     Directors and Officers of the Debtors .............................    38
                    (b)     Board of Directors of Viatel Bermuda ..............................    38
             8.     Employment Agreements .....................................................    38
             9.     Employee Benefit Plans ....................................................    38
      H.     Bar Dates ........................................................................    38
             1.     Administrative Claims .....................................................    38
             2.     Professional Fee Claims ...................................................    39
      I.     Miscellaneous Matters ............................................................    39
             1.     Treatment of Executory Contracts and Unexpired Leases .....................    39
                    (a)     Assumed and Rejected Contracts and Leases .........................    39
                    (b)     Payments Related to Assumption of Executory Contracts and
                            Unexpired Leases ..................................................    39
                    (c)     Bar to Rejection Damages ..........................................    39
             2.     Withholding and Reporting Requirements ....................................    40
             3.     Setoffs ...................................................................    40
      J.     Confirmation of the Plan .........................................................    40
             1.     Confirmation Hearing ......................................................    40
             2.     Requirements for Confirmation of the Plan .................................    40
             3.     Confirmation Without Acceptance of All Impaired Classes -- "Cramdown" .....    41
             4.     Conditions to Confirmation ................................................    42
             5.     Conditions to the Effective Date ..........................................    42
             6.     Waiver of Conditions ......................................................    43
             7.     Modifications and Amendments ..............................................    43
      K.     Effects of Confirmation ..........................................................    43

             1.      Binding Effect ...........................................................    43
             2.      Discharge of the Debtors and Injunction ..................................    43
             3.     Summary of Releases Under the Plan ........................................    44
                    (a)     Debtor Releases ...................................................    44
                    (b)     Other Releases ....................................................    44
                    (c)     Exculpation and Limitation of Liability ...........................    44
      L.     Dissolution of the Creditors' Committee ..........................................    44
      M.     The Effective Date ...............................................................    45

VIII. DESCRIPTION OF THE CAPITAL STRUCTURE OF VIATEL BERMUDA; APPLICABILITY OF FEDERAL
      AND OTHER SECURITIES LAWS ...............................................................    46
      A.     General ..........................................................................    46
      B.     New Shares .......................................................................    46
      C.     Preference Shares ................................................................    46
      D.     Options ..........................................................................    46
      E.     Bermuda Law Matters ..............................................................    46
             1.     Dividends .................................................................    47
             2.     Voting Rights .............................................................    47
             3.     Rights in Liquidation .....................................................    47
             4.     Meetings of Shareholders ..................................................    47
             5.     Access to Books and Records and Dissemination of Information ..............    47
             6.     Election or Removal of Directors ..........................................    48
             7.     Board Actions .............................................................    48
             8.     Amendment of Memorandum of Association and Bye-laws .......................    48
             9.     Appraisal Rights and Shareholder Suits ....................................    48
      F.     Registration Rights Agreement ....................................................    49
      G.     Offer and Sale of New Securities: Bankruptcy Code Exemption From Registration
             Requirements .....................................................................    50
      H.     Subsequent Transfers of New Securities ...........................................    50
             1.     Federal Securities Laws: Section 1145(c) of the Bankruptcy Code ...........    50
             2.     Subsequent Transfers of New Shares Under State Securities Laws ............    51

IX.   CERTAIN FACTORS TO BE CONSIDERED ........................................................    52
      A.     Competitive Conditions ...........................................................    52
      B.     Failure to Sell Capacity and Further Price Reductions ............................    52
      C.     System Disruptions or Failures Could Adversely Affect the Viatel Group's
              Business........................................................................     52
      D.     Government Regulation ............................................................    53
      E.     Customers ........................................................................    53
      F.     New Product Development/Offerings ................................................    53
      G.     International Operations .........................................................    53
      H.     Fluctuation in Quarterly Operating Results .......................................    54
      I.      Reliance on Key Personnel .......................................................    54
      J.     Adverse Publicity ................................................................    54
      K.     Significant Holders ..............................................................    54
      L.     Projected Financial Information ..................................................    54
      M.     Absence of Public Market .........................................................    55
      N.     Exchange Act Listing - Potential Reporting Obligations ...........................    55
      O.     Foreign Currency Exchange Rates ..................................................    55
      P.     Dividends ........................................................................    55
      Q.     Additional Financing Risk ........................................................    55
      R.     Deploying Local Fiber Optic Network ..............................................    55
      S.     Anti-Takeover Measures ...........................................................    56

X.    CERTAIN INCOME TAX CONSEQUENCES OF THE PLAN .............................................    57
      A.     Federal Income Tax Consequences of the Plan ......................................    57
             1.     Certain Federal Income Tax Consequences to the Debtors ....................    57

                2.     Certain Federal Income Tax Consequences to Holders of Class 4 Claims ......    57
                       (a)     In General ........................................................    57
                       (b)     Recognition of Income or Loss .....................................    58
                       (c)     Accrued Interest ..................................................    58
                       (d)     Market Discount ...................................................    58
                       (e)     Reorganization Treatment ..........................................    59
                3.     Information Reporting and Backup Withholding ..............................    59
                4.     Taxation of the Disputed Claims Reserves ..................................    59
         B.     Importance of Obtaining Professional Tax Assistance ..............................    60
         C.     Bermuda Tax Considerations .......................................................    60

XI.   FEASIBILITY OF THE PLAN AND THE BEST INTERESTS OF CREDITORS TEST ...........................    61
         A.     Feasibility of the Plan ..........................................................    61
         B.     Best Interests Test ..............................................................    62
         C.     Liquidation Analysis .............................................................    62
         D.     Valuation of the Viatel Group ....................................................    63

XII.  ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF THE PLAN ..................................    65
         A.     Alternative Plan of Reorganization ...............................................    65
         B.     Liquidation Under Chapter 7 or Chapter 11 ........................................    65

XIII. SOLICITATION; VOTING PROCEDURES ............................................................    67
         A.     Parties-In-Interest Entitled to Vote .............................................    67
         B.     Classes Impaired Under the Plan ..................................................    68
         C.     Waivers of Defects, Irregularities, Etc ..........................................    68
         D.     Withdrawal of Ballots; Revocation ................................................    68
         E.     Further Information ..............................................................    69

XIV.  CONFIRMATION HEARING; OBJECTIONS TO CONFIRMATION; RECOMMENDATION ...........................    70
         A.     Hearing on and Objections to Confirmation ........................................    70
                1.     Confirmation Hearing ......................................................    70
                2.     Date Set for Filing Objections to Confirmation ............................    70

XV.   RECOMMENDATION AND CONCLUSION ..............................................................    71

                                TABLE OF EXHIBITS

EXHIBIT                                                      TITLE
-------      -----------------------------------------------------------------------------------------------------
  A          First Amended Joint Chapter 11 Plan of Reorganization of Viatel, Inc. and Certain of its Subsidiaries
  B          Schedule of Debtors
  C          Schedule of Non-Debtor Affiliates
  D          Liquidation Analysis
  E          Projected Financial Information
  F          Debtors' Corporate Structure at the Petition Date
  G          The Viatel Group's Corporate Structure at the Effective Date

                                I. INTRODUCTION

         The Debtors submit this amended disclosure statement (the "Disclosure Statement") pursuant to section 1125 of the Bankruptcy Code, for use in the solicitation of votes on their First Amended Joint Chapter 11 Plan of Reorganization, filed with the United States Bankruptcy Court for the District of Delaware on or about April 2, 2002 (the "Plan"). A copy of the Plan is annexed to this Disclosure Statement as Exhibit A.

         This Disclosure Statement sets forth certain information regarding the Debtors' prepetition history, the reasons behind the Debtors' seeking Chapter 11 protection, the significant developments during the Chapter 11 Cases and the anticipated organization and operations of the Viatel Group after consummation of the Plan. This Disclosure Statement also describes the Plan, including certain alternatives to the Plan, certain effects of confirmation of the Plan, certain risks that could affect the Viatel Group going forward, and the manner in which distributions will be made under the Plan. In addition, this Disclosure Statement discusses the confirmation process and the voting procedures that holders of Claims in Impaired Classes must follow for their votes to be counted.

         FOR A DESCRIPTION OF THE PLAN AND VARIOUS RISKS AND OTHER FACTORS PERTAINING TO THE PLAN AS IT RELATES TO HOLDERS OF CLAIMS AGAINST, AND INTERESTS IN, THE DEBTORS, PLEASE SEE ARTICLES VII AND DC OF THIS DISCLOSURE STATEMENT, ENTITLED "SUMMARY OF THE PLAN" AND "CERTAIN FACTORS TO BE CONSIDERED", RESPECTIVELY.

         THIS DISCLOSURE STATEMENT CONTAINS SUMMARIES OF CERTAIN PROVISIONS OF THE PLAN, CERTAIN STATUTORY PROVISIONS, CERTAIN DOCUMENTS RELATED TO THE PLAN, CERTAIN EVENTS THAT HAVE OCCURRED IN THE CHAPTER 11 CASES, AND CERTAIN FINANCIAL INFORMATION. ALTHOUGH THE DEBTORS BELIEVE THAT THE PLAN AND RELATED DOCUMENT SUMMARIES ARE FAIR AND ACCURATE, SUCH SUMMARIES ARE QUALIFIED TO THE EXTENT THAT THEY DO NOT SET FORTH THE ENTIRE TEXT OF SUCH DOCUMENTS OR STATUTORY PROVISIONS. FACTUAL INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT HAS BEEN PROVIDED BY THE DEBTORS' SENIOR MANAGEMENT, EXCEPT WHERE OTHER WISE SPECIFICALLY NOTED. THE DEBTORS DO NOT WARRANT OR REPRESENT THAT THE INFORMATION CONTAINED HEREIN, INCLUDING FINANCIAL INFORMATION, IS WITHOUT ANY INACCURACY OR OMISSION.

         AS TO CONTESTED MATTERS, ADVERSARY PROCEEDINGS, AND OTHER ACTIONS OR THREATENED ACTIONS, THIS DISCLOSURE STATEMENT SHALL NOT CONSTITUTE OR BE CONSTRUED AS AN ADMISSION OF ANY FACT OR LIABILITY, STIPULATION, OR WAIVER, BUT RATHER AS A STATEMENT MADE WITHOUT PREJUDICE SOLELY FOR SETTLEMENT PURPOSES, WITH FULL RESERVATION OF RIGHTS, AND IS NOT TO BE USED FOR ANY LITIGATION PURPOSE WHATSOEVER.

         THIS DISCLOSURE STATEMENT SHALL NOT BE ADMISSIBLE IN ANY NON-BANKRUPTCY PROCEEDING INVOLVING ANY DEBTOR OR ANY OTHER PARTY, OR BE DEEMED ADVICE ON THE TAX, SECURITIES, OR OTHER LEGAL EFFECTS OF THE PLAN AS TO HOLDERS OF CLAIMS OR INTERESTS. YOU SHOULD CONSULT YOUR PERSONAL COUNSEL OR TAX ADVISOR ON ANY QUESTIONS OR CONCERNS RESPECTING TAX, SECURITIES, OR OTHER LEGAL CONSEQUENCES OF THE PLAN.

         THE DEBTORS BELIEVE THAT THE PLAN WILL ENABLE THE COMPANY TO SUCCESSFULLY REORGANIZE AND ACCOMPLISH THE OBJECTIVES OF CHAPTER 11 AND THAT ACCEPTANCE OF THE PLAN IS IN THE BEST INTEREST OF THE DEBTORS AND THE HOLDERS OF CLAIMS. THE DEBTORS URGE THE HOLDERS OF CLASS 4 CLAIMS TO VOTE TO ACCEPT THE PLAN.

                   II. PLAN VOTING INSTRUCTIONS AND PROCEDURES

A.       DEFINITIONS

         Unless otherwise defined elsewhere in this Disclosure Statement, capitalized terms used herein have the meanings ascribed to them in the Plan.

B.       NOTICE TO HOLDERS OF CLAIMS AND INTERESTS

         This Disclosure Statement is being transmitted to holders of Impaired Claims, that are entitled to vote on the Plan. The primary purpose of this Disclosure Statement is to provide those creditors voting on the Plan with adequate information so that they can make a reasonably informed decision with respect to the Plan prior to exercising their right to vote to accept or to reject the Plan.

         Pursuant to an order, dated April 2, 2002, the Court approved the Debtors' solicitation procedures (the "Solicitation Procedures Order"), in which the Debtors are authorized to serve a Notice of Non-Voting Status in lieu of this Disclosure Statement and the Plan to (i) holders of Unimpaired Claims who are conclusively presumed to have accepted the Plan and hence are not entitled to vote thereon, and (ii) holders of Impaired Claims against, or Interests in, the Debtors that will receive or retain no distributions or property under the Plan and therefore are presumed to have rejected the Plan and hence are not entitled to vote thereon.

         On or about April 2, 2002, the Court approved this Disclosure Statement as containing information of a kind and in sufficient detail adequate to enable the holders of Impaired Claims to make an informed judgment with respect to acceptance or rejection of the Plan. THE COURT'S APPROVAL OF THIS DISCLOSURE STATEMENT DOES NOT CONSTITUTE EITHER A GUARANTY OF THE ACCURACY OR COMPLETENESS OF THE INFORMATION CONTAINED HEREIN OR AN ENDORSEMENT OF THE PLAN BY THE COURT.

         WHEN CONFIRMED BY THE COURT, THE PLAN WILL BIND ALL HOLDERS OF CLAIMS AGAINST, AND INTERESTS IN, THE DEBTORS,WHETHER OR NOT THEY ARE ENTITLED TO VOTE OR DID VOTE ON THE PLAN AND WHETHER OR NOT THEY RECEIVE OR RETAIN ANY DISTRIBUTIONS OR PROPERTY UNDER THE PLAN. THUS, ALL HOLDERS OF IMPAIRED CLAIMS WHO ARE ENTITLED TO VOTE ARE ENCOURAGED TO READ THIS DISCLOSURE STATEMENT AND ITS EXHIBITS CAREFULLY AND IN THEIR ENTIRETY BEFORE VOTING TO ACCEPT OR REJECT THE PLAN. This Disclosure Statement contains important information about the Plan, the Debtors' businesses and operations, considerations pertinent to acceptance or rejection of the Plan, and developments concerning the Chapter 11 Cases.

         THIS DISCLOSURE STATEMENT IS THE ONLY DOCUMENT AUTHORIZED BY THE COURT TO BE USED IN CONNECTION WITH THE SOLICITATION OF VOTES ON THE PLAN. No solicitation of votes may be made except after distribution of this Disclosure Statement and no person has been authorized to distribute any information concerning the Debtors other than the information contained herein.

         CERTAIN OF THE INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT IS BY ITS NATURE FORWARD LOOKING AND CONTAINS ESTIMATES, ASSUMPTIONS, AND PROJECTIONS THAT MAY BE MATERIALLY DIFFERENT FROM ACTUAL, FUTURE RESULTS.

         Except with respect to the projections of the Viatel Group set forth in Exhibit E hereto (the "Projections") and except as otherwise specifically and expressly stated herein, this Disclosure Statement does not reflect any events that may occur subsequent to the date hereof and that may have a material impact on the information contained in this Disclosure Statement. The Debtors do not intend to update the Projections. Accordingly, the Projections will not reflect the impact of any subsequent events not already accounted for in the assumptions underlying the Projections. Further, the Debtors do not anticipate that any amendments or supplements to this Disclosure Statement will be distributed to reflect such occurrences. Accordingly, the delivery of this Disclosure Statement shall not under any circumstances imply that the information in the Plan is correct or complete as of any time subsequent to the date hereof.

         THE FINANCIAL INFORMATION CONTAINED HEREIN HAS NOT BEEN AUDITED BY A CERTIFIED PUBLIC ACCOUNTANT AND THUS HAS NOT BEEN DETERMINED TO BE PREPARED IN ACCORDANCE WITH GENERALLY ACCEPTED ACCOUNTING PRINCIPLES.

C.       SOLICITATION PACKAGE

         Accompanying this Disclosure Statement are copies of (i) the Plan (Exhibit A), (ii) the notice of, among other things, the time for submitting Ballots to accept or reject the Plan, the date, time and place of the hearing to consider the confirmation of the Plan and related matters, and the time for filing objections to the confirmation of the Plan (the "Confirmation Hearing Notice"), and, if applicable, (iii) one or more Ballots (and return envelopes) to be used in voting to accept or reject the Plan. If you did not receive a Ballot in your package and believe that you should have, please contact the Claims and Balloting Agent at the address or telephone number set forth in subsection D below.

D.       VOTING PROCEDURES, BALLOTS, AND VOTING DEADLINE

         After carefully reviewing the Plan, this Disclosure Statement, and the detailed instructions accompanying your Ballot, please indicate your acceptance or rejection of the Plan by voting in favor of, or against, the Plan on the enclosed Ballot. You may also exercise your right to opt out of accepting the provisions of Article XIII. D of the Plan, which provides for certain Other Releases that are binding on all parties who affirmatively vote in favor of the Plan, by checking the appropriate box on your ballot. Please complete and sign your original Ballot (copies will not be accepted) and return it in the envelope provided so that it is RECEIVED by the Voting Deadline.

         Each Ballot has been coded to reflect the Class (or subclass) of Claims it represents. Accordingly, in voting to accept or reject the Plan, you must use only the coded Ballot sent to you with this Disclosure Statement.

         FOR YOUR VOTE TO BE COUNTED, YOUR BALLOT MUST BE PROPERLY COMPLETED AS SET FORTH ABOVE, AND IN ACCORDANCE WITH THE VOTING INSTRUCTIONS ON THE BALLOT, AND RECEIVED NO LATER THAN MAY 8, 2002, AT 4:00 P.M. (EASTERN TIME) (THE "VOTING DEADLINE") BY LOGAN & COMPANY, INC., 546 VALLEY ROAD, UPPER MONTCLAIR, NEW JERSEY 07043 (THE "CLAIMS AND BALLOTING AGENT"). DO NOT RETURN ANY DEBT INSTRUMENTS WITH YOUR BALLOT.

         If you have any questions about (i) the procedure for voting your Claim or with respect to the packet of materials that you have received, or (ii) if you wish to obtain, at your own expense (unless otherwise specifically required by Federal Rule of Bankruptcy Procedure 3017(d)), an additional copy of the Plan, this Disclosure Statement, or any exhibits to such documents, please contact the Claims and Balloting Agent at the following address:

                    Logan & Company, Inc.
                    546 Valley Road
                    Upper Montclair, New Jersey 07043
                    Att'n: Viatel, Inc.
                    Tel: (973) 509-3190
                    Fax: (973) 509-3191

         FOR FURTHER INFORMATION AND INSTRUCTIONS ON VOTING TO ACCEPT OR REJECT THE PLAN, SEE ARTICLE XIII OF THIS DISCLOSURE STATEMENT ENTITLED "SOLICITATION; VOTING PROCEDURES."

E.       CONFIRMATION HEARING AND DEADLINE FOR OBJECTIONS TO CONFIRMATION

         Pursuant to section 1128 of the Bankruptcy Code and Federal Rule of Bankruptcy Procedure 3017(c), the Court has scheduled a hearing on confirmation of the Plan (the "Confirmation Hearing") to commence on May 21, 2002 at 3:30 p.m. (Eastern Time), or as soon thereafter as counsel may be heard, before the Honorable Ronald S. Barliant, United States Bankruptcy Judge, in the United States Bankruptcy Court for the District of Delaware, 824 Market Street, 6th Floor, Wilmington, Delaware 19801. The Court has directed that objections, if any, to confirmation of the Plan, including objections to the cure amounts listed on Exhibit E to the Plan, must be filed with the clerk of the Court and served so that they are RECEIVED on or before May 8, 2002 at 4:00 p.m. Eastern Time by:

         COUNSEL FOR THE DEBTORS:

                    Skadden, Arps, Slate, Meagher & Flom LLP
                    Four Times Square
                    New York, New York  10036-6522
                    Att'n: J. Gregory Milmoe, Esq.
                           Cheri L. Hoff, Esq.

                                - and -

                    Skadden, Arps, Slate, Meagher & Flom LLP
                    One Rodney Square
                    P.O. Box 636
                    Wilmington, Delaware 19899-0636
                    Att'n: Mark S. Chehi, Esq.
                           Megan E. Cleghorn, Esq.

         UNITED STATES TRUSTEE:

                    Office of the United States Trustee
                    844 King Street, Suite 2313
                    Lockbox 35
                    Wilmington, Delaware 19801
                    Att'n: Mark Kenney, Esq.

         COUNSEL FOR THE CREDITORS' COMMITTEE:

                    Wachtell, Lipton, Rosen & Katz
                    51 West 52nd Street
                    New York, New York 10019
                    Att'n: Richard G. Mason, Esq.

                              - and -

                    Morris Nichols Arsht & Tunnel
                    1201 N. Market Street
                    Post Office Box 1347
                    18th Floor
                    Wilmington, DE 19899
                    Attn: William H. Sudell, Esq.

         The Confirmation Hearing may be adjourned from time to time by the Court without further notice except for the announcement of the adjournment date made at the Confirmation Hearing or at any subsequent adjourned Confirmation Hearing.

                    III. HISTORY AND STRUCTURE OF THE DEBTORS

A.       OPERATIONS OF VINC

         1.       OVERVIEW OF THE BUSINESS AT THE COMMENCEMENT OF THE BANKRUPTCY
CASES

         As of the Petition Date, the Company was the builder-operator-owner of state-of-the-art pan-European, trans-Atlantic and metropolitan fiber-optic networks and a provider of advanced telecommunications products and services, including bandwidth, to corporations, carriers, Internet service providers, applications service providers and storage network providers primarily in Western Europe and North America. The Company had full public telecommunications operator licenses in nine Western European countries, Canada and the United States and interconnection agreements with the incumbent telecommunications provider in each of these countries.

         The Company's principal asset was its fresh dig fiber optic network, which covered approximately 8,700 route kilometers and linked 39 major business centers in Western Europe. This long-haul network generally had at least 48 fibers installed throughout, with between 72 and 96 fibers in one conduit on most terrestrial segments. In addition, throughout most of the fresh dig portions of the network, the Company had at least one spare duct. The Company had completed construction of approximately 99% of this network as of the Petition Date. As of the Petition Date, the Company also had a leased thin fiber optic network in the United Kingdom that connected an additional 18 cities to its fresh dig network. This leased line network was sold by the English administrators along with the Company's enterprise business in July 2001.

         The Company also owned (i) a 25% interest in the Yellow Submarine Cable system, a four fiber pair, 1.28 terabit system, (ii) 128 STM-1s of capacity on the Atlantic Crossing 1 cable system and (iii) 22,000 fiber kilometers of metropolitan fiber in London and Paris and the New York City metropolitan area (the vast majority of which had not yet been delivered to the Company by Metromedia Fiber Networks). In August 2001, the Company sold its 25% interest in the Yellow Submarine Cable and its 128 STM-1s of capacity on Atlantic Crossing 1 to Level 3 Communications, Inc. ("Level 3").

         The Company provided three broad categories of products and services: basic services, advanced services and capacity sales. Its basic services included switched and dedicated long distance, 800 services, prepaid, postpaid and debit calling cards, conference calling, and enhanced fax services. The Company provided many of its basic services on a wholesale as well as a retail basis. The Company's advanced services included domestic and international private line services, Internet access, frame relay, asynchronous transfer mode and Internet protocol services and managed bandwidth. These services were provided on a wholesale basis to communication carriers, Internet service providers and other wholesale customers as well as to end-users. Capacity sales included sales of dark fiber and leases of capacity.

         2.       HISTORY

         The Company was founded in 1991 for the purpose of capitalizing on resale opportunities in the South American international calling card business. The Company subsequently expanded into the call re-origination business in South America, South Africa, Asia and Europe. By 1993, the Company was doing call re-origination from more than 40 countries worldwide.

         In order to capitalize on the January 1998 scheduled liberalization of the telecommunications markets in many Western European countries, from 1993 through 1997, the Company made substantial investments in order to expand its market presence and develop the capacity to effectively provide international communications within and between Western Europe and North America. Management of the Company believed that network ownership would be critical to becoming a high quality, low cost provider of telecommunications products and services and would enable the Company to better control its operating costs.

         From April 1998 through April 2000, VInc raised approximately $2.3 billion in the high yield markets and approximately $600.0 million in the equity markets to fund (i) the construction of its 8,700 route kilometer fresh dig network, (ii) the purchase of its 25% interest in the Yellow Submarine Cable, and (iii) to fund its operating losses. During this period, VInc also completed two major acquisitions. In December 1999, VInc acquired Communications, a facilities-based provider of domestic and international long distance telecommunications services in North America, Europe and Canada and in February 2000, the Company acquired VGC, formerly known as AT&T Communications (UK) Limited, a provider of voice and data communications services to enterprise level corporate customers primarily in the United Kingdom. The Company paid $125.0 million in cash for VCG.

         In January 2001, the deterioration of the broadband market, the economy's impact on customer viability, significant reductions in prices that telecommunications companies were able to charge their customers, and reductions in anticipated volume led VInc to announce a restructuring of the Company's worldwide operations. The announced steps, which were designed to help the Company's liquidity position, included the closing of consumer-oriented businesses in France, Germany, The Netherlands, Spain, Austria, Greece and Canada; the closure of the Company's US prepaid business; the consolidation of operating units; the elimination of redundant operating assets; and a 30% reduction in the Company's worldwide workforce. In March 2001, VInc also began exiting its voice business in Germany due to "predatory pricing" practices undertaken by various companies. Unfortunately, these measures proved to be insufficient.

         Despite the Company's restructuring initiatives, the Company's cash position continued to deteriorate, due to, among other factors, (i) its inability to further access the equity or debt markets,(ii) the suspension of its ability to finance necessary equipment under the NTFC, Nortel and Cisco finance facilities discussed elsewhere herein, (iii) the increasing inability of the Company to collect amounts owed to it by its customers due to either (a) the customers' own financial difficulties, or (b) the perceived financial weakness of the Company, (iv) the inability of the Company to attract new customers due to its financial circumstances, and (v) required interest payments on its high yield debt for which there was no longer a reserve account. The Company also expected that NTFC would exercise its right to require Communications to repay, in full, the approximately $25.0 million of borrowing under that facility.

         To be prepared in the event that the Company's cash position further deteriorated, requiring the Company to restructure its balance sheet, in February 2001 VInc retained Dresdner Kleinwort Wasserstein and Credit Suisse First Boston as its financial advisors, Skadden, Arps, Slate, Meagher & Flom LLP as its US restructuring counsel, and Bingham Dana LLP as its international co-counsel, to assist in evaluating its business plan and to help the Company develop alternatives, including restructuring its debt, identifying funding opportunities, strategic partnerships, and other strategic alternatives. Both Dresdner Kleinwort and Credit Suisse have ceased providing services to the Debtors - Credit Suisse in May 2001 and Dresdner Kleinwort in June 2001. Subsequent to the filing of the Chapter 11 Cases, the Debtors retained Jay Alix & Associates, as their restructuring consultants, and Pacific Partners LLC, as their financial advisors.

         Following the Petition Date, VInc exited its remaining voice operations either through a sale, as was the case in the United Kingdom, Switzerland, Greece and Italy, or through a shut-down, as was the case in Canada, the United States, France, Spain, Belgium, The Netherlands and Austria. In addition, on June 4, 2001, the directors of four of Vinc's subsidiaries in the United Kingdom determined that those companies must be placed into an insolvency procedure, hence those companies entered into administration on June 4, 2001, with a fifth UK subsidiary, VGC, entering into administration on June 6, 2001. It was through these various UK subsidiaries that VInc operated its UK voice business and its UK enterprise business. The UK voice business was sold in June 2001, the Swiss voice business was sold in October 2001 and the UK enterprise business was sold in July 2001 to NTL Business, in each case by the English administrators. For additional actions taken by non-Debtor subsidiaries following the Petition Date, see Article VI of this Disclosure Statement.

B.       CAPITAL STRUCTURE OF THE DEBTORS

         1.       PREPETITION EQUITY

         From October 1996 until May 2, 2001, VInc's Common Stock was actively traded on the Nasdaq National Market ("Nasdaq") under the symbol "VYTL". On March 6, 2001, Nasdaq advised VInc that it would commence delisting procedures if the VInc Common Stock did not trade above $5.00 for at least 10 consecutive trading days. On the Petition Date, Nasdaq halted trading of the VInc Common Stock, which was subsequently delisted in July 2001. As of the date of this Disclosure Statement, the VInc Common Stock continues to trade on the Over-the-Counter Market. There are approximately 51,600,000 shares of VInc Common Stock outstanding.

         Prior to the Petition Date, VInc had also issued 1,000 shares of Series A junior participating preferred stock under the terms of a Stockholders Right Plan adopted effective December 6, 1999, and 325,000 shares of Series B cumulative convertible preferred stock that was sold to Hicks, Muse, Tate & Furst, Chase Capital Partners (now known as JP Morgan Chase) and the Blackstone Group. As part of the Series B preferred financing, VInc also issued warrants to purchase 753,116 shares of VInc Common Stock, 50% of which are exercisable for 5 years at a price of $75 per share, and 50% of which are exercisable for 7-1/2 years at a price of $100 per share. In addition, in connection with the Series B financing, VInc issued warrants to purchase 7,532 shares of its Series C preferred stock (each share of which is convertible into 100 shares of VInc Common Stock), 50% of which are exercisable for 5 years at a price of $7,500 per share and 50% of which are exercisable for 7-1/2 years at a price of $10,000 per share.

         Under the Plan, the holders of Interests on account of the VInc Common Stock, the VInc Preferred Stock, the VInc Warrants and VInc Options will neither receive nor retain any property or interest in property on account of such Interests. Instead, when all conditions to the Plan's consummation are satisfied or waived, all of the VInc Common Stock, VInc Preferred Stock, VInc Warrants and VInc Options will be deemed canceled and extinguished.

         2.       MATERIAL PREPETITION DEBT OBLIGATIONS

                  (a)      SENIOR NOTES; JUNIOR SUBORDINATED NOTES

         As of the Petition Date, the Debtors had outstanding nine series of senior notes (collectively, the "Senior Notes"). Specifically, VInc had outstanding (i) 12.50% Senior Discount Notes due April 2008 in the principal amount at maturity of $500 million; (ii) 12.40% Senior Discount Notes due April 2008 in the principal amount at maturity of DM 226 million; (iii) 11.25 Senior Notes due April 2008 in the principal amount of $400 million; (iv) 11.15% Senior Notes due April 2008 in the principal amount of DM 178 million; (v) 11.50% Senior Notes due March 2009 in the principal amount of $200 million; (vi) 11.50% Senior Notes due March 2009 in the principal amount of (euro) 150 million; (vii) 11.50% Senior Notes due March 2009 in the principal amount of $269,456,000; and
(viii) 12.75% Senior Notes due April 2008 in the principal amount of (euro)300 million. Further, Communications had outstanding 13.50% Senior Notes due July 2007 in the principal amount of $155 million. In addition, VInc also had outstanding $180 million of 7.75% Convertible Junior Subordinated Debentures issued to Viatel Financing Trust I, a Delaware statutory business trust ("Viatel Trust"). The Bank of New York is the indenture trustee under each of the indentures governing the Senior Notes and HSBC Bank USA is the indenture trustee for the Subordinated Debentures. As of the Petition Date, the outstanding principal amount of the Senior Notes and Subordinated Debentures totaled approximately $2.3 billion. The Debtors were not in default under any of the Senior Notes or Subordinated Debentures as of the Petition Date. However, on April 11, 2001, VInc announced that it would not pay the April 15, 2001 interest payment on its 12.75% Senior Notes due 2008 and Viatel Trust announced that it would not pay the April 15, 2001 dividend payment on its 7.75% trust certificates. Both VInc and Viatel Trust had until May 15, 2001 to make such payments.

                  (b)      NTFC CAPITAL CORPORATION

         Prior to its acquisition by VInc, Communications entered into a credit facility with NTFC Capital Corporation ("NTFC") which provided for borrowings to fund certain equipment acquisition costs and related expenses. The facility provided for an aggregate commitment from NTFC of $49 million. At the Petition Date, the aggregate amount borrowed under the facility was $25.9 million. All of the equipment purchased with the proceeds of the NTFC facility was pledged as security. The terms of the NTFC facility required Communications to maintain certain debt service coverage ratios, certain EBITDA thresholds and minimum cash balances. As a result of the Company's acquisition of Communications, NTFC had the right to require Communications to repay all outstanding obligations under the NTFC facility within 90 days following the acquisition. As of the Petition Date, NTFC had not exercised its right.

         On May 9, 2001, at the Debtors' "first day" hearing, the Court approved the Debtors' motion under 11 U.S.C. Section 554 and Fed. R. Bankr. P. 6007 to abandon all NTFC financed telecommunications switches located in the United States to NTFC. The Debtors determined that the aggregate cost of keeping the switches was greater than their value to the Estates because the Debtors had shutdown all of their U.S. voice operations and substantially all of their voice operations in Europe.

                  (c)      NORTEL

         On October 20, 2000, Viatel U.K. Limited ("VUK") obtained a (euro)170.6 million lease facility from Nortel Networks plc, for the purpose of funding the purchase of Nortel equipment necessary to support the Company's network expansion and to enable the Company to broaden its service offerings in the advanced services area. The total amount outstanding under this facility as of the Petition Date was approximately $9.5 million. In addition, as of the Petition Date the Company had ordered and received approximately $52.7 million of additional Nortel equipment for which Nortel asserted a retention of title claim. VInc issued a parent guarantee with respect to all amounts outstanding under the lease facility and under a Master Purchase Agreement under which all Nortel equipment was ordered.

         In December 2001, VUK (acting by its administrators), VInc and VTL entered into a global settlement (the "Nortel Settlement") with Nortel Networks UK Limited (formerly Nortel Networks plc) and certain of its affiliates (the "Nortel Group") pursuant to which the Nortel Group released and discharged VUK, VInc, VTL and certain subsidiaries from, among other things: (i) all obligations to observe, perform, discharge and be bound by, among other things, the Master Purchase Agreement and the Nortel Supply Contract and (ii) any and all claims it may have against VInc whether past, present, future, known or unknown. The Nortel Settlement further provided for the transfer to VTL of certain designated equipment that is integral to the Company's pan-European network and crucial to its reorganization, in exchange for an agreed upon purchase price.

                  (d)      CISCO

         On October 27, 2000, VUK obtained a $50 million lease facility from Cisco Systems Capital, for the purpose of funding the purchase of Cisco IP equipment necessary to support the Company's offering of advanced services. The total amount outstanding under this lease facility as of the Petition Date was approximately $5.6 million. In addition, as of the Petition Date VUK had ordered and received approximately $350,000 of additional Cisco equipment for which Cisco asserted a retention of title claim. VInc also issued a parent guarantee with respect to all amounts outstanding under the Cisco lease facility.

         On February 1,2002, VUK (acting by its administrators) and VTL entered into a global settlement agreement (the "Cisco Settlement Agreement") pursuant to which Cisco Systems Finance International Limited (successor in interest to Cisco Systems Capital) released and discharged VInc, VTL and VUK and affiliates of VInc from, among other things, (i) any and all encumbrances that it may have in respect of the equipment, (ii) any and all claims that it has or may have against VInc, whether past, present, future, known or unknown, and (iii) any and all debts incurred by VUK for the supply of the equipment. The Cisco Settlement Agreement also provided for the transfer to VTL of all right, title and interest in certain designated equipment, for an agreed upon purchase price.

C.       CORPORATE STRUCTURE AND GOVERNANCE OF THE COMPANY

         As of the Petition Date, VInc was the parent company of (i) each of the other 24 corporate Debtors, (ii) Viatel Trust, another Debtor, and (iii) sixty one (61) other non-debtor corporations organized under the laws of the following foreign jurisdictions: the United Kingdom, Belgium, The Netherlands, France, Germany, Switzerland, Spain, Italy, Ireland, Austria, Greece and Canada.

         A chart depicting the interrelationship of the Debtors is attached as Exhibit F hereto. A complete list of the Debtors and non-Debtor subsidiaries of VInc are attached hereto as Exhibits B and C, respectively.

         1.       MANAGEMENT OF VINC

                  (a)      SENIOR OFFICERS

         The following is a list, as of April 2, 2002, of the names of the executive officers of VInc and the positions held by each such officer. The Viatel Group contemplates the retention of VInc's present senior management pursuant to new employment contracts and arrangements described elsewhere in this Disclosure Statement.

      NAME                                       POSITION
------------------         -----------------------------------------------------
Michael J. Mahoney         Chairman of the Board and Chief Executive Officer
James P. Prenetta          Senior Vice President, General Counsel and Secretary
Stephen J. Grist           Chief Financial Officer
Mark Harrison              Senior Vice President, Sales

         MICHAEL J. MAHONEY. Mr. Mahoney has served as Chief Executive Officer of VInc since September 1997. Mr. Mahoney was also VInc's President from September 1996 to February 2000, Chief Operating Officer from September 1996 to September 1997, Executive Vice President, Operations and Technology from July 1994 to September 1996 and Managing Director, Intercontinental from January 1996 to September 1996. From August 1990 to

June 1994, Mr. Mahoney was employed by SITEL Corporation, a teleservices company, most recently as President, Information Services Group. From August 1987 to August 1990, Mr. Mahoney was employed by URIX Corporation, a manufacturer of telecommunications hardware and software, in a variety of sales and marketing positions.

         JAMES P. PRENETTA. Mr. Prenetta has served as Senior Vice President and General Counsel of VInc since March 2000. Prior to assuming such position, Mr. Prenetta served as Vice President and General Counsel from August 1999 to March 2000. Mr. Prenetta has also served as Secretary since December 1999. Prior to joining VInc, Mr. Prenetta was a partner at the New York law firm of Kelley Drye & Warren LLP from January 1998 to August 1999, where he specialized in a variety of areas of corporate representation, including securities, venture capital, finance and mergers and acquisitions. Prior to becoming a partner at Kelley Drye, Mr. Prenetta was an associate at Kelley Drye from November 1995 to January 1998. From September 1987 to November 1995, Mr. Prenetta was an associate at the law firm of Mudge Rose Guthrie Alexander & Ferdon. Since August 1999, Mr. Prenetta has been Of Counsel to Kelley Drye.

         STEPHEN J. GRIST. Mr. Grist has served as Chief Financial Officer of VInc since June 2001. Prior to assuming the position of Chief Financial Officer, Mr. Grist served as Vice President, European Finance from January 2000 to June 2001 and served as European Finance Director of VInc from February 1998 to January 2000. Prior to joining VInc, Mr. Grist was employed by Mincom Pty Ltd., a privately held Australian software and consulting company, from October 1994 to February 1998, most recently as UK/ Europe Financial Controller. From January 1989 to July 1994, Mr. Grist was employed by Coopers & Lybrand, Independent Certified Public Accountants, most recently as a Senior Audit Manager. Mr. Grist is a member of the Institute of Chartered Accountants in England and Wales.

         MARK HARRISON. Mr. Harrison has served as Senior Vice President, Sales of VInc since November 2001. Prior to rejoining VInc, Mr. Harrison served as Vice President, Service Provider Sales at Ebone Broadband Services UK Ltd. from May 2001 to November 2001. From September 2000 to May 2001, Mr. Harrison served as Vice President, Sales at Global Metro Networks. From December 1999 to September 2000, Mr. Harrison served as Vice President, Sales for VInc and from January 1996 to December 1999 was employed by GTS, most recently as Vice President, Sales. From January 1988 to December 1995, Mr. Harrison served as a software engineer for CAM GmbH.

                  (B)      DIRECTORS

         The following is a list, as of April 2, 2002, of the Directors of VInc.

       NAME                                      TITLE
------------------          -------------------------------------------------
John G. Graham              Director
Michael J. Mahoney          Chairman of the Board and Chief Executive Officer
Francis J. Mount            Director
William C. Murphy           Director
John R. Muse                Director
Paul G. Pizzani             Director
Edward C. Schmults          Director
Allan L. Shaw               Director

D.       EVENTS LEADING TO THE FILING OF THE CHAPTER 11 CASES

         1.       LIQUIDITY/HIGHLY LEVERAGED CAPITAL STRUCTURE

         VInc's prepetition liquidity was adversely affected by substantial and continuing operating losses and a highly leveraged capital structure. Since 1998, VInc had focused on the development and expansion of its fiber optic network and related businesses. Significant expenditures were made to build the infrastructure necessary to provide international communications between North America and western Europe. As a result, VInc historically generated significant negative cash flows from operations and financed these negative cash flows as well as its capital expenditures primarily with funds raised through public and private debt and equity offerings.

         Similar to other firms in the telecommunications industry, VInc's business plan required both internal growth and the acquisition of smaller companies to augment and expand the capabilities of its network. In accordance with its business strategy, VInc created both direct and indirect sales organizations and in 1999 also acquired a facilities-based provider of domestic and international long distance telecommunications services formerly known as Communications.

Further, in 2000, VInc acquired VGC in order to help accelerate its entry into the data services market. The development of VInc's network, the expansion of its businesses and the above-mentioned strategic acquisitions required significant capital.

         VInc expected that its businesses would generate sufficient revenue to offset its initial expenditures and service its debt obligations as they became due. However, the U.S. economy experienced a sharp decline beginning in late 2000 and providers of telecommunications services, such as VInc, were hit particularly hard as demand for their services foiled to materialize. Like many other telecommunications companies, VInc's stock price plummeted and, more importantly, it lost its ability to raise additional funding in either the private or public markets. As a result of the constriction of the capital markets, VInc was unable to obtain additional funding to service its debt obligations.

         In January 2001, the deterioration of the broadband market, the economy's impact on customer viability, significant reductions in prices that telecommunications companies were able to charge their customers, and reductions in anticipated volume led VInc to announce a restructuring of the Company's worldwide operations. The announced steps, which were designed to help the Company's liquidity position, included the closing of the Company's consumer-oriented businesses in France, Germany, The Netherlands, Spain, Austria, Greece and Canada; the closure of the Company's US prepaid business; the consolidation of operating units; the elimination of redundant operating assets; and a 30% reduction in worldwide workforce. Despite these actions, however, VInc's cash position continued to deteriorate and this deterioration, combined with constricting capital markets, necessitated commencement of the Chapter 11 cases.

                            IV. THE CHAPTER 11 CASES

A.       COMMENCEMENT OF THE CASES

         On May 2, 2001, the Debtors filed voluntary petitions for relief under Chapter 11 of the Bankruptcy Code in the District of Delaware. Since the Petition Date, the Debtors have continued to operate their businesses and manage their affairs as debtors-in-possession, subject to supervision of the Court and in accordance with the Bankruptcy Code. The Court has been jointly administering the Debtors' bankruptcy cases for procedural purposes only.

         An immediate effect of the filing of the Debtors' bankruptcy petitions is the imposition of an automatic stay under the Bankruptcy Code, which, with limited exceptions, enjoins the commencement or continuation of all collection efforts by creditors, the enforcement of liens against property of the Debtors and the continuation of litigation against the Debtors. The automatic stay remains in effect, unless modified by the Court, until the Plan is consummated.

B.       APPOINTMENT OF THE CREDITORS' COMMITTEE

         On May 24, 2001, the Office of the United States Trustee (the "U.S. Trustee") formed the official committee of unsecured creditors (the "Creditors' Committee"). The Creditors' Committee is currently comprised of The Bank of New York, ACI Global High Yield Fund, MSDW High Yield Fund, Morgan Stanley & Co. International Limited, Global Crossing Bandwidth, Inc., NTFC Capital Corporation and Aerotel, U.S.A., Inc. The Creditors' Committee has, with the Court's approval, employed and retained as their counsel the New York law firm of Wachtell, Lipton, Rosen & Katz and the Delaware law firm of Morris, Nichols, Arsht & Tunnell. The Creditors' Committee also retained PricewaterhouseCoopers LLP as its financial advisors.

         Since the Petition Date, the Debtors and their advisors have been in frequent, regular contact with the Creditors' Committee and its legal advisors.

C.       OPERATING AS DEBTORS-IN-POSSESSION

         The Debtors' management has spent considerable time and energy responding to the many demands placed on the Debtors as debtors and debtors-in-possession. For example, the Debtors (i) filed their schedules of assets, liabilities and executory contracts and their statements of financial affairs, (ii) caused notice of the bar date to be sent to all parties-in-interest, and (iii) submitted monthly operating reports to the U.S. Trustee and conferred with representatives of the U.S. Trustee's Office. The Debtors and the Creditors' Committee also have negotiated and resolved a variety of issues that have arisen throughout the Chapter 11 Cases.

D.       SIGNIFICANT COURT ORDERS

         Although the Debtors are authorized to operate their businesses as debtors-in-possession, they may not engage in transactions outside the ordinary course of business without approval of the Court after notice and opportunity for a hearing as provided in the Bankruptcy Code and Bankruptcy Rules. Since the Petition Date, the Debtors have sought and obtained a number of orders from the Court that have been of particular importance in the operation of the Debtors' businesses during the pendency of the Chapter 11 Cases, including orders that:

         - authorize the continued maintenance of the Debtors' bank accounts, continued use of existing business forms, and continued use of their consolidated cash management system;

         - authorize the transfer of up to $ 10 million to non-debtor foreign subsidiaries to fund foreign operations;

         - authorize payments to employees of accrued prepetition wages, salaries and benefits and payment of withholding taxes, social security taxes and other payroll taxes;

         - grant administrative expense status to trade obligations arising from postpetition delivery of goods, and payment of such expenses in the ordinary course of business;

         - prohibit utilities from altering, refusing, or discontinuing service to the Debtors' facilities, and establish procedures for determining requests for additional adequate assurance;

         - authorize the retention of legal counsel, joint foreign representatives, restructuring consultants, financial advisors and auctioneers to perform certain services on the Debtors' behalf;

         - authorize the employment and compensation of ordinary course professionals;

         - authorize the retention of a claims, noticing and balloting agent;

         - authorize the continuation of the Debtors' corporate severance policy;

         -        authorize the adoption of employee retention programs;

         -        waive investment and deposit requirements;

         - enforce the automatic stay and anti-discrimination provisions of the Bankruptcy Code;

         - authorize abandonment to the lender of telecommunications switches at certain equipment facilities;

         - authorize the Debtors to honor and continue certain customer programs and practices and settle certain claims without notice and a hearing;

         - authorize rejection of certain executory contracts and unexpired leases;

         - authorize extensions of time for the Debtors to assume or reject unexpired leases of nonresidential real property;

         - authorize extensions of time within which the Debtors have exclusive rights to file a plan and solicit acceptances thereof;

         -        authorize the sale of certain assets; and

         - authorize the settlement of certain claims against the Debtors and their estates.

E.       OTHER MATERIAL ORDERS DURING THE CHAPTER 11 CASES

         1.       EXTENSIONS OF TIME

         The Debtors have received several extensions of time: (a)to assume or reject unexpired leases of nonresidential real property, (b) to file notices of removal, and (c) to file reorganization plans and solicit acceptances of such plans. Moreover, the Court has approved the Debtors' request for a third extension to assume or reject unexpired leases of nonresidential real property and a second extension to file reorganization plans and solicit acceptances of such plans.

         2. ASSUMPTION OR REJECTION OF CERTAIN UNEXPIRED LEASES AND EXECUTORY CONTRACTS

                  (a)      GENERAL

                   The Debtors have streamlined their operations by selling or otherwise disposing of property that was unnecessary to the Debtors' businesses and by rejecting unnecessary contracts and leases that were providing little or no benefit to the Estates. The Debtors have:

         -        rejected approximately 25 unexpired real property leases;

         -        rejected in excess of 150 executory contracts;

         -        moved to assume and assign one unexpired real property lease;
                  and

         -        sold the College Station Property (as defined below).

                  (b)      EXPEDITED REJECTION PROCEDURES

         By order, dated June 21, 2001, the Court authorized the Debtors' implementation of expedited rejection procedures. The approved procedures permit the rejection of executory contracts and unexpired leases on fifteen days notice to the U.S. Trustee, the Creditors' Committee, the parties who have entered their appearance and requested service under Bankruptcy Rule 2002, and the non-debtor parties to the executory contracts and unexpired leases who are affected by the relief sought. Absent any objections, the executory contracts and/or unexpired leases are deemed rejected without further notice, hearing, or order of the Court. If a timely objection is received, the Debtors must schedule a hearing with the Court regarding the proposed rejection.

         3.       DISPOSITION OF INTERESTS IN REAL PROPERTY

                  (a)      SALE OF REAL PROPERTY

         As of the Petition Date, the Debtors owned a 14.5 acre tract of land located at The Business Center at College Station in Brazos County, Texas (the "College Station Property"), on which the Debtors had constructed a building primarily for use as a call center for customer service, billing and related functions as well as a housing facility for one of the Debtors' telecommunications switches. The Debtors determined, however, that completion of the construction and continued ownership of the property was not a viable alternative because they were exiting the markets for wholesale voice services and long distance and international voice services for residential customers, thereby eliminating their need for the College Station Property. Accordingly, pursuant to an order of the Court, dated June 13, 2001, the Debtors sold the College Station Property free and clear of liens, claims, encumbrances and interests for $8,243,520, thereby generating nearly $8.0 million for the Estates after paying a secured claim in the amount of $435,000.

                  (b)      LEASES OF NON-RESIDENTIAL REAL PROPERTY

         As of the Petition Date, the Debtors leased office space at 685 Third Avenue, New York, New York which served as the Debtors' principal executive office. On or about September 30, 2001, the Debtors vacated the 685 Third Avenue facility after rejecting the unexpired lease for such premises. At that time, VInc leased office space at 245 Park Avenue in New York, New York, to which the Debtors moved their principal executive office.

         As of the Petition Date, the Debtors also had unexpired leases of real property including, but not limited to, those at the following locations: (i) Somerset, New Jersey, which served as their U.S. Voice network operations center; (ii) College Station, Texas which housed their billing center; (iii) 45 Broadway, New York, New York which served as a call center and as one of the Debtors' facilities for ethnic marketing; (iv)the Brooklyn Army Terminal in Brooklyn, New York for use as a communications and data center; and (v) sites in eight other U.S. cities for use as switching and transmission facilities. As of the date of this Disclosure Statement, the Debtors have rejected all of their prepetition unexpired leases of non-residential real property except for space leased on the third floor at 60 Huds on Street, New York, New York and the tenth floor at the same location which is used as a switching site for VInc and is necessary to the Debtors' reorganization.

         4.       DE MINIMIS ASSET SALE PROCEDURES

         By order, dated June 21, 2001, the Court approved procedures to sell certain assets free and clear of liens, claims and encumbrances without further Court approval. Specifically, the Court authorized, but did not direct, the Debtors to consummate all sale transactions of individual assets or groups of related assets, where the sale price for each such transaction is $750,000 or less, such transaction does not involve an insider and the total sale price for all such transactions, in the aggregate, does not exceed $15.0 million. Under the terms of the order, the Debtors are required to give five business days notice of each de minimis asset sale to, inter alia, any holder of a lien, claim or encumbrance relating to the property to be sold. If no written objection or written request for additional time is received by the Debtors, the Debtors are authorized to consummate the proposed sale transaction and take such actions as are necessary to close the transaction and obtain the sale proceeds. Pursuant to the approved procedures, the Debtors have filed and served fifteen de minimis sale notices.

         5.       ATTEMPTED SALE OF SUBSTANTIALLY ALL OF THE BUSINESS

         On June 25, 2001, the Debtors filed a motion for an order under 11 U.S.C. Sections 105, 363, 365 and 1146(c) and Fed. R. Bankr. P. 6004, 6006 and
9014 approving bidding procedures in connection with the proposed sale of substantially all of the business and assets of the Company. The Debtors were seeking approval to sell the equity securities of certain of VInc's foreign subsidiaries as well as substantially all of the assets of the Debtors. On June 27, 2001, the Court signed an order approving the bidding procedures relating to the contemplated sale. Following the Court's approval of such order, the Debtors circulated a bid package to more than 50 potential purchasers who had previously expressed an interest in the Debtors' business and/or assets. The approved bid procedures required, inter alia, each bid to be in writing, identify the subsidiaries, assets and/or businesses of the Debtors that were the subject of the bid, state the proposed consideration and include a marked form of asset purchase agreement. The bid deadline was set at 4:00 p.m. on July 31, 2001.

         On or before the July 31st bid deadline, the Debtors received only two viable bids, one from IDT Investments, Inc. ("IDT") and one from Level 3, in each case for specific assets. No bids were received for the business or substantially all of the assets of the Debtors.

                  (a)      IDT INVESTMENTS, INC.

         On August 8, 2001, the Court signed an order approving an asset purchase agreement between IDT and VInc and certain of VInc's subsidiaries (the "IDT Agreement"). Pursuant to the IDT Agreement, IDT purchased certain furniture, equipment and hardware located at the Debtors' network operating center in Somerset, New Jersey for the sum of $925,000, in cash, plus the assumption of certain liabilities and obligations relating to the acquired assets.

                  (b)      LEVEL 3 COMMUNICATIONS, INC.

         On August 21, 2001, the Court signed an order approving an asset purchase agreement between Level 3 and VInc (the "Level 3 Agreement"). Pursuant to the Level 3 Agreement, VInc sold back to Level 3 all of VInc's right, title and interest in and to, inter alia, a fiber pair on the Yellow Submarine Cable system, together with associated backhaul in the United Kingdom and the United States, and 128 STM-1's of capacity on Atlantic Crossing 1. The consideration received by VInc was $100,000, in cash, plus the assumption of certain liabilities, the release of certain indebtedness, rights and claims, and the delivery of two wavelengths of capacity on the Yellow Submarine Cable system.

         6.       EMPLOYEE RETENTION PROGRAMS

         On August 10, 2001, the Debtors filed a motion with the Court seeking approval for the payment of a retention bonus, on September 1, 2001, to 13 of the remaining 15 United States employees (the "September Retention Bonus"). Specifically, the September Retention Bonus motion requested that the Company be permitted to pay a bonus to these 13 employees, in the aggregate amount of $108,000, so long as they remained in the employ of the Company through August 31, 2001. VInc's Chief Executive Officer and its Senior Vice President and General Counsel were excluded from participation in the September Retention Bonus program. The Court issued an order approving the September Retention Bonus as submitted by the Debtors.

         On December 3, 2001, the Debtors filed a motion with the Court seeking approval for the payment of an additional retention bonus, on December 31, 2001, to all remaining U.S. employees, including VInc's Chief Executive Officer and its Senior Vice President and General Counsel (the "December Retention Bonus"). Specifically, the December Retention Bonus motion requested that the Company be permitted to pay a bonus, in the aggregate amount of $700,000, to its remaining United States employees so long as they remained in the employ of the Company through December 31, 2001. The Court issued an order approving the December Retention Bonus, but limited the amount that could be paid on December 31, 2001 to VInc's Chief Executive Officer and its Senior Vice President and General Counsel to 70% of their allocated amounts. The order provides that VInc's Chief Executive Officer and Senior Vice President and General Counsel shall receive the balance of their respective December Retention Program payments upon the earlier to occur of (i) the date of confirmation of the Debtors' plan of reorganization or (ii) upon their termination without cause. The Court order further provides that if either of these officers is terminated for any reason other than "without cause" or if either resigns for any reason other than "good reason," as such terms are defined in their existing prepetition employment agreements, the balance of their December Retention Program payments shall be forfeited.

         On, March 11, 2002, the Court approved the Debtors' motion seeking approval for the payment of a retention bonus to those remaining U.S. employees, other than the Debtors' Chief Executive Officer and the Senior Vice President and General Counsel, who continue to be in the Debtors' employ up to and including the Confirmation Date. This final retention program payment is designed to provide the financial incentive necessary to ensure that the few remaining U.S. employees continue in the Debtors' employ through completion of the Debtors' reorganization. Specifically, the retention program provides for a one-time cash distribution to those employees who have been providing the strategic guidance necessary to achieve a successful reorganization and/or the necessary legal, accounting and generalized services to support the remaining demands of the bankruptcy process and to support the functionality of the non-Debtor subsidiaries. The aggregate amount of the proposed retention program payments is approximately $160,000.

         7.       SUBORDINATION OF INTERCOMPANY DEBT

         Prior to the Petition Date, VInc advanced hundreds of millions of dollars to Viatel GmbH and significant funds to Viatel Communications GmbH (the "German Intercompany Obligations"), both non-debtor subsidiaries of VInc doing business in Germany. These funds were advanced to Viatel GmbH to fund operating expenses and to Viatel Communications GmbH to fund the construction of a telecommunications fiber optic network in Germany and were reflected in the books and records of Viatel GmbH and Viatel Communications GmbH as intercompany loans by, and debts owed to, VInc. By motion dated June 6, 2001, the Debtors sought authority to subordinate the German Intercompany Obligations to the claims of all trade creditors and other general unsecured creditors of these German subsidiaries to prevent a determination by the respective local board of directors of these companies that these subsidiaries were insolvent, thereby necessitating the commencement of local insolvency proceedings. At such time, VInc was attempting to sell substantially all of its assets and it was feared that such German insolvency proceedings would negatively impact the Debtors' going concern value and prevent a sale of substantially all of the Debtors' assets as an integrated network. Such relief was granted by the Court by order dated June 6, 2001.

         8.       SALE OF INTERCOMPANY RECEIVABLES

         In August 2001, the Debtors agreed to sell all of their right, title and interest in the shares of Econophone AG, a Swiss affiliate, to Dreifuss Nominees Zurich Ltd. ("Dreifuss") in consideration of $1.00 plus (i) the purchase of all intercompany receivables owed by Econophone AG to VUK for $241,249 and (ii) the assignment of Econophone AG's rights to intercompany receivables from certain non-debtor European subsidiaries of VInc for consideration of $1.08 million. In conjunction with such sales, on August 23, 2001 the Debtors filed a motion seeking Court approval of the sale of the relevant receivables (approximately $13.0 million owed to Communications and $2.2 million owed to VUK) and approval of an agreement between Communications and Borox Data AG to withdraw, with prejudice, all claims and counterclaims pending against the other in arbitration proceedings in Switzerland. By order dated October 4, 2001, the Court approved the Debtors' motion. Approval of the sale to Dreifuss generated approximately $1.3 million in immediately available cash for the Estates, created value for the Estates through the assignment of $1.08 million of Econophone AG's receivables to Communications, and avoided the costs of arbitration and potential exposure to liability associated with the pending claims and counterclaims between the Debtors and Borox Data.

         9.       MOTION FOR RELIEF FROM STAY

         Since the commencement of the Debtors' Chapter 11 Cases, one party has sought relief from the automatic stay. On or about October 3, 2001, Cananwill, Inc. filed a motion seeking to enforce its rights under the Commercial Insurance Premium Finance Agreement (the "Finance Agreement") pursuant to which Cananwill loaned $123,215 to VInc to enable VInc to purchase insurance coverage on the Yellow Submarine Cable system. Having conveyed its interest in the Yellow Submarine Cable system back to Level 3, VInc had no further need for this insurance coverage. Accordingly, VInc consented to Cananwill's request for relief from the automatic stay and cancellation of the Yellow Submarine Cable insurance coverage. On October 17, 2001, the parties executed a stipulation in which VInc consented to, inter alia, the return of the unearned premiums under the insurance policy to Cananwill, in an amount not to exceed the indebtedness under the Finance Agreement, in exchange for which Cananwill released its secured claim.

F.       ADVERSARY PROCEEDINGS

         1.       VC ASSOCIATES, LLC

         In September 2001, VC Associates, LLC filed a complaint against Viatel New Jersey, Inc. ("Viatel NJ"), asserting that Viatel NJ sold to IDT certain leasehold improvements free and clear of liens which VC Associates claimed under a lease entered into in June 1998 with Viatel NJ for property located at 200 Cottontail Lane, Franklin Township, New Jersey. VC Associates seeks an order directing Viatel NJ to turn over the portion of the sale proceeds that Viatel NJ received from the alleged sale of the leasehold improvements, plus attorney fees, expenses and interest. VC Associates consented to indefinitely extend the Debtors' time to respond to the complaint to allow discovery by both parties. The parties have agreed, however, that if, at any time, it becomes apparent that the Debtors and VC Associates are unable to consensually resolve their outstanding issues, the Debtors shall have ten (10) business days from receipt of a written letter from VC Associates requesting a formal response to the Complaint to respond to the Complaint.

         2.       ORION TELECOMMUNICATIONS CORPORATION

         On August 28, 2001, the United States District Court for the Southern District of New York entered an order granting VInc's motion to transfer the prepetition case captioned Orion Telecommunications Corporation v. Viatel, Inc to the Bankruptcy Court for the District of Delaware. At the time of the transfer, Orion Telecommunications Corporation had filed a reply to VInc's answer and counterclaims and the case had been referred to a magistrate for the purpose of settlement. Orion sued VInc for breach of contract and violations of the Communications Act of 1934 and VInc counterclaimed for damages for non-payment for services. Since the transfer, the parties have continued with settlement negotiations.

G.       MOTIONS TO COMPEL

         1.       VC ASSOCIATES, LLC

         In June 2001, VC Associates filed a motion to compel payment of postpetition rent due and owing under their lease with Viatel NJ discussed in paragraph F.1 above. The Debtors filed an objection on July 5, 2001, asserting that the motion was moot with respect to all undisputed postpetition amounts since the monthly rental payments in question were paid on June 8, 2001 and June 15, 2001, respectively. With respect to the disputed charges, the Debtors asserted that payment of such disputed amounts could not be compelled pursuant to section 365(d)(3) of the Bankruptcy Code. Subsequent to VC Associates' receipt of payment for the undisputed amounts and the Debtors' filing of their response, the parties reached a consensual resolution and VC Associates withdrew its motion.

         2.       CIGNAL GLOBAL COMMUNICATIONS, INC.

         On or about July 31, 2001, Cignal Global Communications, Inc. ("Cignal") filed a motion to compel the debtors to assume or reject certain contracts with Cignal, asserting that VInc was in material postpetition breach of those contracts. Cignal asserted that VInc had caused Cignal great loss and expense due to numerous postpetition service outages which severely compromised Cignal's ability to provide telecommunications services to its customers. The Debtors filed an objection, arguing that Cignal failed to present facts sufficient to support a finding that it had been denied the benefits of its bargain. The Debtors noted that the mere fact that the non-debtor party to an executory contract may ultimately determine that continued performance is burdensome does not excuse its obligation to continue performing postpetition. Moreover, the Debtors argued that a few isolated postpetition outages were insufficient to constitute a material postpetition breach and to compel accelerated assumption or rejection. Finding the Debtors' position persuasive, the Court denied Cignal's motion. However, the Court qualified its denial, granting Cignal leave to renew its motion upon future service breaks that affect Cignal's operations. The Court further held that Cignal may renew its motion after an additional 90 days on the basis of time alone if the Debtors have neither assumed nor rejected the agreements during such 90-day period.

H.       SETTLEMENTS WITH CREDITORS

         1.       SULLIVAN ASSOCIATES

         By order dated October 11, 2001, the Court approved a stipulation of settlement (the "Sullivan Stipulation") resolving disputes between the Debtors and Sullivan Associates. Pursuant to the Sullivan Stipulation, the Debtors and Sullivan resolved disputes relating to the ownership of, and claims arising from, the delivery of certain equipment by Sullivan to the Debtors at the Brooklyn Army Terminal. Sullivan asserted title to the equipment for which the Debtors had not paid and claimed that the Debtors owed it approximately $2.1 million for goods sold and delivered and for services rendered. In resolution of the title dispute and the $2.1 million claim, the Debtors agreed, among other things, to abandon to Sullivan all of their right, title and interest in and to certain equipment and convey the same to Sullivan free and clear of all liens and claims in exchange for which Sullivan agreed to limit its claim in the Chapter 11 Cases to a general unsecured prepetition claim in the amount of $558,569.97.

         2.       ARTEMIS ELECTRICAL SERVICES, INC.

         By order dated January 3, 2002, the Court approved a stipulation (the "Artemis Stipulation") resolving disputes between the Debtors and Artemis Electrical Services, Inc. The Artemis Stipulation resolved disputes between the parties relating to the ownership of, and claims arising from, the delivery of certain materials and equipment by Artemis to the Debtors and certain electrical work performed by Artemis in connection therewith. Artemis asserted title to the materials and equipment delivered by Artemis to the Debtors' Brooklyn Army Terminal facility which was not incorporated into the intended improvements and a right to payment for labor performed at such facility. In settlement of the parties' disputes, the Debtors agreed, among other things, to relinquish all right, title and interest in and to the material and equipment in exchange for Artemis' reduction of its claim to a general unsecured prepetition claim in the amount of $400,536.21.

         3.       SONIC TELECOMMUNICATIONS INTERNATIONAL LIMITED

         By order dated February 6, 2002, the Court approved the Debtors' settlement agreement (the "Sonic Settlement Agreement") with Sonic Telecommunications International Limited pursuant to which the Debtors resolved certain claims, assumed certain agreements with Sonic and granted Sonic an option to purchase certain long-term capacity. As of the Petition Date, Sonic owed one of the Debtors approximately $8.0 million, much of which had not yet come due. The Debtors were not, and currently are not, in default under the applicable agreements with Sonic. In addition, as of the Petition Date V Inc was, and continues to be, the owner of approximately 16% of Sonic's outstanding common stock.

         Under the Sonic Settlement Agreement, Sonic agreed to pay V Inc $1.0 million in full and final settlement of any and all causes of action, rights, claims, actions, obligations, damages, demands, or liabilities that it may have in connection with, among other things, the applicable agreements with Sonic. In addition, V Inc agreed to assume these agreements and all necessary underlying contracts. V Inc also granted Sonic an option to purchase four 20-year IRU's of capacity on either the Company's Circe 1 or Circe 2 networks. The Sonic Settlement Agreement was in the best interests of the Debtors' estates because, in addition to generating immediately available cash in the amount of $1.0 million it provided several sources from which the Estates may obtain future benefits including revenue from the additional capacity sales and the potential for realizing value on the Debtors' equity interest in Sonic. Moreover, the Estates benefitted by saving substantial administrative expenses and preserving assets of the Estates by avoiding time-consuming litigation.

I.       SUMMARY OF THE CLAIMS PROCESS AND BAR DATE

         1.       CLAIMS BAR DATE

         In October 2001, the Court established December 4, 2001 as the bar date (the "Bar Date") for filing prepetition proofs of claim. In October 2001, the Claims and Balloting Agent mailed notices of the Bar Date and proof of claim forms to known creditors of the Debtors. Additionally, the Debtors caused notice of the Bar Date to be published in the national edition of The New York Times on October 11, 2001.

         Proofs of claim aggregating approximately 2,500 in number and approximately $3.1 billion have been filed against the Debtors. The Debtors believe that a significant amount of the Claims filed are duplicative in nature. The Debtors also believe that many of the Claims filed are without merit and intend to object to all such Claims. The Debtors cannot provide any assurance, however, that they will be successful in contesting any of such Claims. Although the Debtors believe that they will not complete their review of all Claims filed until after the Confirmation Date, based on their review of Claims and reconciliation of Proof of Claims conducted through the date of this Disclosure Statement, the Debtors believe that approximately $2.7 billion of General Unsecured Claims will likely be Allowed. The Debtors cannot provide any assurance, however, that the amount of General Unsecured Claims that become Allowed will not materially exceed their estimates. If the amount of General Unsecured Claims that are Allowed materially exceed the Debtors' estimates, the percentage recoveries for holders of Class 4 Claims could be materially less than estimated in this Disclosure Statement.

         2.       SCHEDULES AND STATEMENTS OF FINANCIAL AFFAIRS

         On July 30, 2001, the Debtors filed Schedules of Assets and Liabilities and Statements of Financial Affairs with the Court. Among other things, the schedules set forth the Claims of known creditors against each of the Debtors as of the Petition Date, based upon the Debtors' books and records. Separate schedules were filed for each of the 25 Debtors.

                 V. DEVELOPMENT AND SUMMARY OF THE BUSINESS PLAN

A.       PROPOSED CORPORATE STRUCTURE OF THE VIATEL GROUP

         The Plan contemplates the dissolution of each of the Debtors, and all but approximately 15 of VInc's other subsidiaries worldwide, and the transfer, as of the Effective Date, of all of the outstanding shares of certain of the subsidiaries currently owned by VInc (as set forth in more detail in the diagram attached hereto as Exhibit G) to Viatel Netherlands. Thereafter, VInc will transfer all the shares of Viatel Netherlands to its newly formed subsidiary Viatel Luxembourg, in part for a note and the balance as a capital contribution. Finally, VInc will contribute its equity in Viatel Luxembourg, VTL and VTL-TP (Bermuda) Limited to Viatel Bermuda. On or after the Effective Date, property of the Debtors and their Estates shall vest in VTL, to the extent not otherwise disposed of pursuant to the Plan. VTL will be authorized to operate its businesses and VTL, or any other party designated by VTL, will serve as Disbursing Agent with respect to all distributions required under the Plan.

         A chart depicting the Viatel Group on and after the Effective Date is attached hereto as Exhibit G.

B.       ONGOING PRODUCTS AND SERVICES

         As of the date of this Disclosure Statement, the Company's sole remaining business is that of its point-to-point broadband services provided over its approximately 8,700 route kilometer primarily fresh dig, multi-conduit network. It is upon most of this core business and network that the Viatel Group business plan has been developed. See Section C below - "The German Network." The near-term plan of the Viatel Group is focused on two primary areas of business supporting customers' international voice and data communications requirements: (1) clear channel broadband delivered through synchronous digital hierarchy on an optical or electrical basis, and (2) IP transit and transport and virtual private networks. The Company believes that the Viatel Group will be well positioned to provide these products and services and take advantage of the projected growth in these areas.

         1.       CLEAR CHANNEL BROADBAND

         The Viatel Group will continue to offer (i) managed bandwidth services in increments of 2 megabits per second, 34 megabits per second, 45 megabits per second, 155 megabits per second and 622 megabits per second, and (ii) optical wave or "wavelength" services, which provides 2.5 gigabits per second or 10 gigabits per second of capacity. Each of these products is designed for customers who require large transport capacities between cities, but who do not wish to purchase dark fiber and invest in the optronics and network management systems required to enable the fiber to carry traffic. The Viatel Group will continue to offer dark fiber to customers that may wish to make such capital investments; however, the Company does not expect that there will be an active market for dark fiber in the near future and, therefore, has not reflected any revenue from such sales in the Business Model included in Exhibit E hereto.

         2.       IP TRANSIT AND TRANSPORT SERVICES

         The Viatel Group will also continue to offer domestic and international private line services, Internet transit and transport services and dedicated Internet access. These services will continue to be offered on a wholesale basis to communication carriers, Internet service providers and other wholesale customers, and end-user business customers.

C.       THE GERMAN NETWORK

         During 1998 and 1999, the Company constructed its Circe 2 network. Circe 2 is a 2,086 route kilometer network connecting the cities of Rotterdam, Antwerp, Brussels, Paris, Strasbourg, Mannheim, Frankfurt and Dusseldorf. A total of 637 kilometers of the Circe 2 ring are in Germany. During 1999 and 2000, the Company also constructed Circe 3, its 2,439 route kilometer intra-German fiber optic network which connects, among other others, the cities of Frankfurt, Dusseldorf, Bremen, Hamburg, Berlin, Dresden, Munich, Stuttgart and Mannheim. Although the Circe 2 and Circe 3 rings follow similar paths along the western portion of Germany and, in certain instances, run through identical cities, these two networks are, for the most part, entirely separate and distinct networks. In Germany, the Circe 2 ring, which consists of 72 strands of
G.655 fiber, runs primarily through a duct obtained from a third party under a long-term lease. Conversely, Circe 3 is comprised of a fresh dig network consisting of two ducts and 72 strands of G.655 fiber.

         As explained elsewhere in this Disclosure Statement, the Business Model upon which the Debtors' restructuring is premised does not currently contemplate a retention of the Circe 3 network. The Debtors have not included Circe 3 in their plan for a number of reasons including: (i) the questionable ongoing commitment/financial viability of its two construction partners, Carrier 1 and Metromedia Fiber Networks, with whom approximately 50% of fixed costs of the network are shared, (ii) at present, the ongoing fixed costs associated with running this network are substantially greater than the revenue currently generated, (iii) the nonpayment/slow payment of invoices by certain of the Company's Circe 3 customers and the insolvency of certain other customers utilizing this network, and (iv) a potential claim that Deutsche Telekom has asserted against Viatel GmbH, one of the Company's four remaining German subsidiaries not in insolvency proceedings, in respect of an obligation totaling approximately $25.0 million. In reviewing the cost structure of Circe 3, the Company believed it prudent to assume that it would be required to bear the full amount of all costs that were to be shared with Carrier 1 and Metromedia Fiber Networks as a result of the failure to contribute their portion of these costs for six months, in the case of Carrier 1, and for eighteen months, in the case of Metromedia Fiber Network. As a result of these nonpayments, in January 2002 the Company was forced to terminate all of Metromedia Fiber Network's rights to use any of the leased facilities on the Circe 3 network and in February 2002 the Company was forced to place liens on the equipment installed by Carrier 1 in the various leased facility sites.

         Although the Business Model does not, at this time, include Circe 3, the Company has not taken any action that would preclude a reversal of its current position. Due to the rapidly changing landscape in Germany, the Company has attempted to create a situation in which it can take advantage of opportunities should they arise while, at the same time, creating a stabilized environment with regard to the assets absolutely necessary to deliver on the Business Model.

         As it currently stands, the contracting party for the existing Circe 2 duct, Viatel GmbH, is also (i) the contracting party for each of the fourteen real estate leases which support the Circe 3 network, and (ii) the party against whom Deutsche Telekom has asserted, by letter only, is responsible for $25.0 million of DSL build-out costs. The Company believes that the DSL liability is owed by its German subsidiary, Viatel Communications GmbH, which was placed into liquidation in August 2001. Regardless, the Company believes that it has meritorious defenses to any claims that may be asserted by Deutsche Telekom. The Company also believes that it will be able to obtain an assignment of the Circe 2 duct should it ultimately be determined that Viatel GmbH must be placed into liquidation. However, to bring certainty to this potential issue, the Company has secured an arrangement with an independent third party that will enable it to meet its Circe 2 contractual obligations should it be unable to obtain the desired assignment.

         While the Company continues to evaluate its position with respect to Circe 3, it will not move forward with a revised business plan that includes Circe 3 unless it is able to significantly reduce the costs associated with this network and conclude that this network will generate substantial additional revenue in the near-term. Further, the Company will not pursue any business plan that includes Circe 3 should it alter, in any material respect, the time frame during which the Viatel Group remains funded.

D.       NETWORK FOOTPRINT

         Subject to the foregoing discussion, the principal asset of the Viatel Group will be its high-capacity fiber optic network transversing the United Kingdom, The Netherlands, Belgium, France, Western Germany and Switzerland. This long-haul network has at least 48 fibers installed throughout, with between 72 and 96 fibers in most terrestrial segments. In addition, this network consists of an additional spare duct on most terrestrial routes. This network, which consists of 6,649 route kilometers, connects 23 cities, including New York, Chicago, London, Paris, Amsterdam, Rotterdam, Marseille, Lyon, Bordeaux, Frankfurt, Dusseldorf, Koln, Zurich and Geneva. The Viatel Group also has two wavelengths of capacity on the Yellow Submarine Cable which runs from New York to London.

         This network employs ring configurations and self-healing synchronous digital hierarchy systems to provide high reliability and redundancy. The network is equipped with technologically advanced fiber and optical transmission systems, and consists of a uniform configuration of dense wave division multiplexing optronics and Lucent fiber optic cable on terrestrial routes.

         Through a combination of self-constructed assets and fiber exchanges, the Viatel Group has acquired the right to, and may deploy 22,000 fiber kilometers of metropolitan fiber in London, Paris and the New York City metropolitan area. See Article IX.R for certain risks associated with the ability of the Viatel Group to deploy this local fiber in the future.

E.       COLLOCATION FACILITIES AND OTHER PROPERTIES

         The Viatel Group's tangible assets will include the telecommunications equipment currently used to operate and support the Company's pan-European network, all of which is owned, free and clear of any liens or other encumbrances. The Viatel Group's network and its component assets are the principal properties that will be owned by the Viatel Group. As described above, the Viatel Group's network includes installed fiber optic cable consisting of lit (used) and dark (not used) fibers, which are either owned or leased and are laid pursuant to various rights-of-way. Other fixed assets are located at various locations in the service areas of the members of the Viatel Group.

         The Company has divested itself of all of its leased properties in the United States except for its international gateway center at 60 Hudson Street, New York, New York, and two small leased office facilities, one in Stamford, CT and the other in New York, New York. The 60 Hudson Street facility and the Stamford office space will be retained by the Viatel Group post-confirmation. The New York City office facility will be closed once the Debtors' restructuring transactions are complete.

         The Viatel Group will also maintain a leased facility in Egham, England, which will serve as both the Viatel Group's network operations center and corporate headquarters. The Viatel Group will also maintain a backup network operations center in Amsterdam, The Netherlands, which can be activated in the event that an emergency situation develops at the Egham facility. Both network operations centers have been fitted with sophisticated surveillance and control capability, fraud detection and real time transmission quality enhancements and the network operations center in Egham is capable of remotely monitoring, testing and performing diagnostics on key elements of the Viatel Group's network.

         In addition, the Viatel Group will also maintain collocation facilities, switch sites, repair sites and points of presence in the countries through which its network runs. The Viatel Group will also have approximately 76,000 square feet of tier 1 web hosting space. In general, these European locations have leases signed for a minimum term of 20 years, including renewal options. These leases have been structured in a way so as to limit the risk of relocation. It is anticipated that prior to termination of any of the leases, the Viatel Group will be able to renew such leases or make other suitable arrangements.

F.       EMPLOYEES

         The Viatel Group will have 77 full-time employees, 35 of whom will be engaged in engineering and operations, 11 in customer support, 8 in sales and marketing, 7 in finance, 5 in management information systems and 6 in document control/GIS. The remaining five employees will be its Chief Executive Officer, General Counsel, Chief Financial Officer, Director of Human Resources and one administrative assistant. It is not expected that the number of persons employed by the Viatel Group will increase materially over the next several years unless there is a substantial increase in the volume of the Viatel Group's business. None of the foregoing employees are represented by a labor union or covered by a collective bargaining agreement.

G.       COMPETITION

         The European telecommunications industry is highly competitive and significantly affected by regulatory changes, marketing and pricing decisions of the larger industry participants and the introduction of new services and transmission methods made possible by technological advances. The future success of the Viatel Group depends on its ability to compete with a variety of communications providers, including those providing competing networks.

         With regard to its bandwidth services, the Viatel Group expects to face competition from companies such as KPN/Qwest/GTS-Ebone, LDCOM (France), Colt Telecom Group and Level 3, each of which currently has broadband networks in operation. In this area, the Viatel Group will compete with two main categories of competitors - the incumbent telecommunications operators and traditional value-added Internet service providers. Major Internet service providers include UUNET, a subsidiary of WorldCom, Ebone and InfoNet.

         Some of the potential competitors of the Viatel Group such as Carrier 1, Global Crossing, Metromedia Fiber Networks and Energis are themselves in insolvency proceedings or have announced their intention to pull out of the European marketplace.

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

         The Viatel Group network in western Europe is complete and, for the key cities of London, Amsterdam, Paris and Frankfurt, is lit with significant amounts of surplus capacity. Given the capital constraints facing many companies in the telecommunications sector, it is believed unlikely that any potential competitors to the Viatel Group will light additional fiber strands or engage in fresh-dig construction at any time in the foreseeable future. Therefore, the surplus capacity on the Viatel Group's network is perceived as a significant competitive advantage, as the incremental cost to supply new customers is extremely low, potentially permitting the Viatel Group to compete effectively on price.

         Another competitive advantage of the Viatel Group is that its network is, for the most part, a fresh-dig network and hence is physically diverse from its competitors' networks, many of which are based on the same infrastructure as a result of capacity swaps undertaken over the past several years. Potential customers will often require network resilience in order to support mission-critical data applications.

         Many of the expected competitors of the Viatel Group have substantially greater financial, marketing and other resources than the Viatel Group will have and may be able to deploy more extensive networks or may be better able to withstand pricing and other market pressures better than the Viatel Group. In addition, incumbent telecommunications operators generally have additional competitive advantages such as control access to local networks, significant operational economies and close ties with national regulatory authorities.

H.       REGULATION

         Regulation of the telecommunications industry continues to change rapidly. National and local laws and regulations governing the provision of telecommunications services differ significantly among the countries in which the Viatel Group will operate. The interpretation and enforcement of these laws and regulations varies and could limit the ability of the Viatel Group to provide certain telecommunications services in certain markets. There can be no assurance that future regulatory, judicial and legislative changes will not have a material adverse effect on the business of the Viatel Group, that domestic or international regulators or third parties will not raise material issues with regard to the Viatel Group's compliance with applicable laws and regulations, or that other regulatory activities will not have a material adverse effect on the business, financial condition and results of operations of the Viatel Group.

         The construction and operation of the telecommunications network to be owned by the Viatel Group and the provision by them of the telecommunications services in foreign countries will require the Viatel Group to maintain a variety of licenses, permits and authorizations in the ordinary course of business. In addition to telecommunications licenses and permits, the Viatel Group may also be required to obtain additional construction, zoning, environmental and other permits, licenses and authorizations.

         The activities of the Viatel Group in Western Europe will also be subject to regulation by the European Union and the applicable national regulatory authority in each country in which the Viatel Group will operate. The level of regulation and the rights that attach to a license vary in each country. In each country in which the Viatel Group will operate, it is unlikely that it will be considered to have market power, which would subject the Viatel Group to more stringent regulation.

         In the United States, the Company's services are, and the Viatel Group's services will be, subject to the provisions of the Communications Act of 1934, the regulations of the Federal Communications Commission, as we 11 as the applicable laws and regulations of any states in which the Viatel Group operates. Prior to confirmation of the Plan, VTL will obtain a Section 214 license, thus enabling it to assume the business and operations of the Debtors.

I.       THE PROJECTIONS

         As discussed in more detail in Exhibit E hereto, the Company has prepared pro forma financial projections through December 31, 2005 for the Viatel Group on a consolidated basis. These projections are based on a number of assumptions and are subject to a number of risks and uncertainties discussed in more detail in Article IX below.

                                       22

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  VI. MAJOR EVENTS DURING THE CHAPTER 11 CASES INVOLVING NON-DEBTOR AFFILIATES

         In furtherance of the Debtors' restructuring, numerous actions have been taken by, or with regard to, non-Debtor subsidiaries within the Company in order to facilitate the Debtors' reorganization. The most important actions taken by, or with regard to, the Company's non-Debtor subsidiaries are discussed below:

A.       ADMINISTRATION/LIQUIDATION FILINGS AND CORPORATE STRIKING-OFF
         ACTIVITIES

         In June 2001, the directors of five of VInc's subsidiaries in the United Kingdom determined that those companies could no longer trade because they had become insolvent. Accordingly, the directors of those companies caused the companies to petition the English courts for administration orders to be made. On June 4, 2001, the English court made administration orders in respect of four of those companies, including VUK, and on June 6, 2001, VGC was also placed into administration following the Company's failed attempts to find a buyer for that business. Individuals from the London office of Ernst & Young LLP were appointed as administrators (the "UK Administrators") for each of these estates. Shortly following the filing of these five UK companies, approximately 250 employees were made redundant by the UK Administrators.

         On August 1, 2001 and August 15, 2001, the directors of Viatel Communications GmbH and ViCaMe Infrastructure Development GmbH, a company owned 50.1% by the Company, were placed into liquidation under German law. Mr. Dirk Pfeil was appointed as liquidator for each of these companies. The filing of Viatel Communications GmbH was necessary due to a $25.0 million liability that the Company was unable to settle with Deutsche Telekom relating to DSL site build-outs.

         On August 10, 2001, the sole director of Destia Canada Communications Inc. ("DCCI") determined that such company could no longer trade and placed Destia Canada into administration in Toronto, Ontario. Paul Casey of Kroll Restructuring Limited was appointed administrator for the case.

         On October 8, 2001, creditors' voluntary liquidation proceedings were commenced for the following United Kingdom subsidiaries of VInc: Viatel Czech Limited, Destia Communications (Holdings) Limited, America First Limited and Destia Communications Limited, and on October 9, 2001, creditors' voluntary liquidation proceedings were commenced for Destia Communications Services Limited, an Irish subsidiary of VInc In addition, on November 19, 2001, a creditors' voluntary liquidation was commenced for Viatel Spain Limited, another UK subsidiary of VInc. VInc has also taken all necessary action to terminate (strike-off) the corporate existence of the following UK and Irish companies:
Econophone Limited, Viatel Austria Limited, Viatel (I) Limited and Viatel Leasing Limited.

         As a result of its exit from the voice business in Italy, VInc placed its two Italian subsidiaries, Viatel S.r.l. and Viatel Global Communications S.p.a., into solvent liquidation in June 2001 and August 2001 respectively.

         1.       SALE OF BUSINESS ASSETS

         In June 2001, the UK Administrators were able to consummate a sale of the Company's voice business in the United Kingdom for approximately $1.5 million, plus the assumption of certain liabilities, and in July 2001, the UK Administrators sold substantially all of the assets and business of VGC to NTL for approximately $20.0 million, together with the assumption of certain liabilities. Among the Company liabilities eliminated by the two UK sale transactions were approximately $9.0 million of liabilities to Nortel affiliates, approximately $6.0 million to Cisco affiliates, approximately $500,000 owed to NTFC Capital and approximately $27.0 million of liabilities to British Telecom.

         In July 2001, the Company executed a contract for the sale of its voice business in Switzerland under the terms of which the Company would receive approximately $1.4 million of proceeds. This transaction closed in October following receipt of an order from the Court permitting the sale of certain intercompany receivables. For additional details, see Article IV.E - "Sale of Intercompany Receivables."

         In September 2001, the Company undertook a comprehensive review of its European equipment inventory to determine the equipment no longer necessary to support the Business Model. This inventory was completed in December 2001. The Company has recently commenced a coordinated sales effort to dispose of its excess equipment in a cost effective manner.

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         2.       SETTLEMENT ARRANGEMENTS; ELIMINATION OF RENTAL OBLIGATIONS

         VInc's non-Debtor subsidiaries have been engaged in settlement negotiations with their respective trade creditors (including the local incumbent telecommunications providers, local construction agents and other service providers) in order to resolve all material historical liabilities so that, when the Plan is approved, the members of the Viatel Group will be free of substantially all historical debt obligations of the Company. Since July 2001, the Company's various non-Debtor subsidiaries have entered into 13 agreements under which they have settled approximately $73.0 million of liabilities for approximately $0.125 on the dollar. These various settlement arrangements have stabilized the members of the Viatel Group and have preserved and protected the key licenses required by the Viatel Group on a going forward basis.

         Since the Petition Date, non-debtor subsidiaries of VInc have eliminated and/or reduced substantial on-going leasehold obligations through negotiated settlements with landlords, lease rejections (with regard to subsidiaries in administration or liquidation) or transfers in the case of certain properties associated with the businesses that have been sold. In total, the various non-Debtor subsidiaries have eliminated and/or substantially reduced space and the associated cost of retaining approximately 60 properties.

         3.       ASSET ACQUISITIONS

         In August 2001, the Company began discussions with the UK Administrators concerning its desire to repurchase substantially all of the assets and business of VUK. The repurchase of these assets was central to the Debtors restructuring proposal. During September 2001, the UK Administrators conducted an auction for VUK's assets, for which bids were due during the first week of October. During the second week of October, VInc was notified by the UK Administrators that, following consultation with the VUK creditors committee, Vine's bid of (pound) 20.0 million had been accepted. On December 20, 2001, a definitive agreement was executed by the parties. Following satisfaction of numerous conditions precedent established by VInc and VTL, on February 1, 2002, the acquisition of VUK's assets and business was completed.

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

                            VII. SUMMARY OF THE PLAN

         THIS SECTION PROVIDES A SUMMARY OF THE STRUCTURE AND MEANS FOR IMPLEMENTATION OF THE PLAN, AND OF THE CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS UNDER THE PLAN, AND IS QUALIFIED IN ITSENTIRETY BY REFERENCE TO THE PLAN (AS WELL AS THE EXHIBITS THERETO AND DEFINITIONS THEREIN), WHICH IS ANNEXED TO THIS DISCLOSURE STATEMENT AS EXHIBIT A.

         THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT INCLUDE SUMMARIES OF THE PROVISIONS CONTAINED IN THE PLAN AND IN DOCUMENTS REFERRED TO THEREIN. THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT DO NOT PURPORT TO BE PRECISE OR COMPLETE STATEMENTS OF ALL THE TERMS AND PROVISIONS OF THE PLAN OR DOCUMENTS REFERRED TO THEREIN, AND REFERENCE IS MADE TO THE PLAN AND TO SUCH DOCUMENTS FOR THE FULL AND COMPLETE STATEMENTS OF SUCH TERMS AND PROVISIONS.

         THE PLAN ITSELF AND THE DOCUMENTS REFERRED TO THEREIN CONTROL THE ACTUAL TREATMENT OF CLAIMS AGAINST, AND INTERESTS IN, THE DEBTORS UNDER THE PLAN AND WILL, UPON OCCURRENCE OF THE EFFECTIVE DATE, BE BINDING UPON ALL HOLDERS OF CLAIMS AGAINST, AND INTERESTS IN, THE DEBTORS AND THEIR ESTATES, THE VIATEL GROUP, AND OTHER PARTIES-IN-INTEREST. IN THE EVENT OF ANY CONFLICT BETWEEN THIS DISCLOSURE STATEMENT AND THE PLAN OR ANY OTHER OPERATIVE DOCUMENT, THE TERMS OF THE PLAN AND/OR SUCH OTHER OPERATIVE DOCUMENT WILL CONTROL.

A.       OVERALL STRUCTURE OF THE PLAN

         Chapter 11 is the principal business reorganization chapter of the Bankruptcy Code. Under Chapter 11, a debtor is authorized to reorganize its business for the benefit of its creditors and shareholders. Upon the filing of a petition for relief under Chapter 11, section 362 of the Bankruptcy Code provides for an automatic stay of substantially all acts and proceedings against the debtor and its property, including all attempts to collect claims or enforce liens that arose prior to the commencement of the Chapter 11 case.

         The consummation of a plan of reorganization is the principal objective of the Chapter 11 case. A plan of reorganization sets forth the means for satisfying claims against, and interests in, a debtor. Confirmation of a plan of reorganization by the Court makes the plan binding upon the debtor, any issuer of securities under the plan, any person or entity acquiring property under the plan, and any creditor of, or equity holder in, the debtor, whether or not such creditor or equity holder (i) is impaired under, or has accepted, the plan, or
(ii) receives or retains any property under the plan. Subject to certain limited exceptions and other than as provided in the plan itself, or the confirmation order, the confirmation order discharges the debtor from any debt that arose prior to the date of the confirmation of the plan and substitutes therefore, the obligations specified under the confirmed plan, and terminates all rights and interest of equity security holders.

         The terms of the Debtors' Plan are based upon, among other things, their assessment of the ability of (i) the Viatel Group to achieve the established goals contained in the Plan, (ii) the Debtors and the Viatel Group to make the distributions contemplated under the Plan, and (iii) the Viatel Group to pay certain of their continuing obligations in the ordinary course of their business. Under the Plan, Claims against, and Interests in, the Debtors are divided into different Classes according to their relative seniority and certain other criteria.

         Under the Plan, Claims against, and Interests in, the Debtors are divided into different Classes. If the Plan is confirmed by the Court and consummated, on the Effective Date and the Distribution Date and at certain times thereafter as Claims are resolved, liquidated, or otherwise allowed, the Debtors or VTL, as the case may be, will distribute securities, and other property in respect of certain Classes of Claims as provided in the Plan. The Classes of Claims and Interests created under the Plan, the treatment of those Classes under the Plan, and the securities and other property to be distributed under the Plan are described below.

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

B.       SUBSTANTIVE CONSOLIDATION

         The Plan is predicated upon entry of an order by the Court substantively consolidating the Estates and the Chapter 11 Cases. On the Effective Date, the Estates shall be substantively consolidated as follows: (i) all Intercompany Claims by, between, and among the Debtors shall be eliminated;
(ii) any obligation of a Debtor and all guarantees thereof by one or more of the other Debtors shall be deemed to be one obligation of the Debtors, collectively; and (iii) each claim filed or to be filed against any Debtor shall be deemed a single claim against, and a single obligation of, the Debtors collectively. Substantive Consolidation (x) shall be solely for the purposes of determining the right to distributions under the Plan, (y) shall not affect either the rights of any holder of a Secured Claim with respect to the Collateral securing its Claim, or the terms and implementation of any settlement, and the rights and obligations of the parties thereto, entered into in connection with the confirmation of the Plan, and (z) shall not, and shall not be deemed to, prejudice the Litigation Rights and the Avoidance Actions, which shall survive entry of the Substantive Consolidation Order for the benefit of the Debtors and their Estates, as if there had been no substantive consolidation of the Debtors and their Estates.

         The Debtors believe that the facts and circumstances surrounding the historical business and operations of VInc and the other Debtors support substantive consolidation in these Chapter 11 Cases as set forth in Article IV. A of the Plan. Many creditors view the Company as a single economic unit. VInc and the other Debtors generally had common officers and directors, had shared key employees and outside professionals, including, but not limited to, employees who performed accounting, legal, MIS and human resource functions for all the Debtors, and law firms, accounting firms and consultants who also perform services for all of the Debtors. In addition, the Debtors utilized common network infrastructure such as their wide area networks and local area networks, their accounting systems, and their document management systems.

         The Debtors have conducted an analysis and presented their findings to the Creditors' Committee regarding the effects of substantive consolidation. The Debtors have concluded that the recovery by creditors of VInc will not be materially diminished by inclusion of claims asserted only against other Debtors and the recovery of creditors of the other Debtors will not be materially diminished by inclusion of claims asserted against VInc.. The Debtors further concluded that administrative costs associated with the allocation of liabilities between and among VInc and the other Debtors would likely exceed the benefits of non-consolidation. Specifically, the Debtors concluded that, due to the limited number of remaining U.S. employees and the complex nature of the intercompany obligations between and among the Debtor and non-Debtor subsidiaries, resolving all the issues would be an extremely difficult, if not impossible task, would be extremely time consuming to complete, and would have uncertain results. Therefore, the Debtors believe that substantive consolidation for distribution purposes is warranted and appropriate in light of the foregoing issues as well as court determinations in other large, complex Chapter 11 cases.

         Unless the Court has approved the substantive consolidation of the Chapter 11 Cases by a prior order, the Plan will serve as, and will be deemed to be, a motion for entry of an order substantively consolidating the Debtors' Chapter 11 Cases for distribution purposes only.

C.       CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS

         Section 1123 of the Bankruptcy Code provides that a plan must classify the claims and interests of a debtor's creditors and equity interest holders. In accordance with section 1123, the Plan divides Claims and Interests into Classes and sets forth the treatment for each Class (other than Administrative Claims and Priority Tax Claims which, pursuant to section 1123(a)(1) of the Bankruptcy Code, need not be and have not been classified). The Debtors also are required, under section 1122 of the Bankruptcy Code, to classify Claims against, and Interests in, the Debtors into Classes that contain Claims and Interests that are substantially similar to the other Claims and Interests in such Class.

         A Claim or Interest is placed in a particular Class only to the extent that the Claim or Interest falls within the description of that Class, and is classified in other Classes to the extent that any portion of the Claim or Interest falls within the description of such other Classes. A Claim is also placed in a particular Class for the purpose of receiving distributions pursuant to the Plan only to the extent that such Claim is an Allowed Claim in that Class and such Claim has not been paid, released, or otherwise settled prior to the Effective Date.

         The Debtors believe that the Plan has classified all Claims and Interests in compliance with the provisions of section 1122 and applicable case law, but, it is possible that a holder of a Claim or Interest may challenge the Debtors' classification of Claims and Interests and that the Court may find that a different classification is required for the Plan to be Confirmed. If such a situation develops, the Debtors intend to make such permissible modifications to the Plan as may be necessary to permit its confirmation. Any such reclassification could adversely affect holders of Claims by changing the composition of one or more Classes and the vote required of such Class or Classes for approval of the Plan.

         The amount of any Impaired Claim that ultimately is allowed by the Court may vary from any estimated allowed amount of such Claim and, accordingly, the total Claims that are ultimately allowed by the Court with respect to each Impaired Class of Claims may also vary from any estimates contained herein with respect to the aggregate Claims in any Impaired Class. Thus, the value of property that ultimately will be received by a particular holder of an Allowed Claim may be adversely or favorably affected by the aggregate amount of Claims ultimately allowed in the applicable Class.

         The classification of Claims and Interests and the nature of distributions to members of each Class are summarized below. The Debtors believe that the consideration, if any, provided under the Plan to holders of Claims and Interests reflects an appropriate resolution of their Claims and Interests, taking into account the differing nature and priority (including applicable contractual subordination) of such Claims and Interests. The Court must find, however, that a number of statutory tests are met before it may confirm the Plan. Many of these tests are designed to protect the interests of holders of Claims or Interests who are not entitled to vote on the Plan, or do not vote to accept the Plan, but who will be bound by the provisions of the Plan if it is confirmed by the Court.

         1.       TREATMENT OF UNCLASSIFIED CLAIMS

                  (a)      ADMINISTRATIVE CLAIMS

         The Plan provides that Administrative Claims will be paid in full. Administrative Claims consist of the actual and necessary costs and expenses of the Chapter 11 Cases that are allowed under sections 503(b) and 507(a)(l) of the Bankruptcy Code. They include, among other things, the cost of operating the Debtors' business following the Petition Date (e.g., the post-petition salaries and other benefits for the Debtors' employees, post-petition rent, amounts owed to vendors providing goods and services to the Debtors during the Chapter 11 Cases, tax obligations incurred after the Petition Date, and certain statutory fees and charges assessed under 28 U.S.C. Section 1930) and the actual, reasonable fees and expenses of the professionals retained by the Debtors and the Creditors' Committee in the Chapter 11 Cases.

         Except as otherwise provided in, and subject to the requirements of the Plan, the Plan provides that on, or as soon as reasonably practicable after the later of (i) the Distribution Date, or (ii) the date such Administrative Claim becomes an Allowed Administrative Claim, a holder of an Allowed Administrative Claim will receive, in full satisfaction, settlement, release, and discharge of, and in exchange for, such Allowed Administrative Claim, (i) Cash equal to the unpaid portion of the Face Amount of such Allowed Administrative Claim or (ii) such other treatment as to which the Debtors and such holder have agreed in writing; provided, however, that Allowed Administrative Claims with respect to liabilities incurred by a Debtor in the ordinary course of business during the Chapter 11 Cases shall be paid in the ordinary course of business in accordance with the terms and conditions of any agreements relating thereto.

                  (b)      PRIORITY TAX CLAIMS

         Priority Tax Claims are unsecured claims asserted by governmental authorities for taxes specified in section 507(a)(8) of the Bankruptcy Code, such as certain income taxes, property taxes, excise taxes, and employment and withholding taxes. These unsecured claims are given a statutory priority in right of payment.

         Under the Plan, except to the extent that a holder of an Allowed Priority Tax Claim has been paid by the Debtors prior to the Distribution Date or has agreed in writing to a different treatment, a holder of an Allowed Priority Tax Claim shall be entitled to receive, in full satisfaction, settlement, release, and discharge of and in exchange for such Allowed Priority Tax Claim, (i) deferred Cash payments over a period not exceeding six years after the date of assessment of such Allowed Priority Tax Claim in an aggregate principal amount equal to the Face Amount of such Allowed Priority Tax Claim, plus interest on the unpaid portion thereof at the Case Interest Rate from the Effective Date through the date of payment thereof, or (ii) such other treatment as to which the Debtors and such holder shall have agreed in writing. If deferred Cash payments are made to a holder of an Allowed Priority Tax Claim, payments of principal will be made in annual installments, each such installment amount being equal to ten percent (10%) of such Allowed Priority Tax Claim plus accrued and unpaid interest, with the first payment to be due on the first anniversary of the Distribution Date, or as soon thereafter as is practicable, and subsequent payments to be due on the anniversary of the first payment date or as soon thereafter as is practicable; provided, however, that any installments remaining unpaid on the date that is six years after the date of assessment of the tax that is the basis for the Allowed Priority Tax Claim shall be paid on the first Business Day following such date, or as soon as practicable thereafter, together with any accrued and unpaid interest to the date of payment; and provided, further, that VTL, on behalf of the Debtors, shall have the right to pay any Allowed Priority Tax Claim, or any remaining balance of any Allowed Priority Tax Claim, in full at any time on or after the Effective Date without premium or penalty; and provided, further, that any Claim or demand for payment of a penalty (other than a penalty of the type specified in section 507(a)(8)(G) of the Bankruptcy Code) shall be disallowed pursuant to the Plan, and the holder of an Allowed Priority Tax claim shall not assess or attempt to collect such penalty from the Debtors, the Estates, VTL, Viatel Bermuda or another company within the Viatel Group or any officer, director or affiliate of any thereof, or any of them.

         2.       UNIMPAIRED CLASSES OF CLAIMS

                  (a)      CLASS 1: OTHER PRIORITY CLAIMS

         Class 1 consists of Claims against any Debtor entitled to priority under section 507(a) of the Bankruptcy Code, other than a Priority Tax Claim or an Administrative Claim. On, or as soon as reasonably practicable after, the later of (i) the Distribution Date, or (ii) the date such Other Priority Claim becomes an Allowed Other Priority Claim, a holder of an Allowed Other Priority Claim shall receive, in full satisfaction, settlement, release, and discharge of, and in exchange for, such Allowed Other Priority Claim, (i) Cash equal to the unpaid portion of the Face Amount of such Allowed Other Priority Claim, or
(ii) such other treatment as to which the Debtors and such holder shall have agreed upon in writing.

                  (b)      CLASS 2: CONVENIENCE CLAIMS

         Class 2 consists of all Unsecured Claims against any of the Debtors with a Face Amount that is equal to or less than $500, excluding any Intercompany Claims. On, or as soon as reasonably practicable after, the later of (i) the Distribution Date, or (ii) the date such Convenience Claim becomes an Allowed Convenience Claim, the holder of an Allowed Convenience Claim shall receive in full satisfaction, settlement, and release of, and in exchange for, such Allowed Convenience Claim Cash equal to the Face Amount of such Allowed Convenience Claim.

                  (c)      CLASS 3: SECURED CLAIMS

         Class 3 consists of separate subclasses for each Secured Claim secured by a Lien upon property in which any of the Debtors' Estates has an interest. Each subclass is deemed to be a separate class for all purposes under the Bankruptcy Code and the Plan and each holder of an Allowed Secured Claim will receive the treatment set forth below. To the extent that the value of the Collateral securing a Secured Claim is less than the total amount of such Claim, the difference, if any, shall be treated as a Class 4 General Unsecured Claim or a Class 2 Convenience Claim, as applicable. The Debtors specifically reserve all rights to challenge the validity, nature, and perfection of, and to avoid, pursuant to the provisions of the Bankruptcy Code and other applicable law, all purported liens with respect to any collateral.

                         CLASS 3.01: NTFC SECURED CLAIM

         On the Distribution Date, or as soon thereafter as is practicable, the holder of the NTFC Secured Claim shall, in full satisfaction, settlement, release, and discharge of, and in exchange for, such Allowed NTFC Secured Claim, in the sole discretion of the Debtors, (x) have the Allowed NTFC Secured Claim Reinstated or (y) receive such other treatment as the Debtors and such holder shall have agreed in writing.

                        CLASS 3.02: OTHER SECURED CLAIMS

         On the Distribution Date or as soon thereafter as is practicable, the holder of an Other Secured Claim shall, in full satisfaction, settlement, release, and discharge of, and in exchange for, such Allowed Other Secured Claim, in the sole discretion of the Debtors, (x) have its Allowed Other Secured Claim Reinstated or (y) receive such other treatment as the Debtors and such holder shall have agreed in writing.

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

         3.       IMPAIRED CLASSES OF CLAIMS

                  (a)      CLASS 4: GENERAL UNSECURED CLAIMS

         Class 4 consists of all Unsecured Claims against all of the Debtors, excluding any Intercompany Claims, Administrative Claims, Priority Tax Claims, Other Priority Claims, Secured Claims and Convenience Claims. On, or as soon as reasonably practicable after, the later of (i) the Distribution Date or (ii) the first Distribution Date after the date such General Unsecured Claim becomes an Allowed General Unsecured Claim, each holder of an Allowed General Unsecured Claim shall, in full satisfaction, settlement, release, and discharge of, and in exchange for such Allowed General Unsecured Claim, receive its Pro Rata share of 88% of the New Shares.

                  (b)      CLASS 5: INTERCOMPANY CLAIMS

         Class 5 consists of all Claims held by a Debtor against another Debtor, including, without limitation: (i) any account reflecting intercompany book entries by one Debtor with respect to any other Debtor; (ii) any Claim not reflected in such book entries that is held by a Debtor against another Debtor; and (iii) any derivative Claim asserted by or on behalf of one Debtor against another Debtor. On the Effective Date, all Intercompany Claims shall be extinguished, and each holder thereof shall not be entitled to, and will not receive or retain any property or interest in property on account of, its Intercompany Claim. Class 5 is deemed to have rejected the Plan, and, therefore, holders of Intercompany Claims are not entitled to vote to accept or reject the Plan.

         4.       INTERESTS

                  (a)      CLASS 6: INTERESTS

         Class 6 consists of all Interests directly or indirectly arising from or under, or relating in any way to, any of the Equity Securities. Interests include the legal, equitable, and contractual rights of any Person with respect to any of the Equity Securities. On the Effective Date, the Interests in the Debtors shall be canceled and no holder thereof shall be entitled to or have any right to receive or retain any property or interest in property on account of, such Interests. Class 6 is deemed to have rejected the Plan, and, therefore, holders of Interests are not entitled to vote to accept or reject the Plan.

D.       OTHER PROVISIONS OF THE PLAN

         1.       NO REVESTING OF ASSETS

         The property of the Debtors and each of their Estates shall not revest in the Debtors on or after the Effective Date but shall, to the extent not specifically disposed of pursuant to the Plan, vest in VTL. Thereafter, VTL may operate its businesses and may use, acquire, and dispose of property free of any restrictions of the Bankruptcy Code, the Bankruptcy Rules, and the Court. As of the Effective Date, all property of the Debtors shall be free and clear of all Claims and Interests, except as specifically provided in the Plan or the Confirmation Order.

         2.       EFFECTUATING DOCUMENTS; FURTHER TRANSACTIONS

         The Debtors and VTL shall be authorized to execute, deliver, file, or record such contracts, instruments, releases, and other agreements or documents, and take such actions as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan.

         3.       DISBURSING AGENT

         From and after the Effective Date, VTL, or any other party designated by VTL, shall serve as the Disbursing Agent to make all distributions required under the Plan. VTL shall not receive any compensation for acting as Disbursing Agent. If, however, an independent third party is subsequently designated to serve in such capacity, such Disbursing Agent shall be entitled to receive, without further Court approval, reasonable compensation for distribution services rendered pursuant to the Plan and reimbursement of reasonable out-of-pocket expenses incurred in connection with such services.

         4.       PRESERVATION OF RIGHTS OF ACTION

         Except as otherwise provided in this Plan or the Confirmation Order, or in any contract, instrument, release, or other agreement entered into in connection with the Plan, in accordance with section 1123(b) of the Bankruptcy Code, VTL shall retain the Litigation Rights and VTL, as the successor to the Debtors, may enforce, sue on, settle, or compromise (or decline to do any of the foregoing) the Litigation Rights including, but not limited to, those listed on Exhibit C to the Plan. VTL, or its respective successors, may pursue the Litigation Rights, as appropriate, in accordance with the best interests of VTL or its respective successors who hold such rights. The failure of the Debtors to list a claim, right of action, suit, or proceeding on Exhibit C to the Plan will not constitute a waiver or release by the Debtors or their Estates of such claim, right of action, suit or proceeding. The substantive consolidation of the Debtors and their Estates pursuant to the Substantive Consolidation Order and
Section IV. B of the Plan shall not, and shall not be deemed to, prejudice the Litigation Rights, which shall survive entry of the Substantive Consolidation Order for the benefit of the Debtors, their Estates and VTL as if there had been no substantive consolidation of the Debtors and their Estates.

         5.       SPECIAL PROVISIONS REGARDING CLAIMS COVERED BY INSURANCE

         Distributions under the Plan to each holder of an Allowed Insured Claim will be in accordance with the treatment provided under the Plan for the Class in which such Allowed Insured Claim is classified, but solely to the extent that such Allowed Insured Claim is not satisfied from proceeds payable to the holder under the relevant insurance policy and applicable law. Nothing in Article IV.H of the Plan shall constitute a waiver of any claim, obligation, suit, judgment, damage, debt, right, cause of action or liability that any entity may hold against any other entity, including the Debtors' insurance carriers.

         6.       EXEMPTION FROM CERTAIN TRANSFER TAXES

         Pursuant to section 1146(c)of the Bankruptcy Code, any transfers from
(i) any of the Debtors to any other Person or entity pursuant to the Plan, or
(ii) from any other Person or entity pursuant to the Plan, shall not be subject to any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, stamp act, real estate transfer tax, mortgage recording tax, or other similar tax or governmental assessment, and the Confirmation Order shall direct the appropriate state or local governmental officials or agents to forego the collection of any such tax or governmental assessment and to accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax or governmental assessment.

         7.       SETTLEMENT AUTHORITY

         Pursuant to Fed. R. Bankr. P. 9019(a), the Debtors, or the Disbursing Agent on their behalf, may compromise and settle various Claims (i) against them and (ii) that they have against other Persons. The Debtors expressly reserve the right (with Court approval, following appropriate notice and opportunity for a hearing) to compromise and settle Claims against them and claims that they may have against other Persons arising on or prior to the Effective Date. The Debtors reserve the right to modify the Plan to the extent, and consistent with, a settlement as it is or is not approved by the Court, in whole or in part.

         8.       PAYMENT OF STATUTORY FEES

         All fees payable under 28 U.S.C. Section 1930, as determined by the Court at the Confirmation Hearing, shall be paid on or before the Effective Date. All such fees that arise after the Effective Date but before the closing, dismissal, or conversion of the Chapter 11 Case shall be paid from funds otherwise available for distribution under the Plan.

         9.       SEVERABILITY OF PLAN PROVISIONS

         If, before the Confirmation Date, the Court holds that any provision of the Plan is invalid, void, or unenforceable, (i) the Debtors, at their option, may amend or modify the Plan to correct the defect, by amending or deleting the offending provision or otherwise, or may withdraw the Plan, or (ii) the Court, at the request of the Debtors, shall have the power to alter and interpret such term or provision held to be invalid, void, and unenforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void, or unenforceable, and such term or provision shall then be applicable as altered or interpreted. Notwithstanding any such holding, alteration, or interpretation, the remainder of the provisions of the Plan shall remain in full force and effect and shall in no way be affected, impaired, or invalidated by such holding, alteration, or interpretation. The Confirmation Order shall constitute a judicial determination, and shall provide that each term and provision of the Plan, as it may have been amended or modified in accordance with the foregoing, is valid and enforceable pursuant to its terms.

         10.      REVOCATION, WITHDRAWAL OR NON-CONSUMMATION

         The Debtors reserve the right to revoke or withdraw the Plan as to any or all of the Debtors prior to the Confirmation Date and to file amended plans of reorganization. If the Debtors revoke or withdraw the Plan as to any or all of the Debtors, or if confirmation or consummation of the Plan as to any or all of the Debtors does not occur, then, with respect to such Debtors, (a) the Plan will be null and void in all respects, (b) any settlement or compromise embodied in the Plan (including the fixing or limiting to an amount certain any Claim or Class of Claims), assumption or rejection of executory contracts or leases effected by the Plan, and any document or agreement executed pursuant to the Plan, will be deemed null and void, and (c) nothing contained in the Plan will
(i) constitute or be deemed to constitute a waiver or release of any Claims by or against, or any Interests in, such Debtors or any other Person, (ii) prejudice in any manner the rights of such Debtors or any other Person, or (iii) constitute an admission of any sort by such Debtors or any other Person.

         11.      PLAN SUPPLEMENT(S)

         Any and all exhibits, lists, or schedules not filed with the Plan will be contained in the Plan Supplement(s) and filed with the Clerk 'of the Court on or before the date set for the hearing on the adequacy of the Disclosure Statement. Upon its filing with the Court, the Plan Supplement may be inspected in the office of the Clerk of the Court during normal court hours. Holders of Claims or Interests may obtain a copy of the Plan Supplement(s) upon written request to the Debtors. Any Plan Supplement (and amendments thereto) filed by the Debtors shall be deemed an integral part of the Plan and shall be incorporated by reference as if fully set forth therein.

         12.      INDEMNIFICATION OBLIGATIONS

         Except as otherwise specifically limited by the Plan, any obligations or rights of the Debtors to defend, indemnify, reimburse, limit, contribute to the losses, liabilities, or expenses of any officer or director pursuant to the Debtors' certificates of incorporation, by-laws, policy of providing employee indemnification, applicable state law, or specific agreement in respect of any claims, demands, suits, causes of action, or proceedings against such officers and directors based upon any act or omission related to the Identified Directors' and Officers' service with, for, or on behalf of the Debtors prior to the Effective Date, shall survive confirmation of the Plan and remain unaffected thereby, and shall not be discharged, irrespective of whether such defense, indemnification, reimbursement, limitation of liability or contribution is owed in connection with an occurrence before or after the Petition Date (the "Indemnification Obligations").

         Without limiting the foregoing, the Indemnification Obligations shall include, but not be limited to, (i) the reimbursement of any monies paid by the Identified Directors and Officers prior to the Effective Date relating to or arising from debts, liabilities or other obligations for which the Debtors are or were directly obligated; and (ii) the reimbursement or payment of any attorneys' fees and expenses incurred by the Identified Directors and Officers to and including the Effective Date due to, among other things, the commencement of the Chapter 11 Cases, the commencement of litigation based upon guaranties executed by the Identified Directors and Officers, or any other matters arising due to the Identified Directors and Officers' alleged liability for certain of the Debtors' debts, liabilities or other obligations; provided, that no requests or applications need be filed with respect to the compensation or reimbursement of the fees and expenses of any professionals retained by the Identified Directors and Officers; and provided, further, that the compensation or reimbursement of fees and expenses incurred by any professionals retained by the Identified Directors and Officers shall be paid on the Effective Date, in the manner and form as other Professionals in the Chapter 11 Cases shall be paid, without further order of the Court. The Debtors' total indemnification obligations pursuant to this Article VIII.E of the Plan shall not exceed $100,000. in the aggregate.

         The directors and officers of VInc. are covered under a primary D & O liability policy in the amount of $15.0 million which provides for a $500,000 deductible for each and every claim. The term of the primary policy commenced on April 1, 2000 and continues through April 1, 2003. In addition to the primary coverage, the directors and officers of VInc have five excess layers of coverage, three excess layers of $5.0 million each and two excess layers of $10.0 million each, all of which have terms through April 1, 2003.

         13.      TERM OF INJUNCTIONS OR STAYS

         Unless otherwise provided in the Plan, in the Confirmation Order, or in any other order of the Court, all injunctions or stays provided for in the Chapter 11 Cases under sections 105 or 362 of the Bankruptcy Code, or otherwise, and extant on the Confirmation Date, shall remain in full force and effect until the Effective Date.

         14.      GOVERNING LAW

         Unless a rule of law or procedure is supplied by federal law, including the Bankruptcy Code and Bankruptcy Rules, (i) the construction and implementation of the Plan and any agreements, documents, and instruments executed in connection with the Plan (except certain agreements or documents to which Viatel Bermuda is a party or sponsor) and (ii) corporate governance matters (other than those relating to Viatel Bermuda), shall be governed by the laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof. Except as otherwise provided in the applicable agreement, document or instrument, all such agreements to which Viatel Bermuda is a party shall be governed by the laws of Bermuda and all corporate governance matters relating to Viatel Bermuda shall also be governed by the laws of Bermuda.

         15.      RETENTION OF JURISDICTION

         Pursuant to sections 105(a) and 1142 of the Bankruptcy Code, and notwithstanding entry of the Confirmation Order, substantial consummation of the Plan and occurrence of the Effective Date, the Court shall retain exclusive jurisdiction over all matters arising out of, and related to, the Chapter 11 Cases and the Plan, to the fullest extent permitted by law, as more fully set forth in Article XII of the Plan.

E.       DISTRIBUTIONS UNDER THE PLAN

         Except as otherwise provided in the Plan or as ordered by the Court, and subject to the provisions of Article VII of the Plan, all distributions to be made on account of Claims that are Allowed Claims (other than Allowed Insurance Claims) as of the Effective Date shall be made on the Distribution Date. Distributions on account of Claims that first become Allowed Claims after the Effective Date shall be made pursuant to the terms and conditions of Article IX of the Plan. Regardless of the date on which any distribution of New Shares is actually made to a holder of a Claim that becomes an Allowed Claim, such holder shall be deemed to have the rights of a holder as of the Effective Date.

         The Disbursing Agent shall make all distributions required under the Plan (subject to the provisions of Article IX thereof), except with respect to a holder of a Claim (other than a holder of an Allowed General Unsecured Claim) whose distribution is governed by an agreement and is administered by an agent or servicer, which distributions shall be deposited with the appropriate agent or servicer, who shall deliver such distributions to the holders of Claims in accordance with the provisions of the Plan and the terms of the relevant governing agreement.

         The Disbursing Agent may employ or contract with other entities to assist in, or make the distributions required by, the Plan. The Disbursing Agent shall not be required to give any bond or surety or other security for the performance of its duties unless otherwise ordered by the Court. If otherwise so ordered, all costs and expenses of procuring any such bond shall be paid by VTL.

         On and following the Effective Date, the Disbursing Agent shall be authorized and empowered to, and shall, except as otherwise provided in the Plan, (i) act as agent for holders of Allowed General Unsecured Claims to receive and distribute New Shares, by book entry or otherwise, and (ii) receive any payments or dividends of property on account of the foregoing.

         1.       DELIVERY OF DISTRIBUTIONS AND UNDELIVERABLE OR UNCLAIMED
                  DISTRIBUTIONS

                  (a)      DELIVERY OF DISTRIBUTIONS IN GENERAL

         Distributions to holders of Allowed Claims shall be made by the Disbursing Agent or the appropriate agent, or servicer, as the case maybe, (a) at the addresses set forth on the proofs of claim filed by such holders (or at the last known addresses of such holders if no proof of claim is filed or if the Debtors have been notified of a change of address), (b) at the addresses set forth in any written notices of address changes delivered to the Disbursing Agent after the date of any related proof of claim, (c) at the addresses reflected in the Schedules if no proof of claim has been filed and the Disbursing Agent has not received a written notice of a change of address, (d) other records of the Debtors or the Disbursing Agent at the time of the distribution, or (e) in the case of the holder of a Claim that is governed by an agreement and is administered by an agent or servicer (other than the trustees for holders of the Debt Securities), at the addresses contained in the official records of such agent or servicer.

                  (b)      UNDELIVERABLE AND UNCLAIMED DISTRIBUTIONS

                           (i) HOLDING AND INVESTMENT OF UNDELIVERABLE AND UNCLAIMED DISTRIBUTIONS

         If the distribution to any holder of an Allowed Claim is returned to the Disbursing Agent as Undeliverable or is otherwise unclaimed, no further distributions shall be made to such holder unless and until the Disbursing Agent is notified in writing of such holder's then-current address. Undeliverable and unclaimed distributions shall be deposited in segregated accounts, designated as an "unclaimed distribution reserve - cash account" and an "unclaimed distribution reserve - share account" (each individually an "Unclaimed Distribution Reserve" and collectively the "Unclaimed Distribution Reserves"), for the benefit of all such similarly situated Persons until such time as a distribution becomes deliverable or is claimed.

                           (ii)     FAILURE TO CLAIM UNDELIVERABLE DISTRIBUTIONS

         Any holder of an Allowed Claim that does not assert a claim pursuant to the Plan for an Undeliverable or unclaimed distribution within one year after the Effective Date shall be deemed to have forfeited its claim for such Undeliverable or unclaimed distribution and shall be forever barred and enjoined from asserting any such claim for an Undeliverable or unclaimed distribution against the Debtors and the Estates, the Disbursing Agent, any Subsidiary, or any company within the Viatel Group or their property. Nothing contained in the Plan shall require any Disbursing Agent to attempt to locate any holder of an Allowed Claim. All distributions under the Plan that are unclaimed for a period of one year after distribution thereof shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code and revested in VTL and any entitlement of any holder of any Claim to such distributions shall be extinguished and forever barred.

         2.       FRACTIONAL NEW SHARES/DOLLARS; MINIMUM DISTRIBUTIONS

         No fractional New Shares or Cash in lieu thereof shall be distributed under the Plan. When any distribution pursuant to the Plan would otherwise result in the issuance of a number of New Shares that is not a whole number, the actual distribution of New Shares shall be rounded as follows: (i) fractions of 1/2 or greater shall be rounded to the next higher number, and (ii) fractions of less than 1/2 shall be rounded to the next lower number. The total number of New Shares to be distributed pursuant to the Plan shall be adjusted as necessary to account for the rounding provided for in Article VII.I. of the Plan.

         In addition, the payment of fractions of dollars shall not be made. When ever any payment of a fraction of a dollar under the Plan would otherwise be called for, the actual payment made shall reflect a rounding of the fraction to the nearest whole dollar (up or down), with half dollars rounded down.

         The Disbursing Agent, or any agent or servicer, as the case may be, shall not make any payment of less than thirty dollars ($30.00)with respect to any Claim, unless a request therefor is made in writing to the Disbursing Agent or servicer, as the case maybe.

         3.       MEANS OF CASH PAYMENT

         Cash payments made pursuant to the Plan shall be in U.S. dollars and shall be made at the option and in the sole discretion of the Debtors or the Disbursing Agent, as the case may be, by (i) checks drawn on or (ii) wire transfers from a domestic bank selected by the Debtors or the Disbursing Agent, as the case may be. In the case of foreign creditors, cash payments may be made, at the option of the Debtors or the Disbursing Agent, as the case may be, in such funds and by such means as are necessary or customary in a particular jurisdiction. Notwithstanding the foregoing, in the absence of a compelling reason, any cash payments in excess of $250,000 shall be made by wire transfer.

         4.       INTEREST ON CLAIMS

         Unless otherwise specifically provided for in the Plan or the Confirmation Order, or required by applicable bankruptcy law, postpetition interest shall not accrue or be paid on any Claims, and no holder of a Claim shall be entitled to interest accruing on or after the Petition Date on any Claim. Interest shall not accrue or be paid upon any Disputed Claim in respect of the period from the Petition Date to the date a final distribution is made thereon if and after such Disputed Claim becomes an Allowed Claim.

         5.       PREPAYMENT

         Except as otherwise provided in this Plan or in the Confirmation Order, the Debtors or the Disbursing Agent, as the case maybe, shall have the right to prepay, without penalty, all or any portion of an Allowed Claim at any time; provided, however, that any such prepayment shall not be violative of, or otherwise prejudice, the relative priorities and parities among the Classes of Claims.

         6.       CANCELLATION OF EXISTING SECURITIES AND AGREEMENTS

         On the Effective Date, the promissory notes, share certificates, option agreements, bonds and any other instruments or documents evidencing any Claim or Interest, other than a Claim that is being reinstated and rendered unimpaired, shall be deemed cancelled without further act or action under any applicable agreement, law, regulation, order or rule and the obligations of the Debtors under the agreements, indentures and certificates of designation governing such Claims and Interest, as the case may be, shall be discharged.

F.       PROCEDURES FOR RESOLVING DISPUTED, CONTINGENT, AND UNLIQUIDATED CLAIMS

         1.       OBJECTION DEADLINE; PROSECUTION OF OBJECTIONS

         As soon as practicable, but in no event later than one year after the Effective Date (unless extended by an order of the Court), the Debtors or the Disbursing Agent, as the case may be, or any other party-in-interest may file objections to Claims (including any Administrative Claim, Priority Tax Claim, Other Priority Claim, Secured Claim, and Unsecured Claim) with the Court and serve such objections upon the holders of each of the Claims to which objections are made. Nothing contained herein, however, shall limit the Disbursing Agent's right to object to Claims, if any, filed or amended after the Effective Date. The Disbursing Agent and such other party-in-interest (to the extent applicable) shall be authorized to, and shall, resolve all Disputed Claims by withdrawing or settling such objections thereto, or by litigating to judgment in the Court or such other court having jurisdiction, the validity, nature, and/or amount thereof.

         2.       NO DISTRIBUTIONS PENDING ALLOWANCE

         Notwithstanding any other provision of the Plan, no payments or distributions shall be made with respect to all or any portion of a Disputed Claim unless and until all objections to such Disputed Claim have been settled or withdrawn or have been determined by Final Order, and the Disputed Claim, or some portion thereof, has become an Allowed Claim.

         3.       DISPUTED CLAIMS RESERVES

         On or prior to the Effective Date, the Disbursing Agent shall establish one or more Disputed Claims Reserves to the extent required by order of the Court or as otherwise necessary or useful to implement the treatment and distribution provisions of the Plan in respect of Disputed Claims.

         4. DISTRIBUTIONS ON ACCOUNT OF DISPUTED CLAIMS ONCE THEY ARE ALLOWED AND ADDITIONAL DISTRIBUTIONS ON ACCOUNT OF PREVIOUSLY ALLOWED CLAIMS

         On the initial Distribution Date, and on each subsequent distribution thereafter, the Disbursing Agent will make distributions (a) on account of any Disputed Claim that has become an Allowed Claim since the preceding distribution and (b) on account of previously Allowed Claims, from the applicable Disputed Claim Reserves, of property that would have been distributed to such Claim holders on the dates distributions previously were made to holders of Allowed Claims had the Disputed Claims that have become Allowed Claims been Allowed on such dates. Such distributions will be made pursuant to the provisions of the Plan governing the applicable Class. Holders of such Claims that are ultimately Allowed will also be entitled to receive, on the basis of the amount ultimately allowed, the amount of any dividends or other distributions, if any, received on account of the property in reserve between the Effective Date and the date such distribution is made to such Claim holder.

G.       POST-CONSUMMATION MATTERS

         1.       DISSOLUTION OF CORPORATE EXISTENCE

         After the Effective Date, VTL will use its reasonable efforts to dissolve each of the Debtors as soon as reasonably practicable to the extent dissolution does not, in the judgment of VTL, impair administration of the Plan. To that end, VTL shall prepare, or have prepared, and file, or have filed, all corporate resolutions, statements, notices, tax returns and other documents necessary to accomplish such dissolutions, and the Confirmation Order shall provide for the appointment of the officers of VTL as authorized signatories to execute on behalf of each Debtor any and all documents necessary to accomplish such dissolutions.

         Upon filing of a certificate of dissolution (or other document or pleading, as appropriate) by VTL on behalf of the Debtors with the Court, each of the Debtors will be dissolved for all purposes effective as of the date of filing such certificate without the necessity for any other or further actions to be taken by or on behalf of such entities or payments to be made in connection therewith; provided, however, that VTL may, if it so elects, file a certificate of dissolution for each Debtor in such Debtor's jurisdiction of incorporation. Such certificate of dissolution maybe executed by an officer of VTL without the need for any action or approval by the stockholders or the board of directors of any of the Debtors. From and after the Effective Date, each of the Debtors (i)for all purposes will be deemed to have dissolved and withdrawn its business operations from any state or country in which it was previously conducting, or is registered or licensed to conduct, its business or operations, and will not be required to file any document, pay any sum or take any other action in order to effectuate such withdrawal, (ii) will be deemed to have cancelled pursuant to the Plan all of their Interests, and (iii) will not be liable in any manner to any taxing authority for franchise, business, capital, license or similar taxes accruing on or after the Effective Date. From and after the Effective Date, to the extent the bylaws, certificate of incorporation or other charter documents of any Debtor are inconsistent with the terms and provisions of the Plan, the Plan will supersede such bylaws, certificates of incorporation, or other charter documents, as the case may be, and such by laws, certificates of incorporation or other charter and corporate documents shall be deemed amended to the extent inconsistent with the terms and provisions of the Plan. Neither VTL nor any of its officers and directors will incur any liability for actions taken or not taken in respect of Article IV.B.1 of the Plan.

         2.       CANCELLATION OF DEBT SECURITIES

         On the Effective Date, the Debt Securities and any other note, bond, indenture or other instrument or document evidencing or creating any indebtedness or obligation of the Debtors will be deemed cancelled and of no further force and effect without any further action on the part of the Court, or any person including, but not limited to, governmental agencies. Each indenture, agreement or instrument that governs the rights of the holder of a Claim based on the Debt Securities and that is administered by an indenture trustee, agent, or servicer will continue in effect solely for the purposes of allowing such indenture trustee, agent or servicer to make the distributions to be made on account of such Claims under the Plan. Such cancellation, however, shall not impair the rights and duties under any indenture under which the Debt Securities were issued as between the applicable trustee and the beneficiaries of the trusts created thereby. Further, the charging liens of the various indenture trustees provided by the respective indentures shall survive the cancellation thereof.

         Any actions taken by an indenture trustee, agent or servicer that are not for the purposes authorized in Article IV.B.2 of the Plan shall not be binding upon the Debtors. Except with respect to the making of distributions as provided in the preceding paragraph, the Debtors or VTL may, if the indenture trustee has engaged in unauthorized activity under the indenture, terminate any indenture or other governing agreement or instrument and the authority of any indenture trustee, agent, or servicer. If distributions under the Plan on account of Claims relating to the Debt Securities have not been completed at the time of termination of the indentures or other governing agreements or instruments, VTL will designate a distribution agent to act in the place of the indenture trustee, agent or servicer, and the provisions of Article IV.B.2 of the Plan shall be deemed to apply to the new distribution agent.

         In full satisfaction of the indenture trustees' fee and expense Claims for services rendered under the respective indentures prior to the Distribution Date, including such Claims secured by the indenture trustees' charging lien under the indentures, VInc will pay to the respective indenture trustees, on the Effective Date, cash equal to the amount of such

Allowed Claims. The indenture trustees will also be entitled to receive, without further Court approval, reasonable compensation for distribution services rendered pursuant to the Plan and the reimbursement of out-of-pocket expenses incurred in connection with such distributions.

         3.       CANCELLATION OF EQUITY SECURITIES

         As of the Effective Date, by virtue of the Plan and without any action necessary on the part of the holders thereof, except as specified in the Plan, all Equity Securities issued and outstanding or held in treasury shall be cancelled and retired and no consideration will be paid or delivered with respect thereto. Notwithstanding anything in the Plan to the contrary, holders of Equity Securities shall not be required to surrender their Equity Securities to the Debtors.

         4.       TRANSFER OF SPECIFIED EQUITY INTERESTS

         As of the Effective Date, all of the outstanding shares of certain of the subsidiaries currently owned by VInc (as set forth in more detail in the diagram attached here to as Exhibit G) will be transferred to Viatel Netherlands. Thereafter, VInc will transfer all the shares of Viatel Netherlands to Viatel Luxembourg, in part for a note and the balance as a capital contribution. Finally, VInc will contribute its equity in Viatel Luxembourg, VTL and VTL-TP (Bermuda) Limited to Viatel Bermuda.

         5.       ISSUANCE AND DELIVERY OF NEW SHARES

         Prior to the Effective Date, Viatel Bermuda will amend its memorandum of association to increase its authorized share capital from 1,200,000 shares to 100,000,000 shares of which 12,000,000 shares of US$0.01 each will be issued and/or reserved for issuance on the Effective Date.

         As of the Effective Date, VInc will transfer 10,560,000 New Shares, representing 88% of the New Shares authorized for issuance as of the Effective Date, to holders of Allowed General Unsecured Claims, and Viatel Bermuda will grant New Stock Options to purchase up to 1,440,000 New Shares. The issue and transfer of the New Shares, and the granting of options to purchase New Shares is subject to the consent of the Bermuda Monetary Authority, which will require disclosure of the ultimate beneficial ownership of each party who will acquire, or have the option to acquire, greater than 5% of the entire issued share capital of Viatel Bermuda. Approvals or permissions received from the Bermuda Monetary Authority do not constitute a guarantee by the Bermuda Monetary Authority as to the performance or credit worthiness of any issuer. Accordingly, in giving those approvals or permissions, the Bermuda Monetary Authority will not be liable for the performance or default of Viatel Bermuda or for the correctness of any opinions or statements expressed in the Disclosure Statement, the Plan or otherwise.

         Viatel Bermuda shall reserve for issuance upon exercise of New Stock Options under the Share Incentive Plan, 1,440,000 New Shares, subject to obtaining the consent of the Bermuda Monetary Authority there to, and compliance by it with any applicable requirements of Bermuda law and the bye-laws of Viatel Bermuda.

         The issuance and distribution of the New Shares other than the New Shares underlying options in connection with the consummation of the Plan shall be exempt from the registration requirements of the Securities Act pursuant to section 1145(a) of the Bankruptcy Code. For a discussion of certain U.S. Federal and other securities laws, see Article VIII.

         Without limiting the effect of section 1145(a) of the Bankruptcy Code, on the Effective Date Viatel Bermuda will enter into a Registration Rights Agreement with each holder of General Unsecured Claims who may be deemed to be an "underwriter" or "affiliate" for purposes of the Securities Act. The Registration Rights Agreement shall contain certain demand and piggyback registration rights for the benefit of the signatories thereto. The Registration Rights Agreement will be in substantially the form attached to the Plan as Exhibit J.

         6.       SHARE INCENTIVE PLAN

         As of the Effective Date, Viatel Bermuda will implement the Share Incentive Plan which is designed to (i) attract, retain and motivate participants, (ii) provide incentive compensation opportunities to participants that are competitive with those of companies similarly situated, and (iii) further identify the interests of participants with those of the shareholders of Viatel Bermuda. The Share Incentive Plan provides for the grant of Stock Options, stock appreciation rights, limited stock appreciation rights, restricted stock, stock bonuses and other awards that are valued in whole or in part by reference to, or are otherwise based on, the fair market value of the Common Shares. Options to acquire 240,000 shares at $.01 per share and options to acquire 600,000 shares at $8.33 per share will be issued at the Effective Date and options to purchase 600,000 shares will be reserved for future grants in January 2003. The maximum number of New Shares that will be available for issuance in satisfaction of awards under the Share Incentive Plan, may not at any time exceed 12% of Viatel Bermuda's issued and outstanding Common Shares. The Plan will be administered by the compensation committee of Viatel Bermuda.

         Under the Plan, the option price of any incentive Stock Option may not be less than the fair market value of a New Share on the date on which the option is granted. The option price of a non-qualified Stock Option may be less than the fair market value on the date the non-qualified Stock Option is granted if the Board or the compensation committee so determines. An incentive Stock Option may not be granted to a "ten percent stockholder" (as that term is defined in Section 422A of the Internal Revenue Code of 1986) unless the exercise price is at least 110.0% of the fair market value of the New Shares and the term of the option may not exceed five years from the date of grant. The maximum term of each Stock Option granted to persons other than ten percent stockholders will be ten years from the date of grant. For options to qualify as incentive Stock Options, the aggregate fair market value, determined on the date of grant, of the New Shares with respect to which the incentive Stock Options are exercisable for the first time by the grantee during any calendar year may not exceed $100,000. Payment by option holders upon exercise of an option may be made in cash or, with the consent of the compensation committee, in whole or in part,

         (a)      with New Shares owned by the grantee;

         (b) by irrevocable direction to an approved securities broker to sell New Shares and deliver all or a portion of the proceeds to the company;

         (c) by delivery of a promissory note with any provisions that the compensation committee of the Viatel Bermuda Board determines appropriate; or

         (d)      in any combination of these three possibilities.

         In addition, the compensation committee may, in its sole discretion, authorize the surrender by an optionee of all or part of an unexercised Stock Option and authorize a payment in consideration thereof of an amount equal to the difference between the aggregate fair market value of the New Shares subject to the Stock Option and the aggregate option price for each such New Share. In the discretion of the Viatel Bermuda Board, this payment may be made in Cash, New Shares with a fair market value on the date of surrender equal to the payment amount or some combination of the two.

         Terms of any stock appreciation rights, limited stock appreciation rights, restricted stock, stock bonuses and any other awards issued under the Plan will be determined by the compensation committee at the time such awards are granted. Unless otherwise determined by the compensation committee, no award will be transferable or assignable by the recipient other than by will or by the laws of descent and distribution.

         Subject to receipt of consent of the Bermuda Monetary Authority, options covering a total of 840,000 New Shares will be granted on or shortly after the Effective Date, including the following options to the executive officers of the Viatel Group. Any New Shares available under the Plan not covered by awards made on the Effective Date will remain available for future grants under the Plan. Subject to receipt of consent of the Bermuda Monetary Authority, Viatel Bermuda will reserve an aggregate of 1,440,000 New Shares for issuance pursuant to the Share Incentive Plan.

                       Number of Non-qualified Options      Number Of New Shares Underlying Incentive
        Name                 At $.01 Per Share               Options To Be Granted At $8.33 Per Share
        ----                 -----------------               ----------------------------------------
Michael J. Mahoney                120,000                                     144,000

James P. Prenetta                  60,000                                     120,000

Stephen J. Grist                   60,000                                     120,000

Mark Harrison                           -                                     120,000

         7.       DIRECTORS AND OFFICERS

                  (a)      DIRECTORS AND OFFICERS OF THE DEBTORS

         On the Effective Date, the term of the current directors and officers of each of the Debtors will expire.

                  (b)      BOARD OF DIRECTORS OF VIATEL BERMUDA

         The initial board of directors of Viatel Bermuda, following the Effective Date, will consist of at least 5 members, which will include the chief executive officer of Viatel Bermuda and four members, nominated by the Creditors' Committee, two of whom will qualify as independent outside directors. The identities of the individuals proposed to serve as directors of Viatel Bermuda shall be announced at or prior to the Confirmation Hearing. In the event that the identities of such individuals become available prior to the Confirmation Hearing, the Debtors will post such names on the following website: www.cic-online.com/viatel.htm. Except as otherwise provided in the Plan, on the Effective Date the Board of Directors of Viatel Bermuda will appoint the officers of Viatel Bermuda and will have the responsibility for the management, control, and operation of Viatel Bermuda and the Viatel Group.

         8.       EMPLOYMENT AGREEMENTS

         Viatel Bermuda and VTL will execute new employment agreements with Messrs. Mahoney and Prenetta pursuant to which Mr. Mahoney will agree to serve as Chairman of the Board and Chief Executive Officer and Mr. Prenetta will agree to serve as Senior Vice President and General Counsel of the Viatel Group. In addition, Viatel Bermuda and VTL (UK) Limited will execute new employment agreements with Messrs. Grist and Harrison pursuant to which Mr. Grist will agree to serve as Chief Financial Officer and Mr. Harrison will agree to serve as Senior Vice President, Sales of the Viatel Group. The terms of the Mahoney, Prenetta, Grist and Harrison employment agreements will extend for a period of two unless earlier terminated in accordance with the terms of the respective agreements.

         The Employment Agreements provide for annual base salaries of $400,000 for Mr. Mahoney and $240,000 for each of Messrs. Prenetta, Grist and Harrison, and various incentive bonuses including (i) a bonus pool of $1.0 million to be divided on a pro rata by salary basis, assuming Viatel Bermuda meets specified cash targets, which bonus pool may be increased by up to an additional $500,000 if Viatel Bermuda substantially exceeds such target during the first year; (ii) a "successful sale" bonus equal in the aggregate to 3% of the total consideration received in a sale of Viatel Bermuda in excess of $175.0 million, but not more than $750.0 million. The Employment Agreements also provide for "change in control" benefits equal in the aggregate to $2.5 million to be divided on a pro rata by salary basis if there is a "change in control" (as defined) of Viatel Bermuda during the term of the Agreements. A form of the Employment Agreement is annexed to the Plan as Exhibit H. In addition, employees working abroad, including Messrs. Mahoney and Prenetta will execute an "ExPatriate Agreement" a form of which is attached to the Plan as Exhibit I, providing for certain tax and relocation benefits.

         9.       EMPLOYEE BENEFIT PLANS

         From and after the Effective Date, all existing employee benefit policies, plans and agreements of the Debtors, other than COBRA, will terminate.

H.       BAR DATES

         1.       ADMINISTRATIVE CLAIMS

         All requests for payment of an Administrative Claim (other than as set forth in Articles III.A and XV.A.2 of the Plan) must be filed with the Court and served on counsel for the Debtors and VTL and counsel for the Creditors' Committee no later than sixty (60) days after the Effective Date. Unless the Debtors object to an Administrative Claim within sixty (60) Business Days after receipt, such Administrative Claim shall be deemed allowed in the amount requested. In the event that the Debtors object to an Administrative Claim, the Court shall determine the Allowed amount of such Administrative Claim. Notwithstanding the foregoing, no request for payment of an Administrative Claim need be filed with respect to an Administrative Claim which is paid or payable by a Debtor in the ordinary course of business.

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         2.       PROFESSIONAL FEE CLAIMS

         All final requests for compensation or reimbursement of Professional Fees pursuant to sections 327, 328, 330, 331, 503(b), or 1103 of the Bankruptcy Code for services rendered to the Creditors' Committee prior to the Effective Date (and Substantial Contribution Claims under section 503(b)(4) of the Bankruptcy Code) must be filed and served on the Debtors and VTL and their counsel no later than 60 days after the Effective Date, unless otherwise ordered by the Court. Objections to applications of such Professionals or other entities for compensation or reimbursement of expenses must be filed and served on the Disbursing Agent and its counsel and the requesting Professional or other entity no later than 60 days (or such longer period as may be allowed by order of the Court) after the date on which the applicable application for compensation or reimbursement was served.

I.       MISCELLANEOUS MATTERS

         1.       TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

         Under section 365 of the Bankruptcy Code, the Debtors have the right, subject to Court approval, to assume or reject any executory contracts or unexpired leases. If a Debtor rejects an executory contract or unexpired lease that was entered into before the Petition Date, the contract or lease will be treated as if it had been breached on the date immediately preceding the Petition Date, and the other party to the agreement may assert an Unsecured Claim for damages incurred as a result of the rejection. In the case of rejection of employment agreements and real property leases, damages are subject to certain limitations imposed by section 502 of the Bankruptcy Code.

                  (a)      ASSUMED AND REJECTED CONTRACTS AND LEASES

         Except as otherwise provided in the Plan, or in any contract, instrument, release, or other agreement or document entered into in connection with the Plan, each of the executory contracts and unexpired leases to which any Debtor is a party, to the extent such contracts or leases are executory contracts or unexpired leases, shall be deemed automatically rejected by the applicable Debtor on the Confirmation Date, unless such contract or lease (i) previously shall have been assumed or rejected by the Debtors (including, but not limited to, those executory contracts and unexpired leases assumed and assigned to purchasers of the Debtors' assets during the pendency of the Chapter 11 Cases), (ii) expired or terminated pursuant to its own terms, or (iii) is identified in Exhibit E to the Plan as executory contracts or unexpired leases to be assumed, which shall be assumed pursuant to the Plan and assigned to VTL; provided, however, that nothing contained in Article VIII of the Plan shall constitute an admission by any Debtor that any such contract or lease is an executory contract or unexpired lease or that any Debtor or its successors and assigns has any liability thereunder.

                  (b) PAYMENTS RELATED TO ASSUMPTION OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

         Any monetary amounts by which each executory contract and unexpired lease to be assumed under the Plan may be in default shall be satisfied, under section 365(b)(1) of the Bankruptcy Code, by Cure. In the event of a dispute regarding (i) the nature or the amount of any Cure, (ii) the ability of VTL or Viatel Bermuda, as the case may be, to provide "adequate assurance of future performance" (within the meaning of section 365 of the Bankruptcy Code) under the contract or lease to be assumed, or (iii) any other matter pertaining to assumption, Cure shall occur following the entry of a Final Order of the Court resolving the dispute and approving the assumption and, as the case may be, assignment. The Confirmation Order shall contain provisions for notices of proposed assumptions and proposed cure amounts to be sent to applicable third parties and for procedures for objecting thereto and resolution of disputes by the Court.

                  (c)      BAR TO REJECTION DAMAGES

         If the rejection of an executory contract or unexpired lease pursuant to Article VIII.A of the Plan gives rise to a Claim by the other party or parties to such contract or lease, such Claim shall be forever barred and shall not be enforceable against the applicable Debtor or its Estate, the Disbursing Agent, VTL, the Subsidiaries, the companies within the Viatel Group or their respective successors or properties unless a proof of Claim is filed and served on counsel for the Debtors within 30 days after service of a notice of entry of the Confirmation Order or such other date as prescribed by the Court.

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

         2.       WITHHOLDING AND REPORTING REQUIREMENTS

         In connection with the Plan and all distributions thereunder, the Disbursing Agent shall, to the extent applicable, comply with all withholding and reporting requirements imposed by any federal, state, provincial, local, or foreign taxing authority. All distributions thereunder shall be subject to the withholding and reporting requirements, and the Disbursing Agent shall be authorized to take all actions as may be necessary or appropriate to comply with such requirements.

         Notwithstanding any other provision of the Plan, (i) each holder of an Allowed Claim that is to receive a distribution of New Shares pursuant to the Plan shall have sole and exclusive responsibility for the satisfaction and payment of any tax obligations imposed by any governmental unit, including income, withholding and other tax obligations on account of such distribution, and (ii) no distribution shall be made to, or on behalf of, such holder pursuant to the Plan unless and until such holder has made arrangements satisfactory to the Disbursing Agent for the payment and satisfaction of such tax obligations. Any New Shares to be distributed pursuant to the Plan shall, pending the implementation of such arrangements, be treated as an undeliverable distribution pursuant to Article VII.C thereof.

         3.       SETOFFS

         The Debtors or the Disbursing Agent may, but shall not be required to, set off against any Claim and the payments or other distributions to be made under the Plan on account of the Claim, claims of any nature whatsoever that the Debtors had or may have against the holder there of or that the Disbursing Agent received from any Debtor against the holder there of, but neither the failure to do so nor the allowance of any Claim shall constitute a waiver or release of any such claim that the Debtors or the Disbursing Agent may have against such holder.

J.       CONFIRMATION OF THE PLAN

         Described below are certain important considerations under the Bankruptcy Code in connection with confirmation of the Plan.

         1.       CONFIRMATION HEARING

         Section 1128(a) of the Bankruptcy Code requires the Court, after notice, to hold a Confirmation Hearing. Section 1128(b) of the Bankruptcy Code provides that any party in interest may object to confirmation of the Plan.

         The Debtors will provide notice of the Confirmation Hearing to all known Creditors and Interest holders or their representatives (the "Confirmation Notice"). The Confirmation Hearing may be adjourned from time to time by the Court without further notice except for an announcement of the adjourned date made at the Confirmation Hearing or any adjournment thereof. Objections to confirmation must be filed and served in the manner and within the time set forth in the Confirmation Notice and must (i) be in writing, (ii) comply with the Federal Rules of Bankruptcy Procedure and the Local Bankruptcy Rules, (iii) set forth the name of the objector, and the nature and amount of any Claim asserted by the objector against or in the Debtors, the Estates, or their respective property, and (iv) state with particularity the legal and factual bases for the objection. OBJECTIONS TO CONFIRMATION THAT ARE NOT TIMELY FILED AND SERVED MAY NOT BE CONSIDERED BY THE COURT AND MAY BE OVERRULED.

         2.       REQUIREMENTS FOR CONFIRMATION OF THE PLAN

         The Court will determine at the Confirmation Hearing whether the following requirements for confirmation, set forth in section 1129(a) of the Bankruptcy Code, have been satisfied:

                  (a) The Plan complies with the applicable provisions of the Bankruptcy Code.

                  (b) The Debtors have complied with the applicable provisions of the Bankruptcy Code.

                  (c) The Plan has been proposed in good faith and not by any means forbidden by law.

                  (d) Any payment made or promised by the Debtors or by a person issuing securities or acquiring property under the Plan for services or for costs and expenses in, or in connection with, the Chapter 11 Cases, or in connection with the Plan and incident to the Chapter 11 Cases, has

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

                           been disclosed to the Court, and any such payment made before confirmation of the Plan is reasonable, or if such payment is to be fixed after Confirmation of the Plan, such payment is subject to the approval of the Court as reasonable.

                  (e) The Debtors have disclosed (i) the identity and affiliations of (a) any individual proposed to serve, after Confirmation of the Plan, as a director, officer, or voting trustee of the Debtors, (b) any affiliate of the Debtors participating in a joint plan with the Debtors, or (c) any successor to the Debtors under the Plan (and the appointment to, or continuance in, such office of such individual(s) is consistent with the interests of Creditors and Interest holders and with public policy), and (d) the identity of any insider that will be employed or retained by the Debtors and the nature of any compensation for such insider.

                  (f) With respect to each Class of Claims, each Impaired Creditor and Impaired Interest holder either has accepted the Plan or will receive or retain under the Plan, on account of the Claims held by such entity, property of a value, as of the Effective Date, that is not less than the amount that such entity would receive or retain if the Debtors were to be liquidated on such date under Chapter 7 of the Bankruptcy Code.

                  (g) The Plan provides that Administrative Claims and Priority Claims other than Priority Tax Claims will be paid in full on the Effective Date and that Priority Tax Claims will receive on account of such Claims deferred cash payments, over a period not exceeding six years after the date of assessment of such Claims, of a value, as of the Effective Date, equal to the Allowed Amount of such Claims, except to the extent that the holder of any such Claim has agreed to a different treatment.

                  (h) If a Class of Claims is Impaired under the Plan, at least one Class of Impaired Claims has accepted the Plan, determined without including any acceptance of the Plan by insiders holding Claims in such Class.

                  (i) Confirmation of the Plan is not likely to be followed by the liquidation, or the need for further financial reorganization, of the Debtors or any successor to the Debtors under the Plan, unless such liquidation or reorganization is proposed in the Plan.

                  (j) The Plan provides for the continuation after the Effective Date of all retiree benefits, if any, at the level established pursuant to section 1114(e)(1)(B) or 1114(g) of the Bankruptcy Code at any time prior to confirmation of the Plan, for the duration of the period the Debtors have obligated themselves to provide such benefits.

         The Debtors believe that, upon satisfaction of the conditions to the effectiveness of the Plan, the Plan will satisfy all statutory requirements of Chapter 11 of the Bankruptcy Code, that the Debtors have complied or will have complied with all applicable requirements of Chapter 11, and that the Plan is being proposed and submitted to the Court in good faith.

         3.       CONFIRMATION WITHOUT ACCEPTANCE OF ALL IMPAIRED CLASSES --
                  "CRAMDOWN"

         The Debtors will request confirmation of the Plan, as it may be modified from time to time, under section 1129(a) of the Bankruptcy Code, and have reserved the right to modify the Plan to the extent, if any, that confirmation pursuant to section 1129(b) of the Bankruptcy Code requires modification.

         Section 1129(b) of the Bankruptcy Code provides that a plan can be confirmed even if it is not accepted by all impaired classes of claims and interests, as long as at least one impaired class of claims has accepted it. The Court may confirm a plan notwithstanding the rejection or deemed rejection of an impaired class of claims or interests if the plan "does not discriminate unfairly" and is "fair and equitable" as to each impaired class that has rejected, or is deemed to have rejected, the plan.

         A plan does not discriminate unfairly within the meaning of the Bankruptcy Code if a rejecting impaired class is treated equally with respect to other classes of equal rank. The Bankruptcy Code establishes different standards for

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

what is "fair and equitable" for holders of secured claims, unsecured claims, and equity interests. A plan is fair and equitable as to a class of secured claims that rejects the plan if, among other things, the plan provides (i) (a) that the holders of claims in the rejecting class retain the liens securing those claims (whether the property subject to those liens is retained by the debtors or transferred to another entity) to the extent of the allowed amount of such claims and (b) that each holder of a claim in the rejecting class receives on account of its claim deferred cash payments totaling at least the allowed amount of that claim, of a value, as of the effective date of the plan, of at least the value of the holder's interest in the Estates' interest in such property, (ii) for the sale, subject to section 363(k) of the Bankruptcy Code, of any property that is subject to the liens securing the claims included in the rejecting class, free and clear of the liens, with the liens to attach to the proceeds of the sale, and the treatment of the liens on proceeds under clause
(i) or (ii) of this subparagraph, or (iii) for the realization by such holders of the indubitable equivalent of such claims.

         A plan is fair and equitable as to a class of unsecured claims that rejects the plan if, among other things, the plan provides (i) that each holder of a claim in the rejecting class will receive or retain on account of its claim property that has a value, as of the effective date of the plan, equal to the allowed amount of the claim or (ii) that no holder of a claim that is junior to the claims of the rejecting class will receive or retain under the plan any property on account of such junior claim.

         A plan is fair and equitable as to a class of equity interests that rejects the plan if the plan provides (i) that each holder of an interest included in the rejecting class receives or retains on account of that interest property that has a value, as of the effective date of the plan, equal to the greatest of the allowed amount of any fixed liquidation preference to which such holder is entitled, any fixed redemption price to which such holder is entitled, or the value of such interest or (ii) that no holder of an interest that is junior to the interest of the rejecting class will receive or retain under the plan any property on account of such junior interest.

         The Debtors believe that the Plan may be confirmed pursuant to the above-described "cramdown" provisions, over the dissent of certain Classes of Claims and Interests, in view of the treatment proposed for such Classes. In addition, the Debtors do not believe that the Plan unfairly discriminates against any dissenting Class.

         4.       CONDITIONS TO CONFIRMATION

         The following are conditions precedent to confirmation of the Plan:

                  (a) The Court shall have entered an order approving the Disclosure Statement as containing adequate information within the meaning of section 1125 of the Bankruptcy Code.

                  (b) The Substantive Consolidation Order, which may be the Confirmation Order, shall be in form and substance reasonably acceptable to the Debtors and shall have been entered by the Court prior to or contemporaneously with the Confirmation Order.

         5.       CONDITIONS TO THE EFFECTIVE DATE

         The following are conditions precedent to the occurrence of the Effective Date, each of which must be satisfied or waived in accordance with
Article X.C. of the Plan:

                  (a) The Confirmation Order shall have been entered and become a Final Order in form and substance reasonably satisfactory to the Debtors and shall:

                           (i) provide that the Debtors, Viatel Bermuda and VTL are authorized and directed to (x) take all actions and (y) enter into all contracts, instruments, agreements or documents, in each case necessary or appropriate to implement the Plan;

                           (ii) authorize the issuance of the New Shares (including, the New Options); and

                           (iii) provide that the New Shares issued under the Plan in exchange for Claims against the Debtors are exempt from registration under the Securities Act pursuant to section 1145 of the Bankruptcy Code, except to the extent that holders of the New Shares are

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

                                    "issuers" or "underwriters," as those terms are defined in section 1145 of the Bankruptcy Code.

                           (b)      All Plan exhibits shall be inform and
substance reasonably acceptable to the Debtors and the Creditors' Committee, and shall have been executed and delivered.

                           (c)      All actions, documents and agreements
necessary to implement the Plan shall have  been effected or executed.

         6.       WAIVER OF CONDITIONS

         The conditions set forth in Sections X.A. and X.B. of the Plan (other than Article X.B.2 thereof), may be waived in whole or in part by the Debtors, without notice or a hearing.

         7.       MODIFICATIONS AND AMENDMENTS

         The Debtors may alter, amend, or modify the Plan or any Exhibits thereto under section 1127(a) of the Bankruptcy Code at any time prior to the Confirmation Date. After the Confirmation Date and prior to substantial consummation of the Plan as defined in section 1101(2) of the Bankruptcy Code, the Debtors may, under section 1127(b) of the Bankruptcy Code, institute proceedings in the Court to remedy any defect or omission or reconcile any inconsistencies in the Plan, the Disclosure Statement, or the Confirmation Order, and such matters as may be necessary to carry out the purpose and effect of the Plan so long as such proceedings do not adversely affect the treatment of holders of Claims or Interests under the Plan; provided, however, that prior notice of such proceedings shall be served in accordance with the Bankruptcy Rules or order of the Court.

K.       EFFECTS OF CONFIRMATION

         1.       BINDING EFFECT

         The Plan shall be binding upon and inure to the benefit of the Debtors, all present and former holders of Claims and Interests, whether or not such holders will receive or retain any property or interest in property under the Plan and their respective successors and assigns, including, but not limited to, Viatel Bermuda and VTL.

         2.       DISCHARGE OF THE DEBTORS AND INJUNCTION

         All consideration distributed under the Plan shall be in exchange for, and in complete satisfaction, settlement, discharge, and release of, all Claims of any nature what so ever against any Debtor or against any of its assets or properties. Except as otherwise expressly provided in the Plan or in the Confirmation Order, entry of the Confirmation Order acts as a discharge of all Claims against, Liens on, and Interests in, each of the Debtors, such Debtor's assets, and its respective properties, arising at any time before the entry of the Confirmation Order, regardless of whether a proof of Claim therefor was filed, whether the Claim is Allowed, or whether the holder thereof votes to accept the Plan or is entitled to receive a distribution thereunder. Upon entry of the Confirmation Order, any holder of such discharged Claim or Interest shall be precluded from asserting against any of the Debtors (or their successors in interest) or any of its assets or properties any other or further Claim or Interest based upon any document, instrument, act, omission, transaction or other activity of any kind or nature that occurred before the date of entry of the Confirmation Order. The Confirmation Order shall be a judicial determination of discharge of all liabilities of the Debtors, subject to the occurrence of the Effective Date.

         In accordance with section 524 of the Bankruptcy Code, the discharge provided by Article XIII.B of the Plan and section 1141 of the Bankruptcy Code shall act as an injunction against the commencement or continuation, in any manner or in any place, of any action, employment of process, or act to collect, offset, or recover the Claims and Interests discharged thereby. Except as otherwise expressly provided in the Plan or in the Confirmation Order, all Persons who have held, hold, or may hold Claims against, or Interests in, any of the Debtors are permanently enjoined, on and after the Effective Date, from taking any of the following actions against any Debtor, any Estate, any member of the Creditors' Committee, or any of their property on account of any such Claims or Interests: (i) commencing or continuing in any manner or in any place, action, or other proceeding of any kind with respect to any such Claim or Interest, (ii) enforcing, attaching, collecting, or recovering in any manner or means any judgment, award, decree, or order on account of any such Claim or Interest, (iii) creating, perfecting, or enforcing any Lien or encumbrance of any kind, (iv) asserting any right

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

of set off, subrogation, or recoupment of any kind against any debt, liability, or obligation due from any Debtor or against the property or interests in property of any Debtor on account of any such Claim or Interest, and (v) commencing or continuing, in any manner or in any place that does not comply with or is inconsistent with the provisions of the Plan; provided, however, that
(x) nothing contained herein shall preclude such Persons from exercising their rights pursuant to, and consistent with, the terms of this Plan. The foregoing injunction will extend to successors of the Debtors including, without limitation, VTL, Viatel Bermuda or any Viatel Group company and their respective properties and interests in property.

         3.       SUMMARY OF RELEASES UNDER THE PLAN

                  (a)      DEBTOR RELEASES

         Effective as of the Confirmation Date, but subject to the occurrence of the Effective Date, the Debtors and the Viatel Group shall release and be permanently enjoined from any prosecution or attempted prosecution of any and all causes of action which they have, may have, or claim to have against any present or former director, officer, or employee of the Debtors; provided, however, that the foregoing shall not operate as a waiver of or release from any causes of action arising out of the willful misconduct or gross negligence of such director, officer, or employee.

                  (b)      OTHER RELEASES

         Effective as of the Confirmation Date, but subject to the occurrence of the Effective Date, each of the Estates, the Creditors' Committee and its members, the Debtors, the Subsidiaries and the Debtors' and Subsidiaries' respective officers, directors, agents and Professionals as of the Petition Date shall be released from any and all claims, obligations, rights, causes of action, and liabilities which any holder of a Claim against, or Interest in, any Debtor that affirmatively votes in favor of the Plan may be entitled to assert, whether for tort, fraud, contract, violations of federal or state securities laws, or otherwise, whether known or unknown, foreseen or unforeseen, existing or hereafter arising, based in whole or in part upon any actor omission, transaction, or other occurrence taking place on or before the Effective Date in any way relating to the Debtors, the Chapter 11 Cases, or the Plan; provided, however, that nothing in the Plan will operate as a waiver of or a release from any causes of action arising out of such Person's gross negligence or willful misconduct.

                  (c)      EXCULPATION AND LIMITATION OF LIABILITY

         Neither the Debtors, the Viatel Group, the Creditors' Committee, nor any of their respective present or former members, officers, directors, employees, advisors, attorneys, or agents, shall have or incur any liability to any holder of a Claim or an Interest, or any other party in interest, or any of their respective agents, employees, representatives, financial advisors, attorneys, or affiliates, or any of their successors or assigns, for any actor omission in connection with, relating to, or arising out of, the Chapter 11 Cases, the pursuit of confirmation of the Plan, the consummation of the Plan, or the administration of the Plan or the property to be distributed under the Plan, except for their willful misconduct or gross negligence and such Persons in all respects shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities under the Plan.

         Notwithstanding any other provision of the Plan, no holder of a Claim or Interest, no other party in interest, none of their respective agents, employees, representatives, financial advisors, attorneys, or affiliates, and no successors or assigns of the foregoing, shall have any right of action against the Debtors, the Viatel Group, the Creditors' Committee, or any of their respective present or former members, officers, directors, employees, advisors, attorneys, or agents, for any actor omission in connection with, relating to, or arising out of, the Chapter 11 Cases, the pursuit of confirmation of the Plan, the consummation of the Plan, or the administration of the Plan or the property to be distributed under the Plan, except for their willful misconduct or gross negligence.

L. DISSOLUTION OF THE CREDITORS' COMMITTEE AND RELEASE OF THE FOREIGN REPRESENTATIVES

         On the Effective Date, the Creditors' Committee will be dissolved and its members will be deemed released of all their duties, responsibilities, and obligations in connection with the Chapter 11 Cases or the Plan and its implementation, and the retention or employment of the Creditors' Committee's attorneys, accountants, and other agents will terminate. Moreover, the foreign representatives appointed by order of the Court shall be deemed released of all of their duties, responsibilities and obligations in connection with the Chapter 11 Cases.

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

M.       THE EFFECTIVE DATE

         On the Effective Date, the following things, among others, will occur:

                  Pursuant to Section IV.A of the Plan, the Estates of the Debtors will be substantively consolidated.

                  Pursuant to Section IV.B.2 of the Plan, the Debt Securities and any other note, bond, indenture or other instrument or document evidencing or creating any indebtedness or obligation of the Debtors will be deemed cancelled and of no further force or effect without any further action on the part of the Court, or any person including, but not limited to, governmental agencies.

                  Pursuant to Section IV.B.3 of the Plan, each Equity Security issued and outstanding or held in treasury shall be cancelled and retired and no consideration will be paid or delivered with respect thereto.

                  All of the outstanding shares of certain of the subsidiaries currently owned by VInc (as set forth in more detail in the diagram attached hereto as Exhibit G) will be transferred to Viatel Netherlands. Thereafter, VInc will transfer all the shares of Viatel Netherlands to Viatel Luxembourg, in part for a note and the balance as a capital contribution. Finally, VInc will contribute its equity in Viatel Luxembourg, VTL and VTL-TP (Bermuda) Limited to Viatel Bermuda.

                  Holders of Allowed Claims will receive the treatment specified in Article III of the Plan.

                  Pursuant to Section IV.B.5 of the Plan, Viatel Bermuda will issue the New Shares, the terms of which are set forth in Article VI of the Plan.

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             VIII. DESCRIPTION OF THE CAPITAL STRUCTURE OF VIATEL BERMUDA;
               APPLICABILITY OF FEDERAL AND OTHER SECURITIES LAWS

A.       GENERAL

         Subject to consent of the Bermuda Monetary Authority, on the Effective Date, Viatel Bermuda's authorized share capital will consist of 100,000,000 common shares, par value US$0.01 per common share (the "Common Shares") and 10,000,000 undesignated preference shares, par value US$.01 per share. On the Effective Date, there will be 10,560,000 Common Shares outstanding and options to purchase approximately 1,440,000 additional Common Shares (the "New Shares").

B.       NEW SHARES

         The holders of Common Shares present in person or by proxy at a general meeting are entitled, on a vote by show of hands, to vote one vote each and, on a poll vote, to one vote per share on all matters to be voted upon by the shareholders. The holders of Common Shares are entitled to receive dividends out of assets legally available for such purposes at times and in amounts as the Board of Directors of Viatel Bermuda may from time to time determine.

         Cumulative voting for the election of directors is not provided for in Viatel Bermuda's memorandum of association or bye-laws, which means that the holders of a majority of the shares voted can elect all of the directors then standing for election. The Common Shares are not entitled to preemptive rights and are not subject to conversion or redemption.

         There are no sinking fund provisions applicable to the Common Shares.

C.       PREFERENCE SHARES

         Viatel Bermuda's authorized share capital also includes 10,000,000 preference shares, par value US$.01 per share, the rights and preferences of which are currently undesignated. The Board of Directors of Viatel Bermuda has the authority to issue the preference shares in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of such series, without further vote or action by the shareholders. Otherwise, the Board of Viatel Bermuda may issue additional preference shares and fix the rights and restrictions with the approval of a resolution of shareholders.

         The issuance of preference shares may have the effect of delaying, deferring or preventing a change of control of Viatel Bermuda without further action by the shareholders and may adversely affect the voting and other rights of the holders of Common Shares. At present, there are no plans to issue any preference shares.

D.       OPTIONS

         As of the Effective Date, options to purchase a total of 840,000 Common Shares will be outstanding and up to an additional 600,000 Common Shares may be subject to options granted in the future under the Share Incentive Plan. All of the options are subject to standard anti-dilution provisions. Of the options outstanding as of the Effective Date, 240,000 options shall vest immediately upon consummation of the Plan, an additional 504,000 shall vest as to one-third upon consummation of the Plan with an additional one-third vesting on the first and second anniversary of the Plan consummation and an additional 96,000 will vest one-third on the first anniversary of the Plan consummation with an additional one-third vesting on the second and third anniversary of the Plan consummation date.

E.       BERMUDA LAW MATTERS

         Viatel Bermuda is an exempted company organized under the Companies Act 1981 of Bermuda.

         The rights of Viatel Bermuda's shareholders, including those persons who will become shareholders in connection with the approval of the Plan, are governed by Bermuda law and the memorandum of association and bye-laws of Viatel Bermuda. The Companies Act 1981 of Bermuda differs in some material respects from laws generally applicable to

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

United States corporations and their shareholders. The following is a summary of the material provisions of Bermuda law and Viatel Bermuda's organizational documents.

         1.       DIVIDENDS

         Under Bermuda law, a company may pay dividends that are declared from time to time by its board of directors unless there are reasonable grounds for believing that the company is or would, after the payment, be unable to pay its liabilities as they become due or that the realizable value of its assets would thereby be less than the aggregate of its liabilities and issued share capital and share premium accounts.

         2.       VOTING RIGHTS

         Under Bermuda law, except as otherwise provided in the Companies Act 1981 of Bermuda or in a company's bye-laws, questions brought before a general meeting of shareholders are decided by a majority vote of shareholders present at the meeting. The bye-laws of Viatel Bermuda provide that, subject to the provisions of the Companies Act 1981 of Bermuda, any question proposed for the consideration of the shareholders will be decided by a simple majority of the votes cast with each shareholder present, and each person holding proxies for any shareholder, entitled, on a show of hands, to one vote each and, on a poll vote, to one vote for each Common Share held by the shareholder, except in certain exceptional cases where a greater majority vote is required by the bye-laws of Viatel Bermuda.

         3.       RIGHTS IN LIQUIDATION

         Under Bermuda law, in the event of liquidation or winding up of a company, after satisfaction in full of all claims of creditors and subject to the preferential rights accorded to any series of preference shares, the proceeds of the liquidation or winding up are distributed pro rata among the holders of Common Shares.

         4.       MEETINGS OF SHAREHOLDERS

         Under Bermuda law, a company is required to convene at least one general shareholders' meeting each calendar year. Bermuda law provides that a special general meeting may be called by the board of directors and must be called upon the request of shareholders holding not less than 10% of the paid-up capital of the company carrying the right to vote. Bermuda law also requires that shareholders be given at least 5 days' advance notice of a general meeting but the accidental omission to give notice to any person does not invalidate the proceedings at a meeting. Under the bye-laws of Viatel Bermuda, Viatel Bermuda must give each shareholder at least 30 days' notice of the annual general meeting and of any special general meeting. Under Bermuda law, the number of shareholders constituting a quorum at any general meeting of shareholders is determined by the bye-laws of a company. The bye-laws of Viatel Bermuda provide that the presence, in person or by proxy, of two or more shareholders entitled to attend and vote representing the holders of more than 50.1% of the outstanding Common Shares constitutes a quorum (except in certain exceptional cases where a greater number is required).

         5.       ACCESS TO BOOKS AND RECORDS AND DISSEMINATION OF INFORMATION

         Members of the general public have the right to inspect the public documents of a company available at the office of the Registrar of Companies in Bermuda. These documents include a company's certificate of incorporation, its memorandum of association, including its objects and powers, and any alteration to its memorandum of association. The shareholders have the additional right to inspect the bye-laws of the company, minutes of general meetings and the company's audited financial statements, which must be presented at the annual general meeting. The register of shareholders of a company is also open to inspection by shareholders, without charge, and by members of the general public, upon the payment of a fee.

         A company is required to maintain its share register in Bermuda but may, subject to the provisions of Bermuda law, establish a branch register outside Bermuda. Viatel Bermuda maintains a share register in Hamilton, Bermuda. A company is required to keep at its registered office a register of its directors and officers which is open for inspection for not less than two hours each day by members of the public without charge. Bermuda law does not, however, provide a general right for shareholders to inspect or obtain copies of any other corporate records.

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         6.       ELECTION OR REMOVAL OF DIRECTORS

         Under Bermuda law and the bye-laws of Viatel Bermuda, directors are appointed at the annual general meeting and serve until reappointed or until their successors are appointed, unless they are earlier removed or resign. The bye-laws of Viatel Bermuda provide that its Board of Directors shall be divided into three classes, with the term of office of one class expiring each year, each made up, as nearly as possible, of a third of the directors in office from time to time. Unless retiring directors are reappointed, any new directors shall be either recommended by the board or proposed by a shareholder for appointment at a general meeting of the company. Otherwise, the Board of Directors of Viatel Bermuda has the power to appoint individuals to fill casual vacancies among its members.

         A director can be removed from office by a vote of the shareholders at a special general meeting of the company called for the purpose. Any vacancy created by the removal of a director at a special general meeting maybe filled at that meeting by the appointment of another director in his or her place or, in the absence of any such appointment, by the board of directors.

         7.       BOARD ACTIONS

         The bye-laws of Viatel Bermuda provide that certain actions are required to be approved by its Board of Directors. Actions must be approved by a majority of the votes present and entitled to be cast at a properly convened meeting.

         8.       AMENDMENT OF MEMORANDUM OF ASSOCIATION AND BYE-LAWS

         Bermuda law provides that the memorandum of association of a company may be amended by a resolution passed at a general meeting of shareholders of which due notice has been given. An amendment to the memorandum of association, other than an amendment which alters or reduces a company's share capital as provided in the Companies Act 1981 of Bermuda, also requires the approval of the Bermuda Minister of Finance, who may grant or withhold approval at his or her discretion. The bye-laws of Viatel Bermuda may be amended by its Board of Directors if the amendment is approved by a vote of a majority of the votes cast by the directors and by the shareholders of Viatel Bermuda by a resolution passed by the majority of the votes cast at a general meeting.

         Under Bermuda law, the holders of an aggregate of no less than 20% in par value of a company's issued share capital or any class of issued share capital have the right to apply to the Bermuda Court for an annulment of any amendment of the memorandum of association adopted by shareholders at any general meeting, other than an amendment which alters or reduces a company's share capital as provided in the Companies Act 1981 of Bermuda. Where such an application is made, the amendment becomes effective only to the extent that it is confirmed by the Bermuda Court. An application for the annulment of an amendment of the memorandum of association must be made within 21 days after the date on which the resolution altering the company's memorandum is passed and may be made on behalf of the persons entitled to make the application by one or more of their number as they may appoint in writing for the purpose. No such application may be made by persons voting in favor of the amendment.

         9.       APPRAISAL RIGHTS AND SHAREHOLDER SUITS

         Under Bermuda law, in the event of an amalgamation of a Bermuda company with another company, a shareholder who is not satisfied that fair value has been paid for his shares may apply to the Bermuda Court to appraise the fair value of his shares. Under Bermuda law and the bye-laws of Viatel Bermuda, the amalgamation of Viatel Bermuda with another company requires the amalgamation agreement to be approved by its Board of Directors and, except where the amalgamation is between a holding company and one or more of its wholly-owned subsidiaries or between two or more wholly owned subsidiaries, by meetings of the holders of the issued shares of Viatel Bermuda. Class actions and derivative actions are generally not available to shareholders under Bermuda law. Under Bermuda law, an amalgamation also requires the consent of the Bermuda Minister of Finance, who may grant or withhold such consent at his or her discretion.

         The Bermuda Court, however, would ordinarily be expected to permit a shareholder to commence an action in the name of a company to remedy a wrong done to the company where the act complained of is alleged to be beyond the corporate power of the company or is illegal or would result in the violation of the company's memorandum of association or bye-laws. Further consideration would be given by the Bermuda Court to acts that are alleged to constitute a fraud

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

against the minority shareholders or, for instance, where an act requires the approval of a greater percentage of the company's shareholders than that which actually approved it.

         When the affairs of a company are being conducted in a manner oppressive or prejudicial to the interests of some part of the shareholders, one or more shareholders may apply to the Bermuda Court for an order regulating the company's conduct of affairs in the future or compelling the purchase of the shares of any shareholder, by other shareholders or by the company.

         Viatel Bermuda has been designated by the Bermuda Monetary Authority as non-resident of Bermuda for exchange control purposes and is required to obtain the permission of the Bermuda Monetary Authority for the issue and free transferability of all of its shares. The Bermuda Monetary Authority has given its consent for the issue of all of the New Shares that are to be distributed under the Plan. Approvals or permissions received from the Bermuda Monetary Authority do not constitute a guarantee by the Bermuda Monetary Authority as to the performance or creditworthiness of Viatel Bermuda. Accordingly, in giving such consent or permissions, the Bermuda Monetary Authority disclaims any liability for the financial soundness, performance or default of Viatel Bermuda's business or for the correctness of any opinions or statements in this Disclosure Statement.

         The transfer of New Shares will be subject the consent of the Bermuda Monetary Authority and the issue of New Shares within the current authorized share capital after the Effective Date to or by such persons may be effected subject to the consent of the Bermuda Monetary Authority under the Exchange Control Act of 1972 and regulations thereunder. Because Viatel Bermuda has been designated as non-resident for Bermuda exchange control purposes, there are no restrictions on its ability to transfer funds in and out of Bermuda or to pay dividends to non-Bermuda residents who are holders of New Shares, other than in respect of local Bermuda currency. In the case of an applicant acting in a special capacity, for example, as trustee, the share register may not record the capacity in which the applicant is acting. Viatel Bermuda is not bound to recognize or investigate or incur any responsibility in respect to the proper administration of any such trust. Viatel Bermuda will take no notice of any trust applicable to any of its New Shares whether or not it has notice of such trust.

         As a non-resident Bermuda company, Viatel Bermuda is exempted from Bermuda laws which restrict the percentage of share capital that may be held by non-Bermudians, but, as an exempted company, it may not, except with the express authorization of the Bermuda legislature or under a license granted by the Minister of Finance of Bermuda, participate in certain business transactions including:

         - the acquisition or holding of land in Bermuda, except that required for its business and held by way of lease or tenancy for terms of not more than 50 years or, with the consent of the Minister of Finance, that required to provide accommodation or recreational facilities for its employees and held by way of lease or tenancy for terms of not more than 21 years;

         - the taking of mortgages on land in Bermuda to secure an amount in excess of 50,000 Bermuda Dollars without the consent of the Minister of Finance;

         - the acquisition of any bonds or debentures secured on any land in Bermuda except bonds or debentures issued by the Bermuda government or a public authority; or

         - the carrying on of business of any kind in Bermuda other than with persons outside Bermuda, except in certain limited circumstances such as doing business with another exempted company in Bermuda in furtherance of Viatel Bermuda's business carried on outside Bermuda.

F.       REGISTRATION RIGHTS AGREEMENT

         Without limiting the effect of section 1145 of the Bankruptcy Code, Viatel Bermuda will enter into a Registration Rights Agreement with each Allowed Class 4 Claim holder or holders (a) who by virtue of holding New Shares and/or its relationship with Viatel Bermuda holds more than 10% of the Registrable Securities (as defined in the Registration Rights Agreement) (by number of New Shares at the time issued and outstanding), both on the date of the effectiveness of the Plan and at the time of the effectiveness of the Registration Statement, of Viatel Bermuda (an "Affiliated Stockholder"), and (b) who requests in writing that Viatel Bermuda execute such agreement. The Registration Rights Agreement shall contain certain demand and piggyback registration rights for the benefit of the signatories thereto. Subject

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

to the terms and conditions of the Registration Rights Agreement, Affiliated Stockholders holding at least 25% of the Registrable Securities shall be entitled to request the registration of their New Shares. Each Affiliated Stockholder shall receive one such demand right; provided that, in the aggregate, the Affiliated Stockholders shall be entitled to no more than two (2) demand registrations. Subject to the terms and conditions of the Registration Rights Agreement, the Affiliated Stockholders shall also have the right to include their Registrable Securities in certain registration statements filed by Viatel Bermuda. The Registration Rights Agreement shall also contain customary provisions regarding the registration rights, including, but not limited to, registration procedures, transfer restrictions, withdrawal rights, hold back agreements, registration expenses and indemnification. The Registration Rights Agreement shall be in substantially the form attached to the Plan as Exhibit J.

G. OFFER AND SALE OF NEW SECURITIES: BANKRUPTCY CODE EXEMPTION FROM REGISTRATION REQUIREMENTS

         Section 1145(a)(1) of the Bankruptcy Code exempts the offer and sale of securities under a plan of reorganization from registration under both the Securities Act and state securities laws, if three principal requirements are satisfied: (i) the securities must be issued "under a plan" of reorganization by the debtor or its successor under a plan or by an affiliate participating in a joint plan of reorganization with the debtor; (ii) the recipients of the securities must hold a pre-petition or administrative expense claim against the debtor or an interest in the debtor; and (iii) the securities must be issued entirely in exchange for the recipient's claim against or interest in the debtor, or "principally" in such exchange and "partly" for cash or property. The Debtors believe that the offer and sale of the New Shares under the Plan satisfies the requirements of section 1145(a)(1) of the Bankruptcy Code and is, therefore, exempt from registration under the Securities Act and state securities laws.

H.       SUBSEQUENT TRANSFERS OF NEW SECURITIES

         1.       FEDERAL SECURITIES LAWS: SECTION 1145(c) OF THE BANKRUPTCY
                  CODE

         Section 1145(c) of the Bankruptcy Code deems any offer or sale of securities of the kind and in the manner specified in section 1145(a)(1) of the Bankruptcy Code to have been a public offering. Accordingly, the New Shares, other than the shares underlying the New Stock Options, generally will be freely transferable by holders unless the holder is deemed, by section 1145(b) of the Bankruptcy Code, to be an "underwriter" for purposes of section 2(11) of the Securities Act with respect to such securities. Section 1145(b) of the Bankruptcy Code deems any entity to be an "underwriter" under section 2(11) of the Securities Act, if such entity:

                  (i) purchases a claim against, interest in, or claim for an administrative expense in the case concerning the debtor, if such purchase is with a view to distributing any security received in exchange for such a claim or interest;

                  (ii) offers to sell securities offered or sold under a plan for the holders of such securities;

                  (iii) offers to buy securities offered or sold under the plan from the holders of such securities, if the offer to buy is: (A) with view to distribution of such securities; and (B) under an agreement made in connection with the plan, with the consummation of the plan, or with the offer or sale of securities under the plan; or

                  (iv) is an "issuer" with respect to the securities, as the term "issuer" is defined in section 2(11) of the Securities Act.

         Under section 2(11) of the Securities Act, an "issuer" includes any person directly or indirectly controlling or controlled by the issuer, or any person under direct or indirect common control with the issuer.

         To the extent that holders of Impaired Claims who receive New Shares pursuant to the Plan are deemed to be "underwriters," such securities may not be resold by such persons unless such securities are registered under the Securities Act or an exemption from such registration requirements is available. However, as provided above, it is anticipated that such holders will be entitled to demand that Viatel Bermuda register the resale of such New Shares under the Securities Act and that such holders of New Shares will be permitted to obtain registration of the sale of their New Shares in certain circumstances in connection with certain registered offerings of New Shares by Viatel Bermuda.

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

         Whether or not any particular person would be deemed to be an "underwriter" with respect to the New Shares would depend upon various facts and circumstances applicable to that person. Accordingly, the Debtors express no view as to whether any particular person receiving New Shares under the Plan would be an "underwriter" with respect to the New Shares.

         GIVEN THE COMPLEX AND SUBJECTIVE NATURE OF THE QUESTION OF WHETHER A PARTICULAR HOLDER MAY BE AN UNDERWRITER, THE DEBTORS MAKE NO REPRESENTATION CONCERNING THE RIGHT OF ANY PERSON TO TRADE IN THE NEW SHARES. THE DEBTORS RECOMMEND THAT POTENTIAL RECIPIENTS OF THE NEW SHARES CONSULT THEIR OWN COUNSEL CONCERNING WHETHER THEY MAY FREELY TRADE NEW SHARES WITHOUT COMPLIANCE WITH THE SECURITIES ACT OR THE EXCHANGE ACT.

         Immediately following the Confirmation Date, Viatel Bermuda intends to file a Registration Statement with the SEC on form S-8 to register the New Shares underlying the New Stock Options.

         2.       SUBSEQUENT TRANSFERS OF NEW SHARES UNDER STATE SECURITIES LAWS

         If the New Shares are listed on the New York Stock Exchange, the American Stock Exchange or the Nasdaq National Market, the New Shares will be generally freely tradeable under state securities laws. If the New Shares are not listed on any of the above exchanges or the Nasdaq National Market, the New Shares will not be freely tradeable under state securities laws unless there is an available exemption from registration under such laws. A majority of states provide an exemption from registration for secondary market transactions under the so-called "manual exemption" if financial and other information about an issuer is published in certain manuals published by Moody's Investor Service, Inc. or Standard & Poor's. If the New Shares are not listed on one of the above exchanges or the Nasdaq National Market, Viatel Bermuda intends to provide the necessary information in order to be able to take advantage of such manual exemptions.

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                      IX. CERTAIN FACTORS TO BE CONSIDERED

         HOLDERS OF CLAIMS AGAINST THE DEBTORS SHOULD READ AND CONSIDER CAREFULLY THE FACTORS SET FORTH BELOW AS WELL AS THE OTHER INFORMATION SET FORTH IN THIS DISCLOSURE STATEMENT (AND THE DOCUMENTS DELIVERED HEREWITH AND/OR INCORPORATED HEREIN BY REFERENCE), PRIOR TO VOTING TO ACCEPT OR REJECT THE PLAN. THESE RISK FACTORS SHOULD NOT, HOWEVER, BE REGARDED AS CONSTITUTING THE ONLY RISKS ASSOCIATED WITH THE PLAN AND ITS IMPLEMENTATION.

A.       COMPETITIVE CONDITIONS

         The markets in which the Company offers, and the Viatel Group intends to offer, its services continue to be extremely competitive. The Viatel Group will likely compete with numerous competitors, such as KPN Qwest/GTS-Ebone, Level 3, Global Crossing, LDCOM (France), Colt Telecom Group and UUNET, to name but a few, certain of whom are financially stronger and capable of competing effectively with the Viatel Group. Certain competitors may be willing to further reduce prices and accept lower profit margins to compete with the Viatel Group. As a result, the Viatel Group may be unable to gain sufficient market share to support its working capital needs, which could have a material adverse effect on the Viatel Group's future performance.

B.       FAILURE TO SELL CAPACITY AND FURTHER PRICE REDUCTIONS

         The future success of the Viatel Group and its ability to achieve its future business objectives will depend, in significant part, upon its ability to enter into new contracts. As evidenced by the lack of meaningful capacity sales by VInc and its subsidiaries for approximately the past sixteen months, and the lack of similar sales by competitors of VInc, the market for capacity has experienced a significant slow-down and further significant price declines. Due to the current economic environment, the Viatel Group cannot provide any assurance that it will be able to meet its capacity sales projections for 2002 and beyond. Furthermore, even if the capacity sales projections of the Viatel Group are realized, further price declines for cross-border capacity may further limit operating profitability and the ability of the Viatel Group to generate sufficient cash flow to meet its working capital needs. Failure by the Viatel Group to sell capacity effectively on its network would have a material adverse effect on the Viatel Group's future performance.

C. SYSTEM DISRUPTIONS OR FAILURES COULD ADVERSELY AFFECT THE VIATEL GROUP'S BUSINESS

         The future success of the Viatel Group will depend, in part, on its ability to provide seamless technical operation of its network. This network is subject to several risks that are outside the control of the Viatel Group, such as the risk of damage to software and hardware resulting from:

                  -        fire and flood,

                  -        power loss,

                  -        natural disasters, and

                  - general transmission failures caused by a number of additional factors.

         Any failure of the Viatel Network or other systems or hardware that cause significant interruptions to the Viatel Group's operations could harm its business, financial condition and operating results.

         The Viatel Group's operations are also dependent on its ability to successfully integrate new and emerging technologies and equipment into its network, which could increase the risk of system failure and result in further strains upon the network. In the event of a system disruption, the Viatel Group could seek to minimize customer inconvenience by routing traffic to other circuits and switches that may be owned by other carriers. However, prolonged or significant system failures, or difficulties for customers in accessing and maintaining connection with the network, could seriously damage the reputation of the Viatel Group and result in customer attrition, reduced margins and financial losses.

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

D.       GOVERNMENT REGULATION

         National and local laws and regulations governing the provision of telecommunications services differ significantly among the countries in which the Company operates and the Viatel Group will operate.

         The interpretation and enforcement of such laws and regulations vary and could limit the ability of the Viatel Group to provide telecommunications services in certain markets. There can be no assurance that:

                  - future regulatory, judicial and legislative changes will not harm the Viatel Group;

                  - domestic or international regulators or third parties will not raise material issues with regard to the compliance of the Viatel Group with applicable laws and regulations; or

                  - other regulatory activities will not harm the business, financial condition and results of operations of the Viatel Group.

E.       CUSTOMERS

         The future success of the Viatel Group will depend, in large part, on its ability to retain a significant portion of the Company's existing customer base, expand the business relationships with such customers and attract and retain new customers. There can be no assurance that the Viatel Group will be able to maintain a significant portion of the current customer base, increase the amount of business done with some or all these customers or grow the existing customer base. Failure by the Viatel Group to maintain a significant portion of its existing customer base and to grow that base would have a material adverse effect on its future performance.

F.       NEW PRODUCT DEVELOPMENT/OFFERINGS

         The future success of the Viatel Group will also depend on its ability to offer products and services not previously offered by the Company. The ability of the Viatel Group to successfully offer new products and services will depend upon, among other things, its ability to:

                  - enhance its billing, back-office and information systems to accommodate these new products and services;

                  - generate customer acceptance of the new service offerings; and

                  - integrate necessary equipment and software into its network.

         Failure of the Viatel Group to successfully launch new products and services would have a material adverse effect on its future performance.

G.       INTERNATIONAL OPERATIONS

         The operations of the Viatel Group will be conducted predominately in foreign jurisdictions. These foreign operations are subject to special risks, including:

                  -        uncertain political and economic environments;

                  -        foreign currency fluctuations;

                  -        civil disturbances; and

                  -        labor strikes.

         Events outside the control of the Viatel Group may limit or disrupt operations, result in the deprivation of contract rights and increase foreign taxation.

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H.       FLUCTUATION IN QUARTERLY OPERATING RESULTS

         The future quarterly operating results of the Viatel Group are likely to be subject to substantial fluctuations as a result of a variety of factors, including:

                  -        general economic conditions;

                  - the conditions of the telecommunications industry in general;

                  -        further price depression in the industry;

                  - the ability of the Viatel Group to introduce new products and services;

                  -        timing of capacity sales or long-term contracts;

                  - changes in the mix of services sold or channels through which services are sold;

                  - changes in user demand, customer terminations of service, capital expenditures and other costs relating to the Viatel Network; and

                  - the effects of government regulation and regulatory changes.

         Variability in the operating results of the Viatel Group could have a material adverse effect on its business, financial condition and results of operations.

I.       RELIANCE ON KEY PERSONNEL

         The operations and prospects of the Viatel Group will depend, in large part, on the performance of its senior management team. There can be no assurance that the Viatel Group will be able to find qualified replacements for any of these individuals if their services were no longer available. The loss of the services of one or more members of the senior management team and certain other key personnel could have a material adverse effect on the business, financial condition and operating results of the Viatel Group.

J.       ADVERSE PUBLICITY

         Adverse publicity or news coverage relating to the Viatel Group, in connection with the Debtors' Chapter 11 cases, may negatively impact its efforts to establish and promote name recognition and a positive image.

K.       SIGNIFICANT HOLDERS

         On the Effective Date, the New Shares will be concentrated in the hands of holders of Allowed General Unsecured Claims. These holders, acting as a group, will be in a position to control the outcome of actions requiring shareholder approval, including the election of directors. Furthermore, because such holders, acting as a group, can elect a majority of the directors of Viatel Bermuda, such holders will have effective control over the management of the Viatel Group. This concentration could also facilitate or hinder a negotiated change of control of Viatel Bermuda and, consequently, could have an impact upon the value of the New Shares.

L.       PROJECTED FINANCIAL INFORMATION

         The financial projections included in this Disclosure Statement are dependent upon the successful implementation of the Business Model and the accuracy of the assumptions upon which it is based. These projections reflect numerous assumptions, including confirmation and consummation of the Plan in accordance with its terms, the anticipated future performance of the Viatel Group, industry performance, general business and economic conditions, competition, and other matters, many of which are beyond the control of the Viatel Group. In addition, the other risk factors outlined in this Disclosure Statement and unanticipated events and circumstances occurring subsequent to the date of this Disclosure Statement may affect the actual financial results of the Viatel Group. Although the Debtors believe that the projections

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are reasonably attainable, because the actual results may vary from the projected results, the projections should not be relied upon as a guaranty, representation, or other assurance of the Viatel Group's future financial performance.

M.       ABSENCE OF PUBLIC MARKET

         There is no existing market for the Common Shares. Therefore, no assurance can be given that an active market for the Common Shares will develop. If any such market does develop, the Viatel Group can make no assurances regarding its continued existence, price volatility with respect to the Common Shares, the liquidity of the market for the Common Shares or the price at which any sales may occur.

         There can be no assurance that Viatel Bermuda will list its securities on Nasdaq or on any other exchange. In the event Viatel Bermuda does not cause any of the New Shares to be listed on any exchange or quoted on any quotation system, the liquidity of the New Shares will be materially impaired.

N.       EXCHANGE ACT LISTING - POTENTIAL REPORTING OBLIGATIONS

         If the New Shares are held of record by 500 or more U.S. persons, Viatel Bermuda will become subject to the registration and reporting requirements of the Exchange Act. Compliance with the Exchange Act reporting requirements will result in added expense and may be administratively burdensome for Viatel Bermuda. Further, should Viatel Bermuda be required to register and report under the Exchange Act, there can be no guarantee that Viatel Bermuda will be able to satisfy the SEC's disclosure requirements for purposes of the Exchange Act.

O.       FOREIGN CURRENCY EXCHANGE RATES

         The vast majority of the Viatel Group's revenues will be denominated in U.S. dollar or Pound Sterling while the vast majority of its expenses will be denominated in Euro. Any appreciation in the Euro relative to the Dollar and Pound Sterling could have a material adverse effect on the ability of the Viatel Group to make payments on such obligations. In the future, the Viatel Group may elect to manage exchange rate exposure through the use of hedging transactions. The Viatel Group cannot provide any assurance that exchange rate fluctuations will not have a material adverse effect on its ability to make payments on its obligations.

P.       DIVIDENDS

         Viatel Bermuda does not anticipate paying dividends on the Common Shares in the foreseeable future.

Q.       ADDITIONAL FINANCING RISK

         As of the date of this Disclosure Statement, the Company estimates that the Viatel Group will have approximately $38.9 million of unrestricted cash available to fund its future operations ($19.9 million at date of emergence and an additional $19.0 million to become available following the wind up of the liquidation of VInc's UK subsidiaries). The Company believes that such amount will provide the Viatel Group with sufficient liquidity to fund its operations through December 2003. The ability of the Viatel Group to fund its operations through December 2003, however, is subject to a number of uncertainties beyond the control of the Viatel Group. It is currently estimated that the Viatel Group will require an additional $ 12.8 million of funding to support its operations until the business of the Viatel Group generates positive cash-flow. The Company can provide no assurance that the Viatel Group will be successful in raising the additional cash required to fund operations until it becomes cash flow positive.

R.       DEPLOYING LOCAL FIBER OPTIC NETWORK

         Due to the limited funds that will be available to the Viatel Group following the Debtors' restructuring and a significant risk that Metromedia Fiber Networks, the party responsible for constructing approximately 15,000 route kilometers of the local fiber to which the Viatel Group has a right, appears to be curtailing/abandoning its builds in Western Europe due to its own financial difficulties, the Viatel Group may not be able to deploy its proposed 22,000 fiber kilometers of metropolitan fiber in London, Paris and the New York City metropolitan area, in the near term or perhaps at all.

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S.       ANTI-TAKEOVER MEASURES

         Certain provisions of the bye-laws of Viatel Bermuda may have the effect of delaying, deferring or preventing a change in control. Such provisions, including those providing for the possible issuance of preferred shares without stockholder approval, establishing a staggered board, and regulating the nomination of directors and submission of matters for consideration at meetings of shareholders, may make it difficult for other persons, without the approval of the Board of Directors of Viatel Bermuda, to make a tender offer or otherwise acquire substantial amounts of New Shares or to launch other takeover attempts that a shareholder might consider to be in such shareholder's best interest.

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                 X. CERTAIN INCOME TAX CONSEQUENCES OF THE PLAN

A.       FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN

         A SUMMARY DESCRIPTION OF CERTAIN INCOME TAX CONSEQUENCES OF THE PLAN IS PROVIDED BELOW. THE DESCRIPTION OF TAX CONSEQUENCES BELOW IS FOR INFORMATIONAL PURPOSES ONLY AND, DUE TO A LACK OF DEFINITIVE JUDICIAL OR ADMINISTRATIVE AUTHORITY OR INTERPRETATION, SUBSTANTIAL UNCERTAINTIES EXIST WITH RESPECT TO VARIOUS TAX CONSEQUENCES OF THE PLAN AS DISCUSSED HEREIN. ONLY THE PRINCIPAL CONSEQUENCES OF THE PLAN FOR CERTAIN DEBTORS AND FOR HOLDERS OF CLAIMS WHO ARE ENTITLED TO VOTE TO ACCEPT OR REJECT THE PLAN ARE DESCRIBED BELOW. NO OPINION OF COUNSEL HAS BEEN SOUGHT OR OBTAINED WITH RESPECT TO ANY TAX CONSEQUENCES OF THE PLAN. NO RULINGS OR DETERMINATIONS OF THE IRS OR ANY OTHER TAX AUTHORITIES HAVE BEEN SOUGHT OR OBTAINED WITH RESPECT TO THE TAX CONSEQUENCES OF THE PLAN, AND THE DISCUSSION BELOW IS NOT BINDING UPON THE IRS OR SUCH OTHER AUTHORITIES. THE DEBTORS ARE NOT MAKING ANY REPRESENTATIONS REGARDING THE PARTICULAR TAX CONSEQUENCES OF THE CONFIRMATION AND CONSUMMATION OF THE PLAN AS TO ANY CLAIM HOLDER, AND ARE NOT RENDERING ANY FORM OF LEGAL OPINION AS TO SUCH TAX CONSEQUENCES.

         THE DISCUSSION OF UNITED STATES FEDERAL INCOME TAX CONSEQUENCES BELOW IS BASED ON THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "IRC"), THE TREASURY REGULATIONS PROMULGATED THEREUNDER, JUDICIAL DECISIONS, AND PUBLISHED ADMINISTRATIVE RULINGS AND PRONOUNCEMENTS OF THE IRS AS IN EFFECT ON THE DATE HEREOF. LEGISLATIVE, JUDICIAL OR ADMINISTRATIVE CHANGES OR INTERPRETATIONS ENACTED OR PROMULGATED AFTER THE DATE HEREOF COULD ALTER OR MODIFY THE ANALYSES SET FORTH BELOW WITH RESPECT TO THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN. ANY SUCH CHANGES OR INTERPRETATIONS MAY BE RETROACTIVE AND COULD SIGNIFICANTLY AFFECT THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES DISCUSSED BELOW.

         THE FOLLOWING DISCUSSION DOES NOT ADDRESS FOREIGN, STATE OR LOCAL TAX CONSEQUENCES OF THE PLAN, NOR DOES IT PURPORT TO ADDRESS THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN TO SPECIAL CLASSES OF TAXPAYERS (SUCH AS FOREIGN ENTITIES, S CORPORATIONS, REGULATED INVESTMENT COMPANIES, INSURANCE COMPANIES, FINANCIAL INSTITUTIONS, SMALL BUSINESS INVESTMENT COMPANIES, BROKER-DEALERS AND TAX-EXEMPT ORGANIZATIONS). FURTHERMORE, UNITED STATES FEDERAL ESTATE AND GIFT TAX ISSUES ARE NOT ADDRESSED HEREIN. THE FOLLOWING DISCUSSION ASSUMES THAT CLAIM HOLDERS HOLD THEIR CLAIMS AS CAPITAL ASSETS FOR UNITED STATES FEDERAL INCOME TAX PURPOSES.

         EACH HOLDER OF A CLAIM IS STRONGLY URGED TO CONSULT ITS TAX ADVISOR REGARDING THE UNITED STATES FEDERAL, STATE, AND LOCAL AND ANY FOREIGN TAX CONSEQUENCES OF THE TRANSACTIONS DESCRIBED HEREIN AND IN THE PLAN.

         1.       CERTAIN FEDERAL INCOME TAX CONSEQUENCES TO THE DEBTORS

         The Debtors believe that there will not be any material United States federal income tax consequences for the Debtors as a result of the implementation of the Plan.

         2.       CERTAIN FEDERAL INCOME TAX CONSEQUENCES TO HOLDERS OF CLASS 4
                  CLAIMS

                  (a)      IN GENERAL

         The tax treatment of holders of Class 4 Claims and the character and amount of income, gain or loss recognized as a consequence of the Plan and the distributions provided for by the Plan will depend upon, among other things, (i) whether the Claim (or portion thereof) constitutes a Claim for principal or interest; (ii) the type of consideration received by the holder in exchange for the Claim; (iii) whether the holder is a resident of the United States for tax purposes (or falls into any special class of taxpayers, such as those that are excluded from this discussion as noted above); (iv) the manner in which a holder acquired a Claim; (v) the length of time the Claim has been held; (vi) whether the Claim was

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acquired at a discount; (vii) whether the holder has taken a bad debt deduction with respect to the Claim (or any portion thereof) in the current or prior years; (viii) whether the holder has previously included accrued but unpaid interest with respect to the Claim; (ix) the method of tax accounting of the holder; (x) whether the Claim is an installment obligation for United States federal income tax purposes; (xi) whether the Claim, and any instrument received in exchange therefore, is considered a "security" for federal income tax purposes; and (xii) whether the "market discount" rules are applicable to the holder. Therefore, holders of Claims should consult their tax advisors for information that may be relevant to their particular situation and circumstances and the particular tax consequences to them of the transactions contemplated by the Plan.

                  (b)      RECOGNITION OF INCOME OR LOSS

         Generally, and subject to subsection (e) below, a holder of a Class 4 Claim against the Debtors and whose Class 4 Claim is paid in full or otherwise discharged on the Effective Date will recognize gain or loss for United States federal income tax purposes in an amount equal to the difference between (A) the fair market value on the Effective Date of the New Shares received by such holder in respect of its Class 4 Claim and (B) the holder's tax basis in the Claim. A holder's tax basis in the New Shares received in exchange for its Class 4 Claim will generally be equal to the fair market value of the New Shares on the Effective Date. The holding period for the New Shares will begin on the day after the Effective Date.

                  (c)      ACCRUED INTEREST

         The manner in which the New Shares received pursuant to the Plan are to be allocated between accrued but unpaid interest and principal, if any, of the Class 4 Claims for federal income tax purposes is unclear under present law. Although there can be no assurance with respect to the issue, the Debtors intend to take the position that no portion of the New Shares distributed to holders of Class 4 Claims pursuant to the Plan is allocable to accrued and unpaid interest on the Class 4 Claims.

         A holder of a Class 4 Claim that previously included in income accrued but unpaid interest attributable to its Class 4 Claim should recognize an ordinary loss to the extent that such previously included accrued interest exceeds the amount of consideration, if any, received by the holder that is attributable to accrued interest for federal income tax purposes. To the extent a holder of a Class 4 Claim did not previously include in income accrued but unpaid interest attributable to its Claim, any portion of the consideration received that is property allocable to accrued but unpaid interest should be recognized as ordinary income, regardless of whether the holder realizes an overall gain or loss upon the surrender of its Claim or whether such gain or loss is recognized. Based on the Debtor's position that no portion of the New Shares should be allocable to accrued and unpaid interest on the Class 4 Claims, no such income inclusion should be required.

         If, contrary to the Debtors' intention under the Plan, a portion of the New Shares are treated as received by a Class 4 Claim holder in respect of accrued but unpaid interest, the basis of a Class 4 Claim holder in such New Shares should be equal to the amount of interest income treated as satisfied by the receipt of such New Shares. The Class 4 Claim holder's tax holding period in such New Shares should begin on the day following the Effective Date.

                  (d)      MARKET DISCOUNT

         The market discount provisions of the IRC may apply to holders of certain Class 4 Claims. In general, a debt obligation other than a debt obligation with a fixed maturity of one year or less that is acquired by a holder in the secondary market (or, in certain circumstances, upon original issuance) is a "market discount bond" as to that holder if its stated redemption price at maturity (or, in the case of a debt obligation having original issue discount, its revised issue price) exceeds the tax basis of the debt obligation in the holder's hands immediately after its acquisition. However, a debt obligation will not be a "market discount bond" if such excess is less than a statutory de minim is amount. Gain recognized by a Class 4 Claim holder with respect to a "market discount bond" will generally be treated as ordinary interest income to the extent of the market discount accrued on such bond during the Class 4 Claim holder's period of ownership, unless the Class 4 Claim holder elected to include accrued market discount in taxable income currently. A holder of a market discount bond that is required under the market discount rules of the IRC to defer deduction of all or a portion of the interest on indebtedness incurred or maintained to acquire or carry the bond may be allowed to deduct such interest, in whole or in part, on disposition of such bond.

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                  (e)      REORGANIZATION TREATMENT

         The transactions contemplated by the Plan with respect to the Debtors and Viatel Bermuda, pursuant to which holders of Class 4 Claims against the Debtors will each receive a Pro Rata share of 88% of the New Shares may be treated as a "reorganization" for United States federal income tax purposes. If reorganization treatment is applicable, then the United States federal income tax consequences arising from the Plan to holders of certain Class 4 Claims against the Debtors may vary from those described above under the subsection (b) depending upon, among other things, whether such Class 4 Claims constitute "securities" for United States federal income tax purposes. The determination of whether a debt instrument constitutes a "security" depends upon an evaluation of the term and nature of the debt instrument. Generally, corporate debt instruments with maturities when issued of less than five years are not considered securities, and corporate debt instruments with maturities when issued of ten years or more are considered securities.

         The Debtors believe and intend to take the position that the Senior Notes constitute securities for United States federal income tax purposes and that the exchange of Class 4 Claims with respect to Senior Notes for New Shares will constitute a reorganization for United States federal income tax purposes. In that case a holder of a Class 4 Claim with respect to a Senior Note should not recognize gain, or loss, with respect to each Class 4 Claim surrendered. In addition, a holder's aggregate tax basis in the New Shares should be equal to the aggregate tax basis in the Class 4 Claims exchanged therefor and such holder's holding period for such property will include the holding period of the Class 4 Claims exchanged therefor.

         In addition, under the market discount rules discussed above, any accrued but unrecognized market discount with respect to Senior Notes generally would be treated as ordinary income to the extent of the gain recognized upon the subsequent disposition of the New Shares received in exchange for the relevant Class 4 Claim. If a holder was required under the market discount rules of the IRC to defer its deduction of all or a portion of the interest on indebtedness, if any, incurred or maintained to acquire or carry the relevant property giving rise to a Class 4 Claim, continued deferral of the deduction for interest on such indebtedness may be required. Any such deferred interest expense would be attributed to the New Shares received in exchange for such Class 4 Claim, and would be treated as interest paid or accrued in the year in which the holder disposes of such Shares.

         3.       INFORMATION REPORTING AND BACKUP WITHHOLDING

         Certain payments, including the payments with respect to Class 4 Claims pursuant to the Plan, are generally subject to information reporting by the pay or (the relevant Debtor) to the IRS. Moreover, such reportable payments are subject to backup withholding under certain circumstances. Under the IRC's backup withholding rules, a holder of a Class 4 Claim may be subject to backup withholding with respect to distributions or payments made pursuant to the Plan, unless the holder: (1) comes within certain exempt categories (which generally include corporations) and, when required, demonstrates this fact or (2) provides a correct United States taxpayer identification number and certifies under penalty of perjury that the taxpayer identification number is correct and that the taxpayer is not subject to backup withholding because of a failure to report all dividend and interest income.

         Holders of Class 4 Claims that are Non-United States Persons and that receive payments or distributions under the Plan through a United States office of the relevant Debtor will not be subject to backup withholding, provided that the holders furnish certification of their status as Non-United States Persons (and furnish any other required certifications), or are otherwise exempt from backup withholding. Generally, such certification is provided on the applicable IRS Form W-8.

         Backup withholding is not an additional tax. Amounts withheld under the backup withholding rules may be credited against a holder's United States federal income tax liability, and a holder may obtain a refund of any excess amounts withheld under the backup withholding rules by filing an appropriate claim for refund with the IRS (generally, a United States federal income tax return).

         4.       TAXATION OF THE DISPUTED CLAIMS RESERVES

         Under the IRC,amounts earned by an escrow account, settlement fund or similar fund must be subject to current tax. Although certain Treasury regulations have been issued, no Treasury regulations have been promulgated to address the tax treatment of such funds in a bankruptcy context. Accordingly, the proper tax treatment of such funds is uncertain.

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Depending on the facts and the relevant law, such funds possibly could be treated as grantor trusts, separately taxable trusts, or otherwise.

         The Debtors presently intend to treat the assets held in the Disputed Claims reserve or reserves as held by a grantor trust with respect to which the holders of Claims against the Debtors (in each class of Claims for which such a Disputed Claims reserve is established) are treated as the grantors. Accordingly, such holders will be subject to current taxation on any earnings generated by the assets contained in the relevant Disputed Claims reserve. There can be no assurance that the IRS will respect the foregoing treatment. For example, the IRS may characterize the Disputed Claims reserve (or reserves) as a grantor trust for the benefit of the Debtors, or as otherwise owned by and taxable to the Debtors. Alternatively, the IRS could characterize the Disputed Claims reserve (or reserves) as a so-called "complex trust" subject to a separate entity level tax on its earnings, except to the extent that such earnings are distributed during the taxable year. Moreover, due to the possibility that the amounts of the consideration received by a holder of an Allowed Claim against the Debtors may increase or decrease, depending on whether the relevant Disputed Claims reserve is treated as a grantor trust, the holder could be prevented from recognizing a loss until the time at which there are no assets at all remaining in the relevant Disputed Claims reserve.

         Holders of Claims against the Debtors are urged to consult their tax advisors regarding the potential United States federal income tax treatment of the Disputed Claims reserve (or reserves) and the consequences to them of such treatment (including the effect on the computation of a holder's gain or loss in respect of its Claim, the subsequent taxation of any distributions from the Disputed Claims reserve (or reserves), and the possibility of taxable income without a corresponding receipt of cash or property with which to satisfy the tax liability).

B.       IMPORTANCE OF OBTAINING PROFESSIONAL TAX ASSISTANCE

         THE FOREGOING DISCUSSION IS INTENDED ONLY AS A SUMMARY OF CERTAIN INCOME TAX CONSEQUENCES OF THE PLAN AND IS NOT A SUBSTITUTE FOR CAREFUL TAX PLANNING WITH A TAX PROFESSIONAL. THE ABOVE DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. THE TAX CONSEQUENCES ARE IN MANY CASES UNCERTAIN AND MAY VARY DEPENDING ON A CLAIM HOLDER'S PARTICULAR CIRCUMSTANCES. ACCORDINGLY, CLAIM HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS ABOUT THE UNITED STATES FEDERAL, STATE, AND LOCAL, AND APPLICABLE FOREIGN INCOME AND OTHER TAX CONSEQUENCES OF THE PLAN.

C.       BERMUDA TAX CONSIDERATIONS

         Under current Bermuda law, Viatel Bermuda is not subject to tax on income or capital gains. Furthermore, Viatel Bermuda has obtained from the Minister of Finance of Bermuda under the Exempted Undertakings Tax Protection Act 1966, an undertaking that, in the event that Bermuda enacts any legislation imposing tax computed profits, income, any capital asset, gain or appreciation, then the imposition of that tax will not be applicable to Viatel Bermuda or to any of its operations, neither will that tax, or any tax in the nature of estate, duty or inheritance tax, become applicable to the New Shares, until March 28, 2016. This undertaking does not, however, prevent the imposition of any tax or duty on persons ordinarily resident in Bermuda or any property tax on any company, including Viatel Bermuda, owning real property or leasehold interests in Bermuda. Under current Bermuda law, no income, withholding or other taxes or stamp or other duties are imposed upon the issue, transfer or sale of the New Shares of stock or any payments thereunder.

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      XI. FEASIBILITY OF THE PLAN AND THE BEST INTERESTS OF CREDITORS TEST

A.       FEASIBILITY OF THE PLAN

         As a condition to confirmation of a plan, the Bankruptcy Code requires, among other things, that the Court determine that confirmation is not likely to be followed by the liquidation or the need for further financial reorganization of the Debtors. This is referred to as the "feasibility test." In connection with the development of the Plan, and for purposes of determining whether the Plan satisfies the feasibility test, the Debtors have developed a three year financial projection, as set forth in Exhibit E to this Disclosure Statement (the "Projections"). The Projections analyze the ability of the Viatel Group to maintain sufficient liquidity and capital resources to (i) conduct its business and (ii) meet its obligations under the Plan. The Projections were also prepared to assist each holder of a Claim entitled to vote in determining whether to accept or reject the Plan.

         The Projections show that the Viatel Group should have sufficient cash flow to (i) make the payments required under the Plan on the Effective Date,
(ii) repay and service debt obligations, and (iii) maintain operations on a going-forward basis. Accordingly, the Debtors believe that the Plan complies with section 1129(a)(11) of the Bankruptcy Code. The Projections should be read in conjunction with the assumptions, qualifications, and footnotes to the tables containing the Projections set forth in Exhibit E. The Projections were prepared in good faith based upon assumptions believed to be reasonable and applied in a manner consistent with past practice. The Projections are based on assumptions existing as of the date of this Disclosure Statement and are based, in part, on the economic, competitive, and general business conditions prevailing at the time. Although as of the date of this Disclosure Statement such economic, competitive, and general business conditions have not materially changed, any future changes in these conditions may materially affect the ability of the Viatel Group to achieve the Projections.

         THE PROJECTIONS WERE NOT PREPARED WITH A VIEW TOWARDS COMPLYING WITH THE GUIDELINES FOR PROSPECTIVE FINANCIAL STATEMENTS PUBLISHED BY THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS. NO INDEPENDENT AUDITORS HAVE COMPILED OR EXAMINED THE ACCOMPANYING PROSPECTIVE FINANCIAL INFORMATION TO DETERMINE THE REASONABLENESS THEREOF AND, ACCORDINGLY, NONE HAS EXPRESSED AN OPINION OR ANY OTHER FORM OF ASSURANCE WITH RESPECT THERETO.

         THE DEBTORS DO NOT, AS A MATTER OF COURSE, PUBLISH PROJECTIONS OF THEIR ANTICIPATED FINANCIAL POSITION, RESULTS OF OPERATIONS OR CASH FLOWS. ACCORDINGLY, THE DEBTORS DO NOT INTEND TO, AND DISCLAIM ANY OBLIGATION TO (A) FURNISH UPDATED PROJECTIONS TO HOLDERS OF CLAIMS AND INTERESTS PRIOR TO THE EFFECTIVE DATE OR TO HOLDERS OF NEW SHARES OR ANY OTHER PARTY AFTER THE EFFECTIVE DATE, (B) INCLUDE SUCH UPDATED INFORMATION IN ANY DOCUMENTS THAT MAY BE REQUIRED TO BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, OR (C) OTHERWISE MAKE SUCH UPDATED INFORMATION PUBLICLY AVAILABLE.

         THE PROJECTIONS PROVIDED HEREIN HAVE BEEN PREPARED EXCLUSIVELY BY THE COMPANY'S MANAGEMENT.THESE PROJECTIONS, WHILE PRESENTED WITH NUMERICAL SPECIFICITY, ARE NECESSARILY BASED ON A VARIETY OF ESTIMATES AND ASSUMPTIONS WHICH, THOUGH CONSIDERED REASONABLE BY MANAGEMENT, MAY NOT BE REALIZED, AND ARE INHERENTLY SUBJECT TO SIGNIFICANT BUSINESS, ECONOMIC, AND COMPETITIVE UNCERTAINTIES AND CONTINGENCIES, MANY OF WHICH ARE BEYOND THE COMPANY'S CONTROL. THE DEBTORS CAUTION THAT NO REPRESENTATIONS CAN BE MADE AS TO THE ACCURACY OF THESE FINANCIAL PROJECTIONS OR TO THE VIATEL GROUP'S ABILITY TO ACHIEVE THE PROJECTED RESULTS. SOME ASSUMPTIONS INEVITABLY WILL NOT MATERIALIZE. FURTHER, EVENTS AND CIRCUMSTANCES OCCURRING SUBSEQUENT TO THE DATE ON WHICH THESE PROJECTIONS WERE PREPARED MAY BE DIFFERENT FROM THOSE ASSUMED OR, ALTERNATIVELY, MAY HAVE BEEN UNANTICIPATED, AND THUS THE OCCURRENCE OF THESE EVENTS MAY AFFECT FINANCIAL RESULTS IN A MATERIAL AND POSSIBLY ADVERSE MANNER. THE PROJECTIONS, THEREFORE, MAY NOT BE RELIED UPON AS A GUARANTY OR OTHER ASSURANCE OF THE ACTUAL RESULTS THAT WILL OCCUR. SEE SECTION IX HEREIN FOR A DISCUSSION OF CERTAIN RISK FACTORS THAT COULD AFFECT FINANCIAL FEASIBILITY OF THE PLAN.

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     FINALLY, THE PROJECTIONS INCLUDE ASSUMPTIONS AS TO THE ENTERPRISE VALUE
OF THE VIATEL GROUP, THE FAIR VALUE OF THEIR ASSETS, AND THEIR ACTUAL LIABILITIES AS OF THE EFFECTIVE DATE. ACTUAL ENTERPRISE VALUE, ASSET VALUES, AND LIABILITIES ON THE EFFECTIVE DATE COULD BE MATERIALLY GREATER OR LOWER THAN THE VALUES ASSUMED IN THE FOREGOING PROJECTIONS.

B.       BEST INTERESTS TEST

         Even if the Plan is accepted by each class of holders of Impaired Claims, the Bankruptcy Code requires that the Court find that the Plan is in the best interests of all holders of Claims and Interests that are Impaired by the Plan and that have not accepted the Plan. The "best interests" test, set forth in section 1129(a)(7) of the Bankruptcy Code, requires a bankruptcy court to find either that all members of an impaired class of claims have accepted the plan or that the plan will provide a member who has not accepted the plan with a recovery of property of a value, as of the effective date of the plan, that is not less than the amount that such holder would receive or retain if a debtor were liquidated under Chapter 7 of the Bankruptcy Code on such date.

         To calculate the probable distribution to members of each impaired class of holders of claims and equity interests if the debtors were liquidated under Chapter 7, a bankruptcy court must first determine the aggregate dollar amount that would be generated from the debtor's assets if its Chapter 11 case were converted to a Chapter 7 case under the Bankruptcy Code. This "liquidation value" would consist primarily of the proceeds from a forced sale of the debtor's assets by a Chapter 7 trustee.

         The amount of liquidation value available to holders of Unsecured Claims against, and Interests in, the Debtors would be reduced by, first, Secured Claims (to the extent of the value of the Collateral securing such claims), and second, by the costs and expenses of liquidation, as well as by other administrative expenses and costs of both the Chapter 7 cases and the Chapter 11 cases. Costs of a liquidation under Chapter 7 of the Bankruptcy Code would include the compensation of a Chapter 7 trustee, as well as of counsel and other professionals retained by the trustee, asset disposition expenses, all unpaid expenses incurred by the Debtors in the Chapter 11 Cases (such as compensation of attorneys, financial advisors, and accountants) that are allowed in the Chapter 7 cases, litigation costs, and claims arising from the operations of the Debtors during the pendency of the Chapter 11 Cases. The liquidation itself would trigger certain priority payments that otherwise would be due in the ordinary course of business. Those priority claims would be paid in full from the liquidation proceeds before the balance would be made available to pay Unsecured Claims or to make any distribution in respect of Interests. The liquidation would also prompt the rejection of executory contracts and unexpired leases and thereby create a significantly greater amount of Unsecured Claims.

         In a Chapter 7 liquidation, no junior class of claims may be paid unless all classes of claims senior to such junior class are paid in full.
Section 510(a) of the Bankruptcy Code provides that subordination agreements are enforceable in a bankruptcy case to the same extent that such agreements are enforceable under applicable non-bankruptcy law. Therefore, no class of claims that is contractually subordinated to another class would receive any payment on account of its claims, unless and until such senior class(es) were paid in full.

         Once the Court determines the recoveries in liquidation of the Debtors' secured and priority creditors, it would then determine the probable distribution to unsecured creditors from the remaining available proceeds of the liquidation. If this probable distribution has a value greater than the distributions to be received by the unsecured creditors under the Plan, then the Plan is not in the best interests of creditors and cannot be confirmed by the Court. As shown in the Liquidation Analysis annexed hereto as Exhibit D (the "Liquidation Analysis") and discussed in further detail below, the Debtors believe that each Class of Impaired Claims will receive no less under the Plan than it would receive if the Debtors were liquidated. The Class of Impaired Interests would receive no distribution if the Debtors were liquidated.

C.       LIQUIDATION ANALYSIS

         As noted above, the Debtors believe that under the Plan each holder of Impaired Claims will receive property of a value not less than the value such holder would receive in a liquidation of the Debtors under Chapter 7 of the Bankruptcy Code. The Debtors' belief is based primarily upon extensive consideration of the effects that a Chapter 7 liquidation would have on the ultimate proceeds available for distribution to Creditors, including, but not limited to (i) the increased costs and expenses of a liquidation under Chapter 7 arising from fees payable to a Chapter 7 trustee and professional advisors to the trustee, as well as to the various liquidators that would be appointed for each of the non-debtor subsidiaries of the Company, (ii) the erosion in value of assets in a Chapter 7 case in the context of a "forced sale" atmosphere that would prevail, (iii) the adverse effects on the Debtors' and non-Debtors' remaining businesses as a result of the likely departure of most remaining employees, (iv) the reduction of value associated with the attempted operation of the businesses of the non-Debtors by numerous foreign liquidators, (v) the substantial delay in distributions to the Debtors' Creditors that would ensue due to the inevitable delays that would accompany the unwinding of intercompany obligations in a complex, multi-jurisdictional liquidation, and (vi) the adverse tax consequences associated with the sale of the Debtors' assets. The Debtors belief is also based upon the Liquidation Analysis. The Liquidation Analysis does not reflect the likely delay in distributions to Creditors in a liquidation scenario and tax consequences from the "forced sale" of the Debtors' assets, which, if considered, would only further reduce the present value of any liquidation proceeds.

         The Debtors believe that any liquidation analysis is speculative because such an analysis is necessarily premised upon assumptions and estimates which are inherently subject to significant uncertainties and contingencies, many of which would be beyond the control of the Debtors. Thus, there can be no assurance as to values that would actually be realized in a Chapter 7 liquidation, nor can there be any assurance that a bankruptcy court would accept the Debtors' conclusions or concur with such assumptions in making its determinations under section 1129(a)(7) of the Bankruptcy Code.

         Further, the Liquidation Analysis necessarily contains an estimate of the amount of Claims that will ultimately become Allowed Claims. This estimate is based solely upon the Debtors' review of their books and records and of the additional Claims that have been or might be filed in the Chapter 11 Cases or that would arise in the event of a conversion of the cases from Chapter 11 to Chapter 7. No order or finding has been entered by the Court estimating or otherwise fixing the amount of Claims at the projected amounts of Allowed Claims set forth in the Liquidation Analysis. In preparing the Liquidation Analysis, the Debtors have projected an amount of Allowed Claims that is at the lower end of a range of reasonableness such that, for purposes of the Liquidation Analysis, the largest possible liquidation dividend to holders of Allowed Claims can be assessed. The estimate of the amount of Allowed Claims set forth in the Liquidation Analysis should not be relied upon for any other purpose, including, without limitation, any determination of the value of any distribution to be made on account of Allowed Claims under the Plan. The annexed Liquidation Analysis is provided solely to disclose to holders the effects of a hypothetical Chapter 7 liquidation of the Debtors, subject to the assumptions set forth therein.

         To the extent that confirmation of the Plan requires the establishment of amounts for the Chapter 7 liquidation value of the Debtors, funds available to pay Claims, and the reorganization value of the Debtors, the Court will determine those amounts at the Confirmation Hearing.

D.       VALUATION OF THE VIATEL GROUP

         In connection with their preparation of the Plan, the Company's management has performed a valuation analysis for the purpose of determining the estimated enterprise value of the Viatel Group. Management has utilized this analysis for the purpose of determining value available for distribution to holders of Claims and the relative recoveries for holders of Claims under the Plan.

         The valuation of the Viatel Group has been determined as of an assumed Effective Date of May 31, 2002 and is based on the Projections attached as Exhibit E hereto, as well as on the other factors discussed below. To arrive at the enterprise value, management has employed three valuation techniques: an implied asset valuation methodology, a replacement value methodology and an EBITDA multiples methodology. Based on these techniques, management has determined that the Viatel Group has an enterprise value of between $76.0 million and $100.0 million.

         The foregoing valuation is based on a number of assumptions, including a successful reorganization in a timely fashion, the achievement of the forecasts reflected in the Projections, the outcome of certain expectations regarding market conditions, and the Plan becoming effective in accordance with its terms. In addition, in determining the estimated enterprise value, management made judgments as to the weight to be afforded to, and the significance and relevance of, each methodology and factor. Management gave greater weight to the EBITDA multiples method of valuation, as comparative market multiples are generally available for the telecommunications industry, where as the other two valuation methods are based upon more subjective approaches.

         The estimated enterprise value does not purport to be an appraisal or an estimate of the actual market value that may be realized through a sale of the Viatel Group. The value of companies such as the Viatel Group is subject to significant uncertainties and contingencies that are difficult to predict and will fluctuate with changes in factors affecting general economic conditions and more specifically the financial conditions and prospects of telecommunications network operators such as the Viatel Group. As a result, the estimated value set forth above is not necessarily indicative of any actual outcome, which may be more or less favorable than that set forth herein. Because the estimate is inherently subject to uncertainties, none of the Debtors, the non-Debtor subsidiaries of VIne or the Viatel Group assume any responsibility for its accuracy.

         The value of the New Shares is also subject to additional uncertainties and contingencies, many of which are difficult to predict. The actual market prices for the New Shares will depend upon, among other things, conditions in the financial markets, the anticipated initial securities holdings of Claim holders, some of which may prefer to liquidate their investment rather than hold it on a longer-term basis, and other factors that generally influence the prices of equity securities. There is no present trading market for the Common Shares, and there can be no assurance that such a trading market will develop.

         In preparing the range of estimated enterprise valuations of the Viatel Group, management (i) reviewed certain historical information regarding the Company for the past several years, (ii) reviewed publicly available financial data and considered market values of public companies deemed generally comparable to the Viatel Group, (iii) considered certain economic and industry information relevant to the business of the Viatel Group, and (iv) conducted such other analysis as they deemed appropriate.

         XII. ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF THE PLAN

         The Debtors believe that the Plan affords holders of Claims the potential for the greatest realization on the Debtors' assets and, therefore, is in the best interests of such holders. If, however, the Plan is not confirmed and consummated, the theoretical alternatives include: (i) formulation of an alternative plan of reorganization or (ii) liquidation of the Debtors under Chapter 7 or 11 of the Bankruptcy Code.

A.       ALTERNATIVE PLAN OF REORGANIZATION

         If the Plan is not confirmed, the Debtors (or, if the Debtors' exclusive periods in which to file and solicit acceptances of a reorganization plan have expired, any other party-in-interest) could attempt to formulate and propose a different plan of reorganization. Such a plan might involve either a reorganization and continuation of the Debtors' businesses or an orderly liquidation of assets.

         With respect to an alternative plan, the Debtors have explored various alternatives in connection with the formulation and development of the Plan. The Debtors believe that the Plan enables the holders of Claims to realize the greatest possible value under the circumstances, and that as compared to any alternative plan of reorganization, has the greatest chance to be confirmed and consummated.

B.       LIQUIDATION UNDER CHAPTER 7 OR CHAPTER 11

         If no plan is confirmed, the Chapter 11 Cases may be converted to cases under Chapter 7 of the Bankruptcy Code, pursuant to which a trustee would be elected or appointed to liquidate the Debtors' assets for distribution in accordance with the priorities of the Bankruptcy Code. It is impossible to predict precisely how the proceeds of the liquidation would be distributed to the respective holders of Claims against, or Interests in, the Debtors.

         The Debtors believe that a liquidation under Chapter 7 would result in a substantial diminution in the value of the Estates and the ultimate return for stakeholders of the Debtors due to:

         1.       substantial additional administrative expenses arising from
(a) the appointment of a trustee for the Estates and a separate liquidator for each of at least eleven of VInc's non-debtor subsidiaries, which foreign liquidations would be governed by the laws of the United Kingdom, Belgium, The Netherlands, France, Germany and Switzerland, (b) the appointment of separate attorneys, accountants and other professionals for each of these trustees and liquidators, and (c) time delays of upwards of four years, due to the need to wind down each of the foreign liquidations prior to closing out the Estates; and

         2. additional expenses and claims, some of which will have priority under the liquidation laws of the various countries involved, which would arise by reason of the various liquidations and from rejection of leases and other contracts in connection with the cessation of operations and the failure to realize the greater going concern value of the Company's assets.

         Substantial delays will occur as the local liquidators and their associated advisors attempt to (i) understand (x) the complex intercompany loan arrangements that existing among the Debtors, among the Debtors and non-Debtor subsidiaries of VInc, and among the various non-Debtor subsidiaries of VInc, and
(y) intercompany business relationship that exist among the VInc's subsidiaries which support the multi-jurisdictional nature of the Company's historical business, and (ii) work out the complex legal issues associated with terminating the various intercompany business relationship and settling the intercompany liabilities.

         The Debtors could also be liquidated pursuant to the provisions of a Chapter 11 plan of reorganization. In a liquidation under Chapter 11, the Debtors' assets could be sold in an orderly fashion over a more extended period of time than in a liquidation under Chapter 7. Thus, a Chapter 11 liquidation might result in larger recoveries than in a Chapter 7 liquidation, but the delay in distributions could result in lower present values received and higher administrative costs. Because a trustee is not required in a Chapter 11 case, expenses for professional fees could be lower than in a Chapter 7 case, in which a trustee must be appointed. Any distribution to the holders of Claims under a Chapter 11 liquidation plan probably would be delayed substantially.

         The Debtors believe that, although preferable to a Chapter 7 liquidation, any alternative liquidation under Chapter 11 is a much less attractive alternative to Creditors than the Plan. THE DEBTORS BELIEVE THAT THE PLAN AFFORDS SUBSTANTIALLY GREATER BENEFITS TO CREDITORS THAN WOULD A LIQUIDATION UNDER CHAPTER 7 OR CHAPTER 11 OF THE BANKRUPTCY CODE.

                      XIII. SOLICITATION; VOTING PROCEDURES

         On or about April 2, 2002, the Court entered an order which, among other things, established voting procedures and scheduled the hearing on confirmation of the Plan (the "Procedures Order"). On or about April 2, 2002, the Court entered an order approving this Disclosure Statement. A copy of the notice of the Confirmation Hearing is enclosed with this Disclosure Statement. The notice of the Confirmation Hearing sets forth in detail, among other things, procedures governing voting deadlines and objection deadlines. The notice of Confirmation Hearing and the instructions attached to the Ballot should be read in connection with this section of this Disclosure Statement.

         The Court may confirm the Plan only if it determines that the Plan complies with the technical requirements of Chapter 11 of the Bankruptcy Code and that the disclosures by the Debtors concerning the Plan have been adequate and have included information concerning all payments made or promised in connection with the Plan and the Chapter 11 Cases. In addition, the Court must determine that the Plan has been proposed in good faith and not by any means forbidden by law and, under Fed. R. Bankr. P. 3020(b)(2), it may do so without receiving evidence if no objection is timely filed.

         In particular, the Bankruptcy Code requires the Court to find, among other things, that (i) the Plan has been accepted by the requisite votes of the Classes of Impaired Claims, unless approval will be sought under section 1129(b) of the Bankruptcy Code despite the dissent of one or more such classes, which will be the case under the Plan, (ii) the Plan is "feasible," which means that there is a reasonable probability that confirmation of the Plan will not be followed by liquidation or the need for further financial reorganization, and
(iii) the Plan is in the "best interests" of all holders of Claims and Interests, which means that such holders will receive at least as much under the Plan as they would receive in a liquidation under Chapter 7 of the Bankruptcy Code. The Court must find that all conditions mentioned above are met before it can confirm the Plan. Thus, even if all Classes of Impaired Claims and Interests accept the Plan by the requisite votes, the Court must make an independent finding that the Plan conforms to the requirements of the Bankruptcy Code, that the Plan is feasible, and that the Plan is in the best interests of the holders of Claims against, and Interests in, the Debtors. These statutory conditions to Confirmation are discussed above.

A.       PARTIES-IN-INTEREST ENTITLED TO VOTE

         Under section 1124 of the Bankruptcy Code, a class of claims or equity interests is deemed to be impaired under a plan unless (i) the plan leaves unaltered the legal, equitable, and contractual rights to which such claim or equity interest entitles the holder thereof or (ii) notwithstanding any legal right to an accelerated payment of such claim or equity interest, the plan cures all existing defaults (other than defaults resulting from the occurrence of events of bankruptcy) and reinstates the maturity of such claim or equity interest as it existed before the default.

         In general, a holder of a claim or equity interest may vote to accept or to reject a plan if (i) the claim or equity interest is allowed, which means generally that no party in interest has objected to such claim or equity interest and (ii) the claim or equity interest is impaired by the Plan. If the holder of an impaired claim or interest will not receive or retain any distribution under the plan in respect of such claim or interest, the Bankruptcy Code deems such holder to have rejected the plan. If the claim or interest is not impaired, the Bankruptcy Code deems that the holder of such claim or interest has accepted the plan and the plan proponent need not solicit such holder's vote.

         The holder of a Claim against a Debtor that is Impaired under the Plan is entitled to vote to accept or reject the Plan if (i) the Plan provides a distribution in respect of such Claim and (ii) (a) the Claim has been scheduled by the Debtors (and such claim is not scheduled at zero or as disputed, contingent, or unliquidated) or (b) it has filed a proof of claim on or before the bar date applicable to such holder, pursuant to sections 502(a) and 1126(a) of the Bankruptcy Code and Fed. R. Bankr. P. 3003 and 3018. Any Claim as to which an objection has been timely filed and has not been withdrawn or dismissed or denied by Final Order is not entitled to vote unless the Court, pursuant to Fed. R. Bankr. P. 3018(a), upon application of the holder of the Claim with respect to which there has been objection, temporarily allows the Claim in an amount that the Court deems proper for the purpose of accepting or rejecting the Plan.

         A vote may be disregarded if the Court determines, pursuant to section 1126(e) of the Bankruptcy Code, that it was not solicited or procured in good faith or in accordance with the provisions of the Bankruptcy Code. The Procedures Order also sets forth assumptions and procedures for tabulating Ballots that are not completed fully or correctly.

B.       CLASSES IMPAIRED UNDER THE PLAN

         Class 4 is Impaired under the Plan and entitled to vote on the Plan. Classes 1, 2 and 3 are not Impaired under the Plan, are deemed under section 1126(f) to have accepted the Plan, and their votes to accept or to reject the Plan will not be solicited. Classes 5 and 6 will not receive or retain any distribution or property under the Plan on account of their Claims or Interests and are presumed under section 1126(g) of the Bankruptcy Code to have rejected the Plan, and are therefore not entitled to vote to accept or reject the Plan.

C.       WAIVERS OF DEFECTS, IRREGULARITIES, ETC.

         Unless otherwise directed by the Court, all questions as to the validity, form, eligibility (including time of receipt), acceptance, and revocation or withdrawal of Ballots will be determined by the Claims and Balloting Agent and the Debtors in their sole discretion, which determination will be final and binding. As indicated below under "Withdrawal of Ballots; Revocation," effective withdrawals of Ballots must be delivered to the Claims and Balloting Agent prior to the Voting Deadline. The Debtors reserve the absolute right to contest the validity of any such withdrawal. The Debtors also reserve the right to reject any and all Ballots not in proper form, the acceptance of which would, in the opinion of the Debtors or their counsel, be unlawful. The Debtors further reserve the right to waive any defects or irregularities or conditions of delivery as to any particular Ballot. The interpretation (including the Ballot and the respective instructions thereto) by the Debtors, unless otherwise directed by the Court, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with deliveries of Ballots must be cured within such time as the Debtors (or the Court) determine. Neither the Debtors nor any other person will be under any duty to provide notification of defects or irregularities with respect to deliveries of Ballots nor will any of them incur any liabilities for failure to provide such notification. Unless otherwise directed by the Court, delivery of such Ballots will not be deemed to have been made until such irregularities have been cured or waived. Ballots previously furnished (and as to which any irregularities have not theretofore been cured or waived) will be invalidated.

D.       WITHDRAWAL OF BALLOTS; REVOCATION

         Any party who has delivered a valid Ballot for the acceptance or rejection of the Plan may withdraw such acceptance or rejection by delivering a written notice of withdrawal to the Claims and Balloting Agent at any time prior to the Voting Deadline. A notice of withdrawal, to be valid, must (i) contain the description of the Claim(s) to which it relates and the aggregate principal amount represented by such Claim(s), (ii) be signed by the withdrawing party in the same manner as the Ballot being withdrawn, (iii) contain a certification that the withdrawing party owns the Claim(s) and possesses the right to withdraw the vote sought to be withdrawn and (iv) be received by the Claims and Balloting Agent in a timely manner at the address set forth below. The Debtors intend to consult with the Claims and Balloting Agent to determine whether any withdrawals of Ballots were received and whether the Requisite Acceptances of the Plan have been received. As stated above, the Debtors expressly reserve the absolute right to contest the validity of any such withdrawals of Ballots.

         Unless otherwise directed by the Court, a purported notice of withdrawal of Ballots which is not received in a timely manner by the Claims and Balloting Agent will not be effective to withdraw a previously cast Ballot.

         Any party who has previously submitted to the Claims and Balloting Agent prior to the Voting Deadline a properly completed Ballot may revoke such Ballot and change his or its vote by submitting to the Claims and Balloting Agent prior to the Voting Deadline a subsequent properly completed Ballot for acceptance or rejection of the Plan. In the case where more than one timely, properly completed Ballot is received, only the Ballot which bears the latest date will be counted for purposes of determining whether the Requisite Acceptances have been received.

E.       FURTHER INFORMATION

         If you (i) have any questions about the procedure for voting your Claim or about the packet of materials you received or (ii) wish to obtain an additional copy of the Plan, this Disclosure Statement, or any exhibits to such documents, at your own expense, unless otherwise specifically required by Fed.
R. Bankr. P. 3017(d), please contact the Claims and Balloting Agent:

                          Logan & Company, Inc.
                          546 Valley Road
                          Upper Montclair, New Jersey 07043
                          (973) 509-3190

      XIV. CONFIRMATION HEARING; OBJECTIONS TO CONFIRMATION; RECOMMENDATION

         This Disclosure Statement was approved by the Court after notice and a hearing. The Court has determined that this Disclosure Statement contains information adequate to permitholders of Claims to make an informed judgment about the Plan. Such approval, however, does not mean that the Court recommends either acceptance or rejection of the Plan.

A.       HEARING ON AND OBJECTIONS TO CONFIRMATION

         1.       CONFIRMATION HEARING

         The hearing on confirmation of the Plan has been scheduled to commence on May 21, 2002, at 3:30 p.m., Eastern Time, or as soon thereafter as counsel may be heard, before the Honorable Ronald S. Barliant, in the United States Bankruptcy Court, 824 Market Street, 6th Floor, Wilmington, Delaware 19801. The Confirmation Hearing may be adjourned from time to time by announcing such adjournment in open court or otherwise, all without further notice to parties in interest, and the Plan may be modified by the Debtors pursuant to section 1127 of the Bankruptcy Code prior to, during, or as a result of that hearing, without further notice to parties in interest.

         2.       DATE SET FOR FILING OBJECTIONS TO CONFIRMATION

         Objections, if any, to confirmation of the Plan must be filed with the Court and received by the parties listed in the Confirmation Hearing Notice no later than 4:00 p.m., Eastern Time, on May 8, 2002. A copy of the Confirmation Hearing Notice is enclosed with this Disclosure Statement.

                        XV. RECOMMENDATION AND CONCLUSION

         For all of the reasons set forth in this Disclosure Statement, the Debtors believe that confirmation and consummation of the Plan is preferable to all other alternatives. Consequently, the Debtors urge all eligible holders of Impaired Claims to vote to ACCEPT the Plan, and to complete and return their ballots so that they will be RECEIVED by the Claims and Balloting Agent on or before 4:00 p.m. Eastern Time on May 8, 2002.

Dated: Wilmington, Delaware
       April 2, 2002

                                  VIATEL, INC., et al.
                                  Debtors and Debtors-in-Possession

                            By:       /s/ Michael J. Mahoney
                                  -------------------------------
                                  Name:  Michael J. Mahoney
                                  Title: Chief Executive Officer of Viatel, Inc.

                            By:       /s/ James P. Prenetta
                                  ----------------------------------------
                                  Name:  James P. Prenetta
                                  Title: Senior Vice President and General
                                         Counsel of Viatel, Inc.

SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
Attorneys for Viatel, Inc., et al.,
Debtors and Debtors-in-Possession

J. Gregory Milmoe
Cheri L. Hoff
Four Times Square
New York, New York 10036
(212) 735-3000

         - and -

By:  /s/ Megan E. Cleghorn
    ---------------------------------
     Mark S. Chehi (ID # 2855)
     Megan E. Cleghorn (ID # 4080)
     One Rodney Square
     P.O. Box 636
     Wilmington, Delaware   19899-0636
     (302) 651-3000

                                    EXHIBIT A
                                       TO
                  AMENDED DISCLOSURE STATEMENT WITH RESPECT TO
              FIRST AMENDED JOINT CHAPTER 11 PLAN OF REORGANIZATION
                 OF VIATEL, INC. AND CERTAIN OF ITS SUBSIDIARIES

                     FIRST AMENDED JOINT REORGANIZATION PLAN

                      IN THE UNITED STATES BANKRUPTCY COURT

                          FOR THE DISTRICT OF DELAWARE

----------------------------------------------x
In re                                         :           Chapter 11
                                              :           Case No. 01-1599 (RSB)
VIATEL, INC., et al.,                         :           Jointly Administered
                                              :
                             Debtors.         :
----------------------------------------------x

            FIRST AMENDED JOINT CHAPTER 11 PLAN OF REORGANIZATION OF
                  VIATEL, INC. AND CERTAIN OF ITS SUBSIDIARIES
                  --------------------------------------------

                                        SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
                                        J. Gregory Milmoe
                                        Cheri L. Hoff
                                        Four Times Square
                                        New York, New York 10036-6522
                                        (212) 735-3000

                                              - and -

                                        Mark S. Chehi (I.D. #2855)
                                        Megan E. Cleghom (I.D. #4080)
                                        One Rodney Square
                                        P.O. Box 636
                                        Wilmington, Delaware 19899-0636
                                        (302) 651-3000

                                        Attorneys for Viatel, Inc., et al.,
                                        Debtors and Debtors-in-Possession

 Dated: Wilmington, Delaware
        April 2, 2002

                                TABLE OF CONTENTS

                                                                                                  PAGE
                                                                                                  ----
INTRODUCTION ..............................................................................      PLAN-1

                                                     ARTICLE I

A.   Rules of Construction ................................................................      PLAN-1
B.   Definitions ..........................................................................      PLAN-1
C.   Rules of Interpretation ..............................................................     PLAN-10
D.   Computation of Time ..................................................................     PLAN-11

                                                    ARTICLE II

                                       CLASSIFICATION OF CLAIMS AND INTERESTS

A.   Introduction .........................................................................     PLAN-11
B.   Unclassified Claims ..................................................................     PLAN-11
        1.    Administrative Claims .......................................................     PLAN-11
        2.    Priority Tax Claims .........................................................     PLAN-11
C.   Unimpaired Classes of Claims .........................................................     PLAN-11
        1.    Class 1: Other Priority Claims ..............................................     PLAN-11
        2.    Class 2: Convenience Claims .................................................     PLAN-11
        3.    Class 3: Secured Claims .....................................................     PLAN-12
D.   Impaired Classes of Claims ...........................................................     PLAN-12
        1.    Class 4: General Unsecured Claims ...........................................     PLAN-12
E.   Impaired Classes of Claims ...........................................................     PLAN-12
        1.    Class 5: Intercompany Claims ................................................     PLAN-12
F.   Impaired Classes of Interests ........................................................     PLAN-12
        1.    Class 6: Interests ..........................................................     PLAN-12

                                                    ARTICLE III

                                        TREATMENT OF CLAIMS AND INTERESTS

A.   Unclassified Claims ..................................................................     PLAN-12
        1.    Administrative Claims .......................................................     PLAN-12
        2.    Priority Tax Claims .........................................................     PLAN-13
B.   Unimpaired Claims ....................................................................     PLAN-14
        1.    Class 1: Other Priority Claims ..............................................     PLAN-14
        2.    Class 2: Convenience Claims .................................................     PLAN-14
        3.    Class 3: Secured Claims .....................................................     PLAN-14
C.   Impaired Claims ......................................................................     PLAN-15
        1.    Class 4: General Unsecured Claims ...........................................     PLAN-15
        2.    Class 5: Intercompany Claims ................................................     PLAN-15
D.   Interests ............................................................................     PLAN-15

                                    PLAN-ii

                                                                                                  Page
                                                                                                  ----
        1.    Class 6: Interests ..........................................................     PLAN-15
E.   Special Provision Regarding Unimpaired Claims ........................................     PLAN-15
F.   Allowed Claims .......................................................................     PLAN-15

                                                    ARTICLE IV

                                       MEANS FOR IMPLEMENTATION OF THE PLAN

A.   Substantive Consolidation ............................................................     PLAN-16
        1.    Consolidation of the Chapter 11 Cases .......................................     PLAN-16
        2.    Substantive Consolidation Order .............................................     PLAN-16
B.   Corporate Action .....................................................................     PLAN-16
     1.    Dissolution of Corporate Existence .............................................     PLAN-16
     2.    Cancellation of Debt Securities ................................................     PLAN-17
     3.    Cancellation of Equity Securities ..............................................     PLAN-17
     4.    Transfer of Specified Equity Interests .........................................     PLAN-18
     5.    Issuance and Delivery of New Shares ............................................     PLAN-18
C.   Directors and Officers ...............................................................     PLAN-19
        1.    Directors and Officers of the Debtors .......................................     PLAN-19
        2.    Board of Directors of Viatel Bermuda ........................................     PLAN-19
        3.    New Stock Options ...........................................................     PLAN-19
        4.    Employment Agreements .......................................................     PLAN-19
        5.    Employee Benefit Plans ......................................................     PLAN-19
D.   No Revesting of Assets ...............................................................     PLAN-20
E.   Effectuating Documents; Further Transactions .........................................     PLAN-20
F.   Disbursing Agent .....................................................................     PLAN-20
G.   Preservation of Rights of Action .....................................................     PLAN-20
H.   Special Provisions Regarding Claims Covered by Insurance .............................     PLAN-20
I.   Exemption from Certain Transfer Taxes ................................................     PLAN-21
J.   Professionals ........................................................................     PLAN-21
K.   Release of Liens .....................................................................     PLAN-21

                                                    ARTICLE V

                                       ACCEPTANCE OR REJECTION OF THE PLAN

A.   Classes Entitled to Vote .............................................................     PLAN-21
B.   Acceptance by Impaired Classes .......................................................     PLAN-21
C.   Cramdown .............................................................................     PLAN-22

                                                   ARTICLE VI

                                   DESCRIPTION OF SECURITIES AND INSTRUMENTS
                                    TO BE ISSUED IN CONNECTION WITH THE PLAN

A.   Common Shares ........................................................................     PLAN-22

                                    PLAN-iii

                                                                                                  Page
                                                                                                  ----
B.   New Stock Options ....................................................................     PLAN-22

                                                    ARTICLE VII

                                         PROVISIONS GOVERNING DISTRIBUTIONS

A.   Distributions for Claims Allowed as of the Effective Date ............................     PLAN-23
B.   Disbursing Agent .....................................................................     PLAN-23
C.   Delivery of Distributions and Undeliverable or Unclaimed Distributions ...............     PLAN-24
        1.    Delivery of Distributions in General ........................................     PLAN-24
        2.    Undeliverable and Unclaimed Distributions ...................................     PLAN-24
D.   Prepayment ...........................................................................     PLAN-25
E.   Means of Cash Payment ................................................................     PLAN-25
F.   Interest on Claims ...................................................................     PLAN-25
G.   Cancellation of Existing Securities and Agreements ...................................     PLAN-25
H.   Withholding and Reporting Requirements ...............................................     PLAN-25
I.   Setoffs ..............................................................................     PLAN-26
J.   Fractional New Shares/Dollars; Minimum Distributions .................................     PLAN-26

                                                    ARTICLE VIII

                                          TREATMENT OF EXECUTORY CONTRACTS
                                                 AND UNEXPIRED LEASES

A.   Assumed and Rejected Contracts and Leases ............................................     PLAN-26
B.   Payments Related to Assumption of Executory Contracts and Unexpired Leases ...........     PLAN-27
C.   Bar to Rejection Damages .............................................................     PLAN-27
D.   Compensation and Benefit Programs ....................................................     PLAN-27

                                                    ARTICLE IX

                                        PROCEDURES FOR RESOLVING DISPUTED,
                                        CONTINGENT, AND UNLIQUIDATED CLAIMS

A.   Objection Deadline; Prosecution of Objections ........................................     PLAN-28
B.   No Distributions Pending Allowance ...................................................     PLAN-28
C.   Disputed Claims Reserves .............................................................     PLAN-28
D.   Distributions on Account of Disputed Claims Once They are Allowed and
     Additional Distributions on Account of Previously Allowed Claims .....................     PLAN-28

                                                    ARTICLE X

                                      CONDITIONS PRECEDENT TO CONFIRMATION
                                           AND CONSUMMATION OF THE PLAN

A.   Conditions to Confirmation ...........................................................     PLAN-29

                                    PLAN-iv

                                                                                                  Page
                                                                                                  ----
B.   Conditions to Effective Date .........................................................     PLAN-29
C.   Waiver of Conditions .................................................................     PLAN-29

                                                    ARTICLE XI

                                            MODIFICATIONS AND AMENDMENTS

                                                    ARTICLE XII

                                             RETENTION OF JURISDICTION

                                                    ARTICLE XIII

                                              EFFECTS OF CONFIRMATION

A.   Binding Effect .......................................................................     PLAN-31
B.   Discharge of the Debtors and Injunction ..............................................     PLAN-31
C.   Debtor Releases ......................................................................     PLAN-32
D.   Other Releases .......................................................................     PLAN-32
E.   Indemnification Obligations ..........................................................     PLAN-33
F.   Exculpation and Limitation of Liability ..............................................     PLAN-33

                                                    ARTICLE XIV

                                            COMPROMISES AND SETTLEMENTS

A.   Settlement Authority .................................................................     PLAN-34

                                                    ARTICLE XV

                                            MISCELLANEOUS PROVISIONS

A.   Bar Dates for Certain Claims .........................................................     PLAN-34
        1.    Administrative Claims .......................................................     PLAN-34
        2.    Professional Fee Claims .....................................................     PLAN-34
B.   Severability of Plan Provisions ......................................................     PLAN-35
C.   Successors and Assigns ...............................................................     PLAN-35
D.   Payment of Statutory Fees ............................................................     PLAN-35
E.   Revocation, Withdrawal, or Non-Consummation ..........................................     PLAN-35
F.   Service of Documents .................................................................     PLAN-36
G.   Plan Supplement(s) ...................................................................     PLAN-36
H.   Term of Injunctions or Stays .........................................................     PLAN-37
I.   Consummation of Plan .................................................................     PLAN-37
J.   Governing Law ........................................................................     PLAN-37
K.   Dissolution of the Creditors' Committee and Release of the Foreign
     Representatives ......................................................................     PLAN-37

                                     PLAN-v

                                TABLE OF EXHIBITS

EXHIBIT                               TITLE
-------                               -----
  A        Schedule of Debtors

  B        Schedule of Non-Debtor Affiliates

  C        Schedule of Litigation Rights

  D        Viatel Holding (Bermuda) Limited - Memorandum of Association and
           Bye-Laws

  E        Identification of Assumed Contracts and Assumed Leases

  F        Form of Viatel Holding (Bermuda) Limited 2002 Share Incentive Plan

  G        Form of Share Option Agreement

  H Form of U.S. Employment Agreement with Executive Management and Form of U.K. Employment Agreement with Executive Management

  I        Form of ExPatriate Agreement between VTL, Inc., Viatel Holding
           (Bermuda) Limited and U.S. Executive Management

  J        Form of Registration Rights Agreement

NOTE: TO THE EXTENT THAT THE FOREGOING EXHIBITS ARE NOT ANNEXED TO THIS PLAN, SUCH EXHIBITS WILL BE FILED WITH THE COURT IN PLAN SUPPLEMENT(S) FILED ON OR BEFORE THE DATE(S) SET FOR THE FILING OF SUCH DOCUMENTS AND FORMS OF DOCUMENTS.

                                    PLAN-vi

                                  INTRODUCTION

         Viatel, Inc. ("VInc") and its debtor subsidiaries listed on the attached Exhibit A (collectively with VInc, the "Debtors"), as debtors-in-possession in their above-captioned Chapter 11 cases, propose the following First Amended JointChapter 11 Plan of Reorganization (the "Plan") to resolve their outstanding creditor Claims and stockholder or equity holder Interests. Please refer to the Disclosure Statement, distributed herewith, for a discussion of the Debtors' history and businesses, the background and a summary and analysis of the Plan, and certain related matters. The Debtors are the proponents of the Plan within the meaning of section 1129 of the Bankruptcy Code.

         The Debtors encourage all holders of Claims to read the Plan and Disclosure Statement in their entireties before voting to accept or reject the Plan. As set forth in Article XI below, the Debtors reserve their right to amend or withdraw the Plan before its substantial consummation.

                                    ARTICLE I

                      DEFINITIONS, RULES OF INTERPRETATION,
                             AND COMPUTATION OF TIME

A.       RULES OF CONSTRUCTION

         For purposes of this Plan, except as expressly provided herein or unless the context otherwise requires, all capitalized terms not otherwise defined shall have the meanings ascribed to them in Article I of this Plan or any Exhibit hereto. Any term used in this Plan that is not defined herein, but is defined in the Bankruptcy Code or the Bankruptcy Rules, shall have the meaning ascribed to that term in the Bankruptcy Code or the Bankruptcy Rules, as applicable. Whenever the context requires, such terms shall include the plural as well as the singular number, the masculine gender shall include the feminine, and the feminine gender shall include the masculine.

B.       DEFINITIONS

                  1.1 "Administrative Claim" means a Claim against any Debtor for payment of an administrative expense of a kind specified in section 503(b) or 1114(e)(2) of the Bankruptcy Code and entitled to priority under section 507(a)(l) of the Bankruptcy Code, including, but not limited to, (a) the actual, necessary costs and expenses, incurred after the Petition Date, of preserving the Estates of any of the Debtors and operating the businesses of any of the Debtors, including wages, salaries, or commissions for services rendered after the Petition Date, (b) Professional Fee Claims, (c) all fees and charges assessed against the Estates under Chapter 123 of Title 28, United States Code, and (d) all Allowed Claims that are entitled to be treated as Administrative Claims pursuant to a Final Order under section 546(c)(2)(A) of the Bankruptcy Code.

                  1.2 "Allowed" means, when used in reference to a Claim within a particular Class, an Allowed Claim in the specified Class or of a specified type.

                  1.3      "Allowed Claim" means a Claim or any portion thereof
(a) that has been allowed by a Final Order, (b) that either (x) has been Scheduled as a liquidated, non-contingent, and undisputed Claim in an amount greater than zero on the Schedules, or (y) is the subject of a timely filed proof of claim as to which either (i) no objection to its allowance has been filed (either by way of objection or amendment to the Schedules) within the periods of limitation fixed by the Bankruptcy Code or by any order of the Court or (ii) any objection to its allowance has been settled, waived through payment, or withdrawn, or has been denied by a Final Order, or (c) that is expressly allowed in a liquidated amount in the Plan; provided, however, that with respect to an Administrative Claim, "Allowed Claim" means an Administrative Claim as to which a timely written request for payment has been made in accordance with
Article XV. A hereof or in accordance with other bar dates for such requests set by the Court (if such written request is required) in each case as to which the Debtors, or any other party-in-interest (x) has not interposed a timely objection or (y) has interposed a timely objection and such objection has been settled, waived through payment, or withdrawn, or has been denied by a Final Order.

                  1.4 "Avoidance Action(s)" means, individually and collectively, all avoidance or recovery actions under sections 542, 544, 545, 547, 548, 549, 550, 551, and/or 553 of the Bankruptcy Code, or under similar or related state or federal statutes and common law, including, without limitation, fraudulent transfer or conveyance laws.

                  1.5 "Ballot" means each of the ballot forms distributed with the Disclosure Statement to holders of Impaired Claims entitled to vote under Article II hereof in connection with the solicitation of acceptances of the Plan.

                  1.6 "Bankruptcy Code" means the Bankruptcy Reform Act of 1978, as codified in title 11 of the United States Code, 11 U.S.C. Sections 101-1330, as now in effect or hereafter amended prior to the Confirmation of the Plan.

                  1.7 "Bankruptcy Rules" means, collectively, the Federal Rules of Bankruptcy Procedure and the Official Bankruptcy Forms, as amended, the Federal Rules of Civil Procedure, as amended, as applicable to the Chapter 11 Cases or proceedings therein, and the Local Rules of the Court, as applicable to the Chapter 11 Cases or proceedings therein, as the case may be.

                  1.8 "Bar Date" means any date designated by the Court as of the last date for filing proofs of claim in the Chapter 11 Cases.

                  1.9 "Benefit Plans" means all benefit plans, policies, and programs sponsored by the Debtors for their employees, including, without limitation, all savings plans, health care plans (other than COBRA), disability plans, employee welfare plans, life insurance plans, 401(K) plans, severance plans, retention plans, and all other similar plans and agreements.

                  1.10 "Business Day" means any day, excluding Saturdays, Sundays or "legal holidays" (as defined in Fed. R. Bankr. P. 9006(a)), on which commercial banks are open for business in New York, New York.

                  1.11 "Case Interest Rate" means the federal judgment rate provided in 28 U.S.C. Section 1961 in effect on the Petition Date, which is 3.82%.

                  1.12 "Cash" means legal tender of the United States or equivalents thereof.

                                     PLAN-2

                  1.13 "Chapter 11 Case(s)" means, individually, the Chapter 11 case of any Debtor, and collectively, the Chapter 11 cases of the Debtors, captioned in re Viatel, Inc., et al., Case No. 01-1599 (RSB).

                  1.14 "Claim" means a claim against any Debtor, whether or not asserted, as defined in section 101(5)of the Bankruptcy Code.

                  1.15 "Claims Objection Deadline" means the deadline for filing objections to Claims filed on or before the Bar Date as set forth in
Article IX.A hereof.

                  1.16 "Class" means a category of holders of Claims or Interests, as described in Article II hereof.

                  1.17 "Collateral" means any property or interest in property of a Debtor's Estate subject to a Lien to secure the payment or performance of a Claim, which Lien is not subject to avoidance under the Bankruptcy Code or otherwise invalid under the Bankruptcy Code or applicable state law.

                  1.18 "Common Shares" means the class of shares of Viatel Bermuda designated as its common shares, par value US$0.01 per share.

                  1.19 "Confirmation Date" means the date of entry of the Confirmation Order by the clerk of the Court.

                  1.20 "Confirmation Hearing" means the hearing to consider confirmation of the Plan under section 1128 of the Bankruptcy Code.

                  1.21 "Confirmation Order" means the order entered by the Court confirming the Plan under section 1129 of the Bankruptcy Code.

                  1.22 "Contingent" means, with reference to a Claim, a Claim that has not accrued or is not otherwise payable and the accrual of which or the obligation to make payment on which is dependent upon a future event that may or may not occur.

                  1.23 "Convenience Claim" means any Unsecured Claim in an amount equal to or less than $500, excluding any Intercompany Claim.

                  1.24 "Court" means the United States Bankruptcy Court for the District of Delaware or such other court as may have jurisdiction over the Chapter 11 Cases.

                  1.25 "Creditor" means any Person who holds a Claim against any or all of the Debtors.

                  1.26 "Creditors' Committee" means the official committee of unsecured creditors for the Debtors, appointed by the United States Trustee in the Chapter 11 Cases under section 1102(a) of the Bankruptcy Code, as constituted from time to time.

                  1.27 "Cure" means the payment of Cash by a Debtor, or the distribution of other property (as the parties may agree or the Court may order), in each case as necessary to cure defaults

                                     PLAN-3
under an executory contract or an unexpired lease existing as of the Petition Date, which is necessary to permit that Debtor to assume such contract or lease under section 365(a) of the Bankruptcy Code.

                  1.28 "Debt Securities" means, collectively the following debt securities issued by VInc: 11.25% Senior Dollar Notes due 2008, 12.50% Senior Discount Dollar Notes due 2008, 11.50% Senior Dollar Notes due 2009 (two separate series), 11.50% Senior Euro Notes due 2009, 11.15% Senior Euro Notes due 2008, 12.75% Senior Euro Notes due 2008, 12.40% Senior Discount Euro Notes due 2008 and 7.75% Convertible Junior Subordinated Debentures due 2015; and the following debt securities issued by Viatel Communications, Inc. (formerly known as Destia Communications, Inc. and Econophone, Inc.): 13.50% Senior Notes due 2007.

                  1.29 "Debtor(s)" means, individually, VInc or any of its subsidiaries listed on Exhibit A hereto, as debtor(s)-in-possession under sections 1107 and 1108 of the Bankruptcy Code, and "Debtors" means all of them collectively.

                  1.30 "Disbursing Agent" means VTL or any other party designated by VTL, in its sole discretion, to serve as a disbursing agent under the Plan.

                  1.31 "Disallowed" with reference to a Claim means a Claim, or any portion thereof, that (a) has been disallowed by a Final Order, (b) is Scheduled at zero or as contingent, disputed, or unliquidated and as to which a proof of claim bar date has been established but no proof of claim has been filed or deemed timely filed with the Court pursuant to either the Bankruptcy Code or any Final Order or otherwise deemed timely filed with the Court pursuant to either the Bankruptcy Code or any Final Order or under applicable law, or (c) is not Scheduled and as to which a proof of claim bar date has been established but no proof of claim has been filed or deemed timely filed with the Court pursuant to either the Bankruptcy Code or any Final Order or under applicable law.

                  1.32 "Disclosure Statement" means the written disclosure statement that relates to the Plan, as approved by the Court under section 1125 of the Bankruptcy Code and Fed. R. Bankr. P. 3017, as such disclosure statement may be amended, modified, or supplemented from time to time.

                  1.33 "Disputed" with reference to a Claim means a Claim, or any portion thereof, that has not been Allowed pursuant to the Plan or a Final Order, and (a) if no Claim has been, or deemed to have been filed, by the applicable Bar Date, which has been or hereafter is listed on the Schedules as unliquidated, contingent, or disputed, and which has not been resolved by written agreement of the parties or an order of the Court; (b)if a Claim has been filed, or deemed to have been filed, by the applicable Bar Date (i) a Claim for which a corresponding Claim has been listed on the Schedules as unliquidated, contingent or disputed; (ii) a Claim for which a corresponding Claim has been listed on the Schedules as other than unliquidated, contingent or disputed, but the amount of such Claim as asserted in the Claim varies from the amount of such Claim as listed in the Schedules; or (iii) a Claim as to which a Debtor has timely filed an objection or request for estimation in accordance with the Plan, the Bankruptcy Code, the Bankruptcy Rules, and any orders of the Court, or which is otherwise disputed by a Debtor in accordance with applicable law, which objection, request for estimation or dispute has not been withdrawn, or determined by a Final Order; (c) for which a claim was required to be filed by order of the Court, but as to which a Claim was not timely or properly filed; or (d) that is disputed in accordance with the provisions of this Plan.

                                     PLAN-4

                  1.34 "Disputed Claims Reserve" means a reserve established and maintained by the Disbursing Agent in accordance with Article IX.C hereof.

                  1.35 "Distribution Date" means the date, occurring as soon as practicable after the Effective Date, upon which initial distributions are made to holders of Allowed Claims; provided, however, that in no event shall the Distribution Date occur later than twenty (20) Business Days after the Effective Date.

                  1.36 "Effective Date" means the first Business Day on which all conditions to the consummation of the Plan set forth in Article X.B hereof have been satisfied or waived.

                  1.37 "Employment Agreements" means those employment agreements with members of senior management of the Viatel Group, which will be in the forms attached as Exhibit H hereto.

                  1.38 "Equity Securities" means the VInc Equity Securities, the Trust Preferred Securities and the Old Warrants and any common stock issued by any Debtor.

                  1.39 "Estate(s)" means, individually, the estate of any Debtor in these Chapter 11 Cases, and, collectively, the estates of the Debtors created under section 541 of the Bankruptcy Code.

                  1.40 "Existing Securities" means, collectively, the Equity Securities and the Debt Securities.

                  1.41 "Face Amount" means (i) when used in reference to a Disputed or Disallowed Claim, either the full stated amount claimed by the holder of such Claim in any proof of claim timely filed with the Court or otherwise deemed timely filed by any Final Order of the Court or other applicable bankruptcy law, or the amount of such Claim as estimated by the Court under section 502(c) of the Bankruptcy Code, and (ii) when used in reference to an Allowed Claim, the allowed amount of such Claim.

                  1.42 "Final Order" means an order or judgment of the Court, as entered on the docket in any Chapter 11 Case, the operation or effect of which has not been stayed, reversed, or amended and as to which order or judgment (or any revision, modification, or amendment thereof) the time to appeal or seek review or rehearing has expired and as to which no appeal or petition for review or rehearing was filed or, if filed, remains pending.

                  1.43 "General Unsecured Claim" means a Claim against any or all of the Debtors, that is not an Administrative Claim, Priority Tax Claim, Other Priority Claim, Secured Claim, Other Secured Claim, Intercompany Claim or Convenience Claim.

                  1.44 "Identified Directors and Officers" means Michael J. Mahoney, James P. Prenetta, Stephen J. Grist, Mark Harrison, John G. Graham, Francis J. Mount, William C. Murphy, John R. Muse, Paul G. Pizzani, Edward C. Schmults and Alkn L. Shaw.

                  1.45 "Impaired" means, when used with reference to a Claim or Interest, or a Class of Claims or Interests, a Claim or Interest, or a Class of Claims or Interests that is impaired within the meaning of section 1124 of the Bankruptcy Code.

                                     PLAN-5

                  1.46 "Insured Claim" means any Claim or portion of a Claim that is covered in whole or in part under the Debtors' insurance policies to the extent of such coverage.

                  1.47 "Intercompany Claim" means any Claim held by a Debtor against another Debtor, including, without limitation: (i) any account reflecting intercompany book entries by one Debtor with respect to any other Debtor, (ii) any Claim not reflected in such book entries that is held by a Debtor against another Debtor, and (iii) any derivative Claim asserted by or on behalf of one Debtor against another Debtor.

                  1.48 "Interest" means the legal, equitable, and contractual rights of any Person with respect to any of the Equity Securities.

                  1.49 "Internal Revenue Code" means the Internal Revenue Code of 1986, as amended.

                  1.50     "IRS" means the Internal Revenue Service.

                  1.51 "Lien" means a charge against or interest in property to secure payment of a debt or performance of an obligation which is not subject to avoidance under the Bankruptcy Code or otherwise invalid under the Bankruptcy Code or applicable state law.

                  1.52 "Litigation Rights" means all claims, rights of action, suits, and proceedings, whether in law or equity, whether known or unknown, which any Estate or Debtor may hold against any Person (including, but not limited to, the Avoidance Actions and other claims, rights of action, suits, and proceedings described in Exhibit C to the Plan), which will be transferred to VTL or the Disbursing Agent pursuant to Article IV.G hereof.

                  1.53 "New Securities" means, collectively, the New Shares and the New Stock Options.

                  1.54 "New Shares" means the 12.0 million Common Shares to be issued in connection with the Plan, including those to be issued under the Share Incentive Plan.

                  1.55 "New Stock Options" means the options to be issued, or available to be issued as of the Effective Date, by Viatel Bermuda under the Share Incentive Plan to the Share Incentive Plan Participants.

                  1.56 "NTFC" means NTFC Capital Corporation, the lender under the NTFC Facility.

                  1.57 "NTFC Collateral" means the Collateral described in the Third Amended and Restated Equipment Loan and Security Agreement entered into between Destia Communications, Inc. (now known as Viatel Communications, Inc.) and its subsidiaries to the extent that such Collateral, as of the Effective Date, remains encumbered by valid, enforceable and perfected Liens of NTFC in the Debtors' interest in such property that are not avoidable under the Bankruptcy Code or applicable non-bankruptcy law.

                                     PLAN-6

                  1.58 "NTFC Facility" means the credit facility entered into by Destia Communications, Inc. with NTFC providing for an aggregate commitment by NTFC of $49 million, pursuant to the Third Amended and Restated Equipment Loan and Security Agreement.

                  1.59 "NTFC Secured Claim" means the Claim secured by, and to the extent of the value (if any) of the NTFC Collateral.

                  1.60 "Old Warrants" means any VInc Warrants or Subsidiary Warrants.

                  1.61 "Other Priority Claim" means a Claim against any Debtor entitled to priority under section 507(a) of the Bankruptcy Code, other than an Administrative Claim or a Priority Tax Claim.

                  1.62 "Other Secured Claim" means, collectively, all Secured Claims against a Debtor other than a NTFC Secured Claim.

                  1.63 "Person" means an individual, corporation, partnership, governmental unit, joint venture, association, joint stock company, limited liability company, limited liability partnership, trust, estate, unincorporated organization, or other entity.

                  1.64 "Petition Date" means May 2, 2001, the date on which the Debtors filed their petitions for relief commencing the Chapter 11 Cases.

                  1.65 "Plan" means this joint plan proposed by the Debtors for the resolution of their outstanding Claims and Interests in the Chapter 11 Cases, as such plan maybe amended from time to time in accordance with the Bankruptcy Code and the Bankruptcy Rules.

                  1.66 "Plan Supplement(s)" means the compilation(s) of documents and forms of documents, specified in the Plan, that the Debtors will file with the Court on or before the date(s) set for the filing of such documents and forms of documents.

                  1.67 "Priority Tax Claim" means a Claim that is entitled to priority under section 507(a)(8) of the Bankruptcy Code.

                  1.68 "Professional" means any professional employed in the Chapter 11 Cases pursuant to sections 327 or 1103 of the Bankruptcy Code or otherwise, including the foreign representatives appointed by order of the Court, and the professionals seeking compensation or reimbursement of expenses in connection with the Chapter 11 Cases pursuant to section 503(b)(4) of the Bankruptcy Code.

                  1.69 "Professional Fee Claim" means a Claim of a Professional pursuant to sections 327, 328, 330, 331, 503 (b), or 1103 of the Bankruptcy Code for compensation or reimbursement of costs and expenses relating to services performed after the Petition Date and prior to and including the Effective Date.

                  1.70 "Pro Rata" means, at any time, the proportion that the Face Amount of a Claim in a particular Class bears to the aggregate Face Amount of all Claims (including Disputed Claims, but excluding Disallowed Claims) in such Class, unless the Plan provides otherwise.

                                     PLAN-7

                  1.71 "Reinstated" or "Reinstatement" means, with respect to a Claim or Interest, that the Plan treats that Claim or Interest in the manner set forth in section 1124(2) of the Bankruptcy Code.

                  1.72 "Scheduled" means, with respect to any Claim, me status and amount, if any, of that Claim as set forth in the Schedules.

                  1.73 "Schedules" means the schedules of assets and liabilities and the statements of financial affairs filed in the Court by the Debtors on July 30, 2001, as such schedules or statements have been or may be further amended or supplemented from time to time in accordance with Fed. R. Bankr. P. 1009 or orders of the Court.

                  1.74 "Secured Claim" means a Claim that is secured by a Lien upon Collateral to the extent of the value of the Collateral and a Claim of a holder that has a valid right of setoff enforceable under section 553 of the Bankruptcy Code.

                  1.75 "Securities Act" means the Securities Act of 1933, 15 U.S.C. Sections 77a-77aa, as now in effect or hereafter amended.

                  1.76 "Share Incentive Plan" means the Viatel Holding (Bermuda) Limited 2002 Share Incentive Plan, substantially in the form attached hereto as Exhibit F.

                  1.77 "Share Incentive Plan Participants" means those employees of the Viatel Group who will be entitled to receive an award under the Share Incentive Plan as of the Effective Date.

                  1.78 "Share Option Agreement" means the Share Option Agreement, substantially in the form attached hereto as Exhibit I, to be entered into by Viatel Bermuda with each Share Incentive Plan Participant.

                  1.79 "Solicitation" means the solicitation by the Debtors of acceptances of the Plan.

                  1.80 "Subsidiaries" means, collectively, Viatel Communications, Inc. (Delaware); Destia Communications, Inc. (Canada); Viatel Services, Inc. (Delaware); DESTIA.COM, INC. (Delaware); Off the Mall Advertising Inc. (Delaware); Voicenet Corporation (New York); Viatel Communications, Ltd. (Ireland); Econophone GmbH (Austria); Econophone N.V. (Belgium); CallBVBA (Belgium);Viatel France SA (France); Destia Communications Services Ltd. (Ireland); Econophone Netherlands N.V. (Netherlands); Econophone AG (Switzerland); Econophone Services GmbH (Switzerland); Phone center GmbH (Switzerland); Destia Communications Holdings, Ltd. (UK); Destia Communications, Ltd. (UK); Wavetech, Ltd. (UK); Wavetech Network Services Ltd. (UK); Call the World, Ltd. (Ireland); Viatel Communications (UK) Limited (UK); AmberHold Limited (UK); Econophone Limited (UK); Destia Network Services Limited (UK); America First Limited (UK); Econophone GmbH (Germany); Teleriffic Global Communications GmbH (Germany); Econophone (Hellas) S.A. (Greece); Patapsco Limited (Ireland); Weiners Developments Limited (Ireland); Viatel Financing Trust I (Delaware); Viatel Argentina Holdings, Inc. (Delaware); Viatel Finland, Inc. (Delaware); Viatel Argentina Management, Inc. (Delaware); Viatel Global Communications, Ltd. (Delaware);Viatel Brazil Holdings, Inc. (Delaware); Viatel Nebraska, Inc. (Delaware); Viatel Brazil Management, Inc. (Delaware); Viatel New Jersey, Inc. (Delaware); Viatel Cable Assets, Inc. (Delaware); Viatel Sales U.S.A., Inc. (Delaware); Viatel Resco, Inc. (Delaware); Viatel Circe Cable System, Limited (Delaware); Viatel Sweden, Inc. (Delaware); Viatel Colombia Holdings, Inc. (Delaware); Viatel Colombia

                                     PLAN-8

Management, Inc. (Delaware); VIACOL LTD A. (Colombia); Viatel Virginia, Inc. (Delaware); Viatel Development Company (Delaware); YYC Communications, Inc. (Delaware); Viatel Finance Company L.L.C. (Delaware); Viatel (Bermuda) Cable Assets Limited (Bermuda); Network Managed Services Limited (UK); Viatel Belgium N.V. (Belgium);Viatel Austria Limited (UK);Viatel Operations, S.A. (France); Viatel Belgium Limited (UK);Viatel S.A. (France); Viatel Cable Assets Limited
(UK); VPN S.A.R.L. (France); Viatel Circe Assets Limited (UK); Viatel Czech Limited (UK); Viatel GmbH (Germany); Viatel Holdings Limited (UK); Viatel Global Communications (UK) Limited (UK); Viatel Leasing Limited(UK); Viatel German Holding GmbH (Germany); Viatel Global Communications GmbH (Germany);Viatel German Asset GmbH (Germany); ViCaMe Infrastructure Development GmbH (Germany) (50.1% owned); Viatel Spain Limited (UK); Viatel U.K. Limited (UK); Viatel (I) Limited (UK); Viaphone N.V./S.A. (Belgium); Viatel Global Communications S.p.A. (Italy); Viatel Communications GmbH (Germany); Viatel S.r.l.(Italy); Viafon Dat. Iberica S.A. (Spain); Viatel Global Communications Espana S.A. (Spain); Viafoperations Communications B.V. (Netherlands); Accountants-en Belastingadvies bureau Strijk BV (Netherlands); Viatel Global Communications BV (Netherlands); Viaphone AG (Switzerland); Viatel UK Holding Limited (UK); Viatel AG (Switzerland); VTL, Inc. (Delaware); VTL (UK) Limited (UK); Viatel Holding (Bermuda) Limited (Bermuda); VTL -- TP (Bermuda) Limited (Bermuda); Viatel Holding(Netherlands)N.V.; VTL Telecom GmbH (Germany) and Viatel Holding (Luxembourg).

                  1.81 "Subsidiary Warrants" means warrants to purchase any securities of the Debtors other than VInc.

                  1.82     "Substantial Contribution Claim" means a Claim, under
section 503(b)(3), (4), or (5) of the Bankruptcy Code, for compensation or reimbursement of expenses incurred in making a substantial contribution in the Chapter 11 Cases.

                  1.83 "Substantive Consolidation Order" means the order of the Court, which may be the Confirmation Order, authorizing substantive consolidation of the Estates pursuant to Article IV. A.2 hereof.

                  1.84 "Trust Preferred Securities" means the 7.75% trust certificates issued by Viatel Financing Trust I.

                  1.85 "Unclaimed Distribution Reserve" has the meaning set forth in Article VII. D. 2.

                  1.86 "Unimpaired" with reference to a Claim or Class means a Claim or Class that is not an Impaired Claim or Class.

                  1.87 "Unsecured Claim" means any Claim which is not an Administrative Claim, Priority Tax Claim, Other Priority Claim or Secured Claim.

                  1.88 "Viatel Bermuda" means Viatel Holding (Bermuda) Limited, a Bermuda Company with an office at Cedar House, 41 Cedar Avenue, Hamilton, HM 12, Bermuda which will issue the New Shares to holders of Claims pursuant to the Plan.

                  1.89 "Viatel Group" means Viatel Bermuda and each of the following existing subsidiaries of VInc: VTL, Inc., Viatel Holding (Luxembourg), VTL-TP (Bermuda) Limited, Viatel Holding (Netherlands) B.V., Viatel Belgium Limited, Viaphone NV/SA, Viatel Belgium NV/SA, Viatel

                                     PLAN-9

Circe Assets Limited, VTL (UK) Limited, Viatel GmbH, Viatel Operations, S.A., VTL Telecom GmbH, Viatel German Assets GmbH, Viaphone Viatel Cable Assets Limited, Viatel Global Communications BV, Viafoperations Communications BV, Viatel s.r.l and Viatel Global Communications s.p.A.

                  1.90 "VInc" means Viatel, Inc. a Delaware corporation with an office at 245 Park Avenue, New York, New York.

                  1.91 "VInc Common Stock" means the common stock, par value US$.01 per share, of VInc.

                  1.92 "VInc Equity Securities" means the VInc Common Stock, the VInc Preferred Stock, the VInc Warrants and the VInc Options and any other form of equity security issued by VInc, together with, in each case, any rights, contractual or otherwise, to acquire or receive any VInc Common Stock, VInc Preferred Stock, VInc Options or other equity interests of VInc, including, but not limited to, any contracts or agreements pursuant to which any non-Debtor party was or could have been entitled to receive VInc Common Stock, VInc Preferred Stock, VInc Warrants, VInc Options or any other equity interests of VInc.

                  1.93 "VInc Options" means options to purchase shares of VInc Common Stock.

                  1.94 "VInc Preferred Stock" means shares of preferred stock, US$.01 per share, of any series of VInc.

                  1.95 "VInc Warrants" means warrants to purchase VInc Common Stock, VInc Preferred Stock or any other security of VInc.

                  1.96 "VTL" means VTL, Inc., a Delaware corporation with an office at 350 Bedford Street, Suite 406-A, Stamford, Connecticut, which will be a wholly owned subsidiary of Viatel Bermuda at the Confirmation Date and which will act initially as the Disbursing Agent.

                  1.97 "Voting Deadline" means the date and time, as fixed by an order of the Court and set forth in the Disclosure Statement, by which all Ballots to accept or reject the Plan must be received in order to be counted.

 C.      RULES OF INTERPRETATION

         For purposes of the Plan (a) any reference in the Plan to a contract, instrument, release, indenture, or other agreement or document being in a particular form or on particular terms and conditions means that such document shall be substantially in such form or substantially on such terms and conditions, (b) any reference in the Plan to an existing document or exhibit filed or to be filed means such document or exhibit as it may have been or may be amended, modified, or supplemented, (c) unless otherwise specified, all references in the Plan to Sections, Articles, Schedules, and Exhibits are references to Sections, Articles, Schedules, and Exhibits of or to the Plan, (d) the words "herein" and "hereto" refer to the Plan in its entirety rather than to a particular portion of the Plan, (e) captions and headings to Articles and Sections are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of the Plan, and (f) the rules of construction set forth in section 102 of the Bankruptcy Code and in the Bankruptcy Rules shall apply.

                                    PLAN-10

D.       COMPUTATION OF TIME

         In computing any period of time prescribed or allowed by the Plan, the provisions of Fed. R. Bankr. P. 9006(a) shall apply.

                                   ARTICLE II

                     CLASSIFICATION OF CLAIMS AND INTERESTS

A.       INTRODUCTION

         All Claims and Interests, except Administrative Claims and Priority Tax Claims, are placed in the Classes set forth below. In accordance with section 1123(a)(l)of the Bankruptcy Code, Administrative Claims and Priority Tax Claims, as described below, have not been classified.

         A Claim or Interest is placed in a particular Class only to the extent that the Claim or Interest falls within the description of that Class, and is classified in other Classes to the extent that any portion of the Claim or Interest falls within the description of such other Classes. A Claim is also placed in a particular Class for the purpose of receiving distributions pursuant to the Plan only to the extent that such Claim is an Allowed Claim in that Class and such Claim has not been paid, released, or otherwise settled prior to the Effective Date.

B.       UNCLASSIFIED CLAIMS (NOT ENTITLED TO VOTE ON THE PLAN)

         1.       Administrative Claims

         2.       Priority Tax Claims

C. UNIMPAIRED CLASSES OF CLAIMS (DEEMED TO HAVE ACCEPTED THE PLAN AND NOT ENTITLED TO VOTE ON THE PLAN)

         1.       Class 1: Other Priority Claims

         Class 1 consists of all Other Priority Claims.

         2.       Class 2: Convenience Claims

         Class 2 consists of all Unsecured Claims against any of the Debtors with a Face Amount that is equal to or less than $500, excluding any Intercompany Claims.

                                    PLAN-11

         3.       Class 3: Secured Claims

                  Class 3 consists of separate subclasses for each Secured Claim secured by a Lien upon property in which any of the Debtors' Estates has an interest. Each subclass is deemed to be a separate class for all purposes under the Bankruptcy Code.

                  Class 3.01: NTFC Secured Claim

                  Class 3.01 consists of all Claims secured by and to the extent of the value (if any) of the NTFC Collateral, directly or indirectly arising from or under, or relating in any way to, the NTFC Facility.

                  Class 3.02: Other Secured Claims

                  Class 3.02 consists of all Secured Claims other than NTFC Secured Claims.

D.       IMPAIRED CLASSES OF CLAIMS (ENTITLED TO VOTE ON THE PLAN)

         1.       Class 4: General Unsecured Claims

                  Class 4 consists of all Unsecured Claims against all Debtors excluding any Intercompany Claims, Administrative Claims, Priority Tax Claims, Other Priority Claims, Secured Claims and Convenience Claims.

E.       IMPAIRED CLASSES OF CLAIMS (NOT ENTITLED TO VOTE ON THE PLAN)

         1.       Class 5: Intercompany Claims

                  Class 5 consists of all Intercompany Claims.

F.       IMPAIRED CLASSES OF INTERESTS (NOT ENTITLED TO VOTE ON THE PLAN)

         1.       Class 6: Interests

                  Class 6 consists of all Interests directly or indirectly arising from or under, or relating in any way to, any of the Equity Securities.

                                   ARTICLE III

                        TREATMENT OF CLAIMS AND INTERESTS

 A.      UNCLASSIFIED CLAIMS

          1.      Administrative Claims

         Except as otherwise provided herein, and subject to the requirements of this Plan, on, or as soon as reasonably practicable after the later of (i) the Distribution Date or (ii) the date such Administrative Claim becomes an Allowed Administrative Claim, a holder of an Allowed Administrative Claim shall receive, in full satisfaction, settlement, release, and discharge of and in exchange for such Allowed

                                    PLAN-12

Administrative Claim, (i) Cash equal to the unpaid portion of the Face Amount of such Allowed Administrative Claim, or (ii) such other treatment as to which the Debtors and such holder have agreed in writing; provided, however, that Allowed Administrative Claims with respect to liabilities incurred by a Debtor in the ordinary course of business during the Chapter 11 Cases shall be paid in the ordinary course of business in accordance with the terms and conditions of any agreements relating thereto.

         2.       Priority Tax Claims

         Except to the extent that an Allowed Priority Tax Claim has been paid by the Debtors prior to the Distribution Date, a holder of an Allowed Priority Tax Claim shall be entitled to receive, in full satisfaction, settlement, release, and discharge of and in exchange for such Allowed Priority Tax Claim,
(i) deferred Cash payments over a period not exceeding six years after the date of assessment of such Allowed Priority Tax Claim in an aggregate principal amount equal to the Face Amount of such Allowed Priority Tax Claim, plus interest on the unpaid portion there of at the Case Interest Rate from the Effective Date through the date of payment thereof, or (ii) such other treatment as to which the Debtors and such holder shall have agreed in writing. If deferred Cash payments are made to a holder of an Allowed Priority Tax Claim, payments of principal shall be made in annual installments, each such installment amount being equal to ten percent (10%) of such Allowed Priority Tax Claim plus accrued and unpaid interest, with the first payment to be due on the first anniversary of the Distribution Date, or as soon thereafter as is practicable, and subsequent payments to be due on the anniversary of the first payment date or as soon thereafter as is practicable; provided, however, that any installments remaining unpaid on the date that is six years after the date of assessment of the tax that is the basis for the Allowed Priority Tax Claim shall be paid on the first Business Day following such date, or as soon as practicable thereafter, together with any accrued and unpaid interest to the date of payment; and provided, further, that VTL, on behalf of the Debtors, shall have the right to pay any Allowed Priority Tax Claim, or any remaining balance of any Allowed Priority Tax Claim, in full at any time on or after the Effective Date without premium or penalty; and provided, further, that any Claim or demand for payment of a penalty (other than a penalty of the type specified in section 507(a)(8)(G) of the Bankruptcy Code) shall be disallowed pursuant to this Plan, and the holder of an Allowed Priority Tax claim shall not assess or attempt to collect such penalty from the Debtors, the Estates, VTL, Viatel Bermuda or any other company within the Viatel Group or any officer, director or affiliate of any thereof, or any of them.

                                    PLAN-13

B.       UNIMPAIRED CLAIMS

         1.       Class 1: Other Priority Claims

         On or as soon as reasonably practicable after, the later of (i) the Distribution Date or (ii) the date such Other Priority Claim becomes an Allowed Other Priority Claim, a holder of an Allowed Other Priority Claim shall receive, in full satisfaction, settlement, release, and discharge of, and in exchange for such Allowed Other Priority Claim, (i) Cash equal to the unpaid portion of the Face Amount of such Allowed Other Priority Claim, or (ii) such other treatment as to which the Debtors and such holder shall have agreed in writing.

         2.       Class 2: Convenience Claims

         On or as soon as reasonably practicable after the later of (i) the Distribution Date, or (ii) the date such Convenience Claim becomes an Allowed Convenience Claim, the holder of an Allowed Convenience Claim shall receive in full satisfaction, settlement, and release of, and in exchange for, such Allowed Convenience Claim, Cash equal to the Face Amount of such Allowed Convenience Claim.

         3.       Class 3: Secured Claims

         Each holder of a Secured Claim shall be treated as a separate class for all purposes under this Plan, and each holder of an Allowed Secured Claim shall receive the treatment set forth below. To the extent that the value of the Collateral securing a Secured Claim is less than the total amount of such Claim, the difference, if any, shall be treated as a Class 4 General Unsecured Claim or a Class 2 Convenience Claim, as applicable. The Debtors specifically reserve all rights to challenge the validity, nature, and perfection of, and to avoid, pursuant to the provisions of the Bankruptcy Code and other applicable law, all purported liens with respect to any collateral.

                  Class 3.01: NTFC Secured Claim

                  On the Distribution Date, or as soon thereafter as is practicable, the holder of the NTFC Secured Claim shall, in full satisfaction, settlement, release, and discharge of, and in exchange for, such Allowed NTFC Secured Claim, in the sole discretion of the Debtors, (x) have the Allowed NTFC Secured Claim Reinstated or (y) receive such other treatment as the Debtors and such holder shall have agreed in writing.

                  Class 3.02: Other Secured Claims

                  On the Distribution Date or as soon thereafter as is practicable, the holder of an Other Secured Claim shall, in full satisfaction, settlement, release, and discharge of, and in exchange for, such Allowed Other Secured Claim, in the sole discretion of the Debtors, (x)have its Allowed Other Secured Claim Reinstated or (y) receive such other treatment as the Debtors and such holder shall have agreed in writing.

                                    PLAN-14

C.       IMPAIRED CLAIMS

         1.       Class 4: General Unsecured Claims

         On, or as soon as reasonably practicable after, the later of (i) the Distribution Date or (ii) the first distribution date after the date such General Unsecured Claim becomes an Allowed General Unsecured Claim, each holder of an Allowed General Unsecured Claim shall, in full satisfaction, settlement, release, and discharge of, and in exchange for such Allowed General Unsecured Claim, receive its Pro Rata share of 88% of the New Shares.

         2.       Class 5: Intercompany Claims

         On the Effective Date, all Intercompany Claims shall be extinguished, and each holder thereof shall not be entitled to, and shall not receive or retain any property or interest in property on account of, their Intercompany Claims. Class 5 is deemed to have rejected the Plan and, therefore, holders of Intercompany Claims are not entitled to vote to accept or reject the Plan.

D.       INTERESTS

         1.       Class 6: Interests

         On the Effective Date, the Interests in the Debtors shall be canceled and each holder thereof shall not be entitled to, and shall not receive or retain any property or interest in property on account of, such Interests. Class 6 is deemed to have rejected the Plan, and, therefore, holders of Interests are not entitled to vote to accept or reject the Plan.

E.       SPECIAL PROVISION REGARDING UNIMPAIRED CLAIMS

         Except as otherwise provided in the Plan, nothing shall affect the Debtors', VTL's or the Disbursing Agent's rights and defenses, both legal and equitable, with respect to any Unimpaired Claims, including, but not limited to, all rights with respect to legal and equitable defenses to setoffs or recoupments against Unimpaired Claims.

F.       ALLOWED CLAIMS

         Notwithstanding any provision herein to the contrary, the Disbursing Agent shall only make distributions to holders of Allowed Claims. No holder of a Disputed Claim will receive any distribution on account thereof until (and then only to the extent) that its Disputed Claim becomes an Allowed Claim. The Disbursing Agent may, in its discretion, withhold distributions otherwise due hereunder to the holder of a Claim until the Claims Objection Deadline, to enable it to file a timely objection thereto. Any holder of a Claim that becomes an Allowed Claim after the Effective Date will receive its distribution in accordance with Article VII.A and Article IX of the Plan.

                                    PLAN-15

                                   ARTICLE IV

                      MEANS FOR IMPLEMENTATION OF THE PLAN

A.       SUBSTANTIVE CONSOLIDATION

         1.       Consolidation of the Chapter 11 Cases

         On the Effective Date, the Estates shall be substantively consolidated as follows: (i) all Intercompany Claims by, between, and among the Debtors shall be eliminated, (ii) any obligation of a Debtor and all guarantees thereof by one or more of the other Debtors shall be deemed to be one obligation of the Debtors, collectively, and (iii) each claim filed or to be filed against any Debtor shall be deemed a single claim against, and a single obligation of, the Debtors, collectively. The foregoing (x) shall be solely for the purposes of determining the right to distributions under the Plan, (y) shall not affect either the rights of any holder of a Secured Claim with respect to the Collateral securing its Claim, or the terms and implementation of any settlement, and the rights and obligations of the parties thereto, entered into in connection with the confirmation of the Plan and (z) shall not, and shall not be deemed to, prejudice the Litigation Rights and the Avoidance Actions, which shall survive entry of the Substantive Consolidation Order for the benefit of the Debtors and their Estates, as if there had been no substantive consolidation of the Debtors and their Estates.

         2.       Substantive Consolidation Order

         Unless the Court has approved the substantive consolidation of the Chapter 11 Cases by a prior order, this Plan shall serve as, and shall be deemed to be, a motion for entry of an order substantively consolidating the Debtors' Chapter 11 Cases for distribution purposes only.

B.       CORPORATE ACTION

         1.       Dissolution of Corporate Existence

         After the Effective Date, VTL will use its reasonable efforts to dissolve each of the Debtors as soon as reasonably practicable to the extent dissolution does not, in the judgment of VTL, impair administration of the Plan. To that end, VTL shall prepare, or have prepared, and file, or have filed, all corporate resolutions, statements, notices, tax returns and other documents necessary to accomplish such dissolutions, and the Confirmation Order shall provide for the appointment of the officers of VTL as authorized signatories to execute on behalf of each Debtor any and all documents necessary to accomplish such dissolutions.

         Upon filing of a certificate of dissolution (or other document or pleading, as appropriate) by VTL on behalf of the Debtors with the Court, each of the Debtors will be dissolved for all purposes effective as of the date of filing such certificate without the necessity for any other or further actions to be taken by or on behalf of such entities or payments to be made in connection therewith; provided, however, that VTL may, if it so elects, file a certificate of dissolution for each Debtor in such Debtors' jurisdiction of incorporation. Such certificate of dissolution may be executed by an officer of VTL without the need for any action or approval by the stockholders or the board of directors of any of the Debtors. From and after the Effective Date, each of the Debtors (i) for all purposes will be deemed to have dissolved and withdrawn its business operations from any state or country in which it was previously conducting, or is

                                    PLAN-16
registered or licensed to conduct, its business or operations, and will not be required to file any document, pay any sum or take any other action in order to effectuate such withdrawal, (ii) will be deemed to have cancelled pursuant to the Plan all of their Interests, and(iii) will not be liable in any manner to any taxing authority for franchise, business, capital, license or similar taxes accruing on or after the Effective Date. From and after the Effective Date, to the extent the bylaws, certificate of incorporation or other charter documents of any Debtor are inconsistent with the terms and provisions of the Plan, the Plan will supersede such bylaws, certificate of incorporation, or other charter documents, as the case may be, and such bylaws, certificate of incorporation or other charter and corporate documents shall be deemed amended to the extent inconsistent with the terms and provisions of the Plan. Neither VTL nor any of its officers and directors will incur any liability for actions taken or not taken in respect of Article IV.B.1.

         2.       Cancellation of Debt Securities

         On the Effective Date, the Debt Securities and any other note, bond, indenture or other instrument or document evidencing or creating any indebtedness or obligation of the Debtors will be deemed cancelled and of no further force and effect without any further action on the part of the Court, or any person including, but not limited to, governmental agencies. Each indenture, agreement or instrument that governs the rights of the holder of a Claim based on the Debt Securities and that is administered by an indenture trustee, agent, or servicer shall continue in effect solely for the purposes of allowing such indenture trustee, agent or servicer to make the distributions to be made on account of such Claims under the Plan. Such cancellation, however, shall not impair the rights and duties under any indenture under which the Debt Securities were issued as between the applicable trustee and the beneficiaries of the trusts created thereby. Further, the charging liens of the various indenture trustees provided by the respective indentures shall survive the cancellation thereof.

         Any actions taken by an indenture trustee, agent or servicer that are not for the purposes authorized in this Article IV.B.2 shall not be binding upon the Debtors. Except with respect to the making of distributions as provided in the preceding paragraph, the Debtors or VTL may, if an indenture trustee has engaged in unauthorized activity under the indenture, terminate any indenture or other governing agreement or instrument and the authority of such indenture trustee, agent, or servicer. If distributions under the Plan on account of Claims relating to the Debt Securities have not been completed at the time of termination of the indentures or other governing agreements or instruments, VTL shall designate a distribution agent to act in the place of the indenture trustee, agent or servicer, and the provisions of this Article IV.B.2 shall be deemed to apply to the new distribution agent.

         In full satisfaction of the indenture trustees' fee and expense Claims for services rendered under the respective indentures prior to the Distribution Date, including such Claims secured by the indenture trustees' charging lien under the indentures, VInc will pay to the respective indenture trustees, on the Effective Date, Cash equal to the amount of such Allowed Claims. The indenture trustees will also be entitled to receive, without further Court approval, reasonable compensation for distribution services rendered pursuant to the Plan and the reimbursement of out-of-pocket expenses incurred in connection with such distributions.

         3.       Cancellation of Equity Securities

         As of the Effective Date, by virtue of the Plan and without any action necessary on the part of the holders thereof, except as specified herein, all Equity Securities issued and outstanding or held in treasury shall be cancelled and retired and no consideration will be paid or delivered with respect thereto.

                                    PLAN-17

Notwithstanding anything in this Plan to the contrary, holders of Equity Securities shall not be required to surrender their Equity Securities to the Debtors.

         4.       Transfer of Specified Equity Interests

         As of the Effective Date, all of the outstanding shares of the following non-Debtor subsidiaries of VInc, which are owned directly or indirectly by VInc, will be transferred to Viatel Netherlands: Viatel Belgium Limited, Viaphone NV/SA, Viatel Belgium NV/SA, Viatel Circe Assets Limited, Viatel Cable Assets Limited, Viatel GmbH, Viatel Operations, S.A., Viatel German Assets GmbH, Viaphone AG, Viatel Global Communications BV, VTL Telecom GmbH, VTL
(UK) Limited, Viafoperations Communications BV, Viatel s.r.l. and Viatel Global Communications s.p.A. Thereafter, VInc will transfer all the shares of Viatel Netherlands to its newly formed subsidiary Viatel Holding (Luxem-bourg)("Viatel Luxembourg"), in part for a note and the balance as a capital contribution. Finally, VInc will contribute its equity in Viatel Luxembourg, VTL and VTL-TP (Bermuda) Limited to Viatel Bermuda. On or after the Effective Date, property of the Debtors and their Estates shall vest in VTL, to the extent not otherwise disposed of pursuant to this Plan. VTL will be authorized to operate its businesses and VTL, or any other party designated by VTL, will serve as Disbursing Agent with respect to all distributions required under the Plan.

         5.       Issuance and Delivery of New Shares

         Prior to the Effective Date, Viatel Bermuda will amend its memorandum of association to increase its authorized share capital from 1,200,000 shares of US$0.01 each to $100,000,000 shares of US$0.01 each and will have a total of 12,000,000 shares issued or reserved for issuance.

         As of the Effective Date, VInc will transfer 10.56 million New Shares, representing 88% of the New Shares authorized for issuance as of the Effective Date, to the Disbursing Agent for distribution to holders of Allowed General Unsecured Claims, and Viatel Bermuda will grant New Stock Options to purchase up to 1.44 million of the New Shares. The issue and transfer of the New Shares, and the granting of options to purchase New Shares is subject to the consent of the Bermuda Monetary Authority, which will require disclosure of the ultimate beneficial ownership of each party who will acquire, or have the option to acquire, greater than 5% of the entire issued share capital of Viatel Bermuda. Approvals or permissions received from the Bermuda Monetary Authority do not constitute a guarantee by the Bermuda Monetary Authority as to the performance or credit worthiness of any issuer. Accordingly, in giving those approvals or permissions, the Bermuda Monetary Authority will not be liable for the performance or default of Viatel Bermuda or for the correctness of any opinions or statements expressed in the Plan, the Disclosure Statement or otherwise.

         Viatel Bermuda shall reserve for issuance upon exercise of New Stock Options under the Share Incentive Plan, 1.44 million New Shares, subject to obtaining the consent of the Bermuda Monetary Authority thereto, and compliance by it with any applicable requirements of Bermuda law and the bye-laws of Viatel Bermuda.

         The issuance and distribution of the New Shares in connection with the consummation of the Plan shall be exempt from the registration requirements of the Securities Act pursuant to section 1145(a)of the Bankruptcy Code.

                                    PLAN-18

         Without limiting the effect of section 1145(a) of the Bankruptcy Code, on the Effective Date Viatel Bermuda will enter into a Registration Rights Agreement with each holder of General Unsecured Claims who may be deemed to be an "underwriter" or "affiliate" for purposes of the Securities Act. The Registration Rights Agreement shall contain certain demand and piggyback registration rights for the benefit of the signatories thereto. The Registration Rights Agreement will be in substantially the form attached hereto as Exhibit J.

C.       DIRECTORS AND OFFICERS

         1.       Directors and Officers of the Debtors

         On the Effective Date, the term of the current directors and officers of each of the Debtors shall expire.

         2.       Board of Directors of Viatel Bermuda

         The initial board of directors of Viatel Bermuda, following the Effective Date, shall consist of at least 5 members, which shall include the chief executive officer of Viatel Bermuda and four members, nominated by the Creditors' Committee, two of whom will qualify as independent outside directors. The identities of the individuals proposed to serve as directors of Viatel Bermuda shall be announced at or prior to the Confirmation Hearing. In the event that the identities of such individuals become available prior to the Confirmation Hearing, the Debtors will post such names on the following web site: www.cic-online.com/viatel.htm. Except as otherwise provided in the Plan, on the Effective Date the Board of Directors of Viatel Bermuda shall appoint the officers of Viatel Bermuda and shall have the responsibility for the management, control, and operation of Viatel Bermuda and the Viatel Group.

         3.       New Stock Options

         Subject to approval of the Bermuda Monetary Authority, on the Effective Date, Viatel Bermuda will be authorized to issue to the Share Incentive Plan Participants, without further actor action under applicable law, regulation, order, or rule, New Stock Options to purchase up to 1.44 million New Shares in accordance with the Share Incentive Plan. Viatel Bermuda shall reserve an aggregate of 1.44 million New Shares for issuance pursuant to the Share Incentive Plan, without further act or action under applicable law, regulation, order, or rule provided that the Bermuda Monetary Authority approve, at the time of the granting of the New Stock Options, the issuance of New Shares pursuant to the Share Incentive Plan.

         4.       Employment Agreements

         On the Effective Date, the Employment Agreements shall become effective.

         5.       Employee Benefit Plans

         From and after the Effective Date, all existing employee benefit policies, plans and agreements of the Debtors, other than COBRA, will terminate.

                                    PLAN-19

D.       NO REVESTING OF ASSETS

         The property of the Debtors and each of their Estates shall not revest in the Debtors on or after the Effective Date but shall, to the extent not specifically disposed of pursuant to the Plan, vest in VTL. Thereafter, VTL may operate its businesses and may use, acquire, and dispose of property free of any restrictions of the Bankruptcy Code, the Bankruptcy Rules, and the Court. As of the Effective Date, all property of the Debtors shall be free and clear of all Claims and Interests, except as specifically provided in the Plan or the Confirmation Order.

E.       EFFECTUATING DOCUMENTS; FURTHER TRANSACTIONS

         The Debtors and VTL shall be authorized to execute, deliver, file, or record such contracts, instruments, releases, and other agreements or documents, and take such actions, as maybe necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan.

F.       DISBURSING AGENT

         From and after the Effective Date, VTL, or any other party designated by VTL, shall serve as the Disbursing Agent to make all distributions required under this Plan. VTL shall not receive any compensation for acting as Disbursing Agent. If, however, an independent third party is subsequently designated to serve in such capacity, such Disbursing Agent shall be entitled to receive, without further Court approval, reasonable compensation for distribution services rendered pursuant to the Plan and reimbursement of reasonable out-of-pocket expenses incurred in connection with such services.

G.       PRESERVATION OF RIGHTS OF ACTION

         Except as otherwise provided in this Plan or the Confirmation Order, or in any contract, instrument, release, or other agreement entered into in connection with the Plan, in accordance with section 1123(b) of the Bankruptcy Code, VTL shall retain the Litigation Rights, and VTL, as the successors to the Debtors, may enforce, sue on, settle, or compromise (or decline to do any of the foregoing) the Litigation Rights including, but not limited to, those listed on Exhibit C hereto. VTL or its respective successors may pursue the Litigation Rights, as appropriate, in accordance with the best interests of VTL or its respective successors who hold such rights. The failure of the Debtors to list a claim, right of action, suit, or proceeding on Exhibit C shall not constitute a waiver or release by the Debtors or their Estates of such claim, right of action, suit or proceeding. The substantive consolidation of the Debtors and their Estates pursuant to the Substantive Consolidation Order and Article IV.B hereof shall not, and shall not be deemed to, prejudice the Litigation Rights, which shall survive entry of the Substantive Consolidation Order for the benefit of the Debtors, their Estates, and VTL as if there had been no substantive consolidation of the Debtors and their Estates.

H.       SPECIAL PROVISIONS REGARDING CLAIMS COVERED BY INSURANCE

         Distributions under the Plan to each holder of an Allowed Insured Claim shall be in accordance with the treatment provided under the Plan for the Class in which such Allowed Insured Claim is classified, but solely to the extent that such Allowed Insured Claim is not satisfied from proceeds payable to the holder under the relevant insurance policy and applicable law. Nothing in this Article IV.H shall constitute a waiver of any claim, obligation, suit, judgment, damage, debt, right, cause of action or liability that any entity may hold against any other entity, including the Debtors' insurance carriers.

                                    PLAN-20

I.       EXEMPTION FROM CERTAIN TRANSFER TAXES

         Pursuant to section 1146(c) of the Bankruptcy Code, any transfers from
(i) any of the Debtors to any other Person or entity pursuant to the Plan or
(ii) from any other Person or entity pursuant to the Plan shall not be subject to any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, stamp act, real estate transfer tax, mortgage recording tax, or other similar tax or governmental assessment, and the Confirmation Order shall direct the appropriate state or local governmental officials or agents to forego the collection of any such tax or governmental assessment and to accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax or governmental assessment.

J.       PROFESSIONALS

         On the Effective Date, the Professionals employed by the Debtors during the Chapter 11 Cases may, but shall have no further responsibility or obligation to, act on behalf of, be employed by, or render services to, the Debtors or any other party-in-interest in the Chapter 11 Cases.

K.       RELEASE OF LIENS

         Except as otherwise provided in the Plan or in any contract, instrument, release, or other agreement or document created or assumed in connection with the Plan, on the Effective Date and concurrently with the applicable distributions made pursuant to Article III, all mortgages, deeds of trust, Liens, pledges, or other security interests against the property of any Estate shall be fully released and discharged, and all of the right, title, and interest of any holder of such mortgages, deeds of trust, Liens, pledges, or other security interests shall transfer to VTL and its successors and assigns.

                                    ARTICLE V

                       ACCEPTANCE OR REJECTION OF THE PLAN

A.       CLASSES ENTITLED TO VOTE

         Each Class of Impaired Claims and Interests that will (or may) receive or retain property or any interest in property under the Plan shall be entitled to vote to accept or reject the Plan. Class 4 is the only such Class. Ballots shall be cast and tabulated on a consolidated basis, in accordance with the expected substantive consolidation of the Estates and the Chapter 11 Cases. By operation of law, each Unimpaired Class of Claims or Interests is deemed to have accepted the Plan and, therefore, is not entitled to vote to accept or reject the Plan. Because holders of Class 5 Intercompany Claims and Class 6 Interests are not entitled to receive or retain any property under the Plan, Classes 5 and 6 are presumed to have rejected the Plan and, therefore, are not entitled to vote on the Plan.

B.       ACCEPTANCE BY IMPAIRED CLASSES

         A Class of Impaired Claims shall have accepted the Plan if (i) the holders (other than any holder designated under section 1126(e)of the Bankruptcy
Code) of at least two-thirds in Face Amount of the Allowed Claims actually voting in such Class have voted to accept the Plan and (ii) the holders (other than

                                    PLAN-21
any holder designated under section 1126(e) of the Bankruptcy Code) of more than one-half in number of the Allowed Claims actually voting in such Class have voted to accept the Plan.

C.       CRAMDOWN

         The Debtors will request confirmation of the Plan, as it may be modified from time to time, under section 1129(b) of the Bankruptcy Code and re serve the right to modify the Plan to the extent, if any, that confirmation pursuant to section 1129(b) of the Bankruptcy Code requires modification.

                                   ARTICLE VI

                    DESCRIPTION OF SECURITIES AND INSTRUMENTS
                    TO BE ISSUED IN CONNECTION WITH THE PLAN

         Subject to the consent of the Bermuda Monetary Authority, on the Effective Date, Viatel Bermuda shall issue or reserve for issuance (i) the New Shares and (ii) New Stock Options, each as provided in Article IV hereof. On or before the Distribution Date, Viatel Bermuda shall deliver to the Disbursing Agent the New Shares required for distribution pursuant to the provisions of the Plan. The New Shares to be issued by Viatel Bermuda for distribution under this Plan shall be issued in book-entry form or such other form as Viatel Bermuda deems necessary. A description of the terms of the Common Shares is set forth below.

A.       COMMON SHARES

         The principal terms of the Common Shares to be authorized and issued or reserved for issuance by Viatel Bermuda pursuant to Article IV of the Plan shall be as follows:

    Authorization                      100,000,000 shares

    Initial Issuance                   12,000,000 shares (including New Shares
                                       to be reserved for issuance under the
                                       Share Incentive Plan)

    Par Value                          US$.01 per share

    Voting Rights                      One vote per share

    Preemptive Rights                  None

    Conversion Rights                  None

    Sinking Fund                       None

B.       NEW STOCK OPTIONS

         The principal terms of the New Stock Options to be issued by Viatel Bermuda pursuant to Article IV of the Plan shall be as follows:

                                    PLAN-22

  Number Of Options              Options in number sufficient to purchase 1.44
  Available For Issuance         million New Shares on a fully diluted basis

  Options To Be Issued           840,000 Shares
  At Plan Consummation

  Vesting Of the options outstanding as of the Effective Date, 240,000 options shall vest immediately upon consummation of the Plan, an additional 504,000 shall vest as to one-third upon consummation of the Plan with an additional one-third vesting on the first and second anniversary of the Plan consummation and an additional 96,000 will vest one-third on the first anniversary of the Plan consummation with an additional one-third vesting on the second and third anniversary of the Plan consummation date.

  Antidilution Provisions        Protected against dilution caused by:

                                    -  dividends of New Shares;

                                    -  stock splits or other change in capital
                                       structure; and

                                    -  merger, amalgamation, scheme of
                                       arrangement, consolidation,
                                       reorganization, recapitalization or
                                       reincorporation.

                                   ARTICLE VII

                       PROVISIONS GOVERNING DISTRIBUTIONS

A.       DISTRIBUTIONS FOR CLAIMS ALLOWED AS OF THE EFFECTIVE DATE

         Except as otherwise provided herein or as ordered by the Court, and subject to the provisions of Article IX of this Plan, all distributions to be made on account of Claims that are Allowed Claims (other than Allowed Insurance Claims) as of the Effective Date shall be made on the Distribution Date. Distributions on account of Claims that first become Allowed Claims after the Effective Date shall be made pursuant to the terms and conditions of Article IX of this Plan. Regardless of the date on which any distribution of New Shares is actually made to a holder of a Claim that becomes an Allowed Claim, such holder shall be deemed to have the rights of a holder as of the Effective Date.

B.       DISBURSING AGENT

         The Disbursing Agent shall make all distributions required under this Plan (subject to the provisions of Article IX hereof), except with respect to a holder of a Claim (other than a holder of an Allowed General Unsecured Claim) whose distribution is governed by an agreement and is administered by an agent or servicer, which distributions shall be deposited with the appropriate agent or servicer, who shall deliver such distributions to the holders of Claims in accordance with the provisions of this Plan and the terms of the relevant governing agreement.

                                    PLAN-23

         The Disbursing Agent may employ or contract with other entities to assist in, or make the distributions required by, the Plan. The Disbursing Agent shall not be required to give any bond or surety or other security for the performance of its duties unless otherwise ordered by the Court. If otherwise so ordered, all costs and expenses of procuring any such bond shall be paid by VTL.

         On and following the Effective Date, the Disbursing Agent shall be authorized and empowered to, and shall, except as otherwise provided in the Plan, (i) act as agent for holders of Allowed General Unsecured Claims to receive and distribute New Shares, by book entry or otherwise, and (ii) receive any payments or dividends of property on account of the foregoing.

C.       DELIVERY OF DISTRIBUTIONS AND UNDELIVERABLE OR UNCLAIMED DISTRIBUTIONS

         1.       Delivery of Distributions in General

         Distributions to holders of Allowed Claims shall be made by the Disbursing Agent or the appropriate agent or servicer, as the case maybe, (a) at the addresses set forth on the proofs of claim filed by such holders (or at the last known addresses of such holders if no proof of claim is filed or if the Debtors have been notified of a change of address), (b) at the addresses set forth in any written notices of address changes delivered to the Disbursing Agent after the date of any related proof of claim, (c) at the addresses reflected in the Schedules if no proof of claim has been filed and the Disbursing Agent has not received a written notice of a change of address, (d) at the addresses set forth in the other records of the Debtors or the Disbursing Agent at the time of the distribution, or (e) in the case of the holder of a Claim that is governed by an agreement and is administered by an agent or servicer (other than the trustees for holders of the Debt Securities), at the addresses contained in the official records of such agent or servicer.

         2.       Undeliverable and Unclaimed Distributions

                  a. Holding and Investment of Undeliverable and Unclaimed Distributions

         If the distribution to any holder of an Allowed Claim is returned to the Disbursing Agent as Undeliverable or is otherwise unclaimed, no further distributions shall be made to such holder unless and until the Disbursing Agent is notified in writing of such holder's then-current address. Undeliverable and unclaimed distributions shall be deposited in segregated accounts, designated as an "unclaimed distribution reserve - cash account" and an "unclaimed distribution reserve - share account" (each individually an "Unclaimed Distribution Reserve" and collectively the "Unclaimed Distribution Reserves"), for the benefit of all such similarly situated Persons until such time as a distribution becomes deliverable or is claimed.

                  b.       Failure to Claim Undeliverable Distributions

         Any holder of an Allowed Claim that does not assert a claim pursuant to the Plan for an undeliverable or unclaimed distribution within one year after the Effective Date shall be deemed to have forfeited its claim for such undeliverable or unclaimed distribution and shall be forever barred and enjoined from asserting any such claim for an undeliverable or unclaimed distribution against the Debtors and the Estates, the Disbursing Agent, any Subsidiary, or any company within the Viatel Group or their property. Nothing contained in the Plan shall require any Disbursing Agent to attempt to locate any holder of an Allowed Claim. All distributions under the Plan that are unclaimed for a period of one year after

                                    PLAN-24
distribution thereof shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code and revested in VTL and any entitlement of any holder of any Claim to such distributions shall be extinguished and forever barred.

D.       PREPAYMENT

         Except as otherwise provided in this Plan or in the Confirmation Order, the Debtors or the Disbursing Agent, as the case may be, shall have the right to prepay, without penalty, all or any portion of an Allowed Claim at any time; provided, however, that any such prepayment shall not be violative of, or otherwise prejudice, the relative priorities and parities among the Classes of Claims.

E.       MEANS OF CASH PAYMENT

         Cash payments made pursuant to this Plan shall be in U.S. dollars and shall be made at the option and in the sole discretion of the Debtors or the Disbursing Agent, as the case may be, by (i) checks drawn on or (ii) wire transfers from a domestic bank selected by the Debtors or the Disbursing Agent, as the case may be. In the case of foreign creditors, cash payments may be made, at the option of the Debtors or the Disbursing Agent, as the case may be, in such funds and by such means as are necessary or customary in a particular jurisdiction. Notwithstanding the foregoing, in the absence of a compelling reason any cash payments in excess of $250,000 shall be made by wire transfer.

F.       INTEREST ON CLAIMS

         Unless otherwise specifically provided for in the Plan or Confirmation Order, or required by applicable bankruptcy law, postpetition interest shall not accrue or be paid on any Claims, and no holder of a Claim shall be entitled to interest accruing on or after the Petition Date on any Claim. Interest shall not accrue or be paid upon any Disputed Claim in respect of the period from the Petition Date to the date a final distribution is made thereon if and after such Disputed Claim becomes an Allowed Claim.

G.       CANCELLATION OF EXISTING SECURITIES AND AGREEMENTS

         On the Effective Date, the promissory notes, share certificates, option agreements, bonds and any other instruments or documents evidencing any Claim or Interest, other than a Claim that is being Reinstated and rendered unimpaired, shall be deemed cancelled without further actor action under any applicable agreement, law, regulation, order or rule and the obligations of the Debtors under the agreements, indentures and certificates of designation governing such Claims and Equity Interest, as the case may be, shall be discharged.

H.       WITHHOLDING AND REPORTING REQUIREMENTS

         In connection with the Plan and all distributions hereunder, the Disbursing Agent shall, to the extent applicable, comply with all withholding and reporting requirements imposed by any federal, state, provincial, local, or foreign taxing authority. All distributions hereunder shall be subject to the withholding and reporting requirements, and the Disbursing Agent shall be authorized to take all actions as may be necessary or appropriate to comply with such requirements.

         Notwithstanding any other provision of the Plan, (i) each holder of an Allowed Claim that is to receive a distribution of New Shares pursuant to the Plan shall have sole and exclusive responsibility for

                                    PLAN-25
the satisfaction and payment of any tax obligation imposed by any governmental unit, including income, withholding and other tax obligations on account of such distribution, and (ii) no distribution shall be made to, or on behalf of, such holder pursuant to the Plan unless and until such holder has made arrangements satisfactory to the Disbursing Agent for the payment and satisfaction of such tax obligations. Any New Shares to be distributed pursuant to the Plan shall, pending the implementation of such arrangements, be treated as an undeliverable distribution pursuant to Article VII.C.2 thereof.

I.       SETOFFS

         The Debtors or the Disbursing Agent may, but shall not be required to, setoff against any Claim and the payments or other distributions to be made under the Plan on account of the Claim, claims of any nature whatsoever that the Debtors had or may have against the holder thereof or that the Disbursing Agent received from any Debtor against the holder thereof, but neither the failure to do so nor the allowance of any Claim hereunder shall constitute a waiver or release of any such claim that the Debtors or the Disbursing Agent may have against such holder.

 J.      FRACTIONAL NEW SHARES/DOLLARS; MINIMUM DISTRIBUTIONS

         No fractional New Shares or Cash in lieu thereof shall be distributed under the Plan. When any distribution pursuant to the Plan would otherwise result in the issuance of a number of New Shares that is not a whole number, the actual distribution of New Shares shall be rounded as follows: (i) fractions of l/2 or greater shall be rounded to the next higher number, and (ii) fractions of less than 1/2 shall be rounded to the next lower number. The total number of New Shares to be distributed pursuant to the Plan shall be adjusted as necessary to account for the rounding provided for in this Article VII.I.

         In addition, the payment of fractions of dollars shall not be made. Whenever any payment of a fraction of a dollar under the Plan would otherwise be called for, the actual payment made shall reflect a rounding of the fraction to the nearest whole dollar (up or down), with half dollars rounded down.

         The Disbursing Agent, or any agent or servicer, as the case may be, shall not make any payment of less than thirty dollars ($30.00) with respect to any Claim, unless a request therefor is made in writing to the Disbursing Agent or servicer, as the case may be.

                                  ARTICLE VIII

                        TREATMENT OF EXECUTORY CONTRACTS
                              AND UNEXPIRED LEASES

A.       ASSUMED AND REJECTED CONTRACTS AND LEASES

         Except as otherwise provided in the Plan, or in any contract, instrument, release, or other agreement or document entered into in connection with the Plan, each of the executory contracts and unexpired leases to which any Debtor is a party, to the extent such contracts or leases are executory contracts or unexpired leases, shall be deemed automatically rejected by the applicable Debtor on the Confirmation Date, unless such contract or lease (i) previously shall have been assumed or rejected by the Debtors (including, but not limited to, those executory contracts and unexpired leases assumed and assigned to purchasers of the Debtors' assets during the pendency of the Chapter 11 Cases), (ii) expired or terminated pursuant to its own terms, or (iii) is identified in Exhibit E hereto as executory contracts or

                                    PLAN-26
unexpired leases to be assumed, which shall be assumed under this Plan and assigned to VTL; provided, however, that nothing contained in this Article VIII.A shall constitute an admission by any Debtor that any such contract or lease is an executory contract or unexpired lease or that any Debtor or its successors and assigns has any liability thereunder. The Confirmation Order shall constitute an order of the Court approving the rejections described in this Article VIII.A, pursuant to section 365 of the Bankruptcy Code, as of the Confirmation Date.

B.       PAYMENTS RELATED TO ASSUMPTION OF EXECUTORY CONTRACTS AND UNEXPIRED
         LEASES

         Any monetary amounts by which each executory contract and unexpired lease to be assumed under the Plan may be in default shall be satisfied, under section 365(b)(l) of the Bankruptcy Code, by Cure. In the event of a dispute regarding (i) the nature or the amount of any Cure, (ii) the ability of VTL or Viatel Bermuda, as the case may be, to provide "adequate assurance of future performance" (within the meaning of section 365 of the Bankruptcy Code) under the contract or lease to be assumed, or (iii) any other matter pertaining to assumption, Cure shall occur following the entry of a Final Order of the Court resolving the dispute and approving the assumption and, as the case may be, assignment. The Confirmation Order shall contain provisions providing for notices of proposed assumptions and proposed cure amounts to be sent to applicable third parties and for procedures for objecting thereto and resolution of disputes by the Court.

C.       BAR TO REJECTION DAMAGES

         If the rejection of an executory contract or unexpired lease pursuant to Article VIII.A above gives rise to a Claim by the other party or parties to such contract or lease, such Claim shall be forever barred and shall not be enforceable against the applicable Debtor or its Estate, the Disbursing Agent, VTL, the Subsidiaries, the companies within the Viatel Group or their respective successors or properties unless a proof of claim is filed and served on counsel for the Debtors within 30 days after service of a notice of entry of the Confirmation Order or such other date as prescribed by the Court.

D.       COMPENSATION AND BENEFIT PROGRAMS

         Except as otherwise provided in this Plan, all employee compensation contracts and Benefit Plans not previously assumed shall be treated as executory contracts under the Plan and shall, as of the Confirmation Date, be automatically rejected (to the extent such rejection does not violate sections 1114 and 1129(a)(13) of the Bankruptcy Code).

         Notwithstanding the foregoing, the Employment Agreements to be adopted on the Effective Date and the Share Incentive Plan shall amend and supersede any other employment agreements, stock incentive plans, and severance plans with or for the benefit of those employees who are parties to the Employment Agreements and/or participants in the Share Incentive Plan and, as amended, shall be reaffirmed pursuant to the Plan.

                                    PLAN-27

                                   ARTICLE IX

                       PROCEDURES FOR RESOLVING DISPUTED,
                       CONTINGENT, AND UNLIQUIDATED CLAIMS

A.       OBJECTION DEADLINE; PROSECUTION OF OBJECTIONS

         As soon as practicable, but in no event later than one year after the Effective Date (unless extended by an order of the Court), the Debtors, VTL or the Disbursing Agent, as the case maybe, or any other party-in-interest may file objections to Claims (including any Administrative Claim, Priority Tax Claim, Other Priority Claim, Secured Claim, and Unsecured Claim) with the Court and serve such objections upon the holders of each of the Claims to which objections are made. Nothing contained herein, however, shall limit the Disbursing Agent's right to object to Claims, if any, filed or amended after the Effective Date. The Disbursing Agent and such other party-in-interest (to the extent applicable) shall be authorized to, and shall, resolve all Disputed Claims by withdrawing or settling such objections thereto, or by litigating to judgment in the Court or such other court having jurisdiction the validity, nature, and/or amount thereof.

B.       NO DISTRIBUTIONS PENDING ALLOWANCE

         Notwithstanding any other provision of the Plan, no payments or distributions shall be made with respect to all or any portion of a Disputed Claim unless and until all objections to such Disputed Claim have been settled or withdrawn or have been determined by Final Order, and the Disputed Claim, or some portion thereof, has become an Allowed Claim.

C.       DISPUTED CLAIMS RESERVES

         On or prior to the Effective Date, the Disbursing Agent shall establish one or more Disputed Claims Reserves to the extent required by order of the Court or as otherwise necessary or useful to implement the treatment and distribution provisions of the Plan in respect of Disputed Claims.

D. DISTRIBUTIONS ON ACCOUNT OF DISPUTED CLAIMS ONCE THEY ARE ALLOWED AND ADDITIONAL DISTRIBUTIONS ON ACCOUNT OF PREVIOUSLY ALLOWED CLAIMS

         On the Distribution Date, and on each distribution thereafter, the Disbursing Agent will make distributions(a) on account of any Disputed Claim that has become an Allowed Claim since the preceding distribution and (b) on account of previously Allowed Claims, from the applicable Disputed Claim Reserves, of property that would have been distributed to such Claim holders on the dates distributions previously were made to holders of Allowed Claims had the Disputed Claims that have become Allowed Claims been Allowed on such dates. Such distributions will be made pursuant to the provisions of the Plan governing the applicable Class. Holders of such Claims that are ultimately Allowed will also be entitled to receive, on the basis of the amount ultimately allowed, the amount of any dividends or other distributions, if any, received on account of the property in reserve between the Effective Date and the date such distribution is made to such Claim holder.

                                    PLAN-28

                                    ARTICLE X

                      CONDITIONS PRECEDENT TO CONFIRMATION
                          AND CONSUMMATION OF THE PLAN

A.       CONDITIONS TO CONFIRMATION

         The following are conditions precedent to confirmation of the Plan:

         1. The Court shall have entered an order approving the Disclosure Statement as containing adequate information within the meaning of section 1125 of the Bankruptcy Code.

         2. The Substantive Consolidation Order, which may be the Confirmation Order, shall be in form and substance reasonably acceptable to the Debtors and shall have been entered by the Court prior to or contemporaneously with the Confirmation Order.

B.       CONDITIONS TO EFFECTIVE DATE

         The following are conditions precedent to the occurrence of the Effective Date, each of which must be satisfied or waived in accordance with
Article X.C. hereof:

         1. The Confirmation Order shall have been entered and become a Final Order in form and substance reasonably satisfactory to the Debtors and shall:

         (a) provide that the Debtors, Viatel Bermuda and VTL are authorized and directed to (i) take all actions and (ii) enter into all contracts, instruments, agreements or documents, in each case necessary or appropriate to implement the Plan;

         (b) authorize the issuance of the New Shares (including the New Options); and

         (c) provide that the New Shares issued under the Plan in exchange for Claims against the Debtors are exempt from registration under the Securities Act pursuant to section 1145 of the Bankruptcy Code, except to the extent that holders of the New Shares are "issuers" or "underwriters," as those terms are defined in section 1145 of the Bankruptcy Code.

         2. All Plan exhibits shall be in form and substance reasonably acceptable to the Debtors and the Creditors' Committee, and shall have been executed and delivered.

         3. All actions, documents and agreements necessary to implement the Plan shall have been effected or executed.

C.       WAIVER OF CONDITIONS

         The conditions set forth in Articles X.A and X.B of the Plan (other than Article X.B.2) may be waived in whole or in part by the Debtors, without notice or a hearing.

                                    PLAN-29

                                   ARTICLE XI

                          MODIFICATIONS AND AMENDMENTS

         The Debtors may alter, amend, or modify the Plan or any Exhibits thereto under section 1127(a) of the Bankruptcy Code at any time prior to the Confirmation Date. After the Confirmation Date and prior to substantial consummation of the Plan as defined in section 1101(2) of the Bankruptcy Code, the Debtors may, under section 1127(b) of the Bankruptcy Code, institute proceedings in the Court to remedy any defect or omission or reconcile any inconsistencies in the Plan, the Disclosure Statement, or the Confirmation Order, and such matters as may be necessary to carry out the purpose and effect of the Plan so long as such proceedings do not adversely affect the treatment of holders of Claims or Interests under the Plan; provided, however, that prior notice of such proceedings shall be served in accordance with the Bankruptcy Rules or order of the Court.

                                   ARTICLE XII

                            RETENTION OF JURISDICTION

         Under sections 105(a) and 1142 of the Bankruptcy Code, and notwithstanding entry of the Confirmation Order, substantial consummation of the Plan and occurrence of the Effective Date, the Court shall retain exclusive jurisdiction over all matters arising out of, and related to, the Chapter 11 Cases and the Plan to the fullest extent permitted by law, including, among other things, jurisdiction to:

         A. Allow, disallow, determine, liquidate, classify, estimate, or establish the priority or secured or unsecured status of any Claim or Interest, including the resolution of any request for payment of any Administrative Claim and the resolution of any objections to the allowance or priority of Claims or Interests;

         B. Hear and determine all applications for compensation and reimbursement of expenses of Professionals under the Plan or under sections 330, 331, 503(b), 1103, and 1129(a)(4) of the Bankruptcy Code; provided, however, that from and after the Effective Date the payment of the fees and expenses of the retained professionals of the Debtors shall be made in the ordinary course of business and shall not be subject to the approval of the Court;

         C. Hear and determine all matters with respect to the assumption or rejection of any executory contract or unexpired lease to which a Debtor is a party or with respect to which a Debtor may be liable, including, if necessary, the liquidation or allowance of any Claims arising therefrom;

         D. Effectuate performance of and payments under the provisions of the Plan;

         E. Determine any and all pending adversary proceedings, motions, applications, and contested or litigated matters;

         F. Enter such orders as may be necessary or appropriate to execute, implement, or consummate the provisions of the Plan and all contracts, instruments, releases, and other agreements or documents created in connection with the Plan, the Disclosure Statement, or the Confirmation Order;

                                    PLAN-30

         G. Hear and determine disputes arising in connection with the interpretation, implementation, consummation, or enforcement of the Plan, including disputes arising under agreements, documents, or instruments executed in connection with the Plan;

         H. Consider any modifications of the Plan, cure any defect or omission, or reconcile any inconsistency in any order of the Court, including, without limitation, the Confirmation Order;

         I. Issue injunctions, enter and implement other orders, or take such other actions as may be necessary or appropriate to restrain interference by any entity with implementation, consummation, or enforcement of the Plan or the Confirmation Order;

         J. Enter and implement such orders as may be necessary or appropriate if the Confirmation Order is for any reason reversed, stayed, revoked, modified, or vacated;

         K. Hear and determine any matters arising in connection with or relating to the Plan, the Disclosure Statement, the Confirmation Order, or any contract, instrument, release, or other agreement or document created in connection with the Plan, the Disclosure Statement, or the Confirmation Order;

         L. Enforce all orders, judgments, injunctions, releases, exculpations, indemnifications, and rulings entered in connection with the Chapter 11 Cases;

         M. Hear and determine matters concerning state, local, and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code;

         N. Hear and determine all matters related to the property of the Estates from and after the Confirmation Date, as provided in Article XV.K of the Plan;

         O. To hear and determine all disputes involving the existence, nature, or scope of any Debtor's discharge;

         P. Hear and determine such other matters as may be provided in the Confirmation Order or as may be authorized under, or not inconsistent with, provisions of the Bankruptcy Code; and

         Q.       Enter final decrees closing the Chapter 11 Cases.

                                  ARTICLE XIII

                             EFFECTS OF CONFIRMATION

A.       BINDING EFFECT

         The Plan shall be binding upon and inure to the benefit of the Debtors, all present and former holders of Claims and Interests, whether or not such holders will receive or retain any property or interest in property under the Plan, and their respective successors and assigns, including, but not limited to, Viatel Bermuda and VTL.

B.       DISCHARGE OF THE DEBTORS AND INJUNCTION

         All consideration distributed under the Plan shall be in exchange for, and in complete satisfaction, settlement, discharge, and release of, all Claims of any nature whatsoever against any Debtor

                                    PLAN-31
or against any of its assets or properties. Except as otherwise expressly provided in the Plan or in the Confirmation Order, entry of the Confirmation Order acts as a discharge of all Claims against, Liens on, and Interests in, each of the Debtors, such Debtor's assets, and its respective properties, arising at any time before the entry of the Confirmation Order, regardless of whether a proof of claim therefor was filed, whether the Claim is Allowed, or whether the holder thereof votes to accept the Plan or is entitled to receive a distribution thereunder. Upon entry of the Confirmation Order, any holder of such discharged Claim or Interest shall be precluded from asserting against any of the Debtors (or their successors in interest) or any of its assets or properties any other or further Claim or Interest based upon any document, instrument, act, omission, transaction or other activity of any kind or nature that occurred before the date of entry of the Confirmation Order. The Confirmation Order shall be a judicial determination of discharge of all liabilities of the Debtors, subject to the occurrence of the Effective Date.

         In accordance with section 524 of the Bankruptcy Code, the discharge provided by this Article XIII.B and section 1141 of the Bankruptcy Code shall act as an injunction against the commencement or continuation, in any manner or in any place, of any action, employment of process, or act to collect, offset, or recover the Claims and Interests discharged hereby. Except as otherwise expressly provided in the Plan or in the Confirmation Order, all Persons who have held, hold, or may hold Claims against, or Interests in, any of the Debtors are permanently enjoined, on and after the Effective Date, from taking any of the following actions against any Debtor, any Estate, any member of the Creditors' Committee, or any of their property on account of any such Claims or
Interests: (i) commencing or continuing in any manner or in any place, action, or other proceeding of any kind with respect to any such Claim or Interest, (ii) enforcing, attaching, collecting, or recovering in any manner or means any judgment, award, decree, or order on account of any such Claim or Interest,
(iii) creating, perfecting, or enforcing any Lien or encumbrance of any kind,
(iv) asserting any right of setoff, subrogation, or recoupment of any kind against any debt, liability, or obligation due from any Debtor or against the property or interests in property of any Debtor on account of any such Claim or Interest, and (v) commencing or continuing, in any manner or in any place that does not comply with or is inconsistent with the provisions of the Plan; provided, however, that nothing contained herein shall preclude such Persons from exercising their rights pursuant to, and consistent with, the terms of this Plan. The foregoing injunction will extend to successors of the Debtors (including, without limitation, VTL, Viatel Bermuda or any Viatel Group company) and their respective properties and interests in property.

C.       DEBTOR RELEASES

         Effective as of the Confirmation Date, but subject to the occurrence of the Effective Date, the Debtors and the Viatel Group shall release and be permanently enjoined from any prosecution or attempted prosecution of any and all causes of action which they have, may have, or claim to have against any present or former director, officer, or employee of the Debtors; provided, however, that the foregoing shall not operate as a waiver of, or release from, any causes of action arising out of the willful misconduct or gross negligence of such director, officer, or employee.

D.       OTHER RELEASES

         Effective as of the Confirmation Date, but subject to the occurrence of the Effective Date, each of the Estates, the Creditors' Committee and its members, the Debtors, the Subsidiaries and the Debtors' and Subsidiaries' respective officers, directors, employees, agents and professionals as of the Petition Date or thereafter shall be released from any and all claims, obligations, rights, causes of action, and liabilities which any holder of a Claim against, or Interest in, any Debtor that affirmatively votes infavor

                                    PLAN-32
of the Plan may be entitled to assert, whether for tort, fraud, contract, violations of federal or state securities laws, or otherwise, whether known or unknown, foreseen or unforeseen, existing or hereafter arising, based in whole or in part upon any act or omission, transaction, or other occurrence taking place on or before the Effective Date in any way relating to the Debtors, the Chapter 11 Cases, or the Plan; provided, however, that nothing in the Plan will operate as a waiver of, or a release from, any causes of action arising out of such Person's gross negligence or willful misconduct.

E.       INDEMNIFICATION OBLIGATIONS

         Except as otherwise specifically limited in this Plan, any obligations or rights of the Debtors to defend, indemnify, reimburse, limit, contribute to the losses, liabilities, or expenses of any officer or director pursuant to the Debtors' certificates of incorporation, by-laws, policy of providing employee indemnification, applicable state law, or specific agreement in respect of any claims, demands, suits, causes of action, or proceedings against such officers and directors based upon any act or omission related to the Identified Directors' and Officers' service with, for, or on behalf of the Debtors prior to the Effective Date, shall survive confirmation of this Plan and remain unaffected thereby, and shall not be discharged, irrespective of whether such defense, indemnification, reimbursement, limitation of liability or contribution is owed in connection with an occurrence before or after the Petition Date (the "Indemnification Obligations").

         Without limiting the foregoing, the Indemnification Obligations shall include, but not be limited to, (i) the reimbursement of any monies paid by the Identified Directors and Officers prior to the Effective Date relating to or arising from debts, liabilities or other obligations for which the Debtors are or were directly obligated; and (ii) the reimbursement or payment of any attorneys' fees and expenses incurred by the Identified Directors and Officers to and including the Effective Date due to, among other things, the commencement of the Chapter 11 Cases, the commencement of litigation based upon guaranties executed, by the Identified Directors and Officers, or any other matters arising due to the Identified Directors and Officers' alleged liability for certain of the Debtors' debts, liabilities or other obligations; provided, that no requests or applications need be filed with respect to the compensation or reimbursement of the fees and expenses of any professionals retained by the Identified Directors and Officers; and provided, further, that the compensation or reimbursement of fees and expenses incurred by any professionals retained by the Identified Directors and Officers shall be paid on the Effective Date, in the manner and form as other Professionals in the Chapter 11 Cases shall be paid, without further order of the Court. The Debtors' total indemnification obligations pursuant to this Article VIII.E of the Plan shall not exceed $100,000.00 in the aggregate.

F.       EXCULPATION AND LIMITATION OF LIABILITY

         Neither the Debtors, the Viatel Group, the Creditors' Committee, nor any of their respective present or former members, officers, directors, employees, advisors, attorneys, or agents, shall have or incur any liability to any holder of a Claim or an Interest, or any other party in interest, or any of their respective agents, employees, representatives, financial advisors, attorneys, or affiliates, or any of their successors or assigns, for any act or omission in connection with, relating to, or arising out of, the Chapter 11 Cases, the pursuit of confirmation of the Plan, the consummation of the Plan, or the administration of the Plan or the property to be distributed under the Plan, except for their willful misconduct or gross negligence and such Persons in all respects shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities under the Plan.

                                    PLAN-33

         Notwithstanding any other provision of this Plan, no holder of a Claim or Interest, no other party in interest, none of their respective agents, employees, representatives, financial advisors, attorneys, or affiliates, and no successors or assigns of the foregoing, shall have any right of action against the Debtors, the Viatel Group, the Creditors' Committee, or any of their respective present or former members, officers, directors, employees, advisors, attorneys, or agents, for any act or omission in connection with, relating to, or arising out of, the Chapter 11 Cases, the pursuit of confirmation of the Plan, the consummation of the Plan, or the administration of the Plan or the property to be distributed under the Plan, except for their willful misconduct or gross negligence.

                                   ARTICLE XIV

                           COMPROMISES AND SETTLEMENTS

A.       SETTLEMENT AUTHORITY

         Pursuant to Fed. R. Bankr. P. 9019(a), the Debtors or the Disbursing Agent, on their behalf, may compromise and settle various Claims (i) against them and (ii) that they have against other Persons. The Debtors expressly reserve the right (with Court approval, following appropriate notice and opportunity for a hearing) to compromise and settle Claims against them and claims that they may have against other Persons arising on or prior to the Effective Date. The Debtors reserve the right to modify the Plan to the extent, and consistent with, a settlement as it is or is not approved by the Court, in whole or in part.

                                   ARTICLE XV

                            MISCELLANEOUS PROVISIONS

A.       BAR DATES FOR CERTAIN CLAIMS

         1.       Administrative Claims

         All requests for payment of an Administrative Claim (other than as set forth in Articles III.A and XV.A.2 of this Plan) must be filed with the Court and served on counsel for the Debtors and VTL and counsel for the Creditors' Committee no later than sixty (60) days after the Effective Date. Unless the Debtors object to an Administrative Claim within sixty (60) Business Days after receipt, such Administrative Claim shall be deemed allowed in the amount requested. In the event that the Debtors object to an Administrative Claim, the Court shall determine the Allowed amount of such Administrative Claim. Notwithstanding the foregoing, no request for payment of an Administrative Claim need be filed with respect to an Administrative Claim which is paid or payable by a Debtor in the ordinary course of business.

         2.       Professional Fee Claims

         All final requests for compensation or reimbursement of Professional Fees pursuant to sections 327, 328, 330, 331, 503(b) or 1103 of the Bankruptcy Code for services rendered to the Creditors' Committee prior to the Effective Date (and Substantial Contribution Claims under section 503(b)(4) of the Bankruptcy Code) must be filed and served on the Debtors, VTL and their counsel no later than 60 days after the Effective Date, unless otherwise ordered by the Court. Objections to applications of such Professionals or other entities for compensation or reimbursement of expenses must be filed and served

                                    PLAN-34
on the Disbursing Agent and their counsel and the requesting Professional or other entity no later than sixty (60) days (or such longer period as may be allowed by order of the Court) after the date on which the applicable application for compensation or reimbursement was served.

B.       SEVERABILITY OF PLAN PROVISIONS

         If, before the Confirmation Date, the Court holds that any provision of the Plan is invalid, void or unenforceable, (i) the Debtors, at their option, may amend or modify the Plan to correct the defect, by amending or deleting the offending provision or otherwise, or may withdraw the Plan, or (ii) the Court, at the request of the Debtors, shall have the power to alter and interpret such term or provision held to be invalid, void and unenforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void, or unenforceable, and such term or provision shall then be applicable as altered or interpreted. Notwithstanding any such holding, alteration, or interpretation, the remainder of the provisions of the Plan shall remain in full force and effect and shall in no way be affected, impaired, or invalidated by such holding, alteration, or interpretation. The Confirmation Order shall constitute a judicial determination, and shall provide, that each term and provision of the Plan, as it may have been amended or modified in accordance with the foregoing, is valid and enforceable pursuant to its terms.

C.       SUCCESSORS AND ASSIGNS

         The rights, benefits, and obligations of any Person named or referred to in the Plan shall be binding on, and shall inure to the benefit of, any heir, executor, administrator, successor or assign of that Person.

D.       PAYMENT OF STATUTORY FEES

         All fees payable under 28 U.S.C. Section 1930, as determined by the Court at the Confirmation Hearing, shall be paid on or before the Effective Date. All such fees that arise after the Effective Date but before the closing, dismissal, or conversion of the Chapter 11 Cases shall be paid from funds otherwise available for distribution under the Plan.

E.       REVOCATION, WITHDRAWAL, OR NON-CONSUMMATION

         The Debtors reserve the right to revoke or withdraw the Plan as to any or all of the Debtors prior to the Confirmation Date and to file amended plans of reorganization. If the Debtors revoke or withdraw the Plan as to any or all of the Debtors, or if confirmation or consummation of the Plan as to any or all of the Debtors does not occur, then, with respect to such Debtors, (a) the Plan shall be null and void in all respects, (b) any settlement or compromise embodied in the Plan (including the fixing or limiting to an amount certain any Claim or Class of Claims), assumption or rejection of executory contracts or leases effected by the Plan, and any document or agreement executed pursuant to the Plan, shall be deemed null and void, and (c) nothing contained in the Plan shall (i) constitute or be deemed to constitute a waiver or release of any Claims by or against, or any Interests in, such Debtors or any other Person,
(ii) prejudice in any manner the rights of such Debtors or any other Person, or
(iii) constitute an admission of any sort by such Debtors or any other Person.

                                    PLAN-35

F.       SERVICE OF DOCUMENTS

         1. Any pleading, notice, or other document required or permitted to be provided to the Debtors or VTL under the Plan shall be in writing and served by (a) certified mail, return receipt requested, (b) hand delivery, or
(c) overnight delivery service, to be addressed as follows:

VIATEL, INC. 245
Park Avenue, 24th Floor
New York, New York 10167
Att'n: James Prenetta, Esq.
Telephone: (212) 792-4324
Facsimile: (212) 792-4397

VTL, Inc.
c/o Viatel, Inc.
245 Park Avenue, 24th Floor
New York, New York 10167
Attn: James Prenetta, Esq.
Telephone: (212) 792-4324
Facsimile: (212) 792-4397

with a copy to:

SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
Four Times Square
New York, New York  10036-6522
Att'n: J. Gregory Milmoe, Esq.
       Cheri L. Hoff, Esq.
Telephone: (212) 735-3000
Facsimile: (212) 735-2000

                  - and -

SKADDEN, ARPS, SLATE MEAGHER & FLOM LLP
One Rodney Square
P.O. Box 636
Wilmington, Delaware 19899-0636
Att'n: Mark S. Chehi, Esq.
       Megan E. Cleghorn, Esq.
Telephone: (302)651-3000
Facsimile: (302) 651-3001

G.       PLAN SUPPLEMENT(S)

         Any Plan Supplement (and amendments thereto) filed by the Debtors shall be deemed an integral part of the Plan and shall be incorporated by reference as if fully set forth herein.

                                    PLAN-36

H.       TERM OF INJUNCTIONS OR STAYS

         Unless otherwise provided herein, in the Confirmation Order, or in any other order of the Court, all injunctions or stays provided for in the Chapter 11 Cases under sections 105 or 362 of the Bankruptcy Code, or otherwise, and extant on the Confirmation Date, shall remain in full force and effect until the Effective Date.

I.       CONSUMMATION OF PLAN

         The Debtors intend to request that the Confirmation Order include (a) a finding by the Court that Fed. R. Civ. P. 62(a) shall not apply to the Confirmation Order and (b) the Court's authorization for the Debtors to consummate the Plan immediately after entry of the Confirmation Order.

J.       GOVERNING LAW

         Unless a rule of law or procedure is supplied by federal law, including the Bankruptcy Code and Bankruptcy Rules, (i) the construction and implementation of the Plan and any agreements, documents, and instruments executed in connection with the Plan (other than those to which Viatel Bermuda is a party or sponsor) and (ii) corporate governance matters (other than those relating to Viatel Bermuda), shall be governed by the laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof. Except as otherwise provided in the applicable agreement, document or instrument, all such agreements to which Viatel Bermuda is a party shall be governed by the laws of Bermuda and all corporate governance matters relating to Viatel Bermuda shall also be governed by the laws of Bermuda.

K. DISSOLUTION OF THE CREDITORS' COMMITTEE AND RELEASE OF THE FOREIGN REPRESENTATIVES

         On the Effective Date, the Creditors' Committee shall be dissolved and its members shall be deemed released of all their duties, responsibilities and obligations in connection with the Chapter 11 Cases or the Plan or its implementation, and the retention or employment of the Creditors' Committee's attorneys, accountants, and other agents will terminate. Moreover, the foreign representatives appointed by order of the Court, shall be deemed released of all their duties, responsibilities and obligations in connection with the Chapter 11 Cases.

                            [SIGNATURES ON NEXT PAGE]

                                    PLAN-37

Dated: Wilmington, Delaware
       April 2, 2002

                                        VIATEL, INC. et al,
                                        Debtors and Debtors-in-Possession

                                        By:  /s/ Michael J. Mahoney
                                             -----------------------------------
                                        Name:    Michael J. Mahoney
                                        Title:   Chief Executive Officer of
                                                 Viatel, Inc.

                                        By:  /s/ James P. Prenetta
                                             -----------------------------------
                                        Name:    James P. Prenetta
                                        Title:   Senior Vice President and
                                                 General Counsel of Viatel, Inc.

SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
Attorneys for Viatel, Inc., et al.,
Debtors and Debtors-in-Possession

J. Gregory Milmoe
Cheri L. Hoff
Four Times Square
New York, New York 10036-6522
(212) 735-3000

           -and-

By: /s/ Megan E. Cleghorn
    ------------------------------------
    Mark S. Chehi(I.D. #2855)
    Megan E. Cleghorn (I.D. #4080)
    One Rodney Square
    P.O. Box 636
    Wilmington, Delaware 19899-0636
    (302) 651-3000

                                    EXHIBIT A
                                       TO
             FIRST AMENDED JOINT CHAPTER 11 PLAN OF REORGANIZATION
                 OF VIATEL, INC. AND CERTAIN OF ITS SUBSIDIARIES

                               SCHEDULE OF DEBTORS

                               SCHEDULE OF DEBTORS

Viatel, Inc.
Viatel Communications, Inc.
Viatel Argentina Holdings, Inc.
Viatel Services, Inc.
Viatel Financing Trust I
Viatel Development Company
Voicenet Corporation
Viatel Finland, Inc.
Viatel Argentina Management, Inc.
Viatel Global Communications, Ltd.
Viatel Brazil Holdings, Inc.
Viatel Nebraska, Inc.
Viatel Brazil Management, Inc.
Viatel New Jersey, Inc.
Viatel Cable Assets Inc.
Viatel Sales U.S.A., Inc.
Viatel Circe Cable System, Limited
Viatel Sweden, Inc.
Viatel Colombia Holdings, Inc.
Viatel Colombia Management, Inc.
Viatel Virginia, Inc.
Viatel Resco, Inc.
YYC Communications, Inc.
DESTIA.COM, INC.
Off the Mall Advertising Inc.

                                    EXHIBIT B
                                       TO
             FIRST AMENDED JOINT CHAPTER 11 PLAN OF REORGANIZATION
                 OF VIATEL, INC. AND CERTAIN OF ITS SUBSIDIARIES

                        SCHEDULE OF NON-DEBTOR AFFILIATES

                        SCHEDULE OF NON-DEBTOR AFFILIATES

Destia Communications, Inc.                                           Canada
Viatel Communications, Ltd.                                           Ireland
Econophone GmbH                                                       Austria
Econophone N.V.                                                       Belgium
Call BVBA                                                             Belgium
Viatel France SA                                                      France
Destia Communications Services Ltd.                                   Ireland
Econophone Netherlands N.V.                                           Netherlands
Econophone AG                                                         Switzerland
Econophone Services Gmb H (Dormant)                                   Switzerland
Phonecenter GmbH                                                      Switzerland
Destia Communications Holdings, Ltd.                                  UK
Destia Communications, Ltd.                                           UK
Wavetech, Ltd.                                                        UK
Wavetech Network Services Ltd.                                        UK
Call the World                                                        Ireland
Viatel Communications (UK) Limited                                    UK
AmberHold Limited                                                     UK
Econophone Limited                                                    UK
Destia Network Services Limited                                       UK
America First Limited (DNS Ltd.)                                      UK
Econophone GmbH                                                       Germany
Teleriffic Global Communications GmbH                                 Germany
Econophone (Hellas) S.A.                                              Greece
Patapsco Limited                                                      Ireland
Weiners Developments Limited                                          Ireland
Viacol L TDA.                                                         Columbia
Viatel (Bermuda) Cable Assets Limited                                 Bermuda
Network Managed Services Limited                                      UK
Viatel Belgium N.V.                                                   Belgium
Viatel Austria Limited                                                UK
Viatel Operations, S.A.                                               France
Viatel Belgium Limited                                                UK
Viatel S.A.                                                           France
Viatel Cable Assets Limited                                           UK
VPN S.A.R.L.                                                          France
Viatel CIRCE Assets Limited                                           UK
Viatel Czech Limited                                                  UK
Viatel GmbH                                                           Germany
Viatel Holdings Limited                                               UK
Viatel Global Communications Limited                                  UK
Viatel Leasing Limited                                                UK
Viatel German Holding GmbH                                            Germany
Viatel Global Communications GmbH                                     Germany
Viatel German Asset GmbH                                              Germany
ViCaMe Infrastructure Development GmbH                                Germany

Viatel Spain Limited                                                  UK
Viatel U.K. Limited                                                   UK
Viatel (I) Limited                                                    UK
Viaphone N.V./S.A.                                                    Belgium
Viatel Global Communications S.p.A.                                   Italy
Viatel Communications GmbH                                            Germany
Viatel S.r.l.                                                         Italy
Viafon Dat. Iberica S.A.                                              Spain
Viatel Global Communications Espana S.A.                              Spain
Viafoperations Communications B.V.                                    Netherlands
Accountants- en Belastingadviesbureau Strijk BV                       Netherlands
Viatel Global Communications BV                                       Netherlands
Viaphone AG                                                           Switzerland
Viatel UK Holding Limited                                             UK
Viatel AG                                                             Switzerland

                               NEWLY CREATED SUBSIDIARIES

VTL, Inc.                                                             US
VTL (UK) Limited                                                      UK
Viatel Holding (Bermuda) Limited                                      Bermuda
VTL--TP  (Bermuda) Limited                                            Bermuda
Viatel Holding (Netherland) N.V.                                      Netherlands
Viatel Holding (Luxembourg)                                           Luxembourg
VTL Telecom GmbH                                                      Germany

                                    EXHIBIT C
                                       TO
              FIRST AMENDED JOINT CHAPTER 11 PLAN OF REORGANIZATION
                 OF VIATEL, INC. AND CERTAIN OF ITS SUBSIDIARIES

                          SCHEDULE OF LITIGATION RIGHTS

Viatel Global Communications, Ltd. v. Intira Corp., Case No. 605604/00, filed in the Supreme Court of the State of New York, County of New York

In Re Kytel International Group, Case No. 002472JJF, filed in the U.S. Bankruptcy Court, District of Delaware

Viatel Global Communications, Ltd. v. Nacamar Data Communications, Case No. 02CV1341, United States District Court for the Southern District of New York

Viatel Global Communications, Ltd. v. EinsteiNet A.G., Claim No. HQ02X00506, filed in The High Court of Justice, Queen's Bench Division, Royal Courts of Justice before the Honorable Mr Justice Penry-Davey

Viatel Circe Assets, Limited and Viatel, Inc. v. AboveNet Communications, Inc. (a wholly-owned subsidiary of Metromedia Fiber Networks), Case No. 600999/02, filed in the Supreme Court of the State of New York, County of New York

                                    EXHIBIT D
                                       TO
              FIRST AMENDED JOINT CHAPTER 11 PLAN OF REORGANIZATION
                 OF VIATEL, INC. AND CERTAIN OF ITS SUBSIDIARIES

                       VIATEL HOLDING (BERMUDA) LIMITED -
                     MEMORANDUM OF ASSOCIATION AND BYE-LAWS

                               [Exhibit Omitted]

                                    EXHIBIT E
                                       TO
              FIRST AMENDED JOINT CHAPTER 11 PLAN OF REORGANIZATION
                 OF VIATEL, INC. AND CERTAIN OF ITS SUBSIDIARIES

             IDENTIFICATION OF ASSUMED CONTRACTS AND ASSUMED LEASES

                                                                                           CURE
                            CONTRACT/LEASE TO BE ASSUMED                                  AMOUNT
------------------------------------------------------------------------------------      ------
Collocation License Agreement, dated February 1999, between Metromedia Fiber
Network Services, Inc. and Viatel Global Communications Ltd.                              $ 0.00

Amendment No. 1 to Collocation License Agreement, dated January 2000, by and between Metromedia Fiber Network Services, Inc., Metromedia Fiber Network, B.V.
and Viatel Global Communications Ltd.                                                     $ 0.00

Leasehold Agreement For Capacity on the MFN System, by and between Metromedia
Fiber Networks Services, Inc. and Viatel Global Communications, Ltd. (New York to
Chicago)                                                                                  $ 0.00

Leasehold Agreement for Dark Fiber on the MFN Cable System, dated February 1999, by and between Metromedia Fiber Network Services, Inc. and Viatel Global Communi-
cations Ltd. (New York, New York to Washington, DC and New York to Boston)               $ 0.00

Amendment No. 1 to Leasehold Agreement For Dark Fiber on the MFN Cable System,
dated January 2000, by and between Metromedia Fiber Network Services, Inc.,
Metromedia Fiber Network, B.V. and Viatel Global Communications Ltd. (added the
Local NY and NJ rings and the European Rings).                                            $ 0.00

Collocation License Agreement, dated February 2001, between Versatel Telecom
Europe, B.V. and Viatel Global Communications Ltd.                                        $ 0.00

Capacity Services Agreement, dated November 2000, between Versatel Telecom Europe
B.V. and Viatel Global Communications Ltd.                                                $ 0.00

Capacity Service Agreement, dated March 1999, between Viatel Global Communications
Ltd. and with Carrier 1 Limited                                                           $ 0.00

Indefeasible Right of Use Agreement For Capacity, dated June 2000, between Viatel
Global Communications Ltd. and Globix Limited                                             $ 0.00

Leasehold Agreement, dated February 2000, as amended, between Infonet Broadband
Services, Inc. and Viatel Global Communications Ltd.                                      $ 0.00

First Amendment to Leasehold Agreement, dated October 2000, to Leasehold Agree-
ment, dated February 2000, between Infonet Broadband Services Corporation and Viatel
Global Communications Ltd.                                                                $ 0.00

Leasehold Agreement, between Infonet Broadband Services Corporation and Viatel
Global Communications Ltd. (NY to Chicago Route)                                          $ 0.00

                                                                                                     CURE
                               CONTRACT/LEASE TO BE ASSUMED                                         AMOUNT
-------------------------------------------------------------------------------------------         ------
Indefeasible Right of Use Agreement for Capacity, dated September 2000, between
Nacamar Data Communications GmbH and Viatel Global Communications Ltd.                              $0.00

Leasehold Agreement For Capacity, dated  June 1999, between GX Networks, Ltd. and
Viatel Global Communications Ltd.                                                                   $0.00

Capacity Services Agreement, dated November 1999, between Graphnet, Inc. and Viatel
Global Communications Ltd.                                                                          $0.00

Capacity Service Agreement, dated November 1999 (Transatlantic), between Graphnet,
Inc. and Viatel Global Communications, Ltd.                                                         $0.00

Indefeasible Right of Use For Capacity, dated November 1998, between Startec Global
Communications, Ltd., as amended, and Viatel Global Communications, Ltd.                            $0.00

Indefeasible Right of Use for Capacity, dated December 1999, between Windstar
Wireless Communications Ltd. and Viatel Global Communications. Ltd.                                 $0.00

Indefeasible Right of Use for Capacity, dated November 1998, between RSL Communications
Ltd. and Viatel Global Communications Ltd.                                                          $0.00

Data Center License Agreement, dated May 2000, between Intira Corporation and Viatel
Global Communications, Ltd.                                                                         $0.00

Capacity Service Agreement, dated May 2000, between Intira Corporation and Viatel
Global Communications, Ltd.                                                                         $0.00

Capacity Service Agreement For Transatlantic Capacity, dated May 2000, between Intira
Corporation and Viatel Global Communications Ltd.                                                   $0.00

Trans-Atlantic Capacity Agreement (Wavelength A), dated as of August, 2001, among Level
3 Landing Station, Inc., Level 3 (Bermuda) Limited, and Level 3 Communications Limited,
Viatel Bermuda Cable Assets Limited, Viatel Cable Assets Limited and Viatel, Inc.                   $0.00

Trans-Atlantic Capacity Agreement (Wavelength B), dated as of August, 2001, among Level 3
Landing Station, Inc., Level 3 (Bermuda) Limited, and Level 3 Communications Limited,
Viatel Bermuda Cable Assets Limited, Viatel Cable Assets Limited and Viatel, Inc.                   $0.00

Asset Purchase Agreement, dated August 2001, between Viatel, Inc. and Level 3 Communications,
Inc.                                                                                                $0.00

Collocation License Agreement, between Phone-N-Phone, and  Viatel Global Communications Ltd.        $0.00

                                                                                                     CURE
                              CONTRACT/LEASE TO BE ASSUMED                                          AMOUNT
----------------------------------------------------------------------------------------            ------
Indefeasible Right of Use Agreement For Capacity, dated November 2000, with Versatel
Telecom Europe B.V                                                                                  $0.00

Agreement of Lease, between Hudson Telegraph Associates and  Viatel, Inc., relating to
the space at 60 Hudson Street, 10th Floor.                                                          $0.00

Directors and Officers Insurance Policy #TDX2534788, issued by American Alliance
Insurance Company                                                                                   $0.00

Directors and Officers Insurance Policy # GA0600611, issued by Gulf Insurance Group                 $0.00

Directors and Officers Insurance Policy # 860-95-59, issued by National Union Fire
Insurance of Pittsburgh, PA                                                                         $0.00

Directors and Officers Insurance Policy # 860-95-42, issued by National Union Fire
Insurance of Pittsburgh, PA                                                                         $0.00

Directors and Officers Insurance Policy # 590CM0135, issued by St. Paul Mercury
Insurance Company                                                                                   $0.00

Health Policy No 2244, issued by Scott & White Health Plan                                          $0.00

Property Subsea Cable Insurance Policy #: Pen 114/Viatel/4                                          $0.00

Dental Insurance Policy No. 102276 & 401(k) Service Agreement, with MetLife                         $0.00

Auto Liability Insurance Policy #7323-22-06 issued by Chubb Group of Insurance
Companies                                                                                           $0.00

General Liability Insurance Policy #3576-37-71 issued by Chubb Group of Insurance
Companies                                                                                           $0.00

Workers' Compensation Insurance Policy # 7163-58-75 issued by Chubb Group of Insurance
Companies                                                                                           $0.00

Short Term Disability Insurance Policy Number LK30419  and Long Term Disability Insurance
Policy Number LK30420                                                                               $0.00

Health Insurance Policy No. 378820 and 378820-1 issued by Empire Blue Cross & Blue
Shield                                                                                              $0.00

Insurance Policy No. 84961 issued by First Fortis Life Insurance Co.                                $0.00

Property Insurance Policy #: LB444 issued by FM Global                                              $0.00

Risk Property and Boiler & Machinery Insurance, issued by  FM Global Group                          $0.00

                                                                                                     CURE
                              CONTRACT/LEASE TO BE ASSUMED                                          AMOUNT
-----------------------------------------------------------------------------------------           ------
Foreign General Insurance Policy # 35281524 MTO, issued by Great Northern Insurance
Companies                                                                                           $0.00

Foreign Liability Insurance, issued by Great Northern Insurance Companies                           $0.00

Umbrella Liability Insurance issued by Chubb/Federal Insurance, policy number 797506-08             $0.00

Membership Agreement, between Viatel, Inc. and Rate Exchange Corporation                            $0.00

AON  Risk Services, Inc.                                                                            $0.00

Payroll Services Agreement between Ceridian Performance Partners and Viatel Services,
Inc./Viatel, Inc.                                                                                   $0.00

Letter Agreement for Restructuring Advisory Services, as amended, between Viatel, Inc.
and Jay Alix & Associates                                                                           $0.00

Agreement for Services between Viatel, Inc. and Logan & Company, Inc.                               $0.00

Engagement Letter between Viatel, Inc, and Skadden, Arps, Slate Meagher & Flom LLP                  $0.00

Letter Agreement between Viatel, Inc, and Wachtell Lipton  Rosen & Katz                             $0.00

Agreement for the Return of IRU's, dated February 2002, between Viatel, Inc. and
Cignal Global Communications Carrier Services, Inc.                                                 $0.00

Settlement Agreement and Mutual Release, dated as of February 2002, among Cignal
Global Communications Carrier Services, Inc., Cignal Global Communications U.K.
Limited, Viatel, Inc. and Viatel Circe Assets Limited.                                              $0.00

Settlement Agreement between Viatel, Inc. and Lucent Technologies Inc.                              $0.00

Settlement Agreement, dated October 2001, between Sonic Telecommunications Limited
and Viatel Global Communications, Ltd.                                                              $0.00

Settlement Agreement, dated  March 2001 among Viatel, Inc., Viatel Operations SA and
Louis Dreyfus Communications SA                                                                     $0.00

Global Settlement Agreement, dated December 2001, among Nortel Networks UK
Limited, Viatel (UK) Limited (through its Administrators), Viatel, Inc. and VTL, Inc.               $0.00

                                                                                                     CURE
                                  CONTRACT/LEASE TO BE ASSUMED                                      AMOUNT
-------------------------------------------------------------------------------------------------   ------
Global Settlement Agreement, dated February 2002, among Cisco Systems Finance
International Limited, Viatel (UK) Limited (through its Administrators), Viatel, Inc. and
VTL, Inc.                                                                                           $0.00

Cisco Support Contract Nos. 1063890 (primary US contract) and 1332391 (international/nondomestic
US) and any other existing licenses held by the group.                                              $0.00

Hewlett Packard  OpenView  Licenses                                                                 $0.00

Oracle License Agreement                                                                            $0.00

Level 3 Communications IP Transit Arrangement, Circuit ID No. w000125077-10000
nycmny2r1nycmny83-00065                                                                             $0.00

                                                                                                                          CURE
                                    CONTRACT/LEASE TO BE ASSUMED                                                         AMOUNT
----------------------------------------------------------------------------------------------------                     ------
The following US Circuit arrangements:

INFONET             CAPACITY             OC3        VS40011        MFS            o2-xwu -q17 -0001                      $0.00

INFONET             CAPACITY             OC3        VS40011        X/O            F3-PSQ-WVB-0002                        $0.00

INFONET             CAPACITY             STM-4      VS40005        MFS            o2-por -q17-0001 - 0004                $0.00

KBC                 CITY CONNEX          1 DS1      VE105802       MFS            13-POR-V67-0005                        $0.00
FINANCIAL

NTL-                CAPACITY             E1         VE105801       MFS            13POR D60 0054
Credit Suisse                                                                                                            $0.00

NTL-                CAPACITY             E3                        MFS            3H-XWU-POR-0179 CH10
Credit Suisse                                                                                                            $0.00

NTL-SCT             CAPACITY             E1         VE105470       MFS            13-120-XWU-1637
International                                                                                                            $0.00

WORLD               CITY CONNEX          T1/E1      VE105639       VERIZON        32-HCGS-588325-NY
FINANCIAL
SERVICES
(WO RLD CO.)                                                                                                            $0.00

                                    EXHIBIT F
                                       TO
              FIRST AMENDED JOINT CHAPTER 11 PLAN OF REORGANIZATION
                 OF VIATEL, INC. AND CERTAIN OF ITS SUBSIDIARIES

       FORM OF VIATEL HOLDING (BERMUDA) LIMITED 2002 SHARE INCENTIVE PLAN

                               [Exhibit Omitted]

                                    EXHIBIT G
                                       TO
             FIRST AMENDED JOINT CHAPTER 11 PLAN OF REORGANIZATION
                 OF VIATEL, INC. AND CERTAIN OF ITS SUBSIDIARIES

                         FORM OF STOCK OPTION AGREEMENT

                               [Exhibit Omitted]

                                    EXHIBIT H
                                       TO
              FIRST AMENDED JOINT CHAPTER 11 PLAN OF REORGANIZATION
                 OF VIATEL, INC. AND CERTAIN OF ITS SUBSIDIARIES

        FORM OF U.S. EMPLOYMENT AGREEMENT WITH EXECUTIVE MANAGEMENT AND
               U.K. EMPLOYMENT AGREEMENT WITH EXECUTIVE MANAGEMENT

                               [Exhibit Omitted]

                                    EXHIBIT I
                                       TO
              FIRST AMENDED JOINT CHAPTER 11 PLAN OF REORGANIZATION
                 OF VIATEL, INC. AND CERTAIN OF ITS SUBSIDIARIES

         FORM OF EXPATRIATE AGREEMENT BETWEEN VTL, INC., VIATEL HOLDING
                 (BERMUDA) LIMITED AND U.S. EXECUTIVE MANAGEMENT

                               [Exhibit Omitted]

                                    EXHIBIT J
                                       TO
             FIRST AMENDED JOINT CHAPTER 11 PLAN OF REORGANIZATION
                 OF VIATEL, INC. AND CERTAIN OF ITS SUBSIDIARIES

                      FORM OF REGISTRATION RIGHTS AGREEMENT

                               [Exhibit Omitted]

                                    EXHIBIT B
                                       TO
                  AMENDED DISCLOSURE STATEMENT WITH RESPECT TO
              FIRST AMENDED JOINT CHAPTER 11 PLAN OF REORGANIZATION
                 OF VIATEL, INC. AND CERTAIN OF ITS SUBSIDIARIES

                               SCHEDULE OF DEBTORS

                               SCHEDULE OF DEBTORS

Viatel, Inc.
Viatel Communications, Inc.
Viatel Argentina Holdings, Inc.
Viatel Services, Inc.
Viatel Financing Trust I
Viatel Development Company
Voicenet Corporation
Viatel Finland, Inc.
Viatel Argentina Management, Inc.
Viatel Global Communications, Ltd.
Viatel Brazil Holdings, Inc.
Viatel Nebraska, Inc.
Viatel Brazil Management, Inc.
Viatel New Jersey, Inc.
Viatel Cable Assets Inc.
Viatel Sales U.S.A., Inc.
Viatel Circe Cable System, Limited
Viatel Sweden, Inc.
Viatel Colombia Holdings, Inc.
Viatel Colombia Management, Inc.
Viatel Virginia, Inc.
Viatel Resco, Inc.
YYC Communications, Inc.
DESTIA.COM, INC.
Off the Mall Advertising Inc.

                                    EXHIBIT C
                                       TO
                  AMENDED DISCLOSURE STATEMENT WITH RESPECT TO
              FIRST AMENDED JOINT CHAPTER 11 PLAN OF REORGANIZATION
                 OF VIATEL, INC. AND CERTAIN OF ITS SUBSIDIARIES

                        SCHEDULE OF NON-DEBTOR AFFILIATES

                         SCHEDULE OF NON-DEBTOR AFFILIATES

Destia Communications, Inc.                                  Canada
Viatel Communications, Ltd.                                  Ireland
Econophone GmbH                                              Austria
Econo phone N .V.                                            Belgium
Call BVBA                                                    Belgium
Viatel France SA                                             France
Destia Communications Services Ltd.                          Ireland
Econophone Netherlands N.V.                                  Netherlands
Econophone AG                                                Switzerland
Econophone Services GmbH (Dormant)                           Switzerland
Phonecenter GmbH                                             Switzerland
Destia Communications Holdings, Ltd.                         UK
Destia Communications, Ltd.                                  UK
Wave tech, Ltd.                                              UK
Wavetech Network Services Ltd.                               UK
Call the World                                               Ireland
Viatel Communications (UK) Limited                           UK
AmberHold Limited                                            UK
Econophone Limited                                           UK
Destia Network Services Limited                              UK
America First Limited (DNS Ltd.)                             UK
Econophone GmbH                                              Germany
Teleriffic Global Communications GmbH                        Germany
Econophone (Hellas) S.A.                                     Greece
Patapsco Limited                                             Ireland
Weiners Developments Limited                                 Ireland
Viacol LTDA.                                                 Columbia
Viatel (Bermuda) Cable Assets Limited                        Bermuda
Network Managed Services Limited                             UK
Viatel Belgium N.V.                                          Belgium
Viatel Austria Limited                                       UK
Viatel Operations, S.A.                                      France
Viatel Belgium Limited                                       UK
Viatel S.A.                                                  France
Viatel Cable Assets Limited                                  UK
VPN S.A.R.L.                                                 France
Viatel CIRCE Assets Limited                                  UK
Viatel Czech Limited                                         UK
Viatel GmbH                                                  Germany
Viatel Holdings Limited                                      UK
Viatel Global Communications Limited                         UK
Viatel Leasing Limited                                       UK
Viatel German Holding GmbH                                   Germany
Viatel Global Communications GmbH                            Germany
Viatel German Asset GmbH                                     Germany
ViCaMe Infrastructure Development GmbH                       Germany
Viatel Spain Limited                                         UK
Viatel U.K. Limited                                          UK
Viatel (I) Limited                                           UK
Viaphone N.V./S.A.                                           Belgium
Viatel Global Communications S.p.A.                          Italy
Viatel Communications GmbH                                   Germany
Viatel S.r.l.                                                Italy
Viafon Dat. Iberica S.A.                                     Spain
Viatel Global Communications Espana S.A.                     Spain
Viafoperations Communications B.V.                           Netherlands

Accountants- en Belastingadviesbureau Strijk BV              Netherlands
Viatel Global Communications BV                              Netherlands
Viaphone AG                                                  Switzerland
Viatel UK Holding Limited                                    UK
Viatel AG                                                    Switzerland

                           NEWLY CREATED SUBSIDIARIES

VTL,Inc.                                                     US
VTL (UK) Limited                                             UK
Viatel Holding (Bermuda) Limited                             Bermuda
VTL -- TP (Bermuda) Limited                                  Bermuda
Viatel Holding (Netherland) N.V.                             Netherlands
Viatel Holding (Luxembourg)                                  Luxembourg
VTL, GmbH                                                    Germany

                                    EXHIBIT D
                                       TO
                  AMENDED DISCLOSURE STATEMENT WITH RESPECT TO
              FIRST AMENDED JOINT CHAPTER 11 PLAN OF REORGANIZATION
                 OF VIATEL, INC. AND CERTAIN OF ITS SUBSIDIARIES

                              LIQUIDATION ANALYSIS

                              Liquidation Analysis
                                 ($ in millions)

                                                                              Low            High
                                                                            Recovery       Recovery
                                                                           ----------     ----------
Proceeds from liquidation
      Cash and cash equivalents (including restricted cash)                $     28.7     $     28.7
      Net Investments in and Receivables
          due from non-consolidated subsidiaries                                 23.0           31.0
      Other proceeds                                                              2.9           10.7
                                                                           ----------     ----------
      Subtotal proceeds from liquidation                                         54.6           70.4

Expenses of liquidation
      Operating expenses during liquidation period                                3.5            2.3
      Employee bonus, retention and severance program expenses                    0.6            0.4
      Fees of the chapter 7 trustee                                               1.6            1.9
      Other professional fees                                                     4.5            3.6
                                                                           ----------     ----------
      Subtotal expenses of liquidation                                           10.0            8.2
                                                                           ----------     ----------
Estimated proceeds available for payment of claims                         $     44.6     $     62.2

Secured, letter of credit and administrative and priority claims
      Secured claims                                                              1.5            1.5
      Letter of credit claims                                                     4.5            4.5
      Administrative and priority claims                                         14.9           14.9
                                                                           ----------     ----------
Total secured, letter of credit and administrative and priority claims           20.9           20.9
                                                                           ----------     ----------

Estimated proceeds available
      for payment of general unsecured claims                              $     23.7     $     41.3

General unsecured claims
      Senior note claims                                                      1,990.7        1,990.7
      Notes payable                                                              33.6           33.6
      Obligations under capital leases                                            5.1            5.1
      Accounts payable and accrued expenses                                     110.8          110.8
      Accrued interest                                                           30.8           30.8
      Unsecured portion of secured claims                                        22.3           22.3
      Real estate lease and executory contract rejection claims                   7.9            7.9
      Other general unsecured claims                                             23.2           23.2
      Other scheduled unsecured claims without priority                         474.6          474.6
      Amounts arising from contingent claims                                      1.0            l.0
                                                                           ----------     ----------
Total general unsecured claims                                             $  2,700.0     $  2,700.0

Implied percent recovery                                                          0.9%           1.5%

Estimated proceeds available for payment of interests                      $        -     $        -
                                                                           ----------     ----------

BEST INTERESTS TEST

         Pursuant to section 1129(a)(7)(A)(ii) of the Bankruptcy Code (the "Best Interest Test"), notwithstanding acceptance of the Plan by each impaired Class, the Bankruptcy Court must determine that the Plan is in the best interest of each holder of a Claim or Interest who is a member of any impaired Class and who has not voted to accept the Plan. Accordingly, if an impaired Class does not vote unanimously to accept the Plan, the Best Interest Test requires that the Bankruptcy Court find that the Plan provides to each dissenting member of such impaired Class a recovery on account of the Class member's Claim or Interest that has a value, as of the Effective Date, at least equal to the value of the distribution that such Class member would receive if the Debtors were liquidated under chapter 7 of the Bankruptcy Code on such date.

LIQUIDATION ANALYSIS

         The following is a summary of the results of a hypothetical liquidation of the Debtors under chapter 7 of the Bankruptcy Code.

         The Debtors believe that under the Plan, holders of Impaired Claims and Impaired Interests would receive property with a value equal to or in excess of the value such holder would receive in a liquidation of the Debtors under chapter 7 of the Bankruptcy Code.

         To estimate the likely returns to holders of Claims and Interests in a chapter 7 liquidation proceeding, the Debtors estimated the amount of liquidation proceeds that would be available for distribution and then allocated such proceeds in strict priority to satisfy claims against the Debtors.

         The Debtors made several significant assumptions in connection with the hypothetical liquidation:

- The liquidation would begin on the anticipated effective under the proposed Plan, May 31, 2002, and the Debtors prepared a projected balance sheet estimating the assets that would be available for disposition as of that date;

- The liquidation would proceed expeditiously after the appointment of a trustee and the retention of professionals, and fees and expenses of the trustee and the chapter 7 professionals would be paid in accordance with the priority scheme set forth in the Bankruptcy Code;

- The Debtors' Estates would be substantively consolidated for purposes of both liquidation of assets and distribution of proceeds;

- The liquidation of domestic assets and the winding up of the Debtors' Estates would require 12-15 months;

- Proceeds from net advances to, and investments in, non-debtor affiliates would be obtained from the administration, winding down and similar proceedings conducted outside the United States by locally appointed authorities and would be conducted outside the Debtors' control; and

- Claims would equal amounts based on the Debtors' Schedules, Proofs of Claims filed and received in accordance with the bar date order (even though Debtors have not concluded their analysis of the Claims) and the Debtors' books and records.

These assumptions give rise to significant uncertainties regarding the estimates from the hypothetical liquidation including:

- The actual amount of assets that would be available at the date of liquidation is unknown;

- The actual amount of Claims that would be allowed against the Debtors is unknown;

- The course of conduct of, timing of and proceeds from liquidating non-domestic subsidiaries of the Debtors is unknown; and

- There is the risk of unanticipated events, which could have a significant impact on the projected cash receipts and disbursements, including changes in general economic conditions and customer demand for the services offered by the Debtors and their subsidiaries, technological obsolescence and changes in the market value of Debtors assets and the assets of their subsidiaries.

         In light of the foregoing and as detailed on the following schedule, the Debtors' management estimates that the gross liquidation proceeds would range from $23.7 million to $41.3 million and that General Unsecured creditors would recover 0.9% to 1.5% of their allowed claims.

         This chapter 7 liquidation analysis is provided solely to discuss the results of a hypothetical chapter 7 liquidation of the Debtors. This liquidation analysis is based on numerous estimates and assumptions that, although developed and considered reasonable by management of the Debtors, are inherently subject to significant economic and competitive uncertainties and contingencies beyond the Debtors' control. This liquidation analysis is also based upon assumptions with regard to liquidation decisions that are subject to change, and the liquidation decisions of non-domestic liquidators that are entirely outside of the Debtors' control. Accordingly, there can be no assurance that the values reflected in this liquidation analysis would be realized if the Debtors were, in fact, to undergo such a liquidation.

         Aside from cash and cash equivalents, which constitute the majority of the Debtors' domestic assets, accounts receivable and long term investments are the only significant sources of proceeds. Accounts receivable proceeds are, in turn, largely based on anticipated settlements of past due accounts with two important former customers. Proceeds from the disposition of a common stock interest in a telecommunications company traded in Europe represents the predominate source of long term investment proceeds. Management believes that there is significant uncertainty as to the reliability of the Debtors' estimates of the proceeds that might be realized from accounts receivable and long term investments. Virtually all of Debtors' domestic property, plant & equipment, including telecommunications-related assets, have already been sold.

         A significant proportion of gross liquidation proceeds would arise from advances to and investments in non-debtor subsidiaries. The Debtors' management estimates that such gross liquidation proceeds would range from $23.0 to $31.0 million. Viatel's most significant non-debtor subsidiary, Viatel U.K. Limited is in a liquidation proceeding in the United Kingdom. As an owner of significant investments in and receivables due from affiliates and subsidiaries, Viatel U.K. Limited would receive distributions from lower tier subsidiaries. The Debtors' management has estimated the amount of liquidation proceeds the European and UK affiliates of Viatel U.K. Limited would generate. Some of the subsidiaries would not generate material distributions to affiliated debtors, as they would recover insufficient amounts from asset dispositions to satisfy the expenses of administration or to pay amounts due to third parties. In the Debtors' management's estimation, no subsidiary would generate liquidation proceeds that exceeded the sum of expenses of administration, amounts due to third parties and intercompany liabilities and, accordingly, no subsidiary would generate sufficient liquidation proceeds to pay holders of interests, including the Debtors. Management believes that there is significant uncertainty as to the reliability of the Debtors' estimate of the amount and timing of proceeds that might be realized from the liquidation of the Debtors' non-domestic subsidiaries.

                                    EXHIBIT E
                                       TO
                  AMENDED DISCLOSURE STATEMENT WITH RESPECT TO
              FIRST AMENDED JOINT CHAPTER 11 PLAN OF REORGANIZATION
                 OF VIATEL, INC. AND CERTAIN OF ITS SUBSIDIARIES

                         PROJECTED FINANCIAL INFORMATION

       CONSOLIDATED PRO FORMA BALANCE SHEETS GIVING EFFECT TO THE PLAN OF
                                 REORGANIZATION

         The following Consolidated Pro Forma Balance Sheets as of May 31, 2002 reflect the effects of certain transactions that will occur at the consummation of the Plan. For purposes of the following Consolidated Pro Forma Balance Sheets, the assumed Effective Date of the Plan is May 31, 2002. Other significant assumptions on which the pro forma adjustments are based are set forth in the notes to the Consolidated Pro Forma Balance Sheets.

         THE PRO FORMA BALANCE SHEETS SET FORTH IN THIS SECTION ILLUSTRATE THE EFFECT ON THE COMPANY'S BALANCE SHEETS OF CONSUMMATION OF THE PLAN. THESE BALANCE SHEETS, BOTH PREPETITION AND POSTPETITION, HAVE NOT BEEN PREPARED IN CONFORMITY WITH GENERALLY ACCEPTED ACCOUNTING PRINCIPLES IN ORDER TO MORE CLEARLY ILLUSTRATE THE REDUCTION IN THE COMPANY'S LIABILITIES PURSUANT TO THE PLAN AND RESTRUCTURING OF THE CAPITAL OF THE COMPANY.

         Pursuant to the guidance provided by SOP 90-7, "Financial Reporting by Entities in Reorganization Under the Bankruptcy Code", the Company will adopt "fresh start" accounting upon emerging from bankruptcy. Under fresh start accounting, the reorganization value of the entity (generally representing its fair value) is allocated to the entity's assets in conformity with SFAS 141, "Business Combinations."

         Management has provided a range of the value of the Viatel Group of $76MM to $100MM. For the purpose of the following Consolidated Pro Forma Balance Sheets, a reorganization value of $80 million has been assigned and allocated to the post bankruptcy assets and liabilities in accordance with SFAS 141. This estimated reorganization value, as well as its allocation to the specific assets and liabilities may be significantly different from the final amounts that will be determined upon the Viatel Group's emergence from bankruptcy.

               VIATEL, INC. CONSOLIDATED PRO FORMA BALANCE SHEETS
                         AS OF MAY 31, 2002 (UNAUDITED)

                                                                                Pro Forma Adjustments to
                                                                            Record Confirmation of the Plan
                                                                            --------------------------------
                                                        Projected Pre-                                                Pro Forma
                                                         Confirmation           Debt              Fresh Start        Reorganized
($ IN THOUSANDS)                                        Balance Sheet         Discharge            Accounting       Balance Sheet
                                                        --------------     --------------         -----------       -------------
ASSETS
       Current Assets:
            Cash                                            28,173 (1)         (8,289)                                   19,884
            Restricted Cash                                  6,615 (2)         (6,615)                                        -
            Trade Receivables, net                           6,037                                                        6,037
            Other Receivables                               22,331                                         -             22,331
            Prepaid expenses                                 2,300                                    (1,567)               733
             Current Assets                                 65,456            (14,904)                (1,567)            48,985
       Property, Plant & Equipment, net                    569,692                    (4)           (533,992)            35,700
       Other Assets                                        239,502                    (4)           (236,543)             2,959
                                                        ----------         ----------              ---------            -------
TOTAL ASSETS                                               874,650            (14,904)              (772,102)            87,644
                                                        ==========         ==========              =========            =======

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
       Current liabilities:
            Accounts Payable                                82,361 (3)        (79,262)                     -              3,099
            Accrued liabilities                             44,954 (3)        (41,142)                     -              3,812
            Current portion of long-term liabilities        62,227 (3)        (62,227)                     -                  -
            Deferred Revenue                                29,021 (3)        (21,484)(4)             (7,537)                 -
            Other current liabilities                       23,622 (3)        (22,889)                     -                733
             Current liabilities                           242,185           (227,004)                (7,537)             7,644

       Long-term liabilities:
            Long Term Debt                               1,953,716 (3)     (1,953,716)                     -                  -
            Capital Leases, less currport                      268 (3)           (268)                     -                  -
            Notes Payable, less currport                    29,582 (3)        (29,582)                     -                  -
             Long-term liabilities                       1,983,566         (1,983,566)                     -                  -

       Series A Convertible preferred                      338,260 (3)       (338,260)                                        -

       Stockholders' Deficit - old                      (1,689,361)(3)      2,533,926 (4)           (844,565)                 -
       Stockholders' equity - new                                                     (4)             80,000             80,000

                                                        ----------         ----------              ---------            -------
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)             874,650            (14,904)              (772,102)            87,644
                                                        ==========         ==========              =========            =======

NOTES TO CONSOLIDATED PRO FORMA BALANCE SHEETS (UNAUDITED), IN THOUSANDS:

1)       Payment of estimated Administrative Claims (primarily Professionals'
         fees) of approximately $5.9M and estimated Priority Claims (primarily tax claims and wages) of approximately $2.4M, for $8.3M of cash

2) Draw down by interested parties in security amounts held at Chase Manhattan Bank

3) Adjustment to prepetition debt resulting from discharge pursuant to confirmation of the Plan

4) Fresh start accounting adjustments, reflecting the $80 million enterprise value of the Viatel Group, adjusting the carrying value of property and equipment, other assets and deferred revenue.

                         PROJECTED FINANCIAL INFORMATION

INTRODUCTION

         As a condition to confirmation of a plan of reorganization, the Bankruptcy Code requires, among other things, that the bankruptcy court determine that confirmation is not likely to be followed by the liquidation or the need for further financial reorganization of the Company. In connection with the development of the Plan, and for purposes of determining whether the Plan satisfies this feasibility standard, the Company's management analyzed the ability of the Viatel Group to meet its obligations under the Plan with sufficient liquidity and capital resources to conduct their businesses. In that connection, the Company's management developed and prepared certain projections (the "Projections") of the Viatel Group's operating profit, cash flow and certain other items for the period from June 1, 2002 through December 31, 2005 (the "Projection Period").

         THE COMPANY DOES NOT, AS A MATTER OF COURSE, PUBLISH ITS BUSINESS PLANS, BUDGETS OR STRATEGIES OR MAKE EXTERNAL PROJECTIONS OR FORECASTS OF ITS ANTICIPATED FINANCIAL POSITION OR RESULTS OF OPERATIONS. ACCORDINGLY, THE COMPANY (INCLUDING THE VIATEL GROUP) DOES NOT ANTICIPATE THAT THEY WILL, AND DISCLAIM ANY OBLIGATION TO, FURNISH UPDATED BUSINESS PLANS, BUDGETS OR PROJECTIONS TO HOLDERS OF CLAIMS OR INTERESTS PRIOR TO THE EFFECTIVE DATE OR TO STOCKHOLDERS OR DEBT HOLDERS AFTER THE EFFECTIVE DATE OR TO INCLUDE SUCH INFORMATION IN DOCUMENTS REQUIRED TO BE FILED WITH THE SEC OR ANY STOCK EXCHANGE OR OTHERWISE MAKE SUCH INFORMATION PUBLICLY AVAILABLE.

         The Projections should be read in conjunction with the assumptions, qualifications and explanations set forth herein, as well as the Annual Report on form 10-K filed with the SEC for the year ended December 31, 2000.

GENERAL ASSUMPTIONS

         The Projections reflect numerous assumptions, including various assumptions with respect to the anticipated future performance of the Viatel Group, industry performance, general business and economic conditions and other matters, most of which are beyond the control of the Viatel Group. In addition, unanticipated events and circumstances may affect the actual financial results of the Viatel Group. THEREFORE, WHILE THE PROJECTIONS ARE NECESSARILY PRESENTED WITH NUMERICAL SPECIFICITY, THE ACTUAL RESULTS ACHIEVED THROUGHOUT THE PROJECTION PERIOD WILL VARY FROM THE PROJECTED RESULTS. THESE VARIATIONS MAY BE MATERIAL. ACCORDINGLY, NO REPRESENTATIONS CAN BE MADE OR IS MADE WITH RESPECT TO THE ACCURACY OF THE PROJECTIONS OR THE ABILITY OF THE VIATEL GROUP TO ACHIEVE THE PROJECTED RESULTS. See Article IX of the Disclosure Statement fora discussion of certain factors that may affect the future financial performance of the Viatel Group and of the various risks associated with the securities of the Viatel Group.

         The Projections have been prepared by the Company's management, and while they believe that the assumptions underlying the Projections for the Projection Period, when considered on an overall basis, are reasonable in light of current circumstances, no assurance can be given or is given that the Projections will be realized. The Projections were not prepared in accordance with standards for projections promulgated by the American Institute of Certified Public Accountants or with a view to compliance with published guidelines of the SEC regarding projections or forecasts. The Projections have not been audited or compiled by the Company's independent auditors. As indicated below, the business plan on which the Projections are based assumes, among other things, improvements in the Viatel Group's results of operations during fiscal year 2003 as compared to fiscal years 2001 and 2002 and continued improvements during the remainder of the Projection Period.

         Holders of Claims and Interests must make their own determinations as to the reasonableness of such as sumptions and the reliability of the Projections in reaching their determinations of whether to accept or reject the Plan.

PRINCIPAL ASSUMPTIONS

         The Projections are based upon forecasts of operating results during the Projection Period. The following is a listing of the principal assumptions that were used to develop the Projections.

1) The Projections assume an Effective Date of May 31, 2002. It is assumed that as of the Effective Date Viatel Group's going concern value will equal the amount calculated in accordance with the formula set forth in the Plan.

2) The tax structure will be implemented as set forth in Article X of the Disclosure Statement and will provide the benefits as indicated in that section.

3) The tax laws in Bermuda, Luxembourg and The Netherlands will not change substantially during the Projection Period.

4) The exchange rate between the US dollar, Pound Sterling, the Euro and the Swiss Franc will not alter significantly during the Projection Period.

         a. As stated in Article IX.O of the Disclosure Statement, the Viatel Group has exposure to fluctuations in foreign currencies relative to each other and to the U.S. Dollar. This results from the billing currency not being matched against the currency in which the Viatel Group incurs associated costs. The Projections have not considered any cost of currency hedging.

         b. These Projections are presented in US dollars, assuming certain exchange rates between the US dollar, the Pound Sterling, the Euro and the Swiss Franc. In the event of fluctuations in the various exchange rates, the presentation of results translated into US dollars may differ significantly from the Projections included herein.

         In addition to the aforementioned assumptions, the Projections are based on numerous detailed operating and financial assumptions. The Projections assume the successful implementation of the Business Plan. The descriptions below summarize the operating and financial information that management believes are significant and upon which the financial results of the Viatel Group will depend during the Projection Period.

         EFFECTIVE DATE; PLAN TERMS. The Projections assume that the Plan will be confirmed and that all transactions contemplated by the Plan will be consummated by May 31, 2002. Management has provided a range of the value of the Viatel Group of $76MM to $100MM. The Projections have been prepared assuming an $80MM value of the Viatel Group.

         BALANCE SHEET. The Projected balance sheet data presented below reflects all adjustments to record confirmation of the Plan (i.e., debt discharge and fresh-start accounting entries) as presented in the "Consolidated Pro Forma Balance Sheets Giving Effect to the Plan of Reorganization" section. Projected balance sheet information is presented as of May 31, 2002 (post Effective Date) and at the end of each year ending December 31, 2002 through December 31, 2005.

         Days sales outstanding, used to calculate changes to working capital from accounts receivable balances, is projected to remain at approximately 30 days in each of the four years of the Projection Period. Days payable outstanding, used to calculate changes to working capital from accounts payable balances, is projected to be 30 in each of the four years of the Projection Period. Depreciation rates are projected to remain constant at an overall rate of 16.0% per year.

         REVENUES. The members of the Viatel Group generate, or will generate, revenues from the provision of broadband capacity and ancillary services from existing customers and new customers. The Viatel Group will continue to offer
(i) managed bandwidth services in capacities ranging from 2 megabits per second to 622 megabits per second, and (ii) optical wave or "wavelength" services, providing 2.5 gigabits per second or 10 gigabits per second of capacity. Each of these services are designed for customers who require large transport capacities between cities, but who do not wish to purchase dark fiber or build their own network and invest in the Optronics and management systems required to enable the fiber to carry traffic. The Viatel Group will continue to offer dark fiber to customers that may wish to make such capital investments; however, the Company does not expect that there will be an active market for dark fiber in the near future. These Projections do not reflect any revenue from such sale of dark fiber.

         EXISTING CUSTOMERS. Net revenues (not including invoicing of annual operating & maintenance costs) from existing customers of the Company are projected at $7.2MM, $3.6MM, $3.5MM, and $2.7MM for fiscal years 2002 through 2005, respectively. Projected revenue decreases result primarily from expected cancellations of existing customer contracts and management's estimate of price reductions during the period.

         New CUSTOMERS. Net revenues from new customers (i.e. customers that are not existing customers at the Effective Date) commencing service in each year are projected at $2.6MM, $18.1MM, $24.7MM and $30.8MM for fiscal years 2002 through 2005, respectively. These revenues are recurring in nature, as customers generally enter into contracts with a minimum duration of 12 months, and the Projections contemplate that a proportion of these new customers will renew at the end of the initial period. Due to the recurring nature of these revenues, these customers are projected to generate, on a cumulative basis, $2.6MM, $29.9MM, $66.2MM and $91.6MM for fiscal years 2002 through 2005, respectively.

         These Projections assume that prices in the bandwidth market will continue to fall over the Projection Period, by 3% per month in each of fiscal years 2002 and 2003, by 2.5% per month in fiscal year 2004 and by 2% per month in fiscal year 2005.

         These Projections assume that the market for telecommunications services will begin to improve from the second half of 2002. No new customers are projected until August 2002.

         Revenues from new customers are not projected to include any revenues from local loop circuits because the Viatel Group will be primarily focused upon the sale of bandwidth on the Group's backbone. As a result, any revenue from local loops is dependent upon the circumstances of individual customers, and management does not believe it prudent to project such revenues. To the extent that customers require tail circuits to be provisioned, these will be provided at a 15% margin (or a 17.5% mark-up).

         COST OF SALES. Cost of Sales is projected at $3.9MM, $3.4MM, $2.9MM, $2.6MM for fiscal years 2002 through 2005, respectively, or 40%, 10%, 4%, and 3% of revenue, respectively. Cost of Sales as a percentage of Revenue declines as new customers are added whose revenues (and therefore associated costs) do not include local loops.

         Cost of Sales consists of:

         (1) LOCAL LOOP CIRCUIT COSTS. These costs are projected at $3.4MM, $2.9MM, $2.4MM, $2.1MM for fiscal years 2002 through 2005, respectively, and relate solely to services provided to existing customers, connecting our backbone to their sites. These costs are expected to decline as a proportion of existing customers terminate their contracts, with the concomitant expected decrease in revenues. As indicated above, neither the revenues nor the associated costs for local loop circuits are included for new customers.

         (2) TRANSATLANTIC BACKBONE COSTS. These are assumed flat at $0.5 MM for each of the years being projected. Currently, transatlantic capacity is being provided on a fixed cost basis via two wavelengths from Level(3).

         DIRECT SG&A. Direct SG&A consists of the selling, general and administrative costs directly associated with the operation of the network or the sales function. Direct SG&A costs are projected to be $22.2MM, $25.7MM, $29.5MM, and $33.3MM in fiscal years 2002 through 2005, respectively, or 227%, 77%, 42%, and 35% of Revenue, respectively. Direct SG&A costs, as a percentage of Revenue, are projected to decline as the Viatel Group leverages its existing operating facilities and personnel.

These costs primarily comprise:

         (1) PROPERTY COSTS associated with network operating facilities. These costs are projected to be $12.7MM, $13.4MM, $14.2MM and $15.0MM in fiscal years 2002 through 2005, respectively. These costs are generally fixed due to the long term rental contracts in place for network facilities.

         (2) PERSONNEL COSTS associated with managing the network and the sales and sales support functions. These costs are projected to be $6.2MM, $8.4MM $10.6MM and $13.6MM in fiscal years 2002 through 2005, respectively.

         Employee compensation expense projections are based upon current salaries by department, adjusted for normal raises, bonuses, and benefits. Headcount projections are based on estimated operational cost drivers by department. Cost increases over the period are driven by inflation and internal growth.

         The number of employees is projected to rise during the Projection Period in order to achieve the sales targets projected and support the new customers. The total number of employees is projected to be 78,90,110 and 128 at the end of fiscal years 2002, 2003, 2004 and 2005, respectively. Of that number, approximately 19, 26, 33 and 43 are projected to be in the sales and sales support functions at the end of each of the fiscal years, respectively, and approximately 34, 39, 48 and 55 are projected to be in the network operations functions at the end of each of the fiscal years, respectively. The costs of the remaining employees are included in the indirect SG&A category below.

         MAINTENANCE EXPENSE (NET OF O&M FEES). Maintenance expense comprises the costs paid to third parties associated with maintenance of the civil engineering, infrastructure, environmental equipment, and Optronics equipment of the network and of hardware and software systems supporting the network.

         Maintenance expense is projected at $11.2MM, $11.6MM, $11.9MM, $ 12.3MM for fiscal years 2002 through 2005, respectively.

         O&M fees charges are projected at $2.1 MM for each of the fiscal years 2002 through 2005, respectively.

         It is assumed that the operating and maintenance fees collected from customers will remain constant through the Projection Period due to management's expectation that new customers will not purchase Indefeasible Rights of Use ("IRUs"). O&M fees are only charged to customers with IRUs.

         DIRECT OPERATING MARGIN. Overall, direct operating margins resulting from the Revenues, Cost of Sales, Direct SG&A and Maintenance expense as sumptions above projected to be $-25.4MM, $-5.0MM, $27.5MM, $48.3 in fiscal years 2002 through 2005, respectively, or -259%, -15%, 40%, and 51% or Revenue, respectively. Margins are projected to increase substantially with the re-establishment of the business and the leveraging of broadly fixed underlying costs to generate significantly increased revenues.

         INDIRECT SELLING, GENERAL, AND ADMINISTRATIVE EXPENSES. Indirect SG&A expenditures are projected to be $8.9MM,$10.0MM, $12.4MM, and $14.1 MM in fiscal years 2002 through 2005, respectively, or 91%, 30%, 18% and 15% of Revenue, respectively.

         Employee compensation included in indirect SG&A is projected using the same methodologies discussed under "Direct Selling, General, and Administration Expenses" above. The number of employees whose costs are included in the indirect SG&A category is projected to be 25, 25, 29 and 30 at the end of fiscal years 2002, 2003, 2004 and 2005, respectively.

         CAPITAL EXPENDITURES. Capital expenditures are projected to be $1.3MM, $7.5 MM, $18.7MM, and $28.5 MM during fiscal years 2002 through 2005, respectively. This capital expenditure is almost exclusively success-based in nature and is designed to support specific sales activities. The expenditures are projected to provide adequate capacity for provision of services to the extent contemplated through the Projection Period.

         INTEREST INCOME /EXPENSE. No interest income or expense is projected through the Projection Period.

         INCOME TAXES. It is assumed that tax operating losses created in the first two years following consummation of the Projections, with the tax depreciation based on original carrying value of property, plant and equipment, will be sufficient to offset any tax liabilities incurred during the Projection Period. As such, no income tax liabilities have been included.

         CASH BALANCES. The Viatel Group is projected to have $19.9MM of cash on hand on the Effective Date. The Viatel Group is also projected to receive approximately $19.0MM in realizations from the liquidations of certain UK subsidiaries of Vine subsequent to the Effective Date. The Projections indicate a shortfall in cash of $3.8MM initially in December 2003. The Viatel Group is projected to require approximately $12.8MM of funding in 2004 through 2005, representing the most negative cash position at the end of any month in the Projection Period.

         In order to fund this projected shortfall, it is possible that the Viatel Group will be required to seek additional financing; there can be no assurance that such financing will be available on acceptable terms, or at all. If such sources of funds are available to the Viatel Group, any utilization of such sources of funds may impair the competitive position of the Viatel Group, reduce its cash flows or have other adverse consequences, including the imposition of additional burdensome covenants, security interests or other obligations that could be adverse to the Viatel Group and to the holders of its securities.

                          SUMMARY FINANCIAL PROJECTIONS

                      CONSOLIDATED PROJECTED BALANCE SHEETS

($ IN THOUSANDS)

                                                                                December 31,
                                                    May 31,     ---------------------------------------------
                                                     2002        2002        2003         2004         2005
                                                     ----        ----        ----         ----         ----
ASSETS
      Current Assets:
            Cash                                    19,884      21,459      (3,759)      (9,616)      (6,203)
            Trade Receivables, net                   6,037       6,581       9,418       11,968       14,027
            Other Receivables                       22,331       3,331       3,331        3,331        3,331
            Prepaid expenses                           733         733         733          733          733
                                                    ------      ------      ------       ------       ------
             Current Assets                         48,985      32,104       9,723        6,416       11,888
        Property, Plant & Equipment, net            35,700      31,242      33,832       45,520       63,307
        Other Assets                                 2,959       2,959       2,959        2,959        2,959
                                                    ------      ------      ------       ------       ------
TOTAL ASSETS                                        87,644      66,305      46,514       54,895       78,154
                                                    ======      ======      ======       ======       ======

LIABFLITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
        Current liabilities:
            Accounts Payable                         3,099       3,848       4,019        4,278        3,947
            Accrued labilities                       3,812       2,238       2,196        2,160        2,269
            Deferred Revenue                             -           -           -            -            -
            Other current liabilities                  733         733         733          733          733
                                                    ------      ------      ------       ------       ------
             Current liabilities                     7,644       6,819       6,948        7,171        6,949
        Long-term liabilities:
            Long Term Debt                               -           -           -            -            -
                                                    ------      ------      ------       ------       ------
             Long-term liabilities                       -           -           -            -            -
       Total Liabilities                             7,644       6,819       6,948        7,171        6,949

       Total Stockholders' equity                   80,000      59,486      39,566       47,724       71,205

                                                    ------      ------      ------       ------       ------
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)      87,644      66,305      46,514       54,895       78,154
                                                    ======      ======      ======       ======       ======

                          SUMMARY FINANCIAL PROJECTIONS

                PROJECTED CONSOLIDATED STATEMENTS OF OPERATIONS
                       FOR THE YEARS ENDING 31 DECEMBER,

PLAN OF RE ORGANIZATION PROJECTIONS

($ in thousands)

                         2002         2003         2004        2005
                         ----         ----         ----        ----
Revenue                  3,787       33,498       69,733      94,305
Direct Costs            35,181       38,456       42,185      45,999
                       -------      -------       ------      ------
                       (25,394)      (4,958)      27,548      48,306
Corporate overhead       8,865       10,022       12,387      14,081
                       -------      -------       ------      ------
EBITDA                 (34,259)     (14,980)      15,161      34,225
                       -------      -------       ------      ------

                          SUMMARY FINANCIAL PROJECTIONS

                        PROJECTED STATEMENTS OF CASHFLOWS
                        FOR THE YEARS ENDING DECEMBER 31,

PLAN OF REORGANIZATION PROJECTIONS

($ in thousands)

                                                      2002         2003         2004         2005
                                                      ----         ----         ----         ----
Cash flow from operating activities
 EBITDA                                             (34,259)     (14,980)      15,161       34,225
 Adjustments
   Change in working capital                           (171)      (2,708)      (2,327)      (2,280)
                                                    -------      -------      -------      -------
         Net cash from operating activities         (34,430)     (17,688)      12,834       31,945

Cash flow from investing activities
 Capital expenditures                               (1, 297)      (7,529)     (18,691)     (28,532)
 Proceeds from sale of PP&E & other assets              104            -            -            -
                                                    -------      -------      -------      -------
         Net cash from investing activities          (1,193)      (7,529)     (18,691)     (28,532)

Cash flow from financing activities
                                                    -------      -------      -------      -------
         Net cash from financing activities               -            -            -            -
Net increase (decrease) in cash and equivalents     (35,623)     (25,217)      (5,857)       3,413
Cash and equivalents, beginning of year              57,081       21,458       (3,759)      (9,616)
                                                    -------      -------      -------      -------
Cash and equivalents, end of year                    21,458       (3,759)      (9,616)      (6,203)
                                                    -------      -------      -------      -------

                                    EXHIBIT F
                                       TO
                  AMENDED DISCLOSURE STATEMENT WITH RESPECT TO
              FIRST AMENDED JOINT CHAPTER 11 PLAN OF REORGANIZATION
                 OF VIATEL, INC. AND CERTAIN OF ITS SUBSIDIARIES

                DEBTORS' CORPORATE STRUCTURE AT THE PETITION DATE

                                  [FLOW CHART]

                                    EXHIBIT G
                                       TO
                  AMENDED DISCLOSURE STATEMENT WITH RESPECT TO
              FIRST AMENDED JOINT CHAPTER 11 PLAN OF REORGANIZATION
                 OF VIATEL, INC. AND CERTAIN OF ITS SUBSIDIARIES

                     THE VIATEL GROUP'S CORPORATE STRUCTURE

[VIATEL LOGO]

                       VIATEL POST RESTRUCTURING CORPORATE
                                    STRUCTURE

                                  [FLOW CHART]